                                                                EXHIBIT 10(xciv)

================================================================================

                                  $140,000,000

                                CREDIT AGREEMENT

                          Dated as of December 17, 2002

                                      among

                       HAMILTON BEACH/PROCTOR-SILEX, INC.,

                                       and

                          Certain of its Subsidiaries,
                                  as Borrowers,

                       EACH OF THE FINANCIAL INSTITUTIONS
                          INITIALLY A SIGNATORY HERETO,
                          TOGETHER WITH THOSE ASSIGNEES
                        PURSUANT TO SECTION 14.3 HEREOF,
                                   as Lenders,

                      WACHOVIA BANK, NATIONAL ASSOCIATION,
                            as Administrative Agent,

                       ABN AMRO BANK N.V., CANADA BRANCH,
                               as Canadian Agent,

              KEY BANK, NATIONAL ASSOCIATION, as Syndication Agent,
               FLEET CAPITAL CORPORATION, as Documentation Agent,
             LASALLE BUSINESS CREDIT, INC., as Documentation Agent,
                                       and
         NATIONAL CITY COMMERCIAL FINANCE, INC., as Documentation Agent

================================================================================

                           WACHOVIA SECURITIES, INC.,
                 AS SOLE LEAD ARRANGER, MANAGER AND BOOK RUNNER

                                TABLE OF CONTENTS

                                                                                               Page
ARTICLE I    DEFINITIONS AND ACCOUNTING TERMS................................................    1
     1.1      General Definitions............................................................    1
     1.2      Accounting Terms...............................................................   35
     1.3      Other Definitional Provisions..................................................   36
     1.4      Dollar Equivalent Provisions...................................................   36

ARTICLE II   THE LOANS.......................................................................   36
     2.1      The U.S. Revolving Loans.......................................................   36
     2.2      Letter of Credit Subfacility...................................................   37
     2.3      The Canadian Revolving Loans...................................................   42
     2.4      Facility Reallocation Increase.................................................   43
     2.5      Bankers' Acceptances...........................................................   44
     2.6      Minimum Amounts of Loans.......................................................   47
     2.7      Funding of Loans to Borrowers..................................................   48
     2.8      Term...........................................................................   53
     2.9      Revolving Notes................................................................   53
     2.10     Reduction of Revolving Loan Commitments........................................   53

ARTICLE III  CASH MANAGEMENT ARRANGEMENTS....................................................   53
     3.1      U.S. Lockbox Arrangements......................................................   53
     3.2      Canadian Collection and Payment Arrangements...................................   55
     3.3      Maintenance of Account.........................................................   56
     3.4      Statement of Account...........................................................   56

ARTICLE IV   ADDITIONAL PROVISIONS REGARDING LOANS AND LETTERS OF CREDIT.....................   57
     4.1      Continuations and Conversions..................................................   57
     4.2      Interest.......................................................................   58
     4.3      Place and Manner of Payments...................................................   59
     4.4      Prepayments....................................................................   60
     4.5      Fees...........................................................................   61
     4.6      Pro Rata Treatment.............................................................   62
     4.7      Allocation of Payments After Event of Default..................................   63
     4.8      Sharing of Payments............................................................   64
     4.9      Capital Adequacy...............................................................   65
     4.10     Inability To Determine Interest Rate or Create Bankers' Acceptances............   66
     4.11     Illegality.....................................................................   67
     4.12     Requirements of Law............................................................   67
     4.13     Taxes..........................................................................   68
     4.14     Compensation...................................................................   71
     4.15     Certain Limitations............................................................   72

ARTICLE V    CONDITIONS PRECEDENT............................................................   73
     5.1      Closing Conditions.............................................................   73
     5.2      Conditions to All Extensions of Credit.........................................   78

ARTICLE VI   REPRESENTATIONS AND WARRANTIES..................................................   78
     6.1      Organization and Good Standing.................................................   78
     6.2      Due Authorization..............................................................   79

     6.3      No Conflicts...................................................................   79
     6.4      Consents.......................................................................   79
     6.5      Enforceable Obligations........................................................   79
     6.6      Financial Data; Material Adverse Change........................................   80
     6.7      No Default.....................................................................   80
     6.8      Liens..........................................................................   80
     6.9      Indebtedness...................................................................   81
     6.10     Litigation.....................................................................   81
     6.11     Material Contracts.............................................................   81
     6.12     Taxes..........................................................................   81
     6.13     Compliance with Law............................................................   81
     6.14     ERISA..........................................................................   82
     6.15     Subsidiaries...................................................................   84
     6.16     Ownership......................................................................   84
     6.17     Use of Proceeds; Margin Stock..................................................   84
     6.18     Government Regulation..........................................................   85
     6.19     Hazardous Substances...........................................................   85
     6.20     Intellectual Property..........................................................   85
     6.21     Solvency.......................................................................   85
     6.22     Location of Assets.............................................................   86
     6.23     D/B/A or Trade Names...........................................................   86
     6.24     Trade Suppliers................................................................   86
     6.25     No Employee Disputes...........................................................   86
     6.26     Brokers' Fees..................................................................   86
     6.27     Labor Matters..................................................................   87
     6.28     Status of Accounts.............................................................   87
     6.29     Key Members of Management......................................................   87
     6.30     Accuracy and Completeness of Information.......................................   87
     6.31     Altoona........................................................................   88

ARTICLE VII  AFFIRMATIVE COVENANTS...........................................................   88
     7.1      Information Covenants..........................................................   88
     7.2      Preservation of Existence and Franchises.......................................   91
     7.3      Books and Records..............................................................   91
     7.4      Compliance with Law............................................................   91
     7.5      Payment of Taxes and Other Indebtedness........................................   92
     7.6      Insurance; Casualty Loss.......................................................   92
     7.7      Maintenance of Property........................................................   93
     7.8      Mexican Receivables............................................................   93
     7.9      ERISA..........................................................................   94
     7.10     Use of Proceeds................................................................   95
     7.11     Additional Subsidiaries........................................................   95
     7.12     Audits/Inspections.............................................................   96
     7.13     Inventory......................................................................   96
     7.14     Collateral Records.............................................................   97
     7.15     Security Interests.............................................................   97
     7.16     Schedules of Accounts and Purchase Orders......................................   98
     7.17     Collection of Accounts.........................................................   98
     7.18     Notice; Credit Memoranda; and Returned Goods...................................   99

     7.19     Acknowledgment Agreements......................................................   99
     7.20     Trademarks.....................................................................   99
     7.21     Revisions or Updates to Schedules..............................................   99

ARTICLE VIII FINANCIAL COVENANTS.............................................................  100
     8.1      Leverage Ratio.................................................................  100
     8.2      Fixed Charge Coverage Ratio....................................................  100
     8.3      Capital Expenditures...........................................................  100

ARTICLE IX   NEGATIVE COVENANTS..............................................................  100
     9.1      Indebtedness...................................................................  100
     9.2      Liens..........................................................................  102
     9.3      Nature of Business.............................................................  102
     9.4      Consolidation or Merger........................................................  102
     9.5      Disposition of Assets..........................................................  102
     9.6      [Reserved].....................................................................  103
     9.7      Transactions with Affiliates...................................................  103
     9.8      Ownership of Subsidiaries......................................................  104
     9.9      Fiscal Year....................................................................  104
     9.10     Investments....................................................................  104
     9.11     Restricted Payments............................................................  104
     9.12     No Additional Bank Accounts....................................................  105
     9.13     Amendments of Material Contracts; Organizational Documents.....................  105
     9.14     Additional Negative Pledges....................................................  106
     9.15     Other Indebtedness.............................................................  106
     9.16     Licenses, Etc..................................................................  106
     9.17     Limitations....................................................................  106
     9.18     Issuance of Capital Stock......................................................  107
     9.19     Sale and Leaseback.............................................................  107

ARTICLE X    POWERS..........................................................................  107
     10.1     Appointment of Administrative Agent as Attorney-in-Fact........................  107
     10.2     Limitation on Exercise of Power................................................  108
     10.3     Canadian Agent.................................................................  108

ARTICLE XI   EVENTS OF DEFAULT AND REMEDIES..................................................  108
     11.1     Events of Default..............................................................  108
     11.2     Acceleration; Remedies.........................................................  110
     11.3.    Conversion and Redenomination Certain Loans; Purchase of Risk Participations...  111

ARTICLE XII  TERMINATION.....................................................................  112

ARTICLE XIII THE AGENTS......................................................................  112
     13.1     Appointment....................................................................  112
     13.2     Delegation of Duties...........................................................  113
     13.3     Exculpatory Provisions.........................................................  113
     13.4     Reliance on Communications.....................................................  114
     13.5     Notice of Default..............................................................  114
     13.6     Non-Reliance on Agents and Other Lenders.......................................  115
     13.7     Indemnification................................................................  115
     13.8     Agent in its Individual Capacity...............................................  116
     13.9     Successor Agent................................................................  116

     13.10    Collateral Matters.............................................................  116
     13.11    Rights and Remedies to be Exercised by Agent Only..............................  118
     13.12    Syndication Agent and Documentation Agents.....................................  118

ARTICLE XIV  MISCELLANEOUS...................................................................  118
     14.1     Notices........................................................................  118
     14.2     Right of Set-Off...............................................................  119
     14.3     Benefit of Agreement...........................................................  119
     14.4     No Waiver; Remedies Cumulative.................................................  121
     14.5     Payment of Expenses; Indemnification...........................................  121
     14.6     Amendments, Waivers and Consents...............................................  122
     14.7     Defaulting Lender..............................................................  123
     14.8     Counterparts...................................................................  123
     14.9     Headings.......................................................................  123
     14.10    Survival of Indemnification and Representations and Warranties.................  123
     14.11    Currency.......................................................................  124
     14.12    GOVERNING LAW; SUBMISSION TO JURISDICTION; VENUE...............................  124
     14.13    Damages........................................................................  124
     14.14    Waiver of Jury Trial...........................................................  125
     14.15    Severability...................................................................  125
     14.16    Loan Entirety..................................................................  125
     14.17    Binding Effect; Further Assurances.............................................  125
     14.18    Confidentiality................................................................  125
     14.19    Judgment Currency..............................................................  126
     14.20    Maximum Rate...................................................................  126
     14.21    Concerning Joint and Several Liability of the U.S. Borrowers...................  127
     14.22    Concerning Joint and Several Liability of the Canadian Borrowers...............  129
     14.23    Nonliability of Agents and Lenders.............................................  132
     14.24    Independent Nature of Lenders' Rights..........................................  132

                             EXHIBITS AND SCHEDULES

                                    EXHIBITS

Exhibit A                  Form of Acknowledgment Agreement
Exhibit B                  Form of Guaranty Agreement
Exhibit C                  Form of Landlord Agreement
Exhibit D                  Form of Notice of Borrowing/Continuation/Conversion
Exhibit E                  [reserved]
Exhibit F                  Form of Revolving Credit Note
Exhibit G                  Form of Bankers' Acceptance Notice
Exhibit H-1                Form of U.S. Security Agreement
Exhibit H-2                Form of Canadian Security Agreement
Exhibit I-1                Form of Lockbox Letter
Exhibit I-2                Form of Blocked Account Agreement
Exhibit J                  Form of Borrowing Base Certificate
Exhibit K                  Form of Solvency Certificate

Exhibit L                  Form of Compliance Certificate
Exhibit M                  Form of Assignment and Acceptance
Exhibit N                  Form of Joinder Agreement
Exhibit O                  Form of Pledge Agreement
Exhibit P                  Form of Account Designation Letter
Exhibit Q                  Form of Licensor Consent
Exhibit R                  Form of Holdings Pledge Agreement
Exhibit S                  Form of Subordinated Note

                                    SCHEDULES

Schedule 1.1A              Lenders and Commitments
Schedule 1.1B              Eligible Trademarks
Schedule 1.1C              Existing Letters of Credit
Schedule 1.1D              Investments
Schedule 1.1E              Liens
Schedule 5.1(m)            Corporate Structure
Schedule 6.1               Jurisdictions of Organization
Schedule 6.2               Authorization
Schedule 6.9               Indebtedness
Schedule 6.10              Litigation
Schedule 6.11              Material Contracts
Schedule 6.15              Subsidiaries
Schedule 6.16              Real Estate
Schedule 6.19              Hazardous Substances
Schedule 6.20              Intellectual Property
Schedule 6.22              Collateral Locations
Schedule 6.23              Fictitious Business Names
Schedule 6.24              Trade Suppliers
Schedule 6.26              Brokers' Fees
Schedule 6.29              Key Members of Management
Schedule 6.31              Altoona Description
Schedule 7.6               Insurance
Schedule 9.12              Bank Accounts
Schedule 14.1              Addresses for Notices

                                CREDIT AGREEMENT

THIS CREDIT AGREEMENT is entered into as of December 17, 2002, among HAMILTON BEACH/PROCTOR-SILEX, INC., a Delaware corporation (the "Company"), its U.S. and Canadian Subsidiaries identified as Subsidiary Borrowers on the signature pages hereto and any additional U.S. or Canadian Subsidiaries of the Company which become parties hereto in accordance with the terms hereof (collectively referred to as the "Subsidiary Borrowers" or individually referred to as a "Subsidiary Borrower") (hereinafter, the Company and the Subsidiary Borrowers are collectively referred to as the "Borrowers" or individually referred to as a "Borrower"), each of the financial institutions identified as Lenders on
Schedule 1.1A hereto (together with each of their successors and assigns, referred to individually as a "Lender" and, collectively, as the "Lenders"), WACHOVIA BANK, NATIONAL ASSOCIATION ("Wachovia"), acting in the manner and to the extent described in Article XIII hereof (in such capacity, the "Administrative Agent" or the "Agent"), ABN AMRO BANK N.V., CANADA BRANCH, acting in the manner and to the extent described in Article XIII hereof (in such capacity, the "Canadian Agent"), KEY BANK, NATIONAL ASSOCIATION, as Syndication Agent, FLEET CAPITAL CORPORATION, as Documentation Agent, LASALLE BUSINESS CREDIT, INC., as Documentation Agent, and NATIONAL CITY COMMERCIAL FINANCE, INC., as Documentation Agent.

                              W I T N E S S E T H:

         WHEREAS, the Borrowers wish to obtain a revolving credit facility to refinance existing indebtedness of the Company and to provide for the working capital, letter of credit, capital expenditure and general corporate needs of the Borrowers; and

         WHEREAS, upon the terms and subject to the conditions set forth herein, the Lenders are willing to make loans, advances and other financial accommodations to the Borrowers;

         NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Borrowers, the Lenders, the Administrative Agent and the Canadian Agent agree as follows:

                                    ARTICLE I

                        DEFINITIONS AND ACCOUNTING TERMS.

         1.1      GENERAL DEFINITIONS.

         As used herein, the following terms shall have the meanings herein specified:

         "Acceptance Fee" means, in respect of a particular Bankers' Acceptance accepted by a Canadian Lender, an amount equal to the product of (a) the Applicable Percentage for Eurodollar Loans and Bankers' Acceptances as at the date of acceptance of such Bankers' Acceptance; (b) the aggregate Face Amount of such Bankers' Acceptance; and (c) a fraction (i) the numerator of which is the number of days in the term of such Bankers' Acceptance, and (ii) the denominator of which is the number of days in the then current calendar year, and shall include, as the context requires, the interest payable on a BA Equivalent Loan..

         "Account Designation Letter" means the Notice of Account Designation Letter dated the Closing Date from the Borrowers to the Administrative Agent substantially in the form attached hereto as Exhibit P.

         "Accounting Changes" means, with respect to any Person, changes in accounting principles required by the promulgation of any rule, regulation, pronouncement or opinion of the Financial Accounting Standards Board or the American Institute of Certified Public Accountants (or any successor thereto or any agency with similar functions).

         "Accounts" means all of each Borrower's "accounts" (as defined in the UCC or the PPSA, as applicable), whether now existing or existing in the future, and shall include (whether or not otherwise included in such definitions, and without limiting the generality thereof), all (i) accounts receivable (whether or not specifically listed on schedules furnished to the Administrative Agent), including, without limitation, all accounts created by or arising from all of each Borrower's sales of goods or rendition of services made under any of each Borrower's trade names or styles, or through any of each Borrower's divisions;
(ii) unpaid seller's rights (including rescission, replevin, reclamation and stopping in transit) relating to the foregoing or arising therefrom, (iii) rights to any goods represented by any of the foregoing, including returned or repossessed goods; (iv) reserves and credit balances held by each Borrower with respect to any such accounts receivable or account debtors; (v) guarantees or collateral for any of the foregoing; and (vi) insurance policies or rights relating to any of the foregoing.

         "Acknowledgment Agreements" means (i) the acknowledgment agreements, substantially in the form of Exhibit A hereto (or such other form as shall be reasonably acceptable to the Administrative Agent), between each Credit Party's warehousemen, fillers, packers, processors and mortgagees and the Administrative Agent, (ii) Landlord Agreements and (iii) Licensor Consents.

         "Adjusted Eurodollar Rate" means the Eurodollar Rate, plus the Applicable Percentage.

         "Adjusted Non-Seasonal Rate" means, on any date of determination, a percentage equal to the lesser of (i) 60% and (ii) the percentage, which when multiplied by Eligible Inventory of the Borrowers, would yield an amount equal to the product of eighty-five percent (85%) multiplied by the Net Orderly Liquidation Value of the finished goods Inventory of the Borrowers.

         "Adjusted Seasonal Rate" means, on any date of determination, a percentage equal to the lesser of (i) 70% and (ii) the sum of (a) 10% and (b) the Adjusted Non-Seasonal Rate most recently in effect for the immediately preceding period from January 1 through July 31.

         "Administrative Agent" means Wachovia Bank, National Association, a national banking association.

         "Administrative Agent Fee Letter" means the letter agreement, dated as of November 6, 2002, between the Administrative Agent and the Company, as amended, modified and replaced from time to time.

         "Affected Lender" has the meaning set forth in Section 4.15.

         "Affiliate" of any Person means any other Person directly or indirectly controlling (including but not limited to all directors and officers of such Person), controlled by or under direct or indirect common control with such Person. A Person shall be deemed to control a corporation if such Person possesses, directly or indirectly, the power (a) to vote ten percent (10%) or more of the securities having ordinary voting power for the election of directors of such corporation or (b) to direct or cause direction of the management and policies of such corporation, whether through the ownership of voting securities, by contract or otherwise.

         "Agents" means the Administrative Agent and the Canadian Agent.

         "Altoona" means Altoona Services, Inc., a wholly-owned subsidiary of the Company, a Pennsylvania corporation.

         "Applicable BA Discount Rate" means with respect to any Canadian Lender that is a Schedule I Bank, as applicable to a Bankers' Acceptance being purchased by such Lender on any day, the respective percentage discount rate per annum for a Canadian Dollar bankers' acceptance for the term and face amount comparable to the term and face amount of such Bankers' Acceptance that appears on the Reuters Screen CDOR Page as of 10:00 a.m., Toronto, Ontario time, on the date of determination as reported by the Canadian Agent; provided, however, that
(a) if the Canadian Lender is not a Schedule I Bank or (b) if on such day no rate appears on the Reuters Screen CDOR Page as contemplated, the rate for such day shall be the average (as calculated by the Canadian Agent) of the respective percentage discount rates (expressed to two decimal places and rounded upward, if necessary, to the nearest 1/100th of 1%) quoted to the Canadian Agent by each of the five largest Schedule I Banks (each a "Schedule I Reference Bank") as the percentage discount rate at which such Schedule I Reference Bank would, in accordance with its normal practices, at or about 10:00 a.m., Toronto, Ontario time, on such day, be prepared to purchase bankers' acceptances accepted by such
Schedule I Reference Bank having a term and a face amount comparable to the term and face amount of such Bankers' Acceptance.

         "Applicable Inventory Percentage" means the advance rate established from time to time by the Administrative Agent in its reasonable discretion. The initial Applicable Inventory Percentage on the Closing Date for Eligible Inventory included in the U.S. Borrowing Base or the Canadian Borrowing Base shall be (i) for the period from January 1 through July 31 in any calendar year, the Adjusted Non-Seasonal Rate and (ii) for the period from August 1 through December 31 in any calendar year, the Adjusted Seasonal Rate. The Applicable Inventory Percentage shall be readjusted periodically based on each new Inventory Appraisal. The above-mentioned advance rates may not be increased without the consent of all the Lenders; provided, however, that the foregoing shall not prevent the Administrative Agent from increasing the advance rates which had been lowered by the Administrative Agent back to the levels as in effect on the Closing Date or to intermediate levels, but in no event higher than the rates that would be in effect if such rates were determined in accordance with the definitions of Adjusted Non-Seasonal Rate and Adjusted Seasonal Rate, as applicable.

         "Applicable Percentage" means for Eurodollar Loans, Base Rate Loans, Bankers' Acceptances, Letter of Credit Fees and Unused Fees, the appropriate applicable percentages corresponding to the Leverage Ratio in effect as of the most recent Calculation Date (defined below) as shown below:

----------------------------------------------------------------------------------------------------------
                                               Applicable Percentage
                                               for Eurodollar Loans,       Applicable       Applicable
                                             Bankers' Acceptances and    Percentage for   Percentage for
 Tier Levels           Leverage Ratio          Letter of Credit Fees    Base Rate Loans     Unused Fees
----------------------------------------------------------------------------------------------------------
      1                >3.75 to 1.00                   3.00%                 1.75%             0.50%
----------------------------------------------------------------------------------------------------------
                      > 3.25 to 1.00,
      2        but < than = to 3.75 to 1.00            2.75%                 1.50%             0.50%
----------------------------------------------------------------------------------------------------------
                      > 2.75 to 1.00,
      3        but < than = to 3.25 to 1.00            2.50%                 1.25%             0.50%
----------------------------------------------------------------------------------------------------------
                      > 2.25 to 1.00,
      4        but < than = to 2.75 to 1.00            2.25%                 1.00%             0.50%
----------------------------------------------------------------------------------------------------------
                      > 1.75 to 1.00,
      5        but < than = to 2.25 to 1.00            2.00%                 0.75%            0.375%
----------------------------------------------------------------------------------------------------------
      6          < than = to 1.75 to 1.00              1.75%                 0.50%            0.375%
----------------------------------------------------------------------------------------------------------

The Applicable Percentages shall be determined and adjusted quarterly on the date (each a "Calculation Date") which is the first day of the first calendar month after the date on which the Company provides the officer's certificate for each fiscal quarter in accordance with the provisions of Section 7.1(d); provided, however, that (i) the initial Applicable Percentages shall be based on Tier Level 2 (as shown above) and shall remain at Tier Level 2 until the first day of the first calendar month after the date on which the Company provides the annual officer's certificate and the audited financial statements for fiscal year 2002 in accordance with the provisions of Section 7.1(d), and, thereafter, the Tier Level shall be determined by the then current Leverage Ratio, and (ii) if the Company fails to provide the officer's certificate to the Administrative Agent for any fiscal quarter as required by and within the time limits set forth in Section 7.1(d), the Applicable Percentages from the applicable date of such failure shall be based on Tier Level 1 until five (5) Business Days after an appropriate officer's certificate is provided, whereupon the Tier Level shall be determined by the then current Leverage Ratio; provided, that such new Tier Level shall be effective only from the fifth Business Day following the date of delivery of such officer's certificate and no interest paid at the higher Tier Level shall be rebated to the Borrowers. Except as set forth above, each Applicable Percentage shall be effective from one Calculation Date until the next Calculation Date. Any adjustment in the Applicable Percentage shall be applicable to all existing Loans and Letters of Credit as well as any new Loans made or Bankers' Acceptances or Letters of Credit issued.

         "Arranger" has the meaning set forth in Section 13.6.

         "Asset Disposition" means the disposition (other than (i) a disposition of inventory made in the ordinary course of business, (ii) a disposition described in clause (b) or (c) of Section 9.5, so long as the proceeds thereof are used to repair existing assets or acquire other assets or property useful in the relevant Borrower's business within one hundred eighty (180) days of such disposition, or (iii) any dispositions described in clauses (d) through (h) of
Section 9.5) of any or all of the assets (including, without limitation, the Capital Stock of a Borrower or Subsidiary of a

Borrower) of any Credit Party, whether by sale, lease, transfer or otherwise, in a single transaction, or in a series of related transactions.

         "Average Consolidated Funded Debt" means, as of the date of determination, the simple average of the Consolidated Funded Debt as of the end of each month in the trailing 12-month period, as verified by the Administrative Agent.

         "BA Discount Proceeds" means proceeds in respect of any Bankers' Acceptance to be purchased on any day under Section 2.5(b), in an amount (rounded to the nearest whole Canadian cent, and with one-half of one Canadian cent being rounded up) calculated on such day by dividing:

                  (a)      the Face Amount of such Bankers' Acceptance; by

                  (b)      the sum of one plus the product of:

                                    (i)      the Applicable BA Discount Rate
                           (expressed as a decimal) applicable to such Bankers' Acceptance; and

                                    (ii)     a fraction, the numerator of which
                           is the number of days in the term of such Bankers' Acceptance and the denominator of which is the number of days in the then current calendar year;

                  with such product being rounded up or down to the fifth decimal place and .000005 being rounded up to .00001.

         "BA Documents" means with respect to any Bankers' Acceptance or BA Equivalent Loan, such documents and agreements as the Canadian Lenders accepting the same may require in connection with the creation of such Bankers' Acceptance or the making of a BA Equivalent Loan, as the case may be.

         "BA Equivalent Loan" means such term as defined in Section 2.5(i)(iii).

         "BA Obligations" means all obligations of the Canadian Borrowers with respect to Bankers' Acceptances created, and BA Equivalent Loans made, under the Canadian Revolving Loan Commitment.

         "Bankers' Acceptance" means a depository bill as defined in the Depository Bills and Notes Act (Canada) in Canadian Dollars that is in the form of an order signed by the Canadian Borrowers and accepted by a Canadian Lender pursuant to this Credit Agreement or, for Lenders not participating in clearing services contemplated in that Act, a draft or bill of exchange in Canadian Dollars payable in Canada that is drawn in Canada by the Canadian Borrowers and accepted by a Canadian Lender pursuant to this Credit Agreement. Orders that become depository bills, drafts and bills of exchange are sometimes collectively referred to in this Credit Agreement as "orders".

         "Bankruptcy Event" means, with respect to any Person, the occurrence of any of the following with respect to such Person: (a) a court or governmental agency having jurisdiction in the premises shall enter a decree or order for relief in respect of such Person in an involuntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or appointing a receiver, liquidator, assignee, custodian, trustee, sequestrator (or similar official) of such Person or for any substantial part of its property or ordering the winding up or liquidation of its affairs; or (b) any proceeding shall be instituted against such Person seeking to adjudicate it as bankrupt or insolvent, or seeking liquidation, winding-up, reorganization, arrangement, adjustment, protection, relief, or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee, or other similar official for it or for any substantial part of its property including, but not limited to, an involuntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect is commenced against a Person and any such proceeding or petition remains unstayed and in effect for a period of sixty (60) consecutive days; or (c) such Person shall commence a voluntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or consent to the entry of an order for relief in an involuntary case under any such law, or consent to the appointment or taking possession by a receiver, liquidator, assignee, custodian, trustee, sequestrator (or similar official) of such Person or any substantial part of its property or make any general assignment for the benefit of creditors; or (d) such Person shall generally not pay its debts as such debts become due or shall admit in writing its inability to pay its debts generally as they become due or any action shall be taken by such Person in furtherance of any of the aforesaid purposes.

         "Base Rate Loans" means all Loans accruing interest based on the U.S. Base Rate, the CA U.S. Base Rate or the Canadian Prime Rate.

         "Benefit Plan" means a defined benefit plan as defined in Section 3(35) of ERISA (other than a Multiemployer Plan) in respect of which any U.S. Borrower or any ERISA Affiliate is, or within the immediately preceding six (6) years was, an "employer" as defined in Section 3(5) of ERISA.

         "Blocked Account Agreement" means an agreement among the Administrative Agent and/or the Canadian Agent, the applicable depository bank and a Credit Party in the form of Exhibit I-2 hereto or such other form as is acceptable to the Administrative Agent.

         "Borrower" means any of the U.S. Borrowers or the Canadian Borrowers.

         "Borrowers" means the U.S. Borrowers and the Canadian Borrowers.

         "Borrowing Base Certificate" means such term as defined in Section 7.1(i).

         "Business Day" means (a) with respect to the Canadian Borrowers, any day other than a Saturday, a Sunday, a legal holiday in Charlotte, North Carolina, New York, New York or Toronto, Ontario or a day on which banking institutions located in Charlotte, North Carolina, New York, New York or Toronto, Ontario are authorized by law or other governmental actions to close,
(b) with respect to the U.S. Borrowers, any day other than a Saturday, a Sunday, a legal holiday in Charlotte, North Carolina, or New York, New York or a day on which banking institutions located in Charlotte, North Carolina or New York, New York are authorized by law or other governmental actions to close and (c) in the case of Eurodollar Loans, a Business Day shall also be a day on which dealings between banks are carried on in U.S. dollar deposits in the London interbank Eurodollar market.

         "Business Entity" means a partnership (limited, general or other), corporation, business trust, limited liability company, joint stock company, trust, association, joint venture, company, firm, sociedad anonima de la capital variable and any other business organization under the laws of any applicable jurisdiction.

         "CA U.S. Base Rate" means, at any time, the fluctuating rate of interest per annum that is equal to the greater of (a) the Federal Funds Rate plus 0.5% or (b) the CA U.S. Prime Rate; provided, however, that if, in the reasonable judgment of the Canadian Agent, the Federal Funds Rate cannot be determined, then the CA U.S. Prime Rate shall apply until the circumstances giving rise to such inability to determine the Federal Funds Rate no longer exist. Any change in the CA U.S. Base Rate due to a change in the CA U.S. Prime Rate or the Federal Funds Rate shall be effective as of the opening of business on the effective day of such change in the CA U.S. Base Rate or the Federal Funds Rate, respectively.

         "CA U.S. Base Rate Loans" means the Revolving Loans made by the Canadian Lenders in U.S. Dollars accruing interest based on the CA U.S. Base Rate.

         "CA U.S. Prime Rate" means, for any day, the fluctuating rate of interest per annum publicly announced by the Canadian Agent as its "prime rate" or "reference rate" for loans made in U.S. dollars, which rate is not necessarily the best or lowest rate of interest offered for loans in U.S. dollars by the Canadian Agent.

         "Canadian Account" means Account No. 101-528-8, established and maintained in the name of the Canadian Agent at Royal Bank of Canada, in Toronto, Ontario, Transit No. 03012, Bank No. 003 or such other account as the Canadian Agent may establish from time to time with the prior written consent of the Administrative Agent.

         "Canadian Agent" or "CA" means ABN AMRO Bank N.V., Canada Branch, a resident of Canada for purposes of the Income Tax Act (Canada) or any successor Canadian Agent appointed pursuant to Section 13.9.

         "Canadian Base Rate Loans" means, collectively, CA U.S. Base Rate Loans and Canadian Prime Rate Loans.

         "Canadian Borrowers" means Proctor-Silex Canada Inc. and such other Persons organized under the laws of Canada or any province thereof, and resident in Canada, that become parties hereto pursuant to Joinder Agreements in accordance with Section 7.11, and "Canadian Borrower" means any one of them.

         "Canadian Borrowing Base" means a U.S. dollar amount equal to the sum of (a) an amount equal to 85% of Eligible Accounts Receivable of the Canadian Borrowers, plus (b) an amount equal to the Applicable Inventory Percentage of Eligible Inventory of the Canadian Borrowers, minus (c) reserves established by the Administrative Agent from time to time in its sole discretion.

         "Canadian Collateral" means any and all assets and rights and interests in or to property of the Canadian Credit Parties pledged from time to time as security for the Canadian Obligations pursuant to the Security Documents, whether now owned or hereafter acquired.

         "Canadian Credit Parties" means the Canadian Borrowers and all of their Canadian Subsidiaries whether direct or indirect and whether now owned or hereafter acquired.

         "Canadian Dollars" and "C$" mean dollars in the lawful currency of Canada.

         "Canadian Lenders" means ABN AMRO Bank N.V., Canada Branch, and such other Lenders permitted under Canadian law to lend money in Canada as may be added as Canadian Lenders in accordance with the terms of this Agreement, each of whom is a Canadian Taxable Lender.

         "Canadian Obligations" means the Obligations of the Canadian Borrowers.

         "Canadian Prime Rate" means, at any time, the greater of (i) the rate of interest equal to the sum of (A) the fluctuating rate of interest per annum publicly announced by the Canadian Agent as its "prime rate" in effect for determining interest rates on Canadian Dollar denominated commercial loans in Canada and (B) one-half percent (0.50%) per annum, and (ii) the annual rate of interest equal to the sum of (A) the CDOR Rate at such time and (B) one and one-fourth percent (1.25%) per annum.

         "Canadian Prime Rate Loans" means Revolving Loans made by the Canadian Lenders in Canadian Dollars accruing interest based on the Canadian Prime Rate.

         "Canadian Revolving Loan Commitment" means $10,000,000 (U.S.), or its equivalent as determined from time to time in Canadian Dollars, as such amount may be reduced in accordance with Section 2.10 or increased in accordance with
Section 2.4.

         "Canadian Revolving Loan Commitment Percentage" means, for each Canadian Lender, the percentage identified as its Canadian Revolving Loan Commitment Percentage opposite such Canadian Lender's name on Schedule 1.1A as such percentage may be modified by assignment in accordance with the terms of this Agreement.

         "Canadian Revolving Loans" means the revolving loans made by the Canadian Lenders to the Canadian Borrowers pursuant to Section 2.3.

         "Canadian Security Agreement" means the Security Agreement, of even date herewith, among the Canadian Agent, the Administrative Agent and the Canadian Credit Parties, in the form attached hereto as Exhibit H-2.

         "Canadian Taxable Lender" means a Business Entity which is permitted under Canadian law to lend money in Canada, and is either (a) resident in Canada for the purposes of the Income Tax Act (Canada) (the "ITA") or (b) an authorized foreign bank for the purposes of the Bank Act (Canada) for which the Canadian Obligations are in respect of its Canadian banking business as defined in subsection 248(1) of the ITA, and which is accordingly deemed resident in Canada pursuant to subsection 212(13.3) of the ITA for purposes of withholding tax on the Canadian Obligations.

         "Canadian Unutilized Revolving Commitment" means, for any period, the amount by which (a) the then applicable Canadian Revolving Loan Commitment exceeds (b) the daily average sum for such period of the outstanding aggregate principal amount of all Canadian Revolving Loans and BA Obligations.

         "Capital Expenditures" means, for any applicable period of computation, without duplication, an amount equal to the consolidated aggregate expenditures of the Company and its consolidated Subsidiaries during such period for the acquisition (including the acquisition by way of Capital Lease) or improvement of capital assets that, in conformity with U.S. GAAP, are required to be classified as capital expenditures but excluding (a) interest capitalized relating to and during construction of Property, (b) expenditures made in connection with the replacement or restoration of Property to the extent reimbursed or financed from insurance or condemnation proceeds not constituting net cash proceeds of sale of such Property, and (c) expenditures made with the proceeds from the sales of similar Property but only to the extent of the proceeds of such sales and to the extent such sales and reinvestments are otherwise permitted under this Agreement.

         "Capital Lease" means, with respect to any Person, any lease of any property (whether real, personal or mixed) by such Person as lessee that, in accordance with U.S. GAAP, would be required to be classified and accounted for as a capital lease on a balance sheet of such Person.

         "Capital Stock" means (i) in the case of a corporation, capital stock,
(ii) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of capital stock, (iii) in the case of a partnership, partnership interests (whether general or limited), (iv) in the case of a limited liability company, membership interests and (v) any other equity interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

         "Cash Equivalents" means, as to any Person, (i) securities issued or directly and fully guaranteed or insured by the United States, the government of Canada, or any agency or instrumentality thereof (provided that the full faith and credit of the United States or Canada is pledged in support thereof) having maturities of not more than one (1) year from the date of acquisition, (ii) time deposits or certificates of deposit or bankers' acceptances of any commercial bank incorporated under the laws of the United States or any state thereof, or of Canada, of recognized standing having capital and unimpaired surplus in excess of $1,000,000,000 and whose short-term commercial paper rating at the time of acquisition is at least A-1 or the equivalent thereof by S&P or at least P-1 or the equivalent thereof by Moody's (any such bank, an "Approved Bank"), with such deposits or certificates having maturities of not more than one (1) year from the date of acquisition, (iii) repurchase obligations with a term of not more than seven (7) days for underlying securities of the types described in clauses (i) and (ii) above entered into with any Approved Bank, (iv) commercial paper or finance company paper issued by any Person incorporated under the laws of the United States or any state thereof or under the laws of Canada or any province thereof and rated at least A-1 or the equivalent thereof by S&P or at least P-1 or the equivalent thereof by Moody's and in each case maturing not more than one year after the date of acquisition, and (v) investments in money market funds that are registered under the Investment Company Act of 1940, as amended, which have net assets of at least $1,000,000,000 and at least eighty-five percent (85%) of whose assets consist of securities and other obligations of the type described in clauses (i) through (iv) above. All such Cash Equivalents must be denominated solely for payment in Dollars or Canadian Dollars.

         "Cash Management Event" means such term as defined in Section 7.17.

         "Cash Management Products" means any one or more of the following types of services or facilities extended to the Borrowers by any Lender or any Affiliate of a Lender in reliance on such Lender's agreement to indemnify such
Affiliate: (i) Automated Clearing House (ACH) transactions; (ii) cash management, including controlled disbursement services; and (iii) establishing and maintaining deposit accounts.

         "Casualty Loss" means such term as defined in Section 7.6(b).

         "CDOR Rate" means, on any day, the annual rate of interest which is the rate based on an average 30 day rate applicable to Canadian Dollar bankers' acceptances appearing on the "Reuters Screen CDOR Page" (as defined in the International Swap Dealer Association, Inc., definitions, as modified and amended from time to time) as of 10:00 a.m. on such day; provided, that if such rate does not appear on the Reuters Screen CDOR Page as contemplated, then the CDOR Rate on any day shall be the 30 day rate applicable to Canadian Dollar bankers' acceptances quoted by the Canadian Agent or, if the Canadian Agent is not quoting such rate, any Schedule I Bank selected by the Canadian Agent as of 10:00 a.m. on such day.

         "Change of Control" means the occurrence of any of the following events: (a) NACCO shall fail to own, directly or indirectly, 100% of the outstanding shares of Capital Stock of Holdings, (b) Holdings shall fail to own, directly or indirectly, 100% of the outstanding shares of Capital Stock of the Company, or (c) the Company shall fail to own, directly or indirectly, 100% of the outstanding shares of Capital Stock of the other Credit Parties owned by the Company as of the Closing Date.

         "Chase/Scotia Swap Agreements" means each of the Interest Rate Swap Agreements between the Company and (i) The Bank of Nova Scotia, expiring on March 12, 2005 for the notional amount of $10,000,000, (ii) The Chase Manhattan Bank (n/k/a JPMorgan Chase Bank), expiring March 12, 2004 for the notional amount of $10,000,000, and (iii) The Chase Manhattan Bank (n/k/a JPMorgan Chase
Bank), expiring March 12, 2003 for the notional amount of $25,000,000.

         "Closing Date" means the date hereof.

         "Closing Date Interest Rate Protection Agreements" means the Interest Rate Protection Agreements in effect on the Closing Date (together with renewals or replacements thereof, but only to the extent that the then accumulated Derivative Reserve for such Interest Rate Protection Agreements immediately after such renewal or replacement would remain at the same relative level as immediately prior to any such renewal or replacement).

         "Code" means the Internal Revenue Code of 1986, as amended, and any successor statute thereto, as interpreted by the rules and regulations issued thereunder, in each case as in effect from time to time. References to sections of the Code shall be construed also to refer to any successor sections.

         "Collateral" means collectively, the U.S. Collateral and the Canadian Collateral.

         "Commitments" means the U.S. Revolving Loan Commitment and the Canadian Revolving Loan Commitment.

         "Commitment Percentage" means, with respect to any Lender, at any time after all the Commitments have terminated, the percentage which such Lender's Credit Exposure constitutes of the aggregate principal amount of all Loans, LOC Obligations and BA Obligations then outstanding under this Credit Agreement.

         "Commitment Termination Event" means such term as defined in Section 11.3(a).

         "Company" has the meaning set forth in the introductory paragraph hereof.

         "Consolidated Adjusted EBITDA" means, for any applicable period of computation, without duplication, the sum of (i) Consolidated EBITDA for such period plus (ii) nonrecurring items determined by the Company and acceptable to the Required Lenders for such period, including specifically write-offs of Pre-Bankruptcy Kmart Accounts plus (iii) equity contributions made in cash by Holdings or NACCO to the Company or any of the other Borrowers during such period or within thirty days following the end of such period and specifically designated for allocation to such period and not in the period in which made. The applicable period of computation shall be the trailing 12-month period ending as of the date of determination.

         "Consolidated Cash Taxes" means, for any applicable period of computation, the aggregate of all income taxes (including, without duplication, franchise and foreign withholding taxes and any state single business unitary or similar tax) of the Consolidated Group determined on a consolidated basis in accordance with applicable law and U.S. GAAP applied on a consistent basis for such period, to the extent the same are paid in cash during such period, net of all tax refunds and payments under the Tax Sharing Agreement received in cash during such period.

         "Consolidated EBITDA" means, for any applicable period of computation, without duplication, the sum of (i) Consolidated Net Income for such period, but excluding therefrom all extraordinary gains and losses determined in accordance with U.S. GAAP, plus (ii) to the extent deducted in determining Consolidated Net Income for such period, but without duplication, the aggregate amount of (a) depreciation and amortization charges and expenses, (b) aggregate Consolidated Interest Expense for such period, (c) the aggregate amount of all income taxes reflected on the consolidated statements of income of the Company and its Subsidiaries for such period, (d) non-recurring non-cash charges and expenses (including the cumulative effect of any Accounting Changes), net of cash charges for such period relating to non-recurring charges and expenses included in the computation of Consolidated EBITDA for any prior period, (e) accruals for long-term deferred compensation (net of cash payments of deferred compensation accrued in prior periods(except for Excluded Deferred Compensation Payments)) and (f) non-cash charges relating to the mark to market provision for, the termination of, or terminated, Hedging Agreements and minus (iii) to the extent included in determining Consolidated Net Income for such period, but without duplication, (a) non-recurring non-cash gains (including the cumulative effect of any Accounting Changes), net of cash received for such period relating to such gains included in the computation of Consolidated EBITDA for any prior period and (b) non-cash income relating to the mark to market provision for, the termination of, or terminated, Hedging Agreements. The applicable period of computation shall be the trailing 12-month period ending as of the date of determination.

         "Consolidated Fixed Charges" means, for any applicable period of computation, without duplication, the sum of (i) all Consolidated Interest Expense and termination payments under Hedging Agreements (other than the Chase/Scotia Swap Agreements) and other fees and charges associated with Funded Debt (including, in the case of any Credit Party, Loans, Letters of Credit and Bankers' Acceptances), to the extent paid in cash during the applicable period (other than the amortization of deferred financing fees and expenses included in Consolidated Interest Expense) plus (ii) all Consolidated Scheduled Funded Debt Payments for the applicable period plus (iii) cash dividends or other distributions paid by the Company pursuant to Section 9.11 during the applicable period (excluding any Special Dividend paid during such period, provided that in determining compliance with the Fixed Charge Coverage Ratio required to make a Special Dividend as provided in Section 9.11(b)(ii)(B), such Special Dividend shall be included in the calculation of Consolidated Fixed Charges). Except as otherwise provided herein, the applicable period of computation shall be the trailing 12-month period ending as of the date of determination.

         "Consolidated Funded Debt" means, as of the date of determination, all Funded Debt of the Consolidated Group, determined on a consolidated basis in accordance with U.S. GAAP.

         "Consolidated Group" means the Company and all of its consolidated Subsidiaries whether direct or indirect and whether now owned or hereafter acquired.

         "Consolidated Interest Expense" means, for any period, all interest expense of the Consolidated Group for such period, including any settlement payments under Hedging Agreements, net of interest income for such period, all as determined in accordance with U.S. GAAP.

         "Consolidated Net Income" means, for any period, the net income after taxes of the Consolidated Group for such period, as determined in accordance with U.S. GAAP.

         "Consolidated Parties" means the members of the Consolidated Group, and "Consolidated Party" means any one of them.

         "Consolidated Scheduled Funded Debt Payments" means, as of the date of determination, the sum of all scheduled payments of principal on Consolidated Funded Debt for the applicable period ending on such date (including the principal component of payments due on Capital Leases or under any synthetic lease, tax retention operating lease, off-balance sheet loan or similar off-balance sheet financing product during the applicable period ending on such date).

         "Conversion Date" means such term as defined in Section 11.3 (a).

         "Credit Agreement" or "Agreement" means this credit agreement, dated as of the date hereof, as the same may be modified, amended, extended, restated or supplemented from time to time.

         "Credit Documents" means this Credit Agreement, the Revolving Credit Notes, the LOC Documents, the BA Documents, the Guaranty Agreements, the Security Documents and all other documents and instruments executed or delivered pursuant thereto, as the same may be modified, amended, extended, restated or supplemented from time to time.

         "Credit Exposure" means such term as defined in the definition of Required Lenders.

         "Credit Parties" means, collectively, the U.S. Credit Parties and the Canadian Credit Parties.

         "Current Derivative Exposure" means, as of any date of determination, for (i) the Closing Date Interest Rate Protection Agreements, 100% of the aggregate mark-to-market exposure then owing by one or more of the Borrowers under such Closing Date Interest Rate Protection Agreements or (ii) the Interest Rate Protection Agreements entered into subsequent to the Closing Date, 100% of the aggregate mark-to-market exposure then owing by one or more of the Borrowers under such Interest Rate Protection Agreements.

         "Default" means any event, act or condition which with notice or lapse of time, or both, would constitute an Event of Default.

         "Defaulting Lender" means, at any time, any Lender that, at such time,
(a) has failed to make a Loan, create a Bankers' Acceptance (or make a BA Equivalent Loan) or purchase a Participation Interest required pursuant to the terms of this Agreement, (b) has failed to pay to the Administrative Agent, the Canadian Agent or any Lender an amount owed by such Lender pursuant to the terms of this Agreement or (c) has become insolvent or has become subject to a receiver, trustee or similar official.

         "Derivative Reserve" means (a) with respect to Closing Date Interest Rate Protection Agreements, a reserve equal to the lesser of (i) the Current Derivative Exposure or (ii) an amount commencing March 31, 2003 and updated quarterly thereafter calculated as 1/12th of the Initial Current Derivative Exposure times the number of fiscal quarters then elapsed from and including March 31, 2003; provided, however, the Administrative Agent shall have the right to recalculate the Current Derivative Exposure at any time, and if upon any such recalculation (each, a "Recalculation Date") the Current Derivative Exposure times the number of fiscal quarters then elapsed from and including March 31, 2003 divided by 12 shall exceed the then Funded Derivative Reserve, then the Administrative Agent may increase such Derivative Reserve by an amount equal to 1/12th of such excess times the number of fiscal quarters then elapsed from and including March 31, 2003 on such Recalculation Date, and thereafter by an additional 1/12th of such excess at the end of each fiscal quarter until such time as the Funded Derivative Reserve shall no longer be less than the Current Derivative Exposure and (b) with respect to Interest Rate Protection Agreements entered into after the Closing Date, a reserve equal to the Current Derivative Exposure for such Interest Rate Protection Agreements, as reasonably determined by the Administrative Agent from time to time.

         "DOL" means the U.S. Department of Labor and any successor department or agency.

         "Effective Date" means the date on which all of the conditions set forth in Section 5.1 have been fulfilled or waived by the Lenders.

         "Eligible Accounts Receivable" means the aggregate face amount of the Borrowers' Accounts that conform in all material respects to the warranties contained herein, provided, that, unless otherwise approved in writing by the Administrative Agent, no Account, without duplication, shall be deemed to be an Eligible Account Receivable if:

                  (i) the Account arises out of a sale made by any Borrower to an Affiliate (except to Kitchen Collection, Inc. so long as the aggregate face amount of such Accounts does not exceed $1,500,000); or

                  (ii) the Account is unpaid more than ninety (90) days after the original invoice date or more than sixty (60) days after the original payment due date, with respect to Accounts the invoice for which provides that payment is due in sixty (60) days or less from the date of such invoice (for purposes hereof, a "Regular Account"); or

                  (iii) the Account is unpaid more than thirty (30) days after the original payment due date or more than one hundred twenty
         (120) days after the original invoice date, with respect to Accounts the invoice for which provides that payment is due more than sixty (60) days from the date of such invoice (for purposes hereof, a "Dated Account") (provided, however, Accounts the invoice for which provides that payment is due more than sixty (60) days from the date of the original invoice but not more than one hundred-twenty (120) days from the date of the original invoice and which are not more than thirty
         (30) days delinquent after the original payment due date therefor shall be included as Eligible Account Receivable in a face amount not to exceed in the aggregate $3,000,000 for the period from February 1 through August 31 in any calendar year or $6,000,000 for the period from September 1 through January 31 in any calendar year); or

                  (iv) (A) in the case of any Regular Account, such Account is from the same account debtor (or any affiliate thereof) and fifty percent (50%) or more, in face amount, of other Accounts from such account debtor (or any affiliate thereof) are due or unpaid more than ninety (90) days after the original invoice date or more than sixty (60) days after the original payment due date and (B) in the case of any Dated Account, such Account is from the same account debtor (or any affiliate thereof) and fifty percent (50%) or more, in face amount, of other Accounts from such account debtor (or any affiliate thereof) are due or unpaid more than thirty (30) days after the original payment due date or more than one hundred twenty (120) days after the original invoice date; or

                  (v) (A) the account debtor is also a creditor of any Borrower, to the extent of the amount owed by such Borrower to the account debtor, (B) the account debtor has disputed its liability on, or the account debtor has made any claim with respect to its obligation to pay such Account due from such account debtor to such Borrower, which has not been resolved, to the extent of such dispute or claim or
         (C) the Account otherwise is subject to any right of setoff by the account debtor, to the extent of the amount of such setoff; or

                  (vi) the Account is owing by an account debtor that has commenced a voluntary case under the federal bankruptcy laws, as now constituted or hereafter amended, or made an assignment for the benefit of creditors, or if a decree or order for relief has been entered by a court having jurisdiction in the premises in respect to such account debtor in an involuntary case under the federal bankruptcy laws, as now constituted or hereafter amended, or if any other petition or other application for relief under the federal bankruptcy laws has been filed by or against the account debtor, or if such account debtor has failed, suspended business, ceased to be solvent, or consented to or suffered a receiver, trustee, liquidator or custodian to be appointed for it or for all or a significant portion of its assets or affairs; provided, however, that the Kmart Accounts, other than any Pre-Bankruptcy Kmart Accounts, may be considered Eligible Accounts Receivable to the extent otherwise permitted by the terms of this Agreement; or

                  (vii) the sale is to an account debtor outside the United States or Canada, unless the sale is on letter of credit, guaranty or acceptance terms, or subject to credit insurance, billing procedures and collection procedures, in each case acceptable to the Administrative Agent in its reasonable discretion (provided, that such Accounts which are owed by account debtors in Mexico may be included as Eligible Accounts Receivable hereunder solely if they otherwise meet the eligibility standards set forth in this definition and in the definition of Eligible Mexican Accounts Receivable and such Accounts shall not exceed more than $6,000,000 in the aggregate); or

                  (viii) the sale to the account debtor is on a bill-and-hold, guaranteed sale, sale-and-return, sale on approval or consignment basis or made pursuant to any other written agreement providing for repurchase or return; or

                  (ix) the account debtor is the United States of America or any department, agency or instrumentality thereof, unless the applicable Borrower duly assigns its rights to payment of such Account to the Administrative Agent pursuant to the Assignment of Claims Act of 1940, as amended (31 U.S.C. Section 3727 et seq.); or

                  (x) the account debtor is the government of Canada or any department, agency or instrumentality thereof to which Part VII of the Financial Administration Act (Canada) applies, or the government of a province or territory of Canada (or any department, agency or instrumentality thereof) in which legislation is in force which limits or restricts the assignment of Crown debts, unless the applicable Borrower has complied with the provisions of such Part (or such legislation, as the case may be) in respect of the assignment of such Account to the Administrative Agent; or

                  (xi) the goods giving rise to such Account have not been shipped and delivered to and accepted by the account debtor or its designee or the services giving rise to such Account have not been performed by or on behalf of the applicable Borrower and accepted by the account debtor or its designee or the Account otherwise does not represent a final sale; or

                  (xii) the Administrative Agent does not have a first priority, perfected security interest in the Account subject to no other Liens; or

                  (xiii) the amount of the Account, when aggregated with all other Accounts of such account debtor (excluding Wal Mart), exceeds twenty percent (20%) in face value of all Accounts of the Borrowers then outstanding, to the extent of such excess (provided, that the Accounts owed by Kmart shall not exceed $10,000,000 from the Closing Date through March 31, 2003 and $5,000,000 thereafter); or

                  (xiv) the Administrative Agent, in the exercise of its reasonable discretion, determines it to be ineligible.

         In addition to the foregoing, Eligible Accounts Receivable shall include such Accounts as the Borrowers shall request and that the Administrative Agent approves in advance, in writing and in its reasonable discretion.

         "Eligible Assignee" means (a) any Lender or Affiliate or Subsidiary of a Lender and (b) any other commercial bank, financial institution, institutional lender or "accredited investor" (as defined in Regulation D of the Securities and Exchange Commission) with a net worth of at least $2,000,000,000; provided, that, in the case of the Canadian Revolving Loans and other Canadian Obligations, (i) so long as no Event of Default has occurred and is continuing, any such Lender shall also be a Canadian Taxable Lender and (ii) upon the occurrence and during the continuance of an Event of Default, any such Lender shall be a financial institution meeting the requirements of clause (a) or (b) hereof, regardless of residence status.

         "Eligible Inventory" means (i) the aggregate gross amount of each Borrower's finished goods Inventory, valued at the lower of cost (on a FIFO basis) or market, which (A) is owned solely by such Borrower and with respect to which such Borrower has good, valid and marketable title, (B) is stored on property that is either (1) owned or leased by such Borrower or (2) owned or leased by a warehouseman that has contracted with such Borrower to store Inventory on such warehouseman's property or by a filler, processor or packer of such Borrower (provided that, with respect to Inventory stored on property leased by such Borrower, such Borrower shall have delivered in favor of the Administrative Agent an Acknowledgment Agreement from the landlord of such leased location, and, with respect to Inventory stored on property owned or leased by a warehouseman, filler, processor or packer, such Borrower shall have delivered to the Administrative Agent an Acknowledgment Agreement executed by such warehouseman, filler, processor or packer); or if not so stored, such Inventory (x) constitutes In-Transit Inventory or (y) has been consigned by the Company to the Canadian Borrower and is in the possession of the Canadian Borrower stored on property which otherwise meets the requirements of clause
(B)(1) or (2) above, provided, that the Company retains good, valid and marketable title thereto, the Administrative Agent will have a first priority, perfected security interest therein, U.S. and Canadian legal counsel shall provide satisfactory legal opinions as to the perfection of the Administrative Agent's security interest therein and such consignment arrangement has been documented in a manner reasonably satisfactory to the Administrative Agent; (C) is subject to a valid, enforceable and first priority perfected Lien in favor of the Administrative Agent subject to no other Liens, except, with respect to Inventory stored at sites described in clause (B), above for normal and customary landlord, warehouseman, filler, packer and processor charges); (D) is located in the United States or Canada; and (E) is not obsolete, slow moving or discontinued, and which otherwise conforms in all material respects to the warranties contained herein, less (ii) markdown reserves, less (iii) any goods returned or rejected by such Borrower's customers for which a credit has not yet been issued and goods in transit to third parties (other than to such Borrower's agents, landlords, warehouses, fillers, processors or packers that comply with clause (i)(B) above or which constitutes In-Transit Inventory), less (iv) damaged Inventory, less (v) any Inventory that is a no charge or sample item, less (vi) packaging supplies to the extent included in finished goods Inventory, less (vii) any reserves required by the Administrative Agent in its reasonable discretion for special order goods, less (viii) any Inventory which is held by a Borrower pursuant to consignment, sale or return, sale on approval or similar arrangement (it being understood that Eligible Inventory of a U.S. Borrower consigned to a Canadian Borrower pursuant to clause (i)(B)(y) immediately above shall constitute Eligible Inventory of such U.S. Borrower), less (ix) any Inventory that the Administrative Agent determines in its reasonable discretion to be ineligible. In addition to the foregoing, Eligible

Inventory shall include such items of such Borrower's Inventory as such Borrower shall request and that the Administrative Agent approves in advance, in writing and in its reasonable discretion.

         "Eligible Mexican Accounts Receivable" means Accounts of the Borrowers owed by account debtors in Mexico which, subject to clause (vii) of the definition herein of Eligible Accounts Receivable, constitute Eligible Accounts Receivable and (i) which have been originated by a Borrower or purchased by a Borrower from a Mexican Subsidiary pursuant to a valid and enforceable sales contract in form and substance satisfactory to the Administrative Agent, (ii) which provide for payment to be made by the account debtor by wire transfer directly to a bank account of the applicable Borrower located in the United States of America, which account shall be at Wachovia or with another bank so long as such account is subject to a Blocked Account Agreement with the Administrative Agent, (iii) which are subject to credit insurance, billing procedures and collection procedures, in each case acceptable to the Administrative Agent in its reasonable discretion, (iv) which have been collaterally assigned to the Administrative Agent in compliance in all material respects with the laws of Mexico, including, without limitation, all applicable notice requirements, (v) which are not evidenced by promissory notes or other negotiable instruments, (vi) which are subject to a valid, first priority security interest in favor of the Administrative Agent under the laws of Mexico and (vi) with respect to which the Administrative Agent has received an opinion of Mexican legal counsel to the Company in form and substance satisfactory to the Administrative Agent. In addition to the foregoing, Eligible Mexican Accounts Receivable shall include such of the Borrowers' Accounts owed by account debtors in Mexico as the Borrowers shall request and that the Administrative Agent approves in advance, in writing and in its reasonable discretion.

         "Eligible Trademarks" means those trademarks owned by the Borrowers, free and clear of any adverse claims, and listed on Schedule 1.1B hereto.

         "Eligible Trademarks Amount" means the most recent appraised value of the Eligible Trademarks reviewed and accepted by the Administrative Agent, provided that in no event shall the Eligible Trademarks Amount equal more than
(a) $15,000,000 for the period from the Closing Date through January 31, 2004,
(b) $10,000,000 for the period from February 1, 2004 through January 31, 2005 or
(c) $5,000,000 from February 1, 2005 through the Maturity Date.

         "Environmental Laws" means any current or future Requirement of Law of any Governmental Authority applicable to the Credit Parties pertaining to (a) the protection of health, safety, and the environment, (b) the conservation, management, or use of natural resources and wildlife, (c) the protection or use of surface water and groundwater or (d) the management, manufacture, possession, presence, use, generation, transportation, treatment, storage, disposal, release, threatened release, abatement, removal, remediation or handling of, or exposure to, any hazardous or toxic substance or material and includes, without limitation, the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 USC 9601 et seq., Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act of 1976 and Hazardous and Solid Waste Amendments of 1984, 42 USC 6901 et seq., Federal Water Pollution Control Act, as amended by the Clean Water Act of 1977, 33 USC 1251 et seq., Clean Air Act of 1966, as amended, 42 USC 7401 et seq., Toxic Substances Control Act of 1976, 15 USC 2601 et seq., Hazardous Materials Transportation Act, 49 USC App. 1801 et seq., Occupational Safety and Health Act of 1970, as amended, 29 USC 651 et seq., Oil Pollution Act of 1990, 33 USC 2701 et seq., Emergency

Planning and Community Right-to-Know Act of 1986, 42 USC 11001 et seq., National Environmental Policy Act of 1969, 42 USC 4321 et seq., Safe Drinking Water Act of 1974, as amended, 42 USC 300(f) et seq., the Canadian Environmental Protection Act 1999, S.C. 1999, c. 33 as amended, the Fisheries Act, R.S.C. 1985, c. F-14 as amended, the Transportation of Dangerous Goods Act, 1992, S.C. 1992, c. 34, the Environmental Protection Act, R.S.O. 1990, c. E.19 as amended, the Ontario Water Resources Act, R.S.O. 1990, c. O.40 as amended, the Technical Standards and Safety Act, 2000, S.O. 2000, c. 16 and all other applicable Canadian federal or provincial environmental statutes and municipal or regional bylaws pertaining to environmental matters, any analogous implementing or successor law, and any amendment, rule, regulation, order, legally enforceable guideline, or directive issued thereunder.

         "ERISA" means the U.S. Employee Retirement Income Security Act of 1974, as amended, and any successor statute thereto, as interpreted by the rules and regulations thereunder, all as the same may be in effect from time to time. References to sections of ERISA shall be construed also to refer to any successor sections.

         "ERISA Affiliate" means an entity, whether or not incorporated, which is under common control with the U.S. Borrowers within the meaning of Section 4001(a)(14) of ERISA, or is a member of a group which includes the U.S. Borrowers and which is treated as a single employer under Sections 414(b) or (c) of the Code.

         "ERISA Event" means (a) with respect to any Benefit Plan, the occurrence of a Reportable Event or the substantial cessation of operations (within the meaning of Section 4062(e) of ERISA); (b) the withdrawal of the U.S. Borrowers or any ERISA Affiliate from a Multiple Employer Plan during a plan year in which it was a substantial employer (as such term is defined in Section 4001(a)(2) of ERISA), or the termination of a Multiple Employer Plan; (c) the distribution of a notice of intent to terminate or the actual termination of a Single Employer Plan or Multiemployer Plan pursuant to Section 4041(a)(2) or 4041A of ERISA; (d) the institution of proceedings to terminate or the actual termination of a Single Employer Plan or a Multiemployer Plan by the PBGC under
Section 4042 of ERISA; (e) the termination of, or the appointment of a trustee to administer, any Single Employer Plan or Multiemployer Plan pursuant to
Section 4042 of ERISA; (f) the complete or partial withdrawal of the U.S. Borrowers or any ERISA Affiliate from a Multiemployer Plan; (g) the conditions for imposition of a Lien under Section 302(f) of ERISA exist with respect to any Single Employer Plan; or (h) the adoption of an amendment to any Single Employer Plan requiring the application of Section 307 of ERISA.

         "Eurodollar Loans" means Loans accruing interest at the Adjusted Eurodollar Rate. All Eurodollar Loans shall be made in U.S. dollars.

         "Eurodollar Rate" means, for the applicable Interest Period for each Eurodollar Loan comprising part of the same borrowing (including continuations and conversions), a per annum interest rate determined pursuant to the following formula:

                                  London Interbank Offered Rate
             Eurodollar Rate =   -----------------------------------
                                 1 - Eurodollar Reserve Percentage

         "Eurodollar Reserve Percentage" means for any day, that percentage (expressed as a decimal) which is in effect from time to time under Regulation D of the Board of Governors of the Federal Reserve System (or any successor), as such regulation may be amended from time to time or any successor regulation, as the maximum reserve requirement (including, without limitation, any basic, supplemental, emergency, special, or marginal reserves) applicable with respect to Eurocurrency liabilities as that term is defined in Regulation D (or against any other category of liabilities that includes deposits by reference to which the interest rate of Eurodollar Loans is determined), whether or not a Lender has any Eurocurrency liabilities subject to such reserve requirement at that time. Eurodollar Loans shall be deemed to constitute Eurocurrency liabilities and as such shall be deemed subject to reserve requirements without benefits of credits for proration, exceptions or offsets that may be available from time to time to a Lender. The Eurodollar Rate shall be adjusted automatically on and as of the effective date of any change in the Eurodollar Reserve Percentage.

         "Event of Default" means such terms as defined in Section 11.1.

         "Excess Availability" means at any time (a) the lesser of (i) the U.S. Revolving Loan Commitment and (ii) the U.S. Borrowing Base minus (b) the aggregate amount of (i) U.S. Revolving Loans outstanding plus (ii) the LOC Obligations.

         "Excluded Deferred Compensation Payments" means cash payments in connection with the termination of the Hamilton Beach/Proctor-Silex, Inc. Long Term Incentive Compensation Plan not to exceed $2,500,000 in the aggregate.

         "Existing Letters of Credit" means the letters of credit issued by Key Bank, National Association and as identified on Schedule 1.1C.

         "Face Amount" means, in respect of a Bankers' Acceptance, the amount payable to the holder thereof at maturity, and when used in relation to Bankers' Acceptances generally, includes the principal amount of any BA Equivalent Loans outstanding.

         "Federal Funds Rate" means, for any day, the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve Bank of New York, or if such rate is not released on any Business Day, the arithmetic average (rounded upwards to the next 1/100th of 1%), as determined by the Administrative Agent, of the quotations for the day of such transactions, received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.

         "Financial Statements" means such term as defined in Section 6.6.

         "Fixed Charge Coverage Ratio" means, as of the date of determination, the ratio of (i) Consolidated Adjusted EBITDA less Unfinanced Capital Expenditures less Consolidated Cash Taxes to (ii) total Consolidated Fixed Charges. The applicable period of computation shall be the trailing 12-month period ending as of the date of determination.

         "Funded Debt" means, with respect to any Person, without duplication,
(a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, or upon which interest payments are customarily made, (c) all obligations of such Person under conditional sale or other title retention agreements relating to property purchased by such Person (other than customary reservations or retentions of title under agreements with suppliers entered into in the ordinary course of business), (d) all obligations of such Person issued or assumed as the deferred purchase price of property or services purchased by such Person (other than trade debt incurred in the ordinary course of business and due within six months of the incurrence thereof) which would appear as liabilities on a balance sheet of such Person, (e) the principal portion of all obligations of such Person under Capital Leases, (f) the maximum amount of all letters of credit issued or bankers' acceptances facilities created for the account of such Person and, without duplication, all drafts drawn thereunder (to the extent unreimbursed), (g) all preferred Capital Stock issued by such Person and required by the terms thereof to be redeemed, or for which mandatory sinking fund payments are due, by a fixed date prior to 180 days following the Maturity Date, (h) the principal portion of all obligations of such Person under off-balance sheet financing arrangements (including synthetic leases but excluding true operating leases), (i) all Indebtedness of another Person of the type referred to in clauses (a) through (h) above secured by (or for which the holder of such Funded Debt has an existing right, contingent or otherwise, to be secured by) any Lien on, or payable out of the proceeds of production from, property owned or acquired by such Person, whether or not the obligations secured thereby have been assumed, (j) all Guaranty Obligations of such Person with respect to Indebtedness of the type referred to in clauses (a) through (h) above of another Person and (k) Indebtedness of the type referred to in clauses
(a) through (h) above of any partnership or unincorporated joint venture in which such Person is legally obligated or has a reasonable expectation of being liable with respect thereto.

         "Funded Derivative Reserve" means the most recent determination of the Derivative Reserve for the Closing Date Interest Rate Protection Agreements as reflected on the Company's most recent Borrowing Base Certificate.

         "Government Acts" means such term as defined in Section 2.2(k)(i).

         "Governmental Authority" means any Federal, State, Provincial, local or foreign court or governmental agency, authority, instrumentality or regulatory body.

         "Grupo" means Grupo HB/PS, Sociedad Anonima de Capital Variable, a Mexican Subsidiary of the Company.

         "Guarantor" means any U.S. Borrower.

         "Guaranty Agreements" means the Guaranty Agreement in the form attached hereto as Exhibit B executed by the U.S. Borrowers with respect to the obligations of the Canadian Borrowers and any future Guaranty Agreement executed in accordance with the terms of this Agreement, as each such Guaranty Agreement may be amended, modified or replaced from time to time.

         "Guaranty Obligations" of any Person means any obligations (other than (a) endorsements in the ordinary course of business of negotiable instruments for deposit or collection, (b) obligations arising under the Guaranty Agreements and (c) obligations arising under guaranties by a U.S. Credit Party of another U.S. Credit Party or by a Canadian Credit Party of another Canadian Credit Party) guaranteeing or intended to guarantee any Indebtedness, leases, dividends or other obligations of any other Person in any manner, whether direct or indirect, and including, without limitation, any obligation, whether or not contingent to, (i) purchase any such Indebtedness or other obligation or any property constituting security therefor, (ii) advance or provide funds or other support for the payment or purchase of such Indebtedness or obligation or to maintain working capital, solvency or other balance sheet condition of such other Person (including, without limitation, keep well agreements, maintenance agreements, comfort letters or similar agreements or arrangements), (iii) lease or purchase property, securities or services primarily for the purpose of assuring the owner of such Indebtedness or obligation, or (iv) otherwise assure or hold harmless the owner of such Indebtedness or obligation against loss in respect thereof.

         "Hamilton Beach Mexico" means Hamilton Beach/Proctor-Silex de Mexico Sociedad Anonima de Capital Variable, a Mexican Subsidiary of the Company

         "Hedging Agreements" means any interest rate protection agreement, foreign currency exchange agreement, commodity purchase or option agreement or other interest or exchange rate or commodity price hedging agreements.

         "Highest Lawful Rate" means, at any given time during which any Obligations shall be outstanding hereunder, the maximum nonusurious interest rate, if any, that at any time or from time to time may be contracted for, taken, reserved, charged or received on the indebtedness under this Credit Agreement, under the laws of the State of New York (or the law of any other jurisdiction whose laws may be mandatorily applicable notwithstanding other provisions of this Credit Agreement and the other Credit Documents), or under applicable United States or Canadian federal laws which may presently or hereafter be in effect and which allow a higher maximum nonusurious interest rate than under New York or such other jurisdiction's law, in any case after taking into account, to the extent permitted by applicable law, any and all relevant payments or charges under this Credit Agreement and any other Credit Documents executed in connection herewith, and any available exemptions, exceptions and exclusions. Without limiting the generality of the foregoing, in relation to any amount payable hereunder by any Canadian Borrower or to any Canadian Lender, "Highest Lawful Rate" shall mean a rate of "interest" on the "credit advanced", calculated in accordance with the definition of "criminal rate" (all such terms being used herein as defined by section 347 of the Criminal Code of Canada or any successor provision in force at the relevant time) equal to 59%.

         "Holdings" means HB-PS Holding Company, Inc., a Delaware corporation.

         "Holdings Pledge Agreement" means the Pledge Agreement, of even date herewith, between the Administrative Agent and Holdings, in the form attached hereto as Exhibit R, as amended, supplemented or otherwise modified from time to time.

         "Indebtedness" means, with respect to any Person, without duplication,
(a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, or upon which interest payments are customarily made, (c) all obligations of such Person under conditional sale or other title retention agreements relating to property purchased by such Person (other than customary reservations or retentions of title under agreements with suppliers entered into in the ordinary course of business), (d) all obligations of such Person issued or assumed as the deferred purchase price of property or services purchased by such Person (other than trade debt incurred in the ordinary course of business and due within six months of the incurrence thereof) which would appear as liabilities on a balance sheet of such Person, (e) all obligations of such Person under take-or-pay or similar arrangements or under commodities agreements, (f) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on, or payable out of the proceeds of production from, property owned or acquired by such Person, whether or not the obligations secured thereby have been assumed, (g) all guaranties of such Person with respect to Indebtedness of the type referred to in this definition of another Person, (h) the principal portion of all obligations of such Person under Capital Leases, (i) the net amount of all obligations of such Person under Hedging Agreements, (j) the maximum amount of all letters of credit issued or bankers' acceptances facilities created for the account of such Person and, without duplication, all drafts drawn thereunder (to the extent unreimbursed),
(k) all preferred Capital Stock issued by such Person and required by the terms thereof to be redeemed, or for which mandatory sinking fund payments are due, by a fixed date, (l) the principal portion of all obligations of such Person under off-balance sheet financing arrangements (including synthetic leases but excluding true operating leases) and (m) the Indebtedness of any partnership or unincorporated joint venture in which such Person is a general partner or a joint venturer.

         "Initial Current Derivative Exposure" means the Current Derivative Exposure as of March 31, 2003 for the Closing Date Interest Rate Protection Agreements.

         "Interest Payment Date" means (a) as to all Loans, other than Eurodollar Loans, the last day of each month, (b) as to Eurodollar Loans having an Interest Period of three months or less, the last day of each applicable Interest Period and (c) as to Eurodollar Loans having an Interest Period longer than three months, each day which is three months after the first day of the Interest Period and the last day of such Interest Period; provided, that if an Interest Payment Date falls on a date which is not a Business Day, such Interest Payment Date shall be deemed to be the next succeeding Business Day, except that in the case of an Interest Period where the next succeeding Business Day falls in the next succeeding calendar month, then on the next preceding Business Day.

         "Interest Period" means, with respect to Eurodollar Loans, a period of one, two, three or six month's duration, as the Borrowers may elect from time to time, commencing, in each case, on the date of the borrowing (or continuation or conversion thereof); provided, however, (a) if any Interest Period would end on a day which is not a Business Day, such Interest Period shall be extended to the next succeeding Business Day (except that where the next succeeding Business Day falls in the next succeeding calendar month, then on the next preceding Business
Day), (b) no Interest Period shall extend beyond the Maturity Date and (c) where an Interest Period begins on a day for which there is no numerically corresponding day in the calendar month in which the Interest Period is to end, such Interest Period shall end on the last Business Day of such calendar month.

         "Interest Rate Protection Agreement" means any interest rate protection agreement or any other interest rate derivative product arrangement between any Borrower and any Lender, or any affiliate of a Lender.

         "In-Transit Inventory" means Inventory of a Borrower which is in transit to such Borrower (a) aboard trucks or other transport vehicles within the United States or Canada owned or leased by a Borrower or by a common carrier that has delivered in favor of the Administrative Agent an acknowledgement and lien waiver agreement in form and substance satisfactory to the Administrative Agent or (b) at sea or by inland waterway to, or at a port in, the United States or Canada so long as, with respect to Inventory in transit at sea or by inland waterway, the applicable bill of lading shall run to the order of the Administrative Agent and shall promptly be furnished to the applicable freight forwarder and, with respect to Inventory at a port, the applicable freight forwarder shall have delivered in favor of the Administrative Agent an acknowledgement and lien waiver agreement in form and substance satisfactory to the Administrative Agent.

         "Inventory" means all of each Borrower's inventory, including without limitation, (i) all raw materials, work in process, parts, components, assemblies, supplies and materials used or consumed in the Borrowers' business;
(ii) all goods, wares and merchandise, finished or unfinished, held for sale; and (iii) all goods returned to or repossessed by the Borrowers.

         "Inventory Appraisal" means an appraisal of the Inventory performed by an appraiser selected by the Administrative Agent, in form and substance reasonably satisfactory to the Administrative Agent. The Administrative Agent will promptly notify the Company if it selects an appraiser other than Ozer Valuation Services, LLC and shall disclose the identity of such appraiser to the Company.

         "Investment" means, with respect to any Person, (a) the acquisition (whether for cash, property, services, assumption of Indebtedness or securities or otherwise) of assets comprising a business, shares of capital stock, bonds, notes, debentures, partnership or other ownership interests or other securities of another Person, (b) any deposit with, or advance, loan or other extension of credit to, such other Person (other than deposits made in the ordinary course of business and trade credit extended to Consolidated Parties so long as it does not constitute Indebtedness)) or (c) any other investment in such other Person, including without limitation, any Guaranty Obligation for the benefit of such other Person.

         "Issuing Lender" means Wachovia and, with respect to the Existing Letters of Credit, Key Bank, National Association.

         "Issuing Lender Fee" means such term as defined in Section 4.5(b)(ii).

         "Joinder Agreement" means the form of Joinder Agreement to be executed by each new Borrower under the Credit Agreement pursuant to Section 7.11 hereof, substantially in the form of Exhibit N hereto.

         "Landlord Agreement" means a Landlord Lien Waiver Agreement, substantially in the form of Exhibit C hereto, between a Credit Party's landlord and the Administrative Agent.

         "Lender Hedging Agreement" means any Hedging Agreement between any Borrower and any Lender, or any affiliate of a Lender.

         "Lenders" means U.S. Lenders and Canadian Lenders.

         "Letter of Credit" means a Letter of Credit issued for the account of a U.S. Borrower or one of its U.S. Subsidiaries by the Issuing Lender pursuant to the LOC Subfacility as referenced in Section 2.2, as such Letter of Credit may be amended, modified, extended, renewed or replaced, and the Existing Letters of Credit.

         "Letter of Credit Fee" means such term as defined in Section 4.5(b).

         "Leverage Ratio" means, as of the date of determination, the ratio of
(a) Average Consolidated Funded Debt to (b) Consolidated Adjusted EBITDA. The applicable period of computation shall be the trailing 12-month period ending as of the date of determination.

         "Licensor Consent" means a consent substantially in the form of Exhibit Q hereto (or such other form as shall be reasonably acceptable to the Administrative Agent) given by the licensor of any intellectual property licensed to a Credit Party.

         "Lien" means any mortgage, pledge, hypothecation, collateral assignment, security deposit arrangement, security interest, encumbrance, lien (statutory or otherwise), hypothec, preference, priority, or charge of any kind (including any agreement to give any of the foregoing, any conditional sale or other title retention agreement, any financing or similar statement filed under the Uniform Commercial Code as adopted and in effect in the relevant jurisdiction, the PPSA, or other similar recording or notice statute, and any lease in the nature thereof).

         "Loans" means the Revolving Loans (or a portion of any Revolving Loan), individually or collectively, as appropriate.

         "LOC Documents" means, with respect to any Letter of Credit, such Letter of Credit, any amendments thereto, any documents delivered thereunder, and any other agreements, instruments, guarantees or other documents (whether general in application or applicable only to such Letter of Credit) governing or providing for (a) the rights and obligations of the parties concerned or at risk or (b) any collateral security for such obligations.

         "LOC Obligations" means, at any time, the sum of (a) the maximum amount which is, or at any time thereafter may become, available to be drawn under all Letters of Credit then outstanding, assuming compliance with all requirements for drawings referred to in such Letters of Credit plus (b) the aggregate amount of all drawings under Letters of Credit honored by the Issuing Lender but not theretofore reimbursed.

         "LOC Subfacility" means the Letter of Credit subfacility established pursuant to Section 2.2.

         "Lockbox Agreement" means such term as defined in Section 3.1(b).

         "Lockbox Letter" means a letter agreement between a depository bank and the Administrative Agent, substantially in the form attached hereto as Exhibit I-1.

         "London Interbank Offered Rate" means, with respect to any Eurodollar Loan for the Interest Period applicable thereto, the rate of interest per annum (rounded upwards, if necessary, to the nearest 1/100 of 1%) appearing on Telerate Page 3750 (or any successor page) as the London interbank offered rate for deposits in U.S. dollars at approximately 11:00 a.m. (London time) two (2) Business Days prior to the first day of such Interest Period for a term comparable to such Interest Period; provided, however, if more than one rate is specified on Telerate Page 3750 (or any successor page), the applicable rate shall be the arithmetic mean of all such rates. If, for any reason, such rate is not available, the term "London Interbank Offered Rate" shall mean, with respect to any Eurodollar Loan for the Interest Period applicable thereto, the rate of interest per annum (rounded upwards, if necessary, to the nearest 1/100 of 1%) appearing on Reuters Screen LIBO Page as the London interbank offered rate for deposits in U.S. dollars at approximately 11:00 a.m. (London time) two (2) Business Days prior to the first day of such Interest Period for a term comparable to such Interest Period; provided, however, if more than one rate is specified on Reuters Screen LIBO Page, the applicable rate shall be the arithmetic mean of all such rates.

         "Mandatory Borrowing" means such term as defined in Section 2.2(e).

         "Material Adverse Effect" means a material adverse effect, after taking into account any applicable insurance (to the extent the provider of such insurance has the financial ability to support its obligations with respect thereto and is not disputing or refusing to acknowledge same), on (a) the business, assets, operations, or financial condition of the Consolidated Group, taken as a whole, (b) the ability of (i) the U.S. Borrowers to perform their obligations under this Credit Agreement or any of the other Credit Documents,
(ii) the Canadian Borrowers to perform their obligations under this Credit Agreement or any other Credit Documents, or (iii) the Credit Parties, taken as a whole, to perform their obligations under this Agreement or any of the other Credit Documents, (c) the Collateral or (d) the validity or enforceability of this Agreement, any of the other Credit Documents, or the rights and remedies of the Lenders hereunder or thereunder, taken as a whole.

         "Material Contract" means any written contract or other arrangement to which any Borrower or any of its Subsidiaries is a party as to which the breach, nonperformance, termination, cancellation or failure to renew by any party thereto could reasonably be expected to have a Material Adverse Effect.

         "Maturity Date" means the third anniversary of the Closing Date.

         "Mexican Property" means the real estate owned by Hamilton Beach Mexico, located at Parque Industrial Amistad Calle, 17-3626 Saltillo, Coahuila, Mexico C.P. 25017.

         "Mexican Property Financing" means (i) the sale and leaseback of any Mexican Property, or (ii) the mortgage financing of any Mexican Property.

         "Mexican Special Purpose Subsidiary" means any special purpose entity formed by the Company or by an existing Mexican Subsidiary for the purpose of creating Eligible Mexican Accounts Receivable.

         "Mexican Subsidiaries" means, collectively, Grupo, Hamilton Beach Mexico and Proctor-Silex Mexico and any Mexican Special Purpose Subsidiary.

         "Multiemployer Plan" means a Plan which is a multiemployer plan as defined in Sections 3(37) or 4001(a)(3) of ERISA.

         "Multiple Employer Plan" means a Plan (other than a Multiemployer Plan) which the U.S. Borrowers or any ERISA Affiliate and at least one other employer other than any U.S. Borrower or any ERISA Affiliate are contributing sponsors.

         "NACCO" means NACCO Industries, Inc., a Delaware corporation.

         "Net Orderly Liquidation Value" means the appraised orderly liquidation value of Eligible Inventory, net of all costs, fees and expenses of such liquidation as determined from time to time pursuant to an Inventory Appraisal.

         "Notes" means the Revolving Credit Notes, individually or collectively, as appropriate.

         "Notice of Borrowing" means the request by a Borrower for a Revolving Loan in the form of Exhibit D.

         "Notice of Continuation/Conversion" means a request by (a) the U.S. Borrowers to (i) continue an existing Eurodollar Loan, (ii) convert a U.S. Base Rate Loan to a Eurodollar Loan, or (iii) convert a Eurodollar Loan to a U.S. Base Rate Loan or (b) the Canadian Borrowers to (i) continue a maturing Bankers' Acceptance to a new maturity date, (ii) convert a maturing Bankers' Acceptance to a Canadian Prime Rate Loan, (iii) convert a Canadian Prime Rate Loan to a Bankers' Acceptance, (iv) continue an existing Eurodollar Loan, (v) convert a CA U.S. Base Rate Loan to a Eurodollar Loan or (vi) convert a Eurodollar Loan to a CA U.S. Base Rate Loan, in the form of Exhibit D.

         "Obligations" means the Loans, any other loans and advances or extensions of credit made or to be made by any Lender to any Borrower, or to others for any Borrower's account in each case pursuant to the terms and provisions of this Credit Agreement, together with interest thereon (including interest which would be payable as post-petition interest in connection with any bankruptcy or similar proceeding) and, including, without limitation, any reimbursement obligation or indemnity of the Borrowers on account of Letters of Credit, all other Letter of Credit Obligations and all BA Obligations and all indebtedness, fees, liabilities and obligations which may at any time be owing by any Borrower to any Lender (or an Affiliate of any Lender) in each case pursuant to this Credit Agreement or any other Credit Document, whether now in existence or incurred by a Borrower from time to time hereafter, whether unsecured or secured by pledge, Lien upon or security interest in any of a Borrower's assets or property or the assets or property of any other Person, whether such indebtedness is absolute or contingent, joint or several, matured or unmatured, direct or indirect and whether such Borrower is liable to such Lender (or such Affiliate) for such indebtedness as principal, surety, endorser, guarantor or otherwise. Obligations shall also include any other indebtedness owing to any Lender (or an Affiliate of any Lender) by any Borrower under this Credit Agreement and the other Credit Documents, any Borrower's liability to any Lender (or an Affiliate of any Lender) pursuant to this Credit Agreement as maker or endorser of any promissory note or other instrument for the payment of money, any Borrower's liability to any Lender (or an Affiliate of any Lender) pursuant to this Credit Agreement or any other Credit Document under any instrument of guaranty or indemnity, or arising under any guaranty, endorsement or undertaking which any Lender (or an Affiliate of any Lender) may make or issue to others for any such Borrower's account pursuant to this Credit Agreement, including any accommodation extended with respect to applications for Letters of Credit, all liabilities and obligations owing from any Borrower to any Lender, or any Affiliate of a Lender, arising under Lender Hedging Agreements, all liabilities and obligations now or hereafter arising from or in connection with any Cash Management Products, and all obligations of the Guarantors to any Lender (or an Affiliate of any Lender) and the Administrative Agent arising under or in connection with the Guaranty Agreement or any other Credit Document, including, without limitation, the Guaranteed Obligations (as defined in any Guaranty Agreement).

         "Overadvance" means such term as defined in Section 2.1(c).

         "Participation Interest" means a participation in Letters of Credit or LOC Obligations purchased pursuant to Section 2.2 or in Loans or BA Obligations purchased pursuant to Section 4.6 or Section 11.3.

         "PBGC" means the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA, and any successor thereof.

         "Permitted Investments" means:

                  (a)      cash and Cash Equivalents;

                  (b) money market investment programs that invest exclusively in Cash Equivalents and that are classified as a current asset in accordance with U.S. GAAP and that are administered by broker-dealers reasonably acceptable to the Administrative Agent;

                  (c) Investments by (i) U.S. Credit Parties in Canadian Credit Parties not to exceed $5,000,000 in the aggregate outstanding at any time (which $5,000,000 limitation will include loans made pursuant to Section 9.1(e)(iii)), (ii) Consolidated Parties in U.S. Credit Parties; provided that the amount of the proceeds of Canadian Loans invested in U.S. Credit Parties by the Canadian Borrower shall not exceed the amount permitted by Section 9.1(e) and may only be invested in the U.S. Credit Parties if the conditions in Section 9.1(e) are satisfied, and (iii) Consolidated Parties (other than Credit Parties) in Consolidated Parties;

                  (d) loans or advances in the usual and ordinary course of business to officers, directors and employees for expenses incidental to carrying on the business of the Credit Parties, including, without, limitation, travel, entertainment, relocation and other reasonable expenses associated with employee, officer, or director compensation and perquisites;

                  (e) accounts receivable arising from the sale of goods and services in the ordinary course of business of the Credit Parties;

                  (f) Investments received in settlement of debts (created in the ordinary course of business) owing to a Credit Party;

                  (g) Investments existing on the Closing Date and set forth on Schedule 1.1D attached hereto;

                  (h) Investments to the extent permitted pursuant to Sections 9.1, 9.2, 9.4, 9.5, 9.7 and 9.11;

                  (i) promissory notes issued as consideration in connection with asset sales and other dispositions permitted hereunder;

                  (j) Investments in deposit accounts opened in the ordinary course of business;

                  (k) Investments in the Mexican Subsidiaries not to exceed $3,000,000 in the aggregate for the term of this Credit Agreement;

                  (l) Investments of a nature not contemplated by the foregoing clauses hereof not to exceed $3,000,000 in the aggregate for the term of this Credit Agreement; and

                  (m) such other Investments as the Administrative Agent and the Required Lenders may approve in their reasonable discretion.

         "Permitted Liens" means:

                  (a) Liens in favor of the Agents, the Issuing Lender and the Lenders pursuant to any Credit Document or any Lender Hedging Agreement;

                  (b) Liens for taxes, assessments, charges or other government levies not yet due or as to which the period of grace, if any, related thereto has not expired or which are being contested in good faith by appropriate proceedings for which adequate reserves determined in accordance with U.S. GAAP have been established;

                  (c) Liens in respect of property imposed by law arising in the ordinary course of business such as landlord's, materialmen's, mechanics', warehousemen's, supplier's or vendor's and other like Liens provided that such Liens secure only amounts not delinquent by more than 60 days or which are being contested in good faith by appropriate actions or proceedings and for which adequate reserves have been established;

                  (d) pledges or deposits made to secure payment of workers' compensation insurance, unemployment insurance, pensions or social security programs and deposits securing liability to insurance carriers under insurance or self-insurance arrangements;

                  (e) Liens arising from good faith deposits in connection with or to secure performance of tenders, legal or other statutory obligations, surety and appeal bonds, bids, leases, government contracts, performance and return-of-money bonds and other similar obligations incurred in the ordinary course of business (other than obligations in respect of the payment of borrowed money);

                  (f) easements, covenants, rights-of-way, restrictions (including zoning restrictions, municipal ordinances, entitlements, land use and environmental regulations), minor defects or irregularities in title (including reservations, limitations, provisos and conditions expressed in original grants from the Crown or other grants of real or immovable property, or interests therein) and other similar charges or encumbrances not impairing, in any material respect, the use of such property for its intended purposes or interfering, in any material respect, with the ordinary conduct of business of the Credit Parties;

                  (g) Liens securing purchase money Indebtedness (including Capital Leases) (it being understood for the purposes of this Agreement that conditional sales contracts shall constitute purchase money indebtedness) permitted by Section 9.1(d);

                  (h) Liens existing on property or assets of any Credit Party as of the date of this Agreement and disclosed on Schedule 1.1E; provided that the Liens set forth on Schedule 1.1E shall not extend to or secure any Indebtedness other than any such Indebtedness outstanding on the date hereof;

                  (i) judgments and other similar Liens arising in connection with court proceedings to the extent such judgments do not constitute Events of Default; provided the execution or other enforcement of such Lien is effectively stayed or the claims secured thereby are being actively contested in good faith and by appropriate proceedings;

                  (j) any interest or title of a lessor in the property subject to any Capital Lease or operating lease; and

                  (k) Liens on the Mexican Property to secure the Indebtedness permitted to be incurred hereunder pursuant to Section 9.1(k).

         "Person" means any individual, Business Entity or any government or political subdivision or any agency, department or instrumentality thereof.

         "Plan" means any employee benefit plan (as defined in Section 3(3) of ERISA) which is covered by ERISA and with respect to which the U.S. Borrowers or any ERISA Affiliate is (or, if such plan were terminated at such time, would under Section 4069 of ERISA be deemed to be) an "employer" within the meaning of
Section 3(5) of ERISA.

         "Pledge Agreement" means the Pledge Agreement, of even date herewith, between the Administrative Agent and the U.S. Borrowers, in the form attached hereto as Exhibit O, as amended, supplemented or otherwise modified from time to time.

         "Pledged Collateral" shall have the meaning given to such term in the Pledge Agreement.

         "PPSA" means the Personal Property Security Act in effect from time to time in Ontario, Canada (or such other analogous statute in effect from time to time in any other province or territory of Canada, as applicable).

         "Pre-Bankruptcy Kmart Accounts" means Accounts of Kmart with respect to Inventory sold to Kmart prior to Kmart filing a voluntary petition for bankruptcy on January 22, 2002.

         "Proctor-Silex Mexico" means Proctor-Silex de Mexico Sociedad Anonima de Capital Variable, a Mexican Subsidiary of the Company.

         "Property" means any Real Estate, personal property or other asset owned, leased or operated by any Credit Party or any of its Subsidiaries, as applicable.

         "Real Estate" means the real property owned or leased by the Credit Parties described in Schedule 6.16 attached hereto, together with all improvements and structures thereon.

         "Regulation U or X" means Regulation U or X, respectively, of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor to all or a portion thereof establishing reserve requirements.

         "Replacement Lender" has the meaning set forth in Section 4.15.

         "Reportable Event" means any of the events set forth in Section 4043(c) of ERISA, other than those events as to which the notice requirement has been waived by regulation.

         "Required Lenders" means Lenders whose aggregate Credit Exposure (as hereinafter defined) constitutes at least 51% of the aggregate Credit Exposure of all Lenders at such time; provided, that if any Lender shall be a Defaulting Lender at such time then there shall be excluded from the determination of Required Lenders at such time the aggregate principal amount of Credit Exposure of such Lender at such time. For purposes of the preceding sentence, the term "Credit Exposure" as applied to each Lender shall mean (a) at any time prior to the termination of the Commitments, the sum of (i) the U.S. Revolving Loan Commitment Percentage of such Lender multiplied by the U.S. Revolving Loan Commitments, plus (ii) the Canadian Revolving Loan Commitment Percentage of such Lender multiplied by the Canadian Revolving Loan Commitments, and (b) at any time after the termination of the Commitments, the sum of (i) the principal balance of outstanding Revolving Loans of such Lender, plus (ii) the Face Amount of all Bankers' Acceptances created by such Lender, plus (iii) such Lender's Participation Interests in the face amount of outstanding Letters of Credit. In determining each Lender's Credit Exposure as set forth above, amounts denominated in Canadian Dollars shall be converted into U.S. Dollars based on an exchange rate determined by the Administrative Agent in accordance with its normal practices.

         "Requirement of Law" means, as to any Person, the articles or certificate of incorporation and by-laws or other organizational or governing documents of such Person, and any law, treaty, rule or regulation or final, non-appealable determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or to which any of its property is subject.

         "Restricted Payment" means (i) any cash dividend or other cash distribution, direct or indirect, on account of any shares of any class of Capital Stock of any member of the Consolidated Group, now or hereafter outstanding, (ii) any redemption, retirement, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any shares of any class of Capital Stock of any member of the Consolidated Group now or hereafter outstanding by such member of the Consolidated Group, except for any redemption, retirement, sinking funds or similar payment payable solely in such shares of that class of stock or in any class of stock junior to that class,
(iii) any cash payment made to redeem, purchase, repurchase or retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire any shares of any class of Capital Stock of any member of the Consolidated Group now or hereafter outstanding or (iv) any payment to any Affiliate of any Credit Party, including, without limitation, any management fees payable to any Affiliate, except to the extent otherwise expressly permitted in this Credit Agreement.

         "Revolving Credit Notes" means the promissory notes of the Borrowers in favor of each Lender evidencing the Revolving Loans and substantially in the form of Exhibit F, as such promissory notes may be amended, modified, supplemented or replaced from time to time.

         "Revolving Loan Commitments" means the U.S. Revolving Loan Commitment and the Canadian Revolving Loan Commitment.

         "Revolving Loans" means the loans made pursuant to Section 2.1 and 2.3, which may be U.S. Revolving Loans and/or Canadian Revolving Loans.

         "Schedule I Bank" means a chartered bank listed in Schedule I to the Bank Act (Canada).

         "Security Agreements" means the Canadian Security Agreement and the U.S. Security Agreement.

         "Security Documents" means, collectively, the Security Agreements, the Pledge Agreement, the Holdings Pledge Agreement, any Acknowledgment Agreements and any Lockbox Agreement.

         "Senior Financial Officers" means the Senior Vice President, Finance and Chief Financial Officer; Treasurer; or Assistant Treasurer of the Company or any other Credit Party.

         "Senior Management Members" means the President and Chief Executive Officer; Vice President, Engineering and New Product Development; Vice President, General Counsel and Secretary; Vice President, Marketing; Vice President, Manufacturing; and Senior Vice President, Sales of the Company.

         "Senior Officers" means each of the Senior Financial Officers and each Senior Management Member and any other senior executive officer or similar senior official of any of the Credit Parties responsible for administration of the obligations of any such Credit Parties under or arising from or related to this Credit Agreement.

         "Settlement Period" means such term as defined in Section 2.7(a) and
(b).

         "Single Employer Plan" means any Plan which is covered by Title IV of ERISA, but which is not a Multiemployer Plan or a Multiple Employer Plan.

         "Solvent" means, with respect to any Person as of a particular date, that as of such date (a) such Person is able to pay its debts and other liabilities, contingent obligations and other commitments as they mature in the normal course of business, (b) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person's ability to pay as such debts and liabilities mature in their ordinary course, (c) such Person is not engaged in a business or a transaction, and is not about to engage in a business or a transaction, for which such Person's assets would constitute unreasonably small capital after giving due consideration to the prevailing practice in the industry in which such Person is engaged or is to engage, (d) the fair value of the assets of such Person is greater than the total amount of liabilities, including, without limitation, contingent liabilities (without duplication of any underlying liability related thereto), of such Person with such assets being valued and liabilities being determined consistent with the standards applicable under Section 101(32) of the Bankruptcy Code and Section 2 of the Uniform Fraudulent Transfer Act, and (e) the present fair saleable value of the assets of such Person (on a going-concern basis) is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured. In computing the amount of contingent liabilities at any time, it is intended that such liabilities will be computed at the amount which, in light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

         "Special Dividend" means a dividend made by the Company pursuant to
Section 9.11(b)(ii)(B).

         "Subordinated Debt" means unsecured Indebtedness incurred by Holdings, the Company or any other Credit Party, which, in each case, is expressly subordinated and made junior to the payment and performance in full of the Obligations and contains terms and conditions satisfactory to the Required Lenders; provided that Indebtedness from a Credit Party to any direct or indirect owner of the Company that is evidenced by a promissory note substantially in the form of Exhibit S shall constitute Subordinated Debt for all purposes hereunder.

         "Subsidiary" of any Person means (a) any corporation more than 50% of whose stock of any class or classes having by the terms thereof ordinary voting power to elect a majority of the directors of such corporation (irrespective of whether or not at the time, any class or classes of the capital stock of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time owned by such Person directly or indirectly through Subsidiaries of such Person, and (b) any partnership, association, joint venture or other entity in which such Person directly or indirectly through Subsidiaries of such Person has more than 50% of the equity interest at any time.

         "SunTrust Account" means Account No. 1000007622060, Routing No. 061000104, established and maintained in the name of the U.S. Borrowers at SunTrust Bank, in Richmond, Virginia, or such other bank as the U.S. Borrowers may elect with the consent of the Administrative Agent as secured party thereon.

         "Tax Sharing Agreement" means that certain Amended Tax Sharing Agreement dated as of May 14, 1997 among the affiliated group of corporations, within the meaning of Section 1504(a) of the Code, of which NACCO is the common parent.

         "Termination Event" means (i) a Reportable Event with respect to any Benefit Plan or Multiemployer Plan; (ii) the withdrawal of any U.S. Borrower or any ERISA Affiliate from a Benefit Plan during a plan year in which such entity was a "substantial employer" as defined in Section 4001(a)(2) of ERISA; (iii) the providing of notice of intent to terminate a Benefit Plan pursuant to
Section 4041 of ERISA; (iv) the institution by the PBGC of proceedings to terminate a Benefit Plan or Multiemployer Plan; (v) any event or condition (a) which is reasonably likely to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Benefit Plan or Multiemployer Plan, or (b) that is reasonably likely to result in termination of a Multiemployer Plan pursuant to Section 4041A of ERISA; or (vi) the partial or complete withdrawal within the meaning of Sections 4203 and 4205 of ERISA, of any U.S. Borrower or any ERISA Affiliate from a Multiemployer Plan.

         "Total Borrowing Base" means a U.S. dollar amount equal to the sum of the U.S. Borrowing Base and the Canadian Borrowing Base.

         "UCC" means such term as defined in Section 1.3.

         "Unfinanced Capital Expenditures" means, for any period, all Capital Expenditures not financed from proceeds of Consolidated Funded Debt (other than Loans made under this Agreement).

         "Unused Fees" means such term as defined in Section 4.5(a).

         "U.S. Base Rate" means the higher of (a) the Federal Funds Rate plus 0.5% or (b) the U.S. Prime Rate; provided, however, that if in the reasonable judgment of the Administrative Agent the Federal Funds Rate cannot be determined then the U.S. Prime Rate shall apply until the circumstances giving rise to such inability to determine the Federal Funds Rate no longer exist. Any change in the U.S. Base Rate due to a change in the U.S. Prime Rate or the Federal Funds Rate shall be effective as of the opening of business on the effective day of such change in the U.S. Base Rate or the Federal Funds Rate, respectively.

         "U.S. Base Rate Loans" means any Loans accruing interest based on the U.S. Base Rate.

         "U.S. Borrowers" means the Company and such other Persons organized under the laws of, and resident in, the United States that become parties hereto pursuant to a Joinder Agreement in accordance with Section 7.11.

         "U.S. Borrowing Base" means a U.S. dollar amount equal to the sum of
(a) an amount equal to the product of (i) 85% multiplied by (ii) the Eligible Accounts Receivable of the U.S. Borrowers, plus (b) the U.S. Eligible Inventory Amount, plus (c) the Eligible Trademarks Amount minus (d) $10,000,000, minus (e) the Derivative Reserve minus (f) other reserves established by the Administrative Agent from time to time in its sole discretion. Subject to the relevant terms and provisions set forth herein, the Administrative Agent at all times shall be entitled to adjust the advance rates and standards of eligibility under this Credit Agreement in its sole discretion. Promptly, and in any event within ten Business Days' thereafter, the Administrative Agent will notify the Company if it establishes reserves or if it adjusts the advance rates and standards of eligibility under this Credit Agreement.

         "U.S. Collateral" means any and all assets and rights and interests in or to property of the U.S. Credit Parties pledged from time to time as security for the Obligations pursuant to the Security Documents whether now owned or hereafter acquired.

         "U.S. Credit Parties" means the U.S. Borrowers and all of their U.S. Subsidiaries whether direct or indirect and whether now owned or hereafter acquired, excluding Altoona.

         "U.S. Dollar Equivalent" means such term as defined in Section 1.4.

         "U.S. Eligible Inventory Amount" means, on any date of determination, the lesser of (a) $60,000,000 (minus the amount of Eligible Inventory then included in the Canadian Borrowing Base) and (b) the product of (i) the Applicable Inventory Percentage applicable on such date multiplied by (ii) the Eligible Inventory of the U.S. Borrowers as of such date.

         "U.S. GAAP" means generally accepted accounting principles in the United States applied on a consistent basis and subject to the terms of Section 1.2.

         "U.S. Lenders" means the Lenders identified as such on Schedule 1.1A and such other Lenders as may be added in accordance with the terms of this Agreement.

         "U.S. Lockbox" means such term as defined in Section 3.1(a).

         "U.S. Lockbox Account" means such term as defined in Section 3.1(b)(i).

         "U.S. Lockbox Bank" means such term as defined in Section 3.1(a).

         "U.S. Obligations" means the Obligations of the U.S. Borrowers.

         "U.S. Prime Rate" means the per annum rate of interest established from time to time by the Administrative Agent at its principal office in Charlotte, North Carolina (or such other principal office of the Administrative Agent as communicated in writing to the Borrowers and the Lenders) as its Prime Rate. Any change in the interest rate resulting from a change in the U.S. Prime Rate shall become effective as of 12:01 a.m. of the Business Day on which each change in the U.S. Prime Rate is announced by the Administrative Agent. The U.S. Prime Rate is a reference rate used by the Administrative Agent in determining interest rates on certain loans and is not intended to be the lowest rate of interest charged on any extension of credit to any debtor.

         "U.S. Revolving Loan Commitment" means $130,000,000 (U.S.), as such amount may be reduced in accordance with Section 2.10 or increased in accordance with Section 2.4.

         "U.S. Revolving Loan Commitment Percentage" means, for each U.S. Lender, the percentage identified as its U.S. Revolving Loan Commitment Percentage opposite such U.S. Lender's name on Schedule 1.1A, as such percentage may be modified by assignment in accordance with the terms of this Agreement.

         "U.S. Revolving Loans" means the revolving loans made by the U.S. Lenders to the U.S. Borrowers pursuant to Section 2.1.

         "U.S. Security Agreement" means the Security Agreement, of even date herewith, between the Administrative Agent and the U.S. Borrowers, in the form attached hereto as Exhibit H-1.

         "U.S. Unutilized Revolving Commitment" means, for any period, the amount by which (a) the then applicable U.S. Revolving Loan Commitment exceeds
(b) the daily average sum for such period of the outstanding aggregate principal amount of all U.S. Revolving Loans plus the daily average balance of LOC Obligations for such period.

         "Voting Stock" means, with respect to any Person, Capital Stock issued by such Person, the holders of which are ordinarily, in the absence of contingencies, entitled to vote for the election of directors (or persons performing similar functions) of such Person, even if the right so to vote has been suspended by the happening of such a contingency.

         "Wachovia" means Wachovia Bank, National Association, having its principal office in North Carolina, and its successors and permitted assigns.

         "Wachovia Account" means the internal Wachovia concentration account into which funds transferred from the Wachovia Clearing Account will be deposited and applied to the Obligations, established and maintained in the name of the Administrative Agent at Wachovia.

         "Wachovia Clearing Account" means the Wachovia Clearing Account No. 0000201037165, Routing No. 061000104, established and maintained in the name of the U.S. Borrowers at SunTrust Bank or such other bank as the Administrative Agent may elect, with the Administrative Agent named as secured party thereon or such other account as the Administrative Agent shall establish from time to time.

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

         1.2      ACCOUNTING TERMS.

         Except as otherwise expressly provided herein, all accounting terms used herein shall be interpreted, and all financial statements and certificates and reports as to financial matters required to be delivered to the Lenders hereunder shall be prepared in accordance with U.S. GAAP applied on a consistent basis. All calculations made for the purposes of determining compliance with this Agreement shall (except as otherwise expressly provided herein) be made by application of U.S. GAAP applied on a basis consistent with those used in the preparation of the latest annual, quarterly or monthly financial statements under Section 7.1 (or prior to the delivery of the first financial statements under Section 7.1 used in the preparation of the financial statements described in Section 6.6). For purposes of calculating "pro forma" compliance with the financial covenants set forth in Article VIII or the other financial tests set forth in Article IX in respect of a proposed transaction, such transaction shall be deemed to have occurred as of the first day of the twelve-month period ending as of the most recent calendar month end preceding the date of such transaction with respect to which the Administrative Agent has received the most recent annual, monthly or quarterly financial reports of the Consolidated Group, as applicable, provided, however, with respect to the calculation of the Fixed Charge Coverage Ratio and the Leverage Ratio in Section 9.11(b)(ii)(B) hereof, for purposes of calculating "pro forma" compliance with the requirements set forth therein in order to pay a Special Dividend, the payment of such Special Dividend shall be deemed to have occurred on the first day of the last month occurring in the twelve-month period ending immediately prior to the date of such proposed payment with respect to which the Administrative Agent has received the most recent annual, monthly or quarterly financial reports of the Consolidated Group, as applicable.

         The Borrowers shall deliver to the Lenders at the same time as the delivery of any annual, quarterly or monthly financial statement under Section 7.1, (a) a description in reasonable detail of any material variation between the application of accounting principles employed in the preparation of such statement and the application of accounting principles employed in the preparation of the most recent preceding annual, quarterly or monthly financial statements and (b) reasonable estimates of the difference between such statements arising as a consequence thereof.

         Notwithstanding the foregoing, if any change in the accounting principles used in the preparation of the latest annual, quarterly or monthly financial statements under Section 7 is hereafter required or permitted by the rules, regulations, pronouncements and opinions of the Financial Accounting Standards Board or the American Institute of Certified Public Accountants (or successors thereto or agencies with similar functions) and are adopted by the Consolidated Parties with the agreement of their independent certified public accountants and such change results in a change in the method of calculation of any of the covenants, standards or terms found in Article VIII or Article IX, the parties hereto agree to enter into negotiations in order to amend such provisions so as to equitably reflect such change with the desired result that the criteria for evaluating compliance with such covenants, standards and terms by the Consolidated Parties shall be the same after such change as if such change had not been made; provided, however, that no change in U.S. GAAP that would affect the method of calculation of any of the covenants, standards or terms shall be given effect in such calculations until such provisions are amended, in a manner satisfactory to the Required Lenders and the Borrowers, so as to reflect such change in accounting principles.

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

         1.3      OTHER DEFINITIONAL PROVISIONS.

         Terms not otherwise defined herein which are defined in the Uniform Commercial Code as in effect in the State of New York (the "UCC") shall have the meanings given them in the UCC. The words "hereof", "herein" and "hereunder" and words of similar import when used in this Credit Agreement shall refer to the Credit Agreement as a whole and not to any particular provision of this Credit Agreement, unless otherwise specifically provided. References in this Agreement to "Articles", "Sections", "Schedules" or "Exhibits" shall be to Articles, Sections, Schedules or Exhibits of or to this Agreement unless otherwise specifically provided. Any of the terms defined in Section 1.1 may, unless the context otherwise requires, be used in the singular or plural depending on the reference. "Include", "includes" and "including" shall be deemed to be followed by "without limitation" whether or not they are in fact followed by such words or words of like import. "Writing", "written" and comparable terms refer to printing, typing, computer disk, e-mail and other means of reproducing words in a visible form. References to any agreement or contract are to such agreement or contract as amended, modified or supplemented from time to time in accordance with the terms hereof and thereof. References to any Person include the successors and permitted assigns of such Person. References "from" or "through" any date mean, unless otherwise specified, "from and including" or "through and including", respectively. References to any times herein unless otherwise specified herein shall refer to Eastern Standard or Daylight Savings time, as from time to time in effect. Whenever any provision in any Credit Document refers to the knowledge (or an analogous phrase) of any Credit Party, such words are intended to signify that a Senior Officer of such Credit Party has actual or constructive knowledge or awareness of a particular fact or circumstance.

         1.4      DOLLAR EQUIVALENT PROVISIONS.

         For the purpose of any provision of this Credit Agreement in which any limitation, requirement, condition, event or circumstance is expressed by reference to an amount in U.S. dollars: (a) any amount outstanding in Canadian Dollars shall be converted to an amount in U.S. dollars (the "U.S. Dollar Equivalent") based on an exchange rate as of the relevant date(s) determined by the Canadian Agent in accordance with normal practices; and (b) such U.S. dollar amount shall be converted to an amount in Canadian Dollars (the "Canadian Dollar Equivalent") based on an exchange rate as of the relevant date(s) determined by the Canadian Agent in accordance with normal practices.

                                   ARTICLE II

                                    THE LOANS

         2.1      THE U.S. REVOLVING LOANS.

         (a) U.S. Revolving Loan Commitment. Subject to the terms and conditions set forth herein, each U.S. Lender agrees, severally and not jointly, at any time and from time to time from the Effective Date to the Maturity Date, to make revolving loans (each a "U.S. Revolving Loan" and collectively, the "U.S. Revolving Loans") in U.S. dollars to the U.S. Borrowers; provided, however, that (i) the aggregate amount of U.S. Revolving Loans outstanding plus LOC Obligations outstanding at any one time may not exceed the lesser of the U.S. Borrowing Base and the U.S.

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

Revolving Loan Commitment; (ii) the aggregate amount of U.S. Revolving Loans outstanding plus Canadian Revolving Loans outstanding plus LOC Obligations outstanding plus the aggregate Face Amount of Bankers' Acceptances at any one time may not exceed the lesser of the Total Borrowing Base and $140,000,000 (U.S.); and (iii) with regard to each individual U.S. Lender, the U.S. Lender's pro rata share of outstanding U.S. Revolving Loans plus LOC Obligations outstanding shall not exceed such U.S. Lender's U.S. Revolving Loan Commitment Percentage of the U.S. Revolving Loan Commitment. U.S. Revolving Loans shall consist of U.S. Base Rate Loans or Eurodollar Loans (or a combination thereof) as the U.S. Borrowers may request, and the U.S. Borrowers may borrow, repay and reborrow in accordance with the terms hereof.

         (b)      Method of Borrowing for U.S. Revolving Loans.

                  (i) U.S. Base Rate Loans. By no later than 12:00 noon, on the date of the request, the applicable U.S. Borrower shall submit a Notice of Borrowing to the Administrative Agent setting forth the amount requested, the desire to have such Revolving Loan made as a U.S. Base Rate Loan and complying in all respects with Section 5.2.

                  (ii)     Eurodollar Loans. By no later than 12:00 noon, three
         (3) Business Days prior to the date of the requested Eurodollar Loan, the applicable U.S. Borrower shall submit a Notice of Borrowing to the Administrative Agent setting forth the amount thereof, the desire to have such Revolving Loan made as a Eurodollar Loan, the Interest Period applicable thereto and complying in all respects with Section 5.2.

         (c) Overadvances. Notwithstanding anything to the contrary contained elsewhere herein, and whether or not a Default or Event of Default exists at the time, unless otherwise objected to by the Required Lenders in writing, the Administrative Agent may in its discretion require all U.S. Lenders to honor requests or deemed requests by the U.S. Borrowers for U.S. Revolving Loans at a time that an Overadvance exists or which would result in an Overadvance and each U.S. Lender shall be obligated to continue to make its pro rata share of U.S. Revolving Loans, up to a maximum amount outstanding equal to its U.S. Revolving Loan Commitment, so long as (i) such Overadvance is not known by the Administrative Agent to exceed $7,000,000, (ii) such Overadvance is not outstanding for more than ten (10) consecutive Business Days, (iii) no other Overadvance shall have been outstanding during the five (5) Business Days immediately preceding the making of such Overadvance and (iv) no more than three
(3) Overadvances, including the Overadvance being requested, have been outstanding during the 12 month period ending on the date for which such Overadvance is requested. "Overadvance" shall mean, as of any date of determination, the amount, if any, by which the outstanding principal balance of U.S. Revolving Loans and LOC Obligations exceeds the U.S. Borrowing Base.

         2.2      LETTER OF CREDIT SUBFACILITY.

         (a) Issuance. Subject to the terms and conditions hereof and of the LOC Documents, if any, and any other terms and conditions which the Issuing Lender may reasonably require (so long as such terms and conditions do not impose any financial obligation on or require any Lien not otherwise contemplated by this Agreement to be given by any Credit Party or conflict with any obligation of, or detract from any action which may be taken by, any Credit Party under this Agreement), the Issuing Lender shall from time to time upon request issue, in U.S. dollars, and the U.S. Lenders shall participate in, letters of credit (the "Letters of Credit") for the account of the U.S. Borrowers or any of their U.S. Subsidiaries, from the Effective Date until the Maturity Date, in a form reasonably acceptable to the Issuing Lender; provided, however, that (i) the aggregate amount of LOC Obligations shall not at any time exceed $5,000,000 (U.S.), (ii) the sum of the aggregate amount of LOC Obligations outstanding plus U.S. Revolving Loans shall not exceed the lesser of the U.S. Borrowing Base and the U.S. Revolving Loan Commitment, (iii) with respect to each individual U.S. Lender, the U.S. Lender's pro rata share of outstanding U.S. Revolving Loans plus its pro rata share of outstanding LOC Obligations shall not exceed such U.S. Lender's Revolving Loan Commitment Percentage of the U.S. Revolving Loan Commitment and (iv) the sum of U.S. Revolving Loans outstanding plus Canadian Revolving Loans outstanding plus LOC Obligations outstanding plus the aggregate Face Amount of Bankers' Acceptances at any one time shall not exceed the lesser of the Total Borrowing Base and $140,000,000 (U.S.). The issuance and expiry date of each Letter of Credit shall be a Business Day. Except as otherwise expressly agreed upon by all the U.S. Lenders, no Letter of Credit shall have an original expiry date more than one year from the date of issuance, or as extended, shall have an expiry date extending beyond the Maturity Date, except that prior to the Maturity Date a Letter of Credit may be issued or extended with an expiry date extending beyond the Maturity Date, if and to the extent that the U.S. Borrowers shall provide cash collateral to the Issuing Lender on the Maturity Date in an amount equal to the maximum amount available to be drawn under such Letter of Credit and the Required Lenders or the Issuing Lender shall not otherwise object. Each Letter of Credit shall be either (x) a standby letter of credit issued to support the obligations (including pension or insurance obligations), contingent or otherwise, of a U.S. Borrower or any of its U.S. Subsidiaries, or (y) a commercial letter of credit in respect of the purchase of goods or services by a U.S. Borrower or any of its U.S. Subsidiaries in the ordinary course of business. Each Letter of Credit shall comply with the related LOC Documents.

         (b) Notice and Reports. The request for the issuance of a Letter of Credit shall be submitted to the Issuing Lender at least three (3) Business Days prior to the requested date of issuance. The Issuing Lender will, at least quarterly and more frequently upon request, provide to the Administrative Agent for dissemination to the Lenders a detailed report specifying the Letters of Credit which are then issued by it and outstanding and any activity with respect thereto which may have occurred since the date of the prior report, and including therein, among other things, the account party, the beneficiary, the face amount, and the expiry date as well as any payments or expirations which may have occurred. The Issuing Lender will further provide to the Administrative Agent, promptly upon request, copies of the Letters of Credit issued by it.

         (c) Participations. Each U.S. Lender, upon issuance of a Letter of Credit, and as of the Closing Date with respect to the Existing Letters of Credit, shall be deemed to have purchased without recourse a risk participation from the Issuing Lender in such Letter of Credit and the obligations arising thereunder and any collateral relating thereto, in each case in an amount equal to its U.S. Revolving Loan Commitment Percentage of the obligations under such Letter of Credit, and shall absolutely, unconditionally and irrevocably assume, as primary obligor and not as surety, and be obligated to pay to the Issuing Lender therefor and discharge when due, its U.S. Revolving Loan Commitment Percentage of the obligations arising under such Letter of Credit. Without limiting the scope and nature of each U.S. Lender's participation in any Letter of Credit, to the extent that the Issuing Lender has not been reimbursed as required hereunder or under any such Letter of Credit, each such U.S. Lender shall pay to the Issuing Lender its U.S. Revolving Loan Commitment Percentage of such unreimbursed drawing in same day funds on the day of notification by the Issuing Lender of an unreimbursed drawing pursuant to the provisions of subsection (d) hereof. The obligation of each U.S. Lender to so reimburse the Issuing Lender shall be absolute and unconditional and shall not be affected by the occurrence of a Default, an Event of

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

Default or any other occurrence or event. Any such reimbursement shall not relieve or otherwise impair the obligation of the U.S. Borrowers or any other U.S. Credit Party to reimburse the Issuing Lender under any Letter of Credit, together with interest as hereinafter provided.

         (d) Reimbursement. In the event of any drawing under any Letter of Credit, the Issuing Lender will promptly notify the U.S. Borrowers. Unless the U.S. Borrowers shall immediately notify the Issuing Lender of its intent to otherwise reimburse the Issuing Lender, the U.S. Borrowers shall be deemed to have requested a U.S. Revolving Loan made as a U.S. Base Rate Loan, in the amount of the drawing as provided in subsection (e) hereof, the proceeds of which will be used to satisfy the reimbursement obligations. The U.S. Borrowers shall reimburse the Issuing Lender on the day of drawing under any Letter of Credit either with the proceeds of a U.S. Revolving Loan obtained hereunder or otherwise in same day funds as provided herein or in the LOC Documents. If the U.S. Borrowers shall fail to reimburse the Issuing Lender as provided hereinabove, the unreimbursed amount of such drawing shall bear interest at a per annum rate equal to the U.S. Base Rate, plus the sum of the Applicable Percentage for Base Rate Loans and two percent (2%). Subject to Section 2.2(k)(v), the U.S. Borrowers' reimbursement obligations hereunder shall be absolute and unconditional under all circumstances irrespective of (but without waiver of) any rights of set-off, counterclaim or defense to payment that the applicable account party or the U.S. Borrowers may claim or have against the Issuing Lender, the Administrative Agent, the U.S. Lenders, the beneficiary of the Letter of Credit drawn upon or any other Person, including without limitation, any defense based on any failure of the applicable account party, the U.S. Borrowers or any other U.S. Credit Party to receive consideration or the legality, validity, regularity or unenforceability of the Letter of Credit. The Issuing Lender will promptly notify the U.S. Lenders of the amount of any unreimbursed drawing with respect to any Letters of Credit issued by it and each U.S. Lender shall promptly pay to the Administrative Agent for the account of the Issuing Lender, in Dollars and in immediately available funds, the amount of such U.S. Lender's Revolving Loan Commitment Percentage of such unreimbursed drawing. Such payment shall be made on the day such notice is received by such U.S. Lender from the Issuing Lender if such notice is received at or before 2:00 p.m., otherwise such payment shall be made at or before 12:00 noon on the Business Day next succeeding the day such notice is received. If such U.S. Lender does not pay such amount to the Issuing Lender in full upon such request, such U.S. Lender shall, on demand, pay to the Administrative Agent for the account of the Issuing Lender interest on the unpaid amount during the period from the date the U.S. Lender received the notice regarding the unreimbursed drawing until such U.S. Lender pays such amount to the Issuing Lender in full at a rate per annum equal to, if paid within two (2) Business Days of the date of drawing, the Federal Funds Rate and thereafter at a rate equal to the U.S. Base Rate. Each U.S. Lender's obligation to make such payment to the Issuing Lender, and the right of the Issuing Lender to receive the same, shall be absolute and unconditional, shall not be affected by any circumstance whatsoever and without regard to the termination of this Agreement or the Commitments hereunder, the existence of a Default or Event of Default or the acceleration of the obligations hereunder and shall be made without any offset, abatement, withholding or reduction whatsoever. Simultaneously with the making of each such payment by a U.S. Lender to the Issuing Lender, such U.S. Lender shall, automatically and without any further action on the part of the Issuing Lender or such U.S. Lender, acquire a participation in an amount equal to such payment (excluding the portion of such payment constituting interest owing to the Issuing Lender) in the related unreimbursed drawing portion of the LOC Obligation and in the interest thereon and in the related LOC Documents, and shall have a claim against the U.S. Borrowers and the other applicable U.S. Credit Parties with respect thereto.

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

         (e) Repayment with Revolving Loans. On any day on which the U.S. Borrowers shall have requested, or been deemed to have requested, a U.S. Revolving Loan borrowing to reimburse a drawing under a Letter of Credit, the Administrative Agent shall give notice to the U.S. Lenders that a U.S. Revolving Loan has been requested or deemed requested in connection with a drawing under a Letter of Credit, in which case a U.S. Revolving Loan borrowing comprised solely of U.S. Base Rate Loans (each such borrowing, a "Mandatory Borrowing") shall be immediately made from all U.S. Lenders (without giving effect to any termination of the Commitments pursuant to Section 11.2) pro rata based on each U.S. Lender's respective U.S. Revolving Loan Commitment Percentage and the proceeds thereof shall be paid directly to the Issuing Lender for application to the respective LOC Obligations. Each such U.S. Lender hereby irrevocably agrees to make such U.S. Revolving Loans immediately upon any such request or deemed request on account of each such Mandatory Borrowing in the amount and in the manner specified in the preceding sentence and on the same such date notwithstanding (i) the amount of Mandatory Borrowing may not comply with the minimum amount for borrowings of U.S. Revolving Loans otherwise required hereunder, (ii) whether any conditions specified in Section 5.2 are then satisfied, (iii) whether a Default or Event of Default then exists, (iv) the failure of any such request or deemed request for U.S. Revolving Loans to be made by the time otherwise required hereunder, (v) the date of such Mandatory Borrowing, or (vi) any reduction in the U.S. Revolving Loan Commitment or any termination of the Commitments. In the event that any Mandatory Borrowing cannot for any reason be made on the date otherwise required above (including, without limitation, as a result of the commencement of a proceeding under the U.S. Bankruptcy Code with respect to the U.S. Borrowers or any other U.S. Credit Party), then each such U.S. Lender hereby agrees that it shall forthwith fund (as of the date the Mandatory Borrowing would otherwise have occurred, but adjusted for any payments received from the U.S. Borrowers on or after such date and prior to such purchase) its Participation Interest in the outstanding LOC Obligations; provided, further, that in the event any U.S. Lender shall fail to fund its Participation Interest on the day the Mandatory Borrowing would otherwise have occurred, then the amount of such U.S. Lender's unfunded Participation Interest therein shall bear interest payable to the Issuing Lender upon demand, at the rate equal to, if paid within two (2) Business Days of such date, the Federal Funds Rate, and thereafter at a rate equal to the U.S. Base Rate.

         (f) Designation of Subsidiaries as Account Parties. Notwithstanding anything to the contrary set forth in this Agreement, a Letter of Credit issued hereunder may contain a statement to the effect that such Letter of Credit is issued for the account of a U.S. Subsidiary of a U.S. Borrower; provided that notwithstanding such statement, such U.S. Borrower shall be the actual account party for all purposes of this Agreement for such Letter of Credit and such statement shall not affect the U.S. Borrowers' reimbursement obligations hereunder with respect to such Letter of Credit.

         (g) Renewal and Extension. The issuance of any renewal of or extensions to any Letter of Credit shall, for purposes hereof, be treated in all respects the same as the issuance of a new Letter of Credit hereunder.

         (h) Uniform Customs and Practices. The Letters of Credit shall be subject to The Uniform Customs and Practice for Documentary Credits, as published as of the date of issue by the International Chamber of Commerce (Publication No. 500 or the most recent publication, the "UCP").

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

         (i) Responsibility of Issuing Lender. It is expressly understood and agreed that the obligations of the Issuing Lender hereunder to the U.S. Lenders are only those expressly set forth in this Agreement and that the Issuing Lender shall be entitled to assume that the conditions precedent set forth in Section 5.2 have been satisfied unless it shall have acquired actual knowledge that any such condition precedent has not been satisfied; provided, however, that nothing set forth in this Section 2.2 shall be deemed to prejudice the right of any U.S. Lender to recover from the Issuing Lender any amounts made available by such U.S. Lender to the Issuing Lender pursuant to this Section 2.2 in the event that it is determined by a court of competent jurisdiction that the payment with respect to a Letter of Credit constituted gross negligence or willful misconduct on the part of the Issuing Lender.

         (j) Conflict with LOC Documents. In the event of any conflict between this Agreement and any LOC Document, this Agreement shall govern.

         (k)      Indemnification of Issuing Lender.

                  (i) In addition to its other obligations under this Agreement, the U.S. Borrowers hereby agree to protect, indemnify, pay and save the Issuing Lender harmless from and against any and all claims, demands, liabilities, damages, losses, costs, charges and expenses (including reasonable attorneys' fees) that the Issuing Lender may incur or be subject to as a consequence, direct or indirect, of (A) the issuance of any Letter of Credit or (B) the failure of the Issuing Lender to honor a drawing under a Letter of Credit as a result of any act or omission, whether rightful or wrongful, of any present or future de jure or de facto government or governmental authority (all such acts or omissions, herein called "Government Acts").

                  (ii) As between the U.S. Borrowers and the Issuing Lender, the U.S. Borrowers shall assume all risks of the acts, omissions or misuse of any Letter of Credit by the beneficiary thereof. The Issuing Lender shall not be responsible for: (A) the form, validity, sufficiency, accuracy, genuineness or legal effect of any document submitted by any party in connection with the application for and issuance of any Letter of Credit, even if it should in fact prove to be in any or all respects invalid, insufficient, inaccurate, fraudulent or forged; (B) the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign any Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, that may prove to be invalid or ineffective for any reason;
         (C) failure of the beneficiary of a Letter of Credit to comply fully with conditions required in order to draw upon a Letter of Credit; (D) errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, cable, telegraph, telex or otherwise, whether or not they be in cipher; (E) any loss or delay in the transmission or otherwise of any document required in order to make a drawing under a Letter of Credit or of the proceeds thereof; and (F) any consequences arising from causes beyond the control of the Issuing Lender, including, without limitation, any Government Acts. None of the above shall affect, impair, or prevent the vesting of the Issuing Lender's rights or powers hereunder.

                  (iii) In furtherance and extension and not in limitation of the specific provisions hereinabove set forth, any action taken or omitted by the Issuing Lender, under or in connection with any Letter of Credit or the related certificates, if taken or omitted in good faith, shall not put the Issuing Lender under any resulting liability to the U.S. Borrowers or any other U.S. Credit Party. It is the intention of the parties that this Agreement shall be construed and applied to protect and indemnify the Issuing Lender against any and all risks involved in the issuance of the Letters of Credit, all of which risks are hereby assumed by the U.S. Borrowers, including, without limitation, any and all risks of the acts or omissions, whether rightful or wrongful, of any present or future Government Acts. The Issuing Lender shall not, in any way, be liable for any failure by the Issuing Lender or anyone else to pay any drawing under any Letter of Credit as a result of any Government Acts or any other cause beyond the control of the Issuing Lender.

                  (iv) Nothing in this subsection (k) is intended to limit the reimbursement obligation of the U.S. Borrowers contained in this
         Section 2.2. The obligations of the U.S. Borrowers under this subsection (k) shall survive the termination of this Agreement. No act or omission of any current or prior beneficiary of a Letter of Credit shall in any way affect or impair the rights of the Issuing Lender to enforce any right, power or benefit under this Agreement.

                  (v) Notwithstanding anything to the contrary contained in this subsection (k), the U.S. Borrowers shall have no obligation to indemnify the Issuing Lender in respect of any claim, demand, loss, cost, charge, expense and liability incurred by the Issuing Lender arising out of the gross negligence or willful misconduct of the Issuing Lender, as determined by a court of competent jurisdiction. Nothing in this Agreement shall relieve the Issuing Lender of any liability to the U.S. Borrowers in respect of any action taken by the Issuing Lender which action constitutes gross negligence or willful misconduct of the Issuing Lender or a violation of the UCP or Uniform Commercial Code (as applicable), as determined by a court of competent jurisdiction.

         2.3      THE CANADIAN REVOLVING LOANS.

         (a) Canadian Revolving Loan Commitment. Subject to the terms and conditions set forth herein, each Canadian Lender agrees, severally and not jointly, at any time and from time to time from the Effective Date to the Maturity Date, to make revolving loans (each a "Canadian Revolving Loan" and collectively, the "Canadian Revolving Loans") to the Canadian Borrowers in Canadian Dollars or U.S. Dollars, as requested by the Canadian Borrowers; provided, however, that (i) the aggregate amount of Canadian Revolving Loans plus the aggregate Face Amount of Bankers' Acceptances at any time outstanding may not exceed the lesser of the Canadian Borrowing Base and the Canadian Revolving Loan Commitment; (ii) the aggregate amount of U.S. Revolving Loans outstanding plus Canadian Revolving Loans outstanding plus LOC Obligations outstanding plus the aggregate Face Amount of Bankers' Acceptances at any time outstanding may not exceed the lesser of the Total Borrowing Base and $140,000,000 (U.S.); and (iii) with regard to each individual Canadian Lender, the Canadian Lender's pro rata share of Canadian Revolving Loans outstanding plus such Canadian Lender's pro rata share of the aggregate Face Amount of Bankers' Acceptances at any time outstanding shall not exceed such Canadian Lender's Canadian Revolving Loan Commitment Percentage of the Canadian Revolving Loan Commitment. Canadian Revolving Loans shall consist of Canadian Base Rate Loans or Eurodollar Loans (or a combination thereof) as the Canadian Borrowers may request and the Canadian Borrowers may borrow, repay and reborrow in accordance with the terms hereof. All Canadian Revolving Loans advanced on the Effective Date shall be Canadian Base Rate Loans and may thereafter be converted to Eurodollar Loans in accordance with Section 4.1.

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

                  (b)      Method of Borrowing for Canadian Revolving Loans.

                  (i) Canadian Base Rate Loans. By no later than 12:00 noon, Toronto, Ontario time, on the date of the request, the applicable Canadian Borrower shall submit a Notice of Borrowing to the Canadian Agent setting forth the amount requested, the desire to have such Revolving Loan made as a CA U.S. Base Rate Loan or a Canadian Prime Rate Loan and complying in all respects with Section 5.2; provided, however, that certain Canadian Base Rate Loans may be made without a Notice of Borrowing in accordance with Section 2.7(b). All or any portion of such CA U.S. Base Rate Loans may be converted into Eurodollar Loans and all or any portion of such Canadian Prime Rate Loans may be converted into Bankers' Acceptances, in each case, in accordance with the terms of Section 4.1.

                  (ii) Eurodollar Loans. By no later than 12:00 noon, Toronto, Ontario time, three (3) Business Days prior to the date of the requested Canadian Revolving Loan, the applicable Canadian Borrower shall submit a Notice of Borrowing to the Canadian Agent setting forth the amount thereof, the desire to have such Revolving Loan made as a Eurodollar Loan, the Interest Period applicable thereto, and complying in all respects with Section 5.2.

                  (iii) Bankers' Acceptances. In addition to Canadian Base Rate Loans and Eurodollar Loans, the Canadian Revolving Loan Commitment may be utilized by the creation of Bankers' Acceptances pursuant to
         Section 2.5 hereof.

         2.4      FACILITY REALLOCATION INCREASE.

         Subject to the terms and conditions set forth herein, the Borrowers shall have the right, at any time and from time to time from the Closing Date until the Maturity Date, in addition to the rights set forth in Section 2.10 hereof, (a) to reduce the Canadian Revolving Loan Commitment or the U.S. Revolving Loan Commitment by up to $10,000,000, on a pro rata or individual basis, and (b) may either increase the Canadian Revolving Loan Commitment to up to $15,000,000 or the U.S. Revolving Loan Commitment to up to $140,000,000, but in each case by not more than the amount by which the other facility shall have been reduced in accordance with clause (a) of this Section 2.4 (each, a "Facility Reallocation Increase"). The following terms and conditions shall apply to each Facility Reallocation Increase: (i) the Borrowers shall notify the Agents in writing at least thirty (30) days in advance of the proposed effective date of the Facility Reallocation Increase, (ii) the extensions of credit made under any such Facility Reallocation Increase shall constitute Obligations and will be secured and guaranteed with the other Obligations as provided in the Security Documents, (iii) any such Facility Reallocation Increase shall be obtained from existing Lenders or from other banks, financial institutions or investment funds, in each case in accordance with the terms set forth below,
(iv) any such Facility Reallocation Increase shall be in a minimum principal amount of $1,000,000 and integral multiples of $1,000,000 in excess thereof, (v) the Borrowers shall execute such promissory notes as are necessary to reflect the additional Revolving Loans under any such Facility Reallocation Increase, and (vi) the conditions to Extensions of Credit in Section 5.2 shall have been satisfied. Participation in any such Facility Reallocation Increase hereunder shall be offered first to Wachovia (or its affiliates) and then to each of the other existing Lenders, but each such Lender shall have no obligation to provide all or any portion of such Facility Reallocation Increase. If the amount of the Facility Reallocation Increase requested by the Company shall exceed the

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

commitments which the existing Lenders are willing to provide with respect to such Facility Reallocation Increase, then the Company may invite other banks, financial institutions and investment funds reasonably acceptable to the Administrative Agent to join this Agreement as Lenders hereunder for the portion of such Facility Reallocation Increase not taken by existing Lenders, provided that such other banks, financial institutions and investment funds shall enter into such joinder agreements to give effect thereto as the Administrative Agent and the Company may reasonably request. The Administrative Agent is authorized to enter into, on behalf of the Lenders, any amendment to this Agreement or any other Credit Document as may be necessary for the sole purpose of incorporating the terms of any new Facility Reallocation Increase therein.

         2.5      BANKERS' ACCEPTANCES.

         (a)      Form.

                  (i) To facilitate the acceptance of Bankers' Acceptances hereunder, the Canadian Borrowers hereby appoint each Canadian Lender as their attorney to sign and endorse on their behalf, as and when considered necessary by such Canadian Lender, an appropriate number of orders in the form prescribed by such Canadian Lender.

                  (ii) Each Canadian Lender may, at its option, execute any order in handwriting or by the facsimile or mechanical signature of any of its authorized officers, and the Canadian Lenders are hereby authorized to accept or pay, as the case may be, any order of the Canadian Borrowers which purports to bear such a signature notwithstanding that any such individual has ceased to be an authorized officer of such Canadian Lender. Any such order or Bankers' Acceptance shall be as valid as if he or she were an authorized officer at the date of issue of the order or Bankers' Acceptance.

                  (iii) Any order signed by a Canadian Lender as attorney for the Canadian Borrowers, whether signed in handwriting or by the facsimile or mechanical signature of an authorized officer of a Canadian Lender, may be dealt with by the Canadian Agent or any Canadian Lender for all intents and purposes and shall bind the Canadian Borrowers as if duly signed and issued by the Canadian Borrowers.

                  (iv)     The receipt by the Canadian Agent of a notice under
         Section 2.5(d) requesting Bankers' Acceptances shall be each Canadian Lender's sufficient authority to execute, and each Canadian Lender shall, subject to the terms and conditions of this Credit Agreement, execute orders in accordance with such request, and the orders so executed shall thereupon be deemed to have been presented for acceptance.

         (b) Issuance. Subject to the terms and conditions hereof and of the BA Documents executed in connection with the creation of each Banker's Acceptance and any other terms and conditions which the Canadian Lenders may reasonably require (so long as such terms and conditions do not impose any financial obligation on or require any Lien (not otherwise contemplated by this Credit Agreement) to be given by the Canadian Borrowers or any other Credit Party or conflict with any obligation of, or detract from any action which may be taken by, any Credit Party under this Agreement), each Canadian Lender agrees, subject to Section 2.5(i)(iii) below, severally and not jointly, at any time and from time to time (from the Effective Date to the Maturity Date or such earlier date on which the Canadian Revolving Loan Commitment has been terminated as provided herein), to create Bankers' Acceptances by accepting orders of the Canadian

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

Borrowers presented to it for acceptance equal to such Canadian Lender's Canadian Revolving Loan Commitment Percentage of such Bankers' Acceptances as the Canadian Borrowers may request on such date; provided, however, that (i) the sum of the aggregate Face Amount of Bankers' Acceptances outstanding plus the aggregate amount of Canadian Revolving Loans outstanding shall not exceed the Canadian Revolving Loan Commitment, (ii) with respect to each individual Canadian Lender, such Lender's pro rata share of outstanding Canadian Revolving Loans plus its pro rata share of the Face Amount of Bankers' Acceptances outstanding shall not exceed such Lender's Canadian Revolving Loan Commitment Percentage of the Canadian Revolving Loan Commitment, and (iii) if the Face Amount of a Bankers' Acceptance, which would otherwise be accepted by a Canadian Lender, would not be C$100,000 or a larger multiple thereof, such Face Amount shall be increased or reduced by the Canadian Agent in its discretion to the nearest multiple of C$100,000. Upon the acceptance of any order of the Canadian Borrowers pursuant hereto, the Canadian Borrowers shall pay to the Canadian Agent on behalf of each of the applicable Canadian Lenders, in advance, the Acceptance Fee, which payment shall be satisfied by the Canadian Lenders deducting the same from the BA Discount Proceeds in accordance with Section 2.5(i)(ii). Forthwith after each request for drawdown of, continuation of or conversion into Bankers' Acceptances, the Canadian Agent shall notify each Canadian Lender of the amount of Bankers' Acceptances to be accepted by such Canadian Lender. The Canadian Borrowers shall as soon as practical deliver to the Canadian Agent a notice confirming the issuance of Bankers' Acceptances and specifying the BA Discount Proceeds derived therefrom. For greater certainty, with respect to each extension of credit by way of Bankers' Acceptances, each Bankers' Acceptance shall have the same term and, upon sale, each Bankers' Acceptance shall be discounted at the Applicable BA Discount Rate.

         (c) Requirements of Bankers' Acceptances. Each Bankers' Acceptance shall comply with the related BA Documents and shall be executed by the Canadian Borrowers and presented to the Canadian Lenders pursuant to such procedures as are provided for in such BA Documents or as otherwise provided or required by a Canadian Lender. The creation and maturity date of each Bankers' Acceptance shall be a Business Day and no Bankers' Acceptance shall have a maturity date later than the Maturity Date.

         (d) Method of Requesting a Bankers' Acceptance. By no later than 12:00 noon, Toronto, Ontario time, on the date of the requested Bankers' Acceptance, which shall be a Business Day, the Canadian Borrowers shall submit an irrevocable notice, substantially in the form of Exhibit G, or in the event of a conversion or continuation under Section 4.1(b)(ii), Exhibit D, to the Canadian Agent setting forth the aggregate amount of Bankers' Acceptances requested and the maturity date of the requested Bankers' Acceptances which shall be for periods of 30, 60, 90 or 180 days, at the election of the Canadian Borrowers, and complying in all respects with subsection 5.2.

         (e) Safekeeping of Orders. Any executed orders to be used as Bankers' Acceptances which are delivered to or held by a Canadian Lender shall be held in safekeeping with the same degree of care as if they were such Canadian Lender's own property, and shall be kept at the place at which such orders are ordinarily held by such Canadian Lender, provided that such Canadian Lender shall not be deemed to be an insurer thereof.

         (f) Maturity/Continuations. The Canadian Borrowers shall pay to the Canadian Agent, and there shall become due and payable, at 2:00 p.m., Toronto, Ontario time, on the maturity date for each Bankers' Acceptance an amount in Canadian Dollars in same day funds equal to the Face Amount of such Bankers' Acceptance (notwithstanding that any Canadian Lender which accepted

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

any such Bankers' Acceptance may be the holder thereof at maturity); provided, however, that subject to Section 4.10 and provided that the Canadian Borrowers have, by giving notice in accordance with Section 2.5(d) or Section 4.1, requested the Canadian Lenders to accept their orders to replace all or a portion of outstanding Bankers' Acceptances as they mature, each Canadian Lender shall, on the maturity of such Bankers' Acceptances, accept the Canadian Borrowers' order(s) having an aggregate Face Amount equal to such Canadian Lender's pro rata share of such new Face Amount as will result in the aggregate BA Discount Proceeds, net of the Acceptance Fees, of the new order(s) being equal to (or, due to the operation of 2.5(h), exceeding to the least extent possible) the aggregate Face Amount of the matured Bankers' Acceptances or the portion thereof to be replaced.

         (g) Repayments Prior to Maturity. Repayment of the Face Amount of a Bankers' Acceptance may be made, prior to the maturity date thereof, by the Canadian Borrowers to the Canadian Agent on behalf of the Canadian Lender that has accepted such Bankers' Acceptance, but the amount repaid shall be held on deposit by such Canadian Lender until the maturity date of such Bankers' Acceptance. The Canadian Borrowers shall be entitled to the benefit of any interest accruing on such deposit, and on the maturity date of such Bankers' Acceptance, such Canadian Lender shall apply such interest in payment of amounts owed by the Canadian Borrowers hereunder. Any such repayment of the Face Amount of a Bankers' Acceptance by the Canadian Borrowers to the Canadian Agent on behalf of a Canadian Lender shall satisfy the Canadian Borrowers' obligations under the Bankers' Acceptance so repaid, and such Canadian Lender shall thereafter be solely responsible for the payment of such Bankers' Acceptance.

         (h) Minimum Amounts. Each request for Bankers' Acceptances shall be in a minimum aggregate amount of C$1,000,000 and in an integral multiple of C$100,000 above such amount. The Face Amount of each Bankers' Acceptance created hereunder shall be C$100,000 or any multiple thereof.

         (i)      Funding of Bankers' Acceptances.

                  (i) Subject to subsections (ii) and (iii) below, each Canadian Lender shall, not later than 2:00 p.m., Toronto, Ontario time, on the date of creation of Bankers' Acceptances, accept orders of the Canadian Borrowers which are presented to it for acceptance in an amount equal to each Canadian Lender's Canadian Revolving Loan Commitment Percentage of the aggregate Face Amounts of Bankers' Acceptances created on such date; provided, however, that if the Face Amount of a Banker's Acceptance, which would otherwise be accepted by a Canadian Lender, would not be C$100,000 or a larger multiple thereof, such Face Amount shall be increased or reduced by the Canadian Agent in its discretion to the nearest multiple of C$100,000. Subject to the provisions hereof, the Canadian Agent shall be responsible for making all necessary arrangements with each of the Canadian Lenders with respect to the acceptance of Bankers' Acceptances.

                  (ii) Each Canadian Lender shall transfer to the Canadian Agent for value on such creation date immediately available Canadian Dollars in an aggregate amount equal to the BA Discount Proceeds of all Bankers' Acceptances accepted and sold or purchased by such Canadian Lender on such date net of the applicable Acceptance Fee and net of the amount required to pay any of its previously accepted Bankers' Acceptances that are maturing on such date or its percentage of any Canadian Revolving Loan that is being converted to Bankers' Acceptances on such date.

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

                  (iii) Subject to subsection 4.10, if (A) a Canadian Lender is not a bank, and gives a general notice to the Canadian Agent and the Canadian Borrowers that such Canadian Lender is therefore unable to create Bankers' Acceptances, or (B) in the sole judgment of a Canadian Lender, such Canadian Lender is unable to create a Bankers' Acceptance in accordance with this Agreement, such Canadian Lender shall give an irrevocable notice to such effect to the Canadian Agent and the Canadian Borrowers prior to 12:00 noon, Toronto, Ontario time, one Business Day prior to the date of such requested Bankers' Acceptance. In such event, such Canadian Lender shall make available to the Canadian Borrowers prior to 2:00 p.m., Toronto, Ontario time, on the date of the requested creation of the Bankers' Acceptance, a Canadian Dollar loan (a "BA Equivalent Loan") in a principal amount equal to the BA Discount Proceeds of such Canadian Lender's pro rata share of the aggregate of the Face Amounts of Bankers' Acceptances to be created on such date and all of such BA Equivalent Loans to be made pursuant to this Section 2.5(i)(iii) on such date, such BA Equivalent Loan to be funded in the same manner as the Bankers' Acceptances provided by the other Canadian Lenders. A BA Equivalent Loan shall have the same term as the Bankers' Acceptance for which it is a substitute and shall bear such interest per annum throughout the term thereof as shall permit such Canadian Lender to obtain the same effective rate as if such Canadian Lender had accepted and purchased a Bankers' Acceptance at the same Acceptance Fee and pricing at which the Canadian Agent would have accepted and purchased such Bankers' Acceptance on the bid side of the market at approximately 2:00 p.m., Toronto, Ontario time, on the date such BA Equivalent Loan is made. The Canadian Borrowers hereby agree that if a BA Equivalent Loan is made by a Canadian Lender interest shall be payable in advance on the date of such loan by deducting the interest payable in respect thereof from the principal amount of such BA Equivalent Loan. It is the intention of the parties that BA Equivalent Loans be considered the equivalent of Bankers' Acceptances, and that references in this Agreement to Bankers' Acceptances be construed accordingly; without limiting the generality of the foregoing, whenever in this Agreement a reference is made to the creation, conversion into or from, continuation, prepayment or repayment of any Bankers' Acceptances, such reference shall, unless the context requires otherwise, be read as including a reference to the making, conversion into or from, continuation, prepayment or repayment of the BA Equivalent Loans made concurrently with the creation of such Bankers' Acceptances.

The Canadian Agent shall promptly inform the Administrative Agent of the creation of Bankers' Acceptances and the terms thereof. No Canadian Lender shall be responsible for the failure or delay by any other Canadian Lender in its obligation to create Bankers' Acceptances hereunder; provided, however, that the failure of any Canadian Lender to fulfill its Commitment hereunder shall not relieve any other Canadian Lender of its Commitment hereunder.

         2.6      MINIMUM AMOUNTS OF LOANS.

         Revolving Loans made as Base Rate Loans shall be in minimum principal amounts of $500,000 and in $100,000 increments in excess thereof (provided, however, that Base Rate Loans made pursuant to Section 2.7(a)(ii) or 2.7(b)(ii) may be made in minimum principal amounts of $100,000 and in $10,000 increments in excess thereof). Revolving Loans made as Eurodollar Loans shall be in minimum principal amounts of $1,000,000 and in $500,000 increments in excess thereof. No more than eight (8) Eurodollar Loans shall be outstanding hereunder at any one time. For the purposes of this Section, (i) Eurodollar Loans with the same

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

Interest Period shall be considered as one Eurodollar Loan and (ii) Eurodollar Loans with different Interest Periods shall be considered as separate Eurodollar Loans, even if they begin on the same date, although borrowings, conversions and continuations may, in accordance with the provisions hereof, be combined at the end of existing Interest Periods to constitute a new Eurodollar Loan with a single Interest Period.

         2.7      FUNDING OF LOANS TO BORROWERS.

         (a)      U.S. Revolving Loans.

                  (i) Upon receipt of a Notice of Borrowing requesting U.S. Revolving Loans, the Administrative Agent shall promptly inform the U.S. Lenders as to the terms thereof. Each U.S. Lender will make its pro rata share of each U.S. Revolving Loan available to the Administrative Agent by 2:00 p.m., on the date specified in the Notice of Borrowing by deposit (in U.S. dollars) of immediately available funds at the offices of the Administrative Agent at the address provided in Section 14.1, or at such other address as the Administrative Agent may designate in writing. All U.S. Revolving Loans shall be made by the U.S. Lenders pro rata on the basis of each U.S. Lender's U.S. Revolving Loan Commitment Percentage. The amount of the U.S. Revolving Loans will then be made available to the U.S. Borrowers by the Administrative Agent by crediting the account of the U.S. Borrowers on the books of such office of the Administrative Agent to the extent of the amount of such U.S. Revolving Loans made available to the Administrative Agent.

                  (ii) Because the U.S. Borrowers anticipate requesting borrowings of U.S. Revolving Loans on a daily basis and repaying U.S. Revolving Loans on a daily basis through the collection of Accounts and the proceeds of other Collateral, resulting in the amount of outstanding U.S. Revolving Loans fluctuating from day to day, in order to administer the U.S. Revolving Loans in an efficient manner and to minimize the transfer of funds between the Administrative Agent and the U.S. Lenders, the U.S. Lenders hereby instruct the Administrative Agent, and the Administrative Agent may (but is not obligated to) (A) make available, on behalf of the U.S. Lenders, the full amount of all U.S. Revolving Loans requested by the U.S. Borrowers (by telephone, followed by written confirmation) not to exceed $10,000,000 in the aggregate at any one time outstanding without requiring that the U.S. Borrowers give the Administrative Agent a written Notice of Borrowing with respect to such borrowing and without giving each U.S. Lender prior notice of the proposed borrowing, of such U.S. Lender's Revolving Loan Commitment Percentage thereof and the other matters covered by the Notice of Borrowing and (B) if the Administrative Agent has made any such amounts available as provided in clause (A), upon repayment of U.S. Revolving Loans by the U.S. Borrowers, apply such amounts repaid directly to the amounts made available by the Administrative Agent in accordance with clause (A) and not yet settled as described below; provided that the Administrative Agent shall not advance funds as described in clause (A) above if the Administrative Agent has actually received prior to such borrowing (1) an officer's certificate from the Company or any U.S. Borrower pursuant to and in accordance with Section 7.1(g) that a Default or Event of Default is in existence, which Default or Event of Default has not been cured or waived in accordance with the terms hereof, or (2) a Notice of Borrowing with respect to such borrowing from any U.S. Borrower wherein the certification provided therein states that the conditions to the making of the requested U.S. Revolving Loans have not been satisfied or (3) a written notice from any U.S.

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

         Lender that the conditions to such borrowing have not been satisfied, which officer's certificate, Notice of Borrowing or notice, in each case, shall not have been rescinded.

                  Proceeds of U.S. Revolving Loans made pursuant to this Section 2.7(a)(ii) shall be transferred directly to the Wachovia Clearing Account and applied to the payment of control disbursement checks and other appropriate charges to such account designated from time to time by the U.S. Borrowers or as otherwise provided for herein and in the other Credit Documents. Wire transfers on any Business Day from the Wachovia Clearing Account must be specifically requested by the U.S. Borrowers by telecopy by no later than 1:00 p.m. on such Business Day.

                  If the Administrative Agent advances U.S. Revolving Loans on behalf of the U.S. Lenders, as provided in the immediately preceding paragraphs, the amount of outstanding U.S. Revolving Loans and each U.S. Lender's U.S. Revolving Loan Commitment Percentage thereof shall be computed weekly rather than daily and shall be adjusted upward or downward on the basis of the amount of outstanding U.S. Revolving Loans as of 5:00 p.m. on the Business Day immediately preceding the date of each computation; provided, however, that the Administrative Agent retains the absolute right at any time or from time to time to make the aforedescribed adjustments at intervals more frequent than weekly. The Administrative Agent shall deliver to each of the U.S. Lenders after the end of each week, or such lesser period or periods as the Administrative Agent shall determine, a summary statement of the amount of outstanding U.S. Revolving Loans for such period (such week or lesser period or periods being hereafter referred to as a "Settlement Period"). If the summary statement is sent by the Administrative Agent and received by the U.S. Lenders prior to 12:00 noon on any Business Day each U.S. Lender shall make the transfers described in the next succeeding sentence no later than 3:00 p.m. on the day such summary statement was sent; and if such summary statement is sent by the Administrative Agent and received by the U.S. Lenders after 12:00 noon on any Business Day, each U.S. Lender shall make such transfers no later than 3:00 p.m. on the next succeeding Business Day. If in any Settlement Period, the amount of a U.S. Lender's U.S. Revolving Loan Commitment Percentage of the U.S. Revolving Loans is in excess of the amount of U.S. Revolving Loans actually funded by such U.S. Lender, such U.S. Lender shall forthwith (but in no event later than the time set forth in the next preceding sentence) transfer to the Administrative Agent by wire transfer in immediately available funds the amount of such excess; and if the amount of a U.S. Lender's U.S. Revolving Loan Commitment Percentage of the U.S. Revolving Loans in any Settlement Period is less than the amount of U.S. Revolving Loans actually funded by such U.S. Lender, the Administrative Agent shall forthwith transfer to such U.S. Lender by wire transfer in immediately available funds the amount of such difference. The obligation of each of the U.S. Lenders to transfer such funds shall be irrevocable and unconditional and without recourse to or warranty by the Administrative Agent.

                  Each of the Administrative Agent and the U.S. Lenders agree to mark their respective books and records at the end of each Settlement Period to show at all times the dollar amount of their respective U.S. Revolving Loan Commitment Percentages of the outstanding U.S. Revolving Loans. Because the Administrative Agent on behalf of the U.S. Lenders may be advancing and/or may be repaid U.S. Revolving Loans prior to the time when the U.S. Lenders will actually advance and/or be repaid U.S. Revolving Loans, interest with respect to U.S. Revolving Loans shall be allocated by the Administrative

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

         Agent to each U.S. Lender (including the Administrative Agent) in accordance with the amount of U.S. Revolving Loans actually advanced by and repaid to each U.S. Lender (including the Administrative Agent) during each Settlement Period and shall accrue from and including the date such U.S. Revolving Loans are advanced by the Administrative Agent to but excluding the date such U.S. Revolving Loans are repaid by the U.S. Borrowers in accordance with Section 4.3 or actually settled by the applicable U.S. Lender as described in this Section 2.7(a)(ii). For purposes hereof, the U.S. Revolving Loans shall be deemed paid as and to the extent set forth in Section 3.1(b). All such U.S. Revolving Loans shall be made as U.S. Base Rate Loans.

         (b)      Canadian Revolving Loans.

                  (i) Upon receipt of a Notice of Borrowing requesting a Canadian Revolving Loan, the Canadian Agent shall promptly inform the Canadian Lenders of the receipt thereof. Each Canadian Lender will make its pro rata share of such Canadian Revolving Loan available to the Canadian Agent by 12:00 noon, Toronto, Ontario time, on the date specified in the Notice of Borrowing by deposit (in Canadian Dollars or U.S. dollars, as appropriate, as requested by the Canadian Borrowers) of immediately available funds at the office of the Canadian Agent at the address provided in Section 14.1. All Canadian Revolving Loans shall be made by the Canadian Lenders pro rata on the basis of each Canadian Lender's Canadian Revolving Loan Commitment Percentage. The amount of the Canadian Revolving Loans will then be made available to the applicable Canadian Borrower by the Canadian Agent by crediting the account of such Canadian Borrower on the books of such office of the Canadian Agent to the extent of the amount of such Canadian Revolving Loan made available to the Canadian Agent.

                  (ii) Because the Canadian Borrowers anticipate requesting borrowings of Canadian Revolving Loans on a daily basis and repaying Canadian Revolving Loans on a daily basis through the collection of Accounts and the proceeds of other Collateral, resulting in the amount of outstanding Canadian Revolving Loans fluctuating from day to day, in order to administer the Canadian Revolving Loans in an efficient manner and to minimize the transfer of funds between the Canadian Agent and the Canadian Lenders, the Canadian Lenders hereby instruct the Canadian Agent, and the Canadian Agent may (but is not obligated to) (A) make available, on behalf of the Canadian Lenders, the full amount of all Canadian Revolving Loans requested by the Canadian Borrowers (by telephone, followed by written confirmation) not to exceed the U.S. Dollar Equivalent of $2,000,000 in the aggregate at any one time without requiring that the Canadian Borrowers give the Canadian Agent a written Notice of Borrowing with respect to such borrowing and without giving each Canadian Lender prior notice of the proposed borrowing, of such Canadian Lender's Revolving Loan Commitment Percentage thereof and the other matters covered by the Notice of Borrowing and (B) if the Canadian Agent has made any such amounts available as provided in clause (A), upon repayment of Canadian Revolving Loans by the Canadian Borrowers, apply such amounts repaid directly to the amounts made available by the Canadian Agent in accordance with clause (A) and not yet settled as described below; provided that the Canadian Agent shall not advance funds as described in clause (A) above if the Canadian Agent has actually received prior to such borrowing (1) an officer's certificate from the Company pursuant to and in accordance with Section 7.1(g) that a Default or Event of Default is in existence, which Default or Event of Default has not been cured or waived in accordance with the

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

         terms hereof, or (2) a Notice of Borrowing with respect to such borrowing from the Canadian Borrowers wherein the certification provided therein states that the conditions to the making of the requested Canadian Revolving Loans have not been satisfied or (3) a written notice from any Canadian Lender that the conditions to such borrowing have not been satisfied, which officer's certificate, Notice of Borrowing or notice, in each case, shall not have been rescinded.

                  Proceeds of Canadian Revolving Loans made pursuant to this
         Section 2.7(b)(ii) shall be transferred directly to the Canadian Account and applied to the payment of control disbursement checks and other appropriate charges to such account designated from time to time by the Canadian Borrowers or as otherwise provided for herein and in the other Credit Documents.

                  If the Canadian Agent advances Canadian Revolving Loans on behalf of the Canadian Lenders, as provided in the immediately preceding paragraphs, the amount of outstanding Canadian Revolving Loans and each Canadian Lender's Canadian Revolving Loan Commitment Percentage thereof shall be computed weekly rather than daily and shall be adjusted upward or downward on the basis of the amount of outstanding Canadian Revolving Loans as of 5:00 p.m. on the Business Day immediately preceding the date of each computation; provided, however, that the Canadian Agent retains the absolute right at any time or from time to time to make the aforedescribed adjustments at intervals more frequent than weekly subject to the approval of the Administrative Agent. The Canadian Agent shall deliver to each of the Canadian Lenders after the end of each week, or such lesser period or periods as the Canadian Agent shall determine, a summary statement of the amount of outstanding Canadian Revolving Loans for such period (such week or lesser period or periods being hereafter referred to as a "Settlement Period"). If the summary statement is sent by the Canadian Agent and received by the Canadian Lenders prior to 12:00 noon on any Business Day each Canadian Lender shall make the transfers described in the next succeeding sentence no later than 3:00 p.m. on the day such summary statement was sent; and if such summary statement is sent by the Canadian Agent and received by the Canadian Lenders after 12:00 noon on any Business Day, each Canadian Lender shall make such transfers no later than 3:00 p.m. on the next succeeding Business Day. If in any Settlement Period, the amount of a Canadian Lender's Canadian Revolving Loan Commitment Percentage of the Canadian Revolving Loans is in excess of the amount of Canadian Revolving Loans actually funded by such Canadian Lender, such Canadian Lender shall forthwith (but in no event later than the time set forth in the next preceding sentence) transfer to the Canadian Agent by wire transfer in immediately available funds the amount of such excess; and, on the other hand, if the amount of a Canadian Lender's Canadian Revolving Loan Commitment Percentage of the Canadian Revolving Loans in any Settlement Period is less than the amount of Canadian Revolving Loans actually funded by such Canadian Lender, the Canadian Agent shall forthwith transfer to such Canadian Lender by wire transfer in immediately available funds the amount of such difference. The obligation of each of the Canadian Lenders to transfer such funds shall be irrevocable and unconditional and without recourse to or warranty by the Canadian Agent.

                  Each of the Canadian Agent and the Canadian Lenders agree to mark their respective books and records at the end of each Settlement Period to show at all times the dollar amount of their respective Canadian Revolving Loan Commitment Percentages of

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

         the outstanding Canadian Revolving Loans. Because the Canadian Agent on behalf of the Canadian Lenders may be advancing and/or may be repaid Canadian Revolving Loans prior to the time when the Canadian Lenders will actually advance and/or be repaid Canadian Revolving Loans, interest with respect to Canadian Revolving Loans shall be allocated by the Canadian Agent to each Canadian Lender (including the Canadian Agent) in accordance with the amount of Canadian Revolving Loans actually advanced by and repaid to each Canadian Lender (including the Canadian Agent) during each Settlement Period and shall accrue from and including the date such Canadian Revolving Loans are advanced by the Canadian Agent to but excluding the date such Canadian Revolving Loans are repaid by the Canadian Borrowers in accordance with Section 4.3 or actually settled by the applicable Canadian Lender as described in this
         Section 2.7(b)(ii). For purposes hereof, the Canadian Revolving Loans shall be deemed paid as and to the extent set forth in Section 3.2(b). All such Canadian Revolving Loans shall be made as Canadian Base Rate Loans.

         (c)      All Revolving Loans.

                  The Canadian Agent shall promptly inform the Administrative Agent and the Administrative Agent shall promptly inform the Canadian Agent, by telecopy, of the funding of any Revolving Loan and the terms thereof. No Lender shall be responsible for the failure or delay by any other Lender in its obligation to make Revolving Loans hereunder; provided, however, that the failure of any Lender to fulfill its Commitment hereunder shall not relieve any other Lender of its Commitment hereunder. Unless the Administrative Agent or the Canadian Agent, as the case may be, shall have been notified by any Lender prior to the date of any Revolving Loan advance pursuant to a Notice of Borrowing that such Lender does not intend to make available to the Administrative Agent or the Canadian Agent, as the case may be, its portion of the Revolving Loan advance to be made on such date, the Administrative Agent or the Canadian Agent, as the case may be, may assume that such Lender has made such amount available to the Administrative Agent or the Canadian Agent, as the case may be, on the date of such Revolving Loan advance, and the Administrative Agent or the Canadian Agent, as the case may be, in reliance upon such assumption, may (in its sole discretion without any obligation to do so) make available to the applicable Borrower a corresponding amount. If such corresponding amount is not in fact made available to the Administrative Agent or the Canadian Agent, as the case may be, the Administrative Agent or the Canadian Agent, as the case may be, shall be entitled to recover such corresponding amount from such Lender. If such Lender does not pay such corresponding amount forthwith upon the Administrative Agent's or, as the case may be, the Canadian Agent's demand therefor, the Administrative Agent or the Canadian Agent, as the case may be, will promptly notify the applicable Borrower and such Borrower shall immediately pay such corresponding amount to the Administrative Agent or the Canadian Agent, as the case may be. The Administrative Agent or the Canadian Agent, as the case may be, shall also be entitled to recover from such Lender or such Borrower, as the case may be, interest on such corresponding amount in respect of each day from the date such corresponding amount was made available by the Administrative Agent or the Canadian Agent, as the case may be, to such Borrower to the date such corresponding amount is recovered by the Administrative Agent or the Canadian Agent, as the case may be, at a per annum rate equal to the Federal Funds Rate.

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

         2.8      TERM.

         The obligation of the Lenders to make Revolving Loans and to issue Banker's Acceptances shall expire at the Administrative Agent's close of business in Charlotte, North Carolina on the Maturity Date or such earlier date if the Commitments are terminated pursuant to Section 11.2. On the Maturity Date, the entire outstanding principal balance of all amounts outstanding under the U.S. Revolving Loan Commitment and the Canadian Revolving Loan Commitment, together with accrued but unpaid interest and all other sums owing under this Agreement, shall be due and payable in full, unless accelerated sooner pursuant to Section 11.2.

         2.9      REVOLVING NOTES.

         The Revolving Loans made by each Lender shall be evidenced by a duly executed promissory note of the applicable Borrower, dated as of the Closing Date, in an original principal amount equal to such Lender's U.S. Revolving Loan Commitment or Canadian Revolving Loan Commitment, as applicable, and substantially in the form of Exhibit F.

         2.10     REDUCTION OF REVOLVING LOAN COMMITMENTS.

         Upon at least three (3) Business Days' notice, (a) the Borrowers may, from time to time, permanently reduce the Canadian Revolving Loan Commitment in whole or in part; provided that, (i) such reduction must be in a minimum amount of $1,000,000 and in integral multiples of $500,000 above such amount until the Canadian Revolving Loan Commitment has been reduced to $5,000,000 and thereafter, such reduction must be in a minimum amount of $5,000,000 and (ii) no reduction shall be made which would reduce the Canadian Revolving Loan Commitment to an amount less than the sum of Canadian Revolving Loans then outstanding plus the aggregate Face Amount of Bankers' Acceptances then outstanding; and (b) the U.S. Borrowers may from time to time permanently reduce the U.S. Revolving Loan Commitment in whole or in part; provided that, (i) such reduction must be in a minimum amount of $5,000,000 and in integral multiples of $1,000,000 above such amount and (ii) no reduction shall be made which would reduce the U.S. Revolving Loan Commitment to an amount less than the sum of U.S. Revolving Loans then outstanding plus LOC Obligations then outstanding.

                                   ARTICLE III

                          CASH MANAGEMENT ARRANGEMENTS

         3.1      U.S. LOCKBOX ARRANGEMENTS.

         (a) The U.S. Borrowers shall have each established and shall maintain one or more lockboxes (each a "U.S. Lockbox") with financial institutions, including Wachovia, selected by them and reasonably acceptable to the Administrative Agent (each a "U.S. Lockbox Bank") and shall instruct all account debtors on the Accounts of each U.S. Borrowers to remit all payments to its respective U.S. Lockboxes. All amounts received by the U.S. Borrowers from any account debtor, in addition to all other cash proceeds from the U.S. Collateral, shall be promptly deposited into the applicable U.S. Lockbox Account (as defined below).

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

         (b) Each U.S. Borrower, the Administrative Agent and each U.S. Lockbox Bank shall enter into three party agreements in form and substance acceptable to the Administrative Agent (each a "Lockbox Agreement"), providing, among other things, for the following:

                  (i) The U.S. Borrowers will open and establish for the benefit of the Administrative Agent on behalf of the U.S. Lenders an account at each U.S. Lockbox Bank (each a "U.S. Lockbox Account").

                  (ii)     (A)      All receipts held in the U.S. Lockboxes
         shall be remitted daily to the appropriate U.S. Lockbox Account. All funds deposited into the U.S. Lockbox Accounts on any Business Day shall be transferred to the Wachovia Clearing Account on such Business Day. Prior to the occurrence of a Cash Management Event, all funds deposited into the Wachovia Clearing Account on any Business Day shall be transferred to the SunTrust Account and may be used by the Borrowers for any lawful corporate purpose not prohibited by this Agreement.

                           (B) On and after the occurrence of a Cash Management Event, all funds deposited into the Wachovia Clearing Account on any Business Day shall be transferred to the Wachovia Account on such Business Day. All collected funds deposited on any Business Day to the Wachovia Account shall be applied by the Administrative Agent on such Business Day to reduce the then outstanding balance of the U.S. Revolving Loans and to pay accrued interest thereon (which is due and payable) and to pay any other outstanding Obligations of the U.S. Borrowers which are then due and payable hereunder; provided that for the purpose of determining the availability of U.S. Revolving Loans hereunder, such funds deposited into the Wachovia Account shall be deemed to have reduced the outstanding U.S. Revolving Loans on the Business Day such funds were deposited into such account. All amounts received directly by the U.S. Borrowers from any account debtor, in addition to all other cash proceeds from the U.S. Collateral (subject to Section 7.6 hereof), shall be held in trust by the U.S. Borrowers and promptly deposited into the applicable U.S. Lockbox Account or, if made by wire transfer, directly to the Wachovia Clearing Account.

                  (iii) All funds deposited into the Wachovia Account shall immediately be under the sole dominion and control of the Administrative Agent, and the U.S. Borrowers shall obtain the agreement by the U.S. Lockbox Banks to waive any specified offset rights against the funds so deposited. The Administrative Agent assumes no responsibility for the U.S. Lockbox arrangements, including without limitation, any claim of accord and satisfaction or release with respect to deposits accepted by the U.S. Lockbox Banks thereunder.

                  (iv) The U.S. Borrowers may close U.S. Lockboxes and/or open new U.S. Lockboxes with the prior written consent of the Administrative Agent and subject to prior execution and delivery to the Administrative Agent of Lockbox Agreements consistent with the provisions of this Section 3.1(b) and in form and substance satisfactory to the Administrative Agent.

                  (v) Notwithstanding the foregoing to the contrary, with respect to U.S. Lockboxes and related Lockbox Accounts in existence prior to the Closing Date, the U.S.

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

         Borrowers may, in lieu of entering into a Lockbox Agreement, deliver a Lockbox Letter or Blocked Account Agreement, countersigned by the applicable U.S. Lockbox Bank.

         (c) The U.S. Borrowers hereby authorize the Administrative Agent and/or each U.S. Lender, effective upon the occurrence of a Cash Management Event or upon the occurrence and during the continuance of an Event of Default, to charge from time to time against any or all of the U.S. Borrowers' accounts with the Administrative Agent or such U.S. Lender any of the Obligations which are then due and payable by such U.S. Borrowers. Each U.S. Lender receiving any payment as a result of charging any such account shall promptly notify the Administrative Agent thereof and make such arrangements as the Administrative Agent shall request to share the benefit thereof in accordance with Section 4.8.

         3.2      CANADIAN COLLECTION AND PAYMENT ARRANGEMENTS.

         (a) The Canadian Agent shall have established and shall maintain the Canadian Account in its own name, naming the Administrative Agent as secured party thereon. All amounts received by the Canadian Credit Parties from any account debtor, in addition to all other cash proceeds from the Canadian Collateral, shall be promptly deposited into the Canadian Account.

         (b) All funds collected by the Canadian Borrowers on any Business Day shall be deposited into the Canadian Account on such Business Day. Prior to the occurrence of a Cash Management Event, all funds deposited into the Canadian Account may be used by the Canadian Borrowers for any lawful corporate purpose not prohibited by this Agreement. After the occurrence and during the continuance of a Cash Management Event after prior notice to the Canadian Borrowers, all good funds credited on any Business Day to the Canadian Account shall be applied by the Canadian Agent on the same Business Day to reduce the then outstanding balance of the Canadian Revolving Loans and to pay accrued interest thereon (which is due and payable) and to pay any other outstanding Obligations which are then due and payable hereunder by the Canadian Borrowers. All amounts received directly by the Canadian Credit Parties from any account debtor, in addition to all other cash proceeds from the Canadian Collateral, shall be held in trust by the Canadian Credit Parties and promptly deposited into the Canadian Account.

         (c) All funds deposited into the Canadian Account shall immediately become the property of the Canadian Agent, held on behalf of the Administrative Agent, and shall, subject to Section 3.2(b) hereof, immediately be under the sole dominion and control of the Administrative Agent on behalf of the Lenders. The Agents assume no responsibility for the Canadian collection and payment arrangements, including, without limitation, any claim of accord and satisfaction or release with respect to deposits for the account of the Canadian Borrowers.

         (d) The Canadian Borrowers hereby authorize the Administrative Agent, the Canadian Agent and/or each Canadian Lender, effective upon the occurrence of a Cash Management Event or upon the occurrence and during the continuance of an Event of Default, to charge from time to time against any or all of the Canadian Credit Parties' accounts with the Administrative Agent, the Canadian Agent or such Canadian Lender any of the Obligations which are then due and payable by such Canadian Borrowers. Each Canadian Lender receiving any payment as a result of charging any such account shall promptly notify the Canadian Agent thereof and make such arrangements as the Agents shall request to share the benefit thereof in accordance with Section 4.8.

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

         3.3      MAINTENANCE OF ACCOUNT.

         Each Agent shall maintain an account on its books in the name of the U.S. Borrowers or the Canadian Borrowers, as applicable, in which such Borrowers will be charged with all loans and advances made by the applicable Lenders to such Borrowers or for such Borrowers' account, including the Revolving Loans, the LOC Obligations, the BA Obligations and any other Obligations, including any and all costs, expenses and attorney's fees which the Agents may incur. The Borrowers will be credited in accordance with Section 3.1 or 3.2 above, as applicable, with all amounts received by the Lenders from the Borrowers or from others for the Borrowers' account, including, as above set forth, all amounts received by the Agents in payment of Accounts. In no event shall prior recourse to any Accounts or other Collateral be a prerequisite to an Agent's right to demand payment of any Obligation upon its maturity. Further, it is understood that the Agents shall have no obligation whatsoever to perform in any respect any of the Credit Parties' contracts or obligations relating to the Accounts.

         3.4      STATEMENT OF ACCOUNT

         After the end of each month, the Agents shall send the applicable Borrowers (directed to the Borrowers' Glen Allen, Virginia office in the case of the U.S. Borrowers and to the Borrowers' Markham, Ontario office in the case of the Canadian Borrowers, with a copy to the Borrowers' Glen Allen, Virginia office) a statement showing the accounting for the charges, loans, advances and other transactions occurring between the Lenders and the applicable Borrowers during that month. The monthly statements, absent manifest error, shall be deemed correct and binding upon the applicable Borrowers and shall constitute an account stated between the applicable Borrowers and the Lenders unless the applicable Agent receives a written statement of the applicable Borrowers' exceptions within sixty (60) days after same is mailed to the applicable Borrowers.

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

                                   ARTICLE IV

           ADDITIONAL PROVISIONS REGARDING LOANS AND LETTERS OF CREDIT

         4.1      CONTINUATIONS AND CONVERSIONS.

         (a) U.S. Borrowers. The U.S. Borrowers shall have the option, on any Business Day, to continue an existing Eurodollar Loan into a subsequent Interest Period, to convert a Base Rate Loan into a Eurodollar Loan or to convert a Eurodollar Loan into a Base Rate Loan; provided, however, that (i) each such continuation must be requested by the U.S. Borrowers pursuant to a written Notice of Continuation/Conversion, in the form of Exhibit D, in compliance with the terms set forth below and (ii) except as provided in Section 4.11, Eurodollar Loans may be converted into Base Rate Loans only on the last day of an Interest Period applicable thereto; (iii) Eurodollar Loans may be continued and Base Rate Loans may be converted into Eurodollar Loans only if no Event of Default is in existence on the date of continuation or conversion; and
(iv) failure by the U.S. Borrowers to properly continue a Eurodollar Loan at the end of an Interest Period shall be deemed a conversion to a Base Rate Loan. Each continuation or conversion must be requested by the U.S. Borrowers, directed to the Administrative Agent at the address set forth on Schedule 1.1A hereto, no later than 12:00 noon, (A) on the date of a requested conversion of a Eurodollar Loan to a Base Rate Loan or (B) three (3) Business Days prior to the date of a requested continuation of a Eurodollar Loan or conversion of a Base Rate Loan to a Eurodollar Loan, in each case pursuant to a written Notice of Continuation/Conversion submitted to the Administrative Agent which shall set forth (x) whether the applicable U.S. Borrower wishes to continue or convert such Loans and (y) if the request is to continue a Eurodollar Loan or convert a Base Rate Loan to a Eurodollar Loan, the Interest Period applicable thereto. The Administrative Agent shall give each U.S. Lender notice as promptly as practicable of any such proposed extension or conversion pursuant to this section.

         (b)      Canadian Borrowers.

                  (i) The Canadian Borrowers shall have the option, on any Business Day, to continue an existing Eurodollar Loan into a subsequent Interest Period, to convert a CA U.S. Base Rate Loan into a Eurodollar Loan or to convert a Eurodollar Loan into a CA U.S. Base Rate Loan; provided, however, that (A) each such continuation must be requested by the Canadian Borrowers, directed to the Canadian Agent at the address set forth on Schedule 1.1A hereto, pursuant to a written Notice of Continuation/Conversion, in the form of Exhibit D, in compliance with the terms set forth below and (B) except as provided in Section 4.11, Eurodollar Loans may be converted into CA U.S. Base Rate Loans only on the last day of an Interest Period applicable thereto; (C) Eurodollar Loans may be continued and CA U.S. Base Rate Loans may be converted into Eurodollar Loans only if no Event of Default is in existence on the date of continuation or conversion; and (D) failure by the Canadian Borrowers to properly continue a Eurodollar Loan at the end of an Interest Period shall be deemed a conversion to a CA U.S. Base Rate Loan. Each continuation or conversion must be requested by the Canadian Borrowers no later than 12:00 noon, Toronto, Ontario time, (x) on the date of a requested conversion of a Eurodollar Loan to a CA U.S. Base Rate Loan or (y) three (3) Business Days prior to the date of a requested continuation of a Eurodollar Loan or conversion of a CA U.S. Base Rate Loan to a Eurodollar Loan, in each case pursuant to a written Notice of Continuation/Conversion submitted to the Canadian Agent which shall set forth (1) whether the Canadian Borrowers wish to continue or convert such Loans and (2) if the request is to continue a Eurodollar

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

         Loan or convert a CA U.S. Base Rate Loan to a Eurodollar Loan, the Interest Period applicable thereto. The Canadian Agent shall give each Canadian Lender notice as promptly as practicable of any such proposed extension or conversion pursuant to this section.

                  (ii) The Canadian Borrowers shall have the option, on any Business Day, to convert a Canadian Prime Rate Loan into a Bankers' Acceptance, to continue a maturing Bankers' Acceptance in accordance with Section 2.5 or to convert a maturing Bankers' Acceptance into a Canadian Prime Rate Loan; provided, however, (A) each such continuation or conversion must be requested by the Canadian Borrowers pursuant to an irrevocable notice to the Canadian Agent, substantially in the form of Exhibit D, in compliance with the terms set forth below, (B) the Canadian Borrowers must comply with all the requirements of Section 2.5, and (C) failure by the Canadian Borrowers to properly continue a Bankers' Acceptance shall be deemed a conversion to a Canadian Prime Rate Loan. Each continuation or conversion must be requested by the Canadian Borrowers no later than 12:00 noon, Toronto, Ontario time, (x) one Business Day prior to the date of a requested conversion of a Bankers' Acceptance to a Canadian Prime Rate Loan or (y) one Business Day prior to the date of a requested continuation of a Bankers' Acceptance or conversion of a Canadian Prime Rate Loan to a Bankers' Acceptance, in each case pursuant to an irrevocable notice submitted to the Canadian Agent which shall set forth (1) that the Loans to be continued or converted are Canadian Prime Rate Loans, (2) whether the Canadian Borrowers wish to continue or convert such Loans and (3) if the request is to continue a Bankers' Acceptance or convert a Canadian Prime Rate Loan to a Bankers' Acceptance, the maturity date applicable thereto. The Canadian Agent shall give each Canadian Lender notice as promptly as practicable of any such proposed continuation or conversion pursuant to this Section.

         4.2      INTEREST.

         (a) Interest Rate. All U.S. Base Rate Loans shall accrue interest at the U.S. Base Rate, plus the Applicable Percentage. All Canadian Prime Rate Loans shall accrue interest at the Canadian Prime Rate, plus the Applicable Percentage, payable in Canadian Dollars. All CA U.S. Base Rate Loans shall accrue interest at the CA U.S. Base Rate, plus the Applicable Percentage, payable in U.S. dollars. All Eurodollar Loans shall accrue interest at the Adjusted Eurodollar Rate for the applicable Interest Period.

         (b) Default Rate of Interest. Upon the occurrence, and during the continuance, of an Event of Default, the principal of and, to the extent permitted by law, interest on the Loans and any other amounts owing (but not timely paid) hereunder or under the other Credit Documents (including without limitation fees and expenses) shall bear interest, payable on demand, at a per annum rate equal to (i) for U.S. Obligations and Canadian Obligations denominated in U.S. Dollars, the U.S. Base Rate, plus the sum of the Tier Level 1 Applicable Percentage for Base Rate Loans and two percent (2%) per annum and
(ii) for Canadian Obligations denominated in Canadian Dollars, the Canadian Prime Rate, plus the sum of the Tier Level 1 Applicable Percentage for Base Rate Loans and two percent (2%) per annum, provided, however, on and after the Conversion Date interest on the Loans and any other amounts owing (but not timely paid) hereunder or under the other Credit Documents (including without limitation fees and expenses) shall bear interest, payable on demand, at a per annum rate equal to the U.S. Base Rate, plus the sum of the Tier Level 1 Applicable Percentage for Base Rate Loans and two percent (2%) per annum.

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         (c)      Interest Payments. Interest on Loans shall be due and payable in arrears on each Interest Payment Date. If an Interest Payment Date falls on a date which is not a Business Day, such Interest Payment Date shall be deemed to be the next succeeding Business Day, except that in the case of Eurodollar Loans where the next succeeding Business Day falls in the next succeeding calendar month, then on the next preceding day.

         (d) Computation of Interest. All computations of interest hereunder on Canadian Base Rate Loans (other than Canadian Base Rate Loans accruing interest at the Canadian Prime Rate), Eurodollar Loans and U.S. Base Rate Loans shall be made on the basis of the actual number of days elapsed over a year of 360 days. All computations of interest hereunder on Bankers' Acceptances and Canadian Base Rate Loans accruing interest at the Canadian Prime Rate shall be made on the basis of the actual number of days elapsed over a year of 365 or 366 days, as the case may be.

         (e) Interest Act (Canada). Each Borrower hereby acknowledges that the rate or rates of interest applicable to certain of the Loans and fees as specified hereunder may be computed on the basis of a year of 360 days and paid for the actual number of days elapsed. For purposes of the Interest Act (Canada), if interest computed on the basis of a 360-day year is payable for any part of the calendar year, the equivalent yearly rate of interest may be determined by multiplying the specified rate of interest by the number of days (365 or 366) in such calendar year and dividing such product by 360. For the purpose of the Interest Act (Canada) and any other purpose, (i) the principle of deemed reinvestment shall not apply to any interest calculation under this Agreement, and (ii) the rates of interest stipulated in this Agreement are intended to be nominal rates and not effective rates or yields.

         4.3      PLACE AND MANNER OF PAYMENTS.

         All payments of principal, interest and fees in connection with the Canadian Revolving Loans and BA Obligations shall be made by the Borrowers to the Canadian Agent at its offices located at the address set forth on Schedule 1.1A hereto on the date due by 2:00 p.m., Toronto, Ontario time, (in Canadian Dollars or U.S. Dollars, as applicable) in immediately available funds or by direct charge against the Canadian Revolving Loan Commitment, if available, pursuant to Section 3.2(b) hereof, in each case, without setoff, deduction, counterclaim or withholding of any kind, except as permitted pursuant to Section
4.13. All other payments of principal, interest, fees, expenses and other amounts to be made by the Borrowers under this Agreement (including, but not limited to, the U.S. Revolving Loans) shall be received not later than 2:00 p.m., Charlotte, North Carolina time, on the date when due in U.S. Dollars and in immediately available funds or by direct charge against the U.S. Revolving Loan Commitment, if available, pursuant to Section 3.1(b) hereof, in each case, without setoff, deduction, counterclaim or withholding of any kind, except as permitted pursuant to Section 4.13, by the Administrative Agent at its offices located at the address set forth on Schedule 1.1A hereto. A Borrower shall, at the time it makes any payment under this Agreement, specify to the Administrative Agent, or the Canadian Agent as applicable, the Loans, Letters of Credit, fees or other amounts payable by the Borrowers hereunder to which such payment is to be applied (and in the event that it fails to specify, or if such application would be inconsistent with the terms hereof, the Administrative Agent, or the Canadian Agent as applicable, shall distribute such payment to the Lenders in the manner described in Section 4.6). The Canadian Agent shall inform the Administrative Agent and the Administrative Agent shall inform the Canadian Agent, by telecopy as of the first Business Day of each month, of all principal, interest or

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fees received from the Borrowers during the prior month, except for fees received pursuant to Section 4.5(c). The Administrative Agent or the Canadian Agent, as applicable, will distribute such payments to the applicable Lenders on the date of receipt if any such payment is received prior to 2:00 p.m. (Charlotte, North Carolina time or Toronto, Ontario time, as applicable); otherwise the Administrative Agent or the Canadian Agent, as applicable, will distribute such payment to the applicable Lenders on the next succeeding Business Day. The Borrowers' obligations to the Lenders with respect to such payments shall be discharged by making such payments to the applicable Agent pursuant to this Section 4.3 or if not timely paid or an Event of Default then exists, may be added to the principal amount of the Revolving Loans outstanding. Whenever any payment hereunder shall be stated to be due on a day which is not a Business Day, the due date thereof shall be extended to the next succeeding Business Day (subject to accrual of interest and fees for the period of such extension), except that in the case of Eurodollar Loans, if the extension would cause the payment to be made in the next following calendar month, then such payment shall instead be made on the next preceding Business Day.

         4.4      PREPAYMENTS.

         (a) Voluntary Prepayments. The Borrowers shall have the right to prepay Loans and Bankers' Acceptances in whole or in part from time to time without premium or penalty; provided, however, that (i) Eurodollar Loans may only be prepaid on three (3) Business Day's prior written notice to the Administrative Agent or the Canadian Agent, as the case may be, and any prepayment of Eurodollar Loans will be subject to Section 4.14, (ii) each such partial prepayment of Eurodollar Loans shall be in the minimum principal amount of $1,000,000, and (iii) that portion of the Canadian Revolving Loan Commitment subject to the creation of a Bankers' Acceptance may be prepaid prior to the maturity of such Bankers' Acceptance only in accordance with Section 2.5(g). Prepayments on U.S. Revolving Loans shall be applied first to U.S. Base Rate Loans and then to Eurodollar Loans in direct order of Interest Period maturities. Prepayments on the Canadian Revolving Loans or Bankers' Acceptances shall be applied (1) in the case of funds received in Canadian Dollars, to the Canadian Revolving Loans and Banker's Acceptances (first to Canadian Prime Rate Loans and then to Bankers' Acceptances in direct order of maturities) and (2) in the case of funds received in U.S. Dollars, to the Canadian Revolving Loans (first to CA U.S. Base Rate Loans and then to Eurodollar Loans, in direct order of Interest Period maturities).

         (b)      Mandatory Prepayments.

                  (i) If, at any time (A) the sum of U.S. Revolving Loans outstanding plus Canadian Revolving Loans outstanding plus LOC Obligations plus BA Obligations exceeds the lesser of the Total Borrowing Base and $140,000,000; (B) the U.S. Revolving Loans outstanding plus the LOC Obligations outstanding exceed the lesser of the U.S. Borrowing Base and the U.S. Revolving Loan Commitment; or (C) the Canadian Revolving Loans outstanding plus BA Obligations exceed the lesser of the Canadian Borrowing Base and the Canadian Revolving Loan Commitment, then, subject to Section 2.1(c), each applicable Borrower shall immediately make a payment with respect to its Loans in an amount equal to the net deficiency. Payments made under (A) shall be applied first pro rata to U.S. Base Rate Loans and Canadian Base Rate Loans in the applicable currency and then to Eurodollar Loans (pro rata between those made under the Canadian Revolving Loan Commitment and the U.S. Revolving Loan Commitment) in direct order of Interest Period maturities and then to Bankers' Acceptances in direct order of Interest Period maturities. Payments made under (B) shall be applied first to U.S. Base Rate Loans and then to

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         Eurodollar Loans of the U.S. Borrowers in direct order of Interest
         Period maturities. Payments made under (C) shall be applied first to Canadian Base Rate Loans and then to Eurodollar Loans of the Canadian Borrowers in direct order of Interest Period maturities and then to Bankers' Acceptances in direct order of Interest Period maturities. Prepayments made on Bankers' Acceptances shall be made in accordance with Section 2.5(g).

                  (ii) The U.S. Borrowers shall immediately repay any outstanding Overadvance upon receipt of the net proceeds of any sale of assets by the U.S. Borrowers made pursuant Section 9.5(b) hereof. Payments made hereunder shall be applied first to U.S. Base Rate Loans and then to Eurodollar Loans of the U.S. Borrowers in direct order of Interest Period maturities.

         4.5      FEES.

         (a) Unused Fees. In consideration of the Revolving Loan Commitments being made available by the Lenders hereunder, (i) the U.S. Borrowers agree to pay to the Administrative Agent, for the account of the U.S. Lenders, a per annum fee equal to the Applicable Percentage for the Unused Fees (calculated on the basis of the actual number of days elapsed in a 360 day year) on the U.S. Unutilized Revolving Commitment and (ii) the Canadian Borrowers agree to pay to the Canadian Agent, for the account of the Canadian Lenders, a per annum fee equal to the Applicable Percentage for the Unused Fees (calculated on the basis of the actual number of days elapsed in a 365 or 366 day year, as the case may be) on the Canadian Unutilized Revolving Commitment (collectively, the "Unused Fees"). The accrued Unused Fees shall be due and payable monthly in arrears on the last Business Day of each calendar month (as well as on the Maturity Date and on any date that a Revolving Loan Commitment is reduced) for the month then ending (or portion thereof), beginning with the first of such dates to occur after the Closing Date.

         (b)      Letter of Credit Fees.

                  (i) Letter of Credit Fee. In consideration of the issuance of Letters of Credit hereunder, the U.S. Borrowers agree to pay to the applicable Issuing Lender in respect of outstanding Letters of Credit for the pro rata benefit of the U.S. Lenders (based on each U.S. Lender's U.S. Revolving Loan Commitment Percentage of the U.S. Revolving Loan Commitment (calculated on the basis of the actual number of days elapsed in a 360 day year)), an annual fee (the "Letter of Credit Fee") equal to the Applicable Percentage for the Letter of Credit Fee on the average daily maximum amount available to be drawn under each such Letter of Credit from the date of issuance to the date of expiration. The Letter of Credit Fee will be payable monthly in arrears on the last Business Day of each calendar month and on the Maturity Date.

                  (ii) Issuing Lender Fee. In addition to the Letter of Credit Fees payable pursuant to subsection (i) above, each of the U.S. Borrowers shall pay to the applicable Issuing Lender for its own account, without sharing by the other Lenders, a fee equal to one-eighth of one percent (0.125%) per annum on the total sum of all Letters of Credit issued by the Issuing Lender, such fee to be paid monthly in arrears on the last Business Day of each calendar month (as well as on the Maturity Date) (the "Issuing Lender Fee").

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         (c)      Administrative Fees. The U.S. Borrowers agree to pay to the
Administrative Agent, for its own account, an annual fee as agreed to between the U.S. Borrowers and the Administrative Agent in the Administrative Agent Fee Letter.

         (d) Authorization to Charge Account. Each Borrower hereby authorizes the Administrative Agent or the Canadian Agent, as the case may be, to charge such Borrower's Revolving Loan account with the amount of fees due by it hereunder to the Lenders, the Administrative Agent, the Canadian Agent and the Issuing Lender as and when such payments become due. The Borrowers confirm that any charges which the applicable Agent may so make to the Borrowers' Revolving Loan accounts as herein provided will be made as an accommodation to the Borrowers and solely at the applicable Agent's discretion.

         4.6      PRO RATA TREATMENT.

         Except to the extent otherwise provided herein:

                  (a) Loans. Each Revolving Loan borrowing (including, without limitation, each Mandatory Borrowing), each creation of Bankers' Acceptances, each payment or prepayment of principal of any Loan, each payment of fees (other than the Issuing Lender Fee retained by each of the Issuing Lenders for its own account, the Acceptance Fees retained by each Canadian Lender accepting Bankers' Acceptances for it own account and the administrative fees retained by the Administrative Agent for its own account), each reduction of the U.S. Revolving Loan Commitment or the Canadian Revolving Loan Commitment, and each conversion or continuation of any Loan, shall be allocated pro rata among the relevant Lenders in accordance with the respective U.S. Revolving Loan Commitment Percentages or Canadian Revolving Loan Commitment Percentages, as applicable, of such Lenders; it being understood that payments under the U.S. Revolving Loans shall be allocated pro rata among the U.S. Lenders and payments under the Canadian Revolving Loans shall be allocated pro rata among the Canadian Lenders (or, if the Commitments of such Lenders have expired or been terminated, in accordance with the respective principal amounts of the outstanding Loans, Bankers' Acceptances and Participation Interests of such Lenders); provided that, if any Lender shall have failed to pay its applicable pro rata share of any Revolving Loan, then any amount to which such Lender would otherwise be entitled pursuant to this subsection (a) shall instead be payable to the Administrative Agent or the Canadian Agent, as applicable; provided further, that in the event any amount paid to any Lender pursuant to this subsection (a) is rescinded or must otherwise be returned by the Administrative Agent or the Canadian Agent, as applicable, each Lender shall, upon the request of the Administrative Agent or the Canadian Agent, as applicable, repay to the Administrative Agent or the Canadian Agent, as applicable the amount so paid to such Lender, with interest for the period commencing on the date such payment is returned by the Administrative Agent or the Canadian Agent, as applicable until the date the Administrative Agent or the Canadian Agent, as applicable receives such repayment at a rate per annum equal to, during the period to but excluding the date two (2) Business Days after such request, the Federal Funds Rate, and thereafter, the U.S. Base Rate plus two percent (2%) per annum; and

                  (b) Letters of Credit. Each payment of unreimbursed drawings in respect of LOC Obligations shall be allocated to each U.S. Lender pro rata in accordance with its U.S. Lender Revolving Loan Commitment Percentage; provided that, if any Lender shall have

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         failed to pay its applicable pro rata share of any drawing under any
         Letter of Credit, then any amount to which such Lender would otherwise be entitled pursuant to this subsection (b) shall instead be payable to the Issuing Lender; provided further, that in the event any amount paid to any Lender pursuant to this subsection (b) is rescinded or must otherwise be returned by the Issuing Lender, each Lender shall, upon the request of the Issuing Lender, repay to the Administrative Agent for the account of the Issuing Lender the amount so paid to such Lender, with interest for the period commencing on the date such payment is returned by the Issuing Lender until the date the Issuing Lender receives such repayment at a rate per annum equal to, during the period to but excluding the date two (2) Business Days after such request, the Federal Funds Rate, and thereafter, the U.S. Base Rate, plus two percent (2%) per annum.

         4.7      ALLOCATION OF PAYMENTS AFTER EVENT OF DEFAULT.

         Notwithstanding any other provisions of this Agreement, after the occurrence and during the continuance of an Event of Default, all amounts collected or received by an Agent or any Lender on account of amounts outstanding with respect to any of the U.S. Obligations or in respect of the U.S. Collateral, and all amounts collected or received by an Agent or any Lender on account of amounts outstanding with respect to any of the Canadian Obligations or the Canadian Collateral, shall be paid over or delivered to make the following payments (as the same become due at maturity, by acceleration or otherwise) (it being understood that (i) amounts collected or received with respect to Canadian Obligations and Canadian Collateral shall be applied in the following manner only to satisfy Canadian Obligations and (ii) amounts collected or received with respect to U.S. Obligations and U.S. Collateral shall be applied in the following manner but first to satisfy all U.S. Obligations (other than obligations under the Guaranty Agreements) in full and then to satisfy the U.S. Obligations under the Guaranty Agreements and the Canadian Obligations):

                  FIRST, to the payment of all reasonable out-of-pocket costs and expenses (including without limitation reasonable attorneys' fees) of the Agents in connection with enforcing the rights of the Lenders under the Credit Documents and any protective advances made by the Agents with respect to the Collateral under or pursuant to the terms of the Security Documents;

                  SECOND, to payment of any fees owed to an Agent or an Issuing Lender hereunder or under any other Credit Document;

                  THIRD, to the payment of all reasonable out-of-pocket costs and expenses, (including, without limitation, reasonable attorneys' fees) of each of the Lenders in connection with enforcing its rights under the Credit Documents;

                  FOURTH, to the payment of all Obligations consisting of accrued fees and interest payable to the Lenders hereunder, and including with respect to any Interest Rate Protection Agreement, to the extent such Interest Rate Protection Agreement is permitted by the Agreement, any fees, premiums and scheduled periodic payments due under such Interest Rate Protection Agreement and any interest accrued thereon;

                  FIFTH, to the payment of the outstanding principal amount of the Loans and to the payment or cash collateralization of the outstanding LOC Obligations and BA Obligations,

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         pro rata, as set forth below and including with respect to any Interest
         Rate Protection Agreement, to the extent such Interest Rate Protection Agreement is permitted by the Agreement, any breakage, termination or other payments due under such Interest Rate Protection Agreement and any interest accrued thereon;

                  SIXTH, to all other Obligations which shall have become due and payable under the Credit Documents and not repaid pursuant to clauses "FIRST" through "FIFTH" above; and

                  SEVENTH, to the payment of the surplus, if any, to whoever may be lawfully entitled to receive such surplus.

In carrying out the foregoing, (a) amounts received shall be applied in the numerical order provided until exhausted prior to application to the next succeeding category; (b)(i) each of the U.S. Lenders shall receive an amount equal to its pro rata share (based on the proportion that its then outstanding U.S. Revolving Loans, LOC Obligations and obligations outstanding under the Interest Rate Protection Agreements and other Lender Hedging Agreements (if any) permitted by this Agreement bears to the aggregate then outstanding U.S. Revolving Loans, LOC Obligations, and obligations outstanding under the Interest Rate Protection Agreements and any other Lender Hedging Agreements permitted by this Agreement) of amounts available to be applied pursuant to clauses "THIRD", "FOURTH," "FIFTH," and "SIXTH" above (it being understood that the Canadian Lenders shall be deemed U.S. Lenders for purposes of this clause (b)(i) to the extent of their Participation Interests in the U.S. Obligations acquired pursuant to Section 11.3(b) hereof) and (ii) each of the Canadian Lenders shall receive an amount equal to its pro rata share (based on the proportion that its then outstanding Canadian Revolving Loans, BA Obligations and obligations outstanding under the Interest Rate Protection Agreements and other Lender Hedging Agreements (if any) permitted by this Agreement) bears to the aggregate then outstanding Canadian Revolving Loans, BA Obligations and obligations outstanding under the Interest Rate Protection Agreements and any other Lender Hedging Agreements permitted by this Agreement) of amounts available to be applied pursuant to clauses "THIRD", "FOURTH," "FIFTH," and "SIXTH" above (it being understood that the U.S. Lenders shall be deemed Canadian Lenders for purposes of this clause (b)(ii) to the extent of their Participation Interests in the Canadian Obligations acquired pursuant to Section 11.3(b) hereof); (c) to the extent that any amounts available for distribution pursuant to clause "FIFTH" above are attributable to the issued but undrawn amount of outstanding Letters of Credit, such amounts shall be held by the Administrative Agent in a cash collateral account (which account shall be an interest bearing checking account) and applied (x) first, to reimburse the Issuing Lender from time to time for any drawings under such Letters of Credit and (y) then, following the expiration of all Letters of Credit, to all other obligations of the types described in clause "SIXTH" above in the manner provided in this Section 4.7 and in the Security Documents; and (d) amounts received on account of BA Obligations to be held in accordance with Section 2.5(g), shall be held and applied by the applicable Lender in accordance with Section 2.5(g).

         4.8      SHARING OF PAYMENTS.

         The Lenders agree among themselves that, except to the extent otherwise provided herein, in the event that any Lender shall obtain payment in respect of any Loan or Bankers' Acceptance, unreimbursed drawing with respect to any LOC Obligations or any other obligation owing to such Lender under this Agreement through the exercise of a right of setoff, banker's lien or counterclaim, or pursuant to a secured claim under Section 506 of the U.S. Bankruptcy Code (or

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similar provision of the Canadian bankruptcy laws) or other security or interest arising from, or in lieu of, such secured claim, received by such Lender under any applicable bankruptcy, insolvency or other similar law or otherwise, or by any other means, in excess of its pro rata share of such payment as provided for in this Agreement, such Lender shall promptly pay in cash or purchase from the other applicable Lenders a participation in such Loans, LOC Obligations, BA Obligations and other obligations in such amounts, and make such other adjustments from time to time, as shall be equitable to the end that all Lenders share such payment in accordance with their respective ratable shares as provided for in this Agreement. The Lenders further agree among themselves that if payment to a Lender obtained by such Lender through the exercise of a right of setoff, banker's lien, counterclaim or other event as aforesaid shall be rescinded or must otherwise be restored, each applicable Lender which shall have shared the benefit of such payment shall, by payment in cash or a repurchase of a participation theretofore sold, return its share of that benefit (together with its share of any accrued interest payable with respect thereto) to each Lender whose payment shall have been rescinded or otherwise restored. The Borrowers agree that any Lender so purchasing such a participation may, to the fullest extent permitted by law, exercise all rights of payment, including setoff, banker's lien or counterclaim, with respect to such participation as fully as if such Lender were a holder of such Loan, LOC Obligation, BA
Obligation or other obligation in the amount of such participation. Except as otherwise expressly provided in this Agreement, if any Lender or an Agent shall fail to remit to an Agent or any other Lender an amount payable by such Lender or such Agent to such Agent or such other Lender pursuant to this Agreement on the date when such amount is due, such payments shall be made together with interest thereon for each date from the date such amount is due until the date such amount is paid to such Agent or such other Lender at a rate per annum equal to the Federal Funds Rate. If under any applicable bankruptcy, insolvency or other similar law, any Lender receives a secured claim in lieu of a setoff to which this Section 4.8 applies, such Lender shall, to the extent practicable, exercise its rights in respect of such secured claim in a manner consistent with the rights of the Lenders under this Section 4.8 to share in the benefits of any recovery on such secured claim.

         4.9      CAPITAL ADEQUACY.

         If, after the date hereof, any Lender has determined that the adoption or the becoming effective of, or any change in, or any change by any Governmental Authority, central bank or comparable agency charged with the interpretation or administration thereof in the interpretation or administration of, any applicable law, rule or regulation regarding capital adequacy, or compliance by such Lender, or its parent corporation, with any request or directive regarding capital adequacy (whether or not having the force of law) of any such authority, central bank or comparable agency, has or would have the effect of reducing the rate of return on such Lender's (or parent corporation's) capital or assets as a consequence of its commitments or obligations hereunder to a level below that which such Lender, or its parent corporation, could have achieved but for such adoption, effectiveness, change or compliance (taking into consideration such Lender's (or parent corporation's) policies with respect to capital adequacy), then, upon written notice from such Lender to the Borrowers, the U.S. Borrowers shall be obligated to pay to any such U.S. Lender, and the Canadian Borrowers shall be obligated to pay to any such Canadian Lender, as applicable, such additional amount or amounts as will compensate such Lender on an after-tax basis (after taking into account applicable deductions and credits in respect of the amount indemnified) for such reduction; provided that the Borrowers shall not be required to compensate any Lender pursuant to this
Section 4.9 for any increased capital costs incurred more than 180 days prior to the date such Lender notifies the applicable Borrower of the event giving rise to such increased capital cost and of such Lender's intention to claim compensation therefor; provided further, however, that such

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180-day limitation shall not apply to any cost that is applicable retroactively so long as the applicable Lender notifies the Borrowers of such cost within 180 days of a responsible officer of such Lender receiving actual knowledge thereof. Such written notice shall be accompanied by a certificate setting forth the basis for such claim for compensation and a calculation thereof in reasonable detail. Each determination by any such Lender of amounts owing under this Section shall, absent manifest error, be conclusive and binding on the parties hereto. This covenant shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

         4.10     INABILITY TO DETERMINE INTEREST RATE OR CREATE BANKERS'
                  ACCEPTANCES.

         (a) If prior to the first day of any Interest Period, (i) the Administrative Agent shall have determined in good faith (which determination shall be conclusive and binding upon the Borrowers) that, by reason of circumstances affecting the relevant market, adequate and reasonable means do not exist for ascertaining the Eurodollar Rate for such Interest Period, (ii) the Administrative Agent has received notice from the Required Lenders that the Eurodollar Rate determined or to be determined for such Interest Period will not adequately and fairly reflect the cost to such Lenders of making or maintaining their Eurodollar Loans during such Interest Period, or (iii) U.S. Dollar deposits in the principal amounts of the Eurodollar Loans to which such Interest Period is to be applicable are not generally available in the London interbank market, the Administrative Agent shall give telecopy or telephonic notice thereof to the Borrowers and the Lenders as soon as practicable thereafter, and will also give prompt written notice to the Borrowers when such conditions no longer exist. If such notice is given, (A) any Eurodollar Loans requested to be made on the first day of such Interest Period shall be made as Base Rate Loans,
(B) any Loans that were to have been converted on the first day of such Interest Period to or continued as Eurodollar Loans shall be converted to or continued as Base Rate Loans and (C) each outstanding Eurodollar Loan shall be converted, on the last day of the then-current Interest Period thereof, to Base Rate Loans. Until such notice has been withdrawn by the Administrative Agent, no further Eurodollar Loans shall be made or continued as such, nor shall the Borrowers have the right to convert Base Rate Loans to Eurodollar Loans.

         (b) If the Canadian Agent determines in good faith, which determination shall be final, conclusive and binding upon the Canadian Borrowers absent manifest error, and notifies the Canadian Borrowers and each of the Canadian Lenders that, by reason of circumstances affecting the money market (i) there is no market for Bankers' Acceptances; or (ii) the demand for Bankers' Acceptances is insufficient to allow the sale or trading of the Bankers' Acceptances created and purchased hereunder, then,

                  (A) the right of the Canadian Borrowers to request a borrowing by way of Bankers' Acceptances shall be suspended until the Canadian Agent determines in good faith that the circumstances causing such suspension no longer exist and the Canadian Agent so notifies the Canadian Borrowers;

                  (B) any notice of requested Bankers' Acceptances which is outstanding shall be canceled and the Bankers' Acceptance requested therein shall not be made; and

                  (C) the Canadian Agent shall promptly notify the Canadian Borrowers of the suspension of the Canadian Borrowers' right to request Bankers' Acceptances and of the termination of any such suspension.

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         4.11     ILLEGALITY.

         Notwithstanding any other provision herein, if the adoption of or any change in any Requirement of Law or in the interpretation or application thereof by the relevant Government Authority occurring after the Closing Date shall make it unlawful for any Lender to make or maintain Eurodollar Loans as contemplated by this Agreement, (a) such Lender shall promptly give written notice of such circumstances to the Borrowers and the Administrative Agent or the Canadian Agent, as applicable (which notice shall be withdrawn whenever such circumstances no longer exist), (b) the commitment of such Lender hereunder to make Eurodollar Loans, continue Eurodollar Loans as such and convert a Base Rate Loan to Eurodollar Loans shall forthwith be suspended and, until such time as it shall no longer be unlawful for such Lender to make or maintain Eurodollar Loans, such Lender shall then have a commitment only to make a Base Rate Loan when a Eurodollar Loan is requested and (c) such Lender's Loans then outstanding as Eurodollar Loans, if any, shall be converted automatically to Base Rate Loans on the respective last days of the then current Interest Periods with respect to such Loans or within such earlier period as required by law. If any such conversion of a Eurodollar Loan occurs on a day which is not the last day of the then current Interest Period with respect thereto, the Borrowers shall pay to such Lender such amounts, if any, as may be required pursuant to Section 4.14.

         4.12     REQUIREMENTS OF LAW.

         If the adoption of or any change in any Requirement of Law or in the interpretation or application thereof applicable to any Lender, or compliance by any Lender with any request or directive (whether or not having the force of law) from any central bank or other Governmental Authority, in each case made subsequent to the Closing Date (or, if later, the date on which such Lender becomes a Lender):

                  (a) shall subject such Lender to any tax of any kind whatsoever with respect to any Letter of Credit or any Loans made or issued by it or its obligation to make or issue any of the foregoing, or change the basis of taxation of payments to such Lender in respect thereof (except for Non-Excluded Taxes covered by Section 4.13 and changes in taxes measured by or imposed upon the overall net income, or franchise tax imposed in lieu of such net income tax, of such Lender or its applicable lending office, branch, or any affiliate thereof);

                  (b) shall impose, modify or hold applicable any reserve, special deposit, compulsory loan or similar requirement against assets held by, deposits or other liabilities in or for the account of, advances, loans or other extensions of credit by, or any other acquisition of funds by, any office of such Lender which is not otherwise included in the determination of the Eurodollar Rate or the Acceptance Fee in respect of Bankers' Acceptances hereunder; or

                  (c) shall impose on such Lender any other condition (excluding any tax of any kind whatsoever);

and the result of any of the foregoing is to increase the cost to such Lender, by an amount which such Lender, acting reasonably, deems to be material, of making, converting into, continuing or maintaining Eurodollar Loans or issuing or participating in Letters of Credit or creating Bankers'

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Acceptances or to reduce any amount receivable hereunder in respect thereof, then, in any such case, upon written notice to the applicable Borrowers from such Lender, through either of the Agents, in accordance herewith, the applicable Borrowers shall be obligated to promptly pay such Lender, upon its demand, any additional amounts necessary to compensate such Lender on an after-tax basis (after taking into account applicable deductions and credits in respect of the amount indemnified) for such increased cost or reduced amount receivable; provided that, in any such case, the Borrowers may elect to convert the Eurodollar Loans made by such Lender hereunder to Base Rate Loans by giving the Administrative Agent at least one (1) Business Day's notice of such election, in which case the applicable Borrowers shall promptly pay to such Lender, upon demand, without duplication, such amounts, if any, as may be required pursuant to Section 4.14; provided, further that the Borrowers shall not be required to compensate any Lender pursuant to this Section 4.12 for any increased costs or reduced amount receivable arising more than 180 days prior to the date such Lender notifies the applicable Borrower of the change resulting in such increased cost or reduced amount receivable and of such Lender's or Issuing Lender's intention to claim compensation therefor; provided further, however, that such 180-day limitation shall not apply to any increased cost or reduced amount receivable that arises retroactively to periods prior to the effective date of the applicable change so long as the applicable Lender notifies the Borrowers of such change within 180 days of a responsible officer of the Lender receiving actual knowledge thereof. If any Lender becomes entitled to claim any additional amounts pursuant to this Section 4.12, it shall provide prompt written notice thereof to the Borrowers, through the Administrative Agent, certifying (x) that one of the events described in this Section 4.12 has occurred and describing in reasonable detail the nature of such event, (y) as to the increased cost or reduced amount resulting from such event and (z) as to the additional amount demanded by such Lender and a reasonably detailed explanation of the calculation thereof. Such a certificate as to any additional amounts payable pursuant to this Section 4.12 submitted by such Lender, through the Administrative Agent, to the Borrowers shall be conclusive and binding on the parties hereto in the absence of manifest error. This covenant shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

         4.13     TAXES.

         (a) Except as provided below in this Section 4.13, all payments made by the Borrowers under this Agreement, any Notes and any documents relating hereto shall be made free and clear of, and without deduction or withholding for or on account of, any present or future income, stamp or other taxes, levies, imposts, duties, charges, fees, deductions or withholdings, now or hereafter imposed, levied, collected, withheld or assessed by any court, or governmental body, agency or other official, including interest, penalties and liabilities with respect thereto ("Taxes"), excluding taxes measured by or imposed upon the overall net income of any Agent or any Lender or its applicable lending office, or any branch or affiliate thereof, and all franchise taxes, branch taxes, taxes on doing business or taxes on the overall capital or net worth of any Agent or any Lender or its applicable lending office, or any branch or affiliate thereof, imposed: (i) by the jurisdiction under the laws of which such Agent or such Lender, applicable lending office, branch or affiliate is organized or is located, or in which its principal executive office is located, or any nation within which such jurisdiction is located or any political subdivision thereof; or (ii) by reason of any connection between the jurisdiction imposing such tax and such Agent or such Lender, applicable lending office, branch or affiliate other than a connection arising solely from such Agent or such Lender having executed, delivered or performed its obligations, or received payment under or enforced, this Agreement or any Notes. If any such non-excluded Taxes, ("Non-Excluded Taxes") are required to be withheld from any amounts payable to an Agent or any Lender hereunder or

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under any Notes or other documents relating thereto, (A) the Borrowers shall withhold and remit such Non-Excluded Taxes to the relevant authority when and as due, (B) the amounts so payable to an Agent or such Lender shall be increased to the extent necessary to yield to an Agent or such Lender (after payment of all Non-Excluded Taxes, including Non-Excluded Taxes in respect of additional amounts payable hereunder) interest or any such other amounts payable hereunder or under the Notes or any other document relating hereto at the rates or in the amounts specified in this Agreement and any Notes, provided, however, that the Borrowers shall be entitled to deduct and withhold any Non-Excluded Taxes and shall not be required to increase any such amounts payable to: (I) any U.S. Lender that is not organized under the laws of the United States of America or a state thereof if such Lender fails to comply with the requirements of paragraph
(b) of this Section 4.13 or (II) any Canadian Lender that fails to comply with the requirements of paragraph (d) of Section 4.13, in the case of either (I) or
(II), whenever any Non-Excluded Taxes are payable by the Borrowers, and (C) as promptly as possible thereafter the Borrowers shall send to such Agent for its own account or for the account of such Lender, as the case may be, a certified copy of an original official receipt received by the Borrowers showing prompt payment thereof. If any Borrower fails to pay any Non-Excluded Taxes when due to the appropriate taxing authority or fails to remit to the Administrative Agent the required receipts or other required documentary evidence, such Borrower shall indemnify an Agent and any Lender for any incremental Taxes, interest or penalties that may become payable by an Agent or any Lender as a result of any such failure. If a Lender shall change its office that makes or maintains a Loan hereunder, the Borrowers shall not be required to pay any increased amounts to the Lender in respect of any Non-Excluded Taxes pursuant to this Section 4.13 over and above any obligation to withhold or deduct any amount with respect to such Non-Excluded Taxes that existed on the date the Lender changed such office, unless the Lender changed the office at the request of any Borrower in which case such Borrower shall indemnify the Lender in respect of such increased amounts. The agreements in this subsection shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

         (b) Each U.S. Lender that is not incorporated under the laws of the United States of America or a state thereof shall:

                  (i)      (A)      before the date of any payment by the U.S.
                  Borrowers under this Agreement or Notes to such Lender, deliver to the U.S. Borrowers and the Administrative Agent two duly completed copies of United States Internal Revenue Service Form W-8BEN, W-8ECI, W-8 EXP, W-8IMY or W-9 (or successor thereto or other appropriate form), or successor applicable form, as the case may be, certifying that it is entitled to receive payments under this Agreement and any Notes without deduction, withholding or backup withholding of any United States federal income taxes;

                           (B) deliver to the U.S. Borrowers and the Administrative Agent two further copies of any such form or certification before the date that any such form or certification expires or becomes obsolete and after the occurrence of any event requiring a change in the most recent form previously delivered by it to the U.S. Borrowers; and

                           (C) obtain such extensions of time for filing and complete such forms or certifications as may reasonably be requested by the U.S. Borrowers or the Administrative Agent; or

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                  (ii)     in the case of any such Lender that is not a "bank"
         within the meaning of Section 881(c)(3)(A) of the Code, (A) represent to the U.S. Borrowers (for the benefit of the U.S. Borrowers and the Administrative Agent) that (x) it is not a bank within the meaning of
         Section 881(c)(3)(A) of the Code, is not subject to regulatory or other legal requirements as a bank in any jurisdiction, and has not been treated as a bank for purposes of any tax, securities law or other filing or submission made to any governmental authority, any application made to a rating agency or qualification for any exemption from any tax, securities law or other legal requirements, (y) is not a 10-percent shareholder for purposes of section 881(c)(3)(B) of the Code and (z) is not a controlled foreign corporation receiving interest from a related person for purposes of Section 881(c)(3)(C) of the Code, (B) agree to furnish to the U.S. Borrowers, on or before the date of any payment by the U.S. Borrowers, with a copy to the Administrative Agent, two accurate and complete original signed copies of Internal Revenue Service Form W-8BEN, W-8ECI, W-8EXP or W-8IMY, (or successor applicable form) certifying to such Lender's legal entitlement at the date of such certificate to an exemption from U.S. withholding tax under the provisions of Section 881(c) of the Code with respect to payments to be made under this Agreement and any Notes (and to deliver to the U.S. Borrowers and the Administrative Agent two further copies of such form before the date it expires or becomes obsolete and after the occurrence of any event (including a change in its applicable lending office) requiring a change in the most recently provided form and, if necessary, obtain any extensions of time reasonably requested by the U.S. Borrowers or the Administrative Agent for filing and completing such forms), and (C) agree, to the extent legally entitled to do so, upon reasonable request by the U.S. Borrowers, to provide to the U.S. Borrowers (for the benefit of the U.S. Borrowers and the Administrative Agent) such other forms as may be reasonably required in order to establish the legal entitlement of such Lender to an exemption from withholding with respect to payments under this Agreement and any Notes.

         Notwithstanding the above, if any change in treaty, law or regulation has occurred after the date such Person becomes a Lender hereunder which renders all such forms ineffective to secure an exemption from United States federal withholding tax or which would prevent such Lender from duly completing and delivering any such form with respect to it and such Lender so advises the U.S. Borrowers and the Administrative Agent then such Lender shall be exempt from such requirements. Each such Lender will promptly notify the Administrative Agent and the Borrowers of any changes in circumstances that could reasonably modify or render invalid any claimed exemption. Each Person that shall become a Lender or a participant of a Lender pursuant to
         Section 14.3 shall, upon the effectiveness of the related transfer, be required to provide all of the forms, certifications and statements required pursuant to this subsection (b); provided that in the case of a participant of a Lender, the obligations of such participant of a Lender pursuant to this subsection (b) shall be determined as if the participant of a Lender were a Lender except that such participant of a Lender shall furnish all such required forms, certifications and statements to the Lender from which the related participation shall have been purchased.

         (c) If any such Non-Excluded Taxes shall be or become applicable after the date of this Agreement to such payments by the Borrowers to a Lender, such Lender shall use reasonable efforts to make, fund or maintain the Loan or Loans, as the case may be, through another lending office located in another jurisdiction so as to reduce, to the fullest extent possible, the Borrowers' liability hereunder, if the making, funding or maintenance of such Loan or Loans through such

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other office does not, in the reasonable judgment of the Lender, materially affect the Lender of such Loan. If the Borrowers are required to make any additional payment to or on behalf of a Lender pursuant to this Section 4.13, and any such Lender receives, or is entitled to receive, a credit against, remission for, or repayment of, any tax paid or payable by it in respect of, or calculated with reference to, the taxes giving rise to such payment, such Lender shall, within a reasonable time after it receives such credit, relief, remission or repayment, reimburse the Borrowers the amount of any such credit, relief, remission or repayment.

         (d) Each Canadian Lender shall, before the date of any payments by the Canadian Borrowers under this Agreement on Notes to such Lender, deliver to the Canadian Borrowers and the Administrative Agent a certificate stating that such Canadian Lender is a Canadian Taxable Lender, and such other Canadian tax certifications or other documentation as may be required under Canadian law to evidence that payments to be received by such Canadian Lender under this Agreement are not subject to Canadian federal or provincial withholding tax.

         (e) Notwithstanding the foregoing to the contrary, any U.S. Lender which acquires a Participation Interest pursuant to Section 11.3(b) hereof shall be exempt from the requirements set forth in subsections (c) and (d) of this
Section 4.13 and any Canadian Lender which acquires a Participation Interest pursuant to Section 11.3(b) hereof shall be exempt from the requirements set forth in subsections (b) and (c) of this Section 4.13 and all such Lenders shall be entitled to the rights and benefits set forth in subsection (a) of this
Section 4.13 in respect of such Participation Interests.

         4.14     COMPENSATION.

         (a) The U.S. Borrowers promise to indemnify each U.S. Lender and to hold each U.S. Lender harmless from any loss or expense which such U.S. Lender may sustain or incur (other than through such U.S. Lender's gross negligence or willful misconduct) as a consequence of (a) default by a U.S. Borrower in making a borrowing of, conversion into or continuation of Eurodollar Loans after such U.S. Borrower has given a notice requesting the same in accordance with the provisions of this Agreement, (b) default by a U.S. Borrower in making any prepayment of a Eurodollar Loan after such U.S. Borrower has given a notice thereof in accordance with the provisions of this Agreement and (c) the making of a prepayment of Eurodollar Loans on a day which is not the last day of an Interest Period with respect thereto. Such indemnification may include an amount equal to (i) the present value of the amount of interest which would have accrued on the amount so prepaid, or not so borrowed, converted or continued, for the period from the date of such prepayment or of such failure to borrow, convert or continue to the last day of the applicable Interest Period (or, in the case of a failure to borrow, convert or continue, the Interest Period that would have commenced on the date of such failure) in each case at the applicable rate of interest for such Eurodollar Loans provided for herein (excluding, however, the Applicable Percentage included therein, if any) minus (ii) the amount of interest (as reasonably determined by such U.S. Lender) which would have accrued to such U.S. Lender on such amount by placing such amount on deposit for a comparable period with leading banks in the interbank Eurodollar market. Such a certificate as to any amounts payable pursuant to this Section 4.14(a) submitted by a U.S. Lender, through the Administrative Agent to the U.S. Lenders, shall be conclusive and binding in the absence of manifest error. The agreements in this Section 4.14(a) shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

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         (b)      The Canadian Borrowers promise to indemnify each Canadian
Lender and to hold each Canadian Lender harmless from any loss or expense which such Canadian Lender may sustain or incur (other than through such Canadian Lender's gross negligence or willful misconduct) as a consequence of (a) default by a Canadian Borrower in making a borrowing of, conversion into or continuation of Eurodollar Loans after such Canadian Borrower has given a notice requesting the same in accordance with the provisions of this Agreement, (b) default by a Canadian Borrower in making any prepayment of a Eurodollar Loan after such Canadian Borrower has given a notice thereof in accordance with the provisions of this Agreement and (c) the making of a prepayment of Eurodollar Loans on a day which is not the last day of an Interest Period with respect thereto or the repayment of a Bankers' Acceptance prior to its maturity date. Such indemnification may include an amount equal to (i) the present value of the amount of interest which would have accrued on the amount so prepaid, or not so borrowed, converted or continued, for the period from the date of such prepayment or of such failure to borrow, convert or continue to the last day of the applicable Interest Period (or, in the case of a failure to borrow, convert or continue, the Interest Period that would have commenced on the date of such failure) in each case at the applicable rate of interest for such Eurodollar Loans provided for herein (excluding, however, the Applicable Percentage included therein, if any) minus (ii) the amount of interest (as reasonably determined by such Canadian Lender) which would have accrued to such Canadian Lender on such amount by placing such amount on deposit for a comparable period with leading banks in the interbank Eurodollar market. Such a certificate as to any amounts payable pursuant to this Section 4.14(b) submitted by a Canadian Lender, through the Administrative Agent to the Canadian Lenders, shall be conclusive and binding in the absence of manifest error. The agreements in this
Section 4.14(b) shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

         4.15     CERTAIN LIMITATIONS.

         Each Lender shall promptly notify the Borrowers and the Administrative Agent (i) in the event it becomes unlawful for such Lender to make, maintain or fund Eurodollar Loans and (ii) of any event of which it has knowledge occurring after the date hereof, which will entitle such Lender to compensation or indemnification pursuant to Section 4.9, 4.12 or 4.13, and such Lender will agree to use reasonable efforts to change the jurisdiction of its lending office if such change will allow such Lender to make, maintain and fund Eurodollar Loans or avoid the need for, or reduce the amount of, such compensation or indemnification and will not in the judgment of such Lender, be otherwise disadvantageous to it, except where such compensation or indemnification arises as a result of a Lender acquiring a Participation Interest pursuant to Section 11.3(b) hereof. Any Lender claiming compensation or indemnification under
Section 4.9, 4.12 or 4.13 shall furnish to the Company and the Administrative Agent a statement in reasonable detail setting forth the additional amount or amounts to be paid to it under the applicable Section and, in the case of indemnification sought under Sections 4.12(a) or 4.13, a copy of the notice received by the Lender from the Governmental Authority evidencing its tax claim, which shall be conclusive in the absence of manifest error. Except in the case of amounts claimed under Sections 4.12(a) or 4.13, in determining such amount, such Lender may use any reasonable averaging and attribution methods.

         If any Lender claims compensation or indemnification under Section 4.9,
4.12 or 4.13, (any such Lender making a claim, an "Affected Lender") the Company may, at its option, notify the Administrative Agent and such Affected Lender of its intention to replace the Affected Lender. So long as no Default or Event of Default has occurred and is continuing, the Company,

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with the consent of the Administrative Agent, may obtain, at the Company's expense, a replacement Lender ("Replacement Lender") to replace the Affected Lender, which Replacement Lender, if not already a Lender, must be reasonably satisfactory to the Administrative Agent. If the Company obtains a Replacement Lender within 90 days following notice of its intention to do so, the Affected Lender must sell and assign its Loans and Commitments to such Replacement Lender for an amount equal to the principal balance of all Loans held by the Affected Lender and all accrued interest and fees with respect thereto through the date of such sale; provided, that the Company shall have reimbursed such Affected Lender for the additional amounts or increased costs that it is entitled to receive under this Agreement through the date of such sale and assignment.

                                    ARTICLE V

                              CONDITIONS PRECEDENT

         5.1      CLOSING CONDITIONS.

         The obligation of the Lenders to enter into this Agreement is subject to satisfaction of the following conditions (in form and substance acceptable to the Administrative Agent):

                  (a) Executed Credit Documents. Receipt by the Administrative Agent of duly executed copies of (i) this Agreement;
         (ii) the Revolving Credit Notes; (iii) the Guaranty Agreements; (iv) each of the Security Agreements; (v) the Pledge Agreement; (vi) the Holdings Pledge Agreement; and (vii) all other Credit Documents.

                  (b) No Default; Representations and Warranties. As of the Closing Date (i) there shall exist no Default or Event of Default and
         (ii) all representations and warranties contained herein and in the other Credit Documents shall be true and correct in all material respects.

                  (c) Opinions of Counsel. Receipt by the Administrative Agent of an opinion, or opinions, in form and substance satisfactory to the Administrative Agent and the Canadian Agent, addressed to the Agents on behalf of the Lenders and dated as of the Closing Date, from U.S., Canadian and Mexican legal counsel to the Credit Parties which covers, among other matters, valid corporate existence and authority, legality, validity and binding effect of all loan, guaranty and security documents, perfection of security interests, and the absence of any violation of law or regulation or conflict with any existing material contracts.

                  (d) Corporate Documents. Receipt by the Administrative Agent of the following:

                           (i) Charter Documents. Copies of the articles or certificates of incorporation or other charter documents of each Credit Party that is a party to a Credit Document, certified to be true and complete as of a recent date by the appropriate Governmental Authority of the state or other jurisdiction of its incorporation and certified by a secretary or assistant secretary as of the Closing Date to be true and correct.

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                           (ii)     Resolutions. Copies of resolutions of the
                  Board of Directors or other comparable managing body of each Credit Party that is party to a Credit Document, approving and adopting the Credit Documents to which it is a party and the transactions contemplated therein and authorizing execution and delivery thereof, certified by a secretary or assistant secretary as of the Closing Date to be true and correct and in force and effect as of such date.

                           (iii) Bylaws/Operating Agreements. A copy of the bylaws or operating agreement of each Credit Party that is a party to a Credit Document, certified by a secretary or assistant secretary as of the Closing Date to be true and correct and in force and effect as of such date.

                           (iv) Good Standing. Copies of (i) certificates of good standing, existence or its equivalent with respect to each Credit Party that is a party to a Credit Document, certified as of a recent date by the appropriate Governmental Authorities of the state or other jurisdiction of organization and each other jurisdiction in which such Credit Party carries on business and is required by the laws of such jurisdiction to be qualified therein to do so except where failure to be so qualified could not reasonably be expected to have a Material Adverse Effect and (ii) where applicable, a certificate indicating payment of all corporate franchise taxes certified as of a recent date by the appropriate governmental taxing authorities.

                           (v) Incumbency. An incumbency certificate of each Credit Party certified by a secretary or assistant secretary to be true and correct as of the Closing Date.

                  (e) Compliance with Financial Obligations. The Credit Parties shall be in compliance in all material respects with all existing financial obligations owed to third parties.

                  (f) Personal Property Collateral. The Administrative Agent shall have received:

                           (i) searches of filings under the UCC and PPSA (or corresponding local laws) in the jurisdiction of the chief executive office of each Credit Party, the jurisdiction of organization of each Credit Party and each jurisdiction where any Collateral is located or where a filing would need to be made in order to perfect the Administrative Agent's security interest in the Collateral, copies of the financing statements on file in such jurisdictions and evidence that no Liens exist other than Permitted Liens;

                           (ii)     searches of the appropriate Mexican
                  registries in the jurisdictions of registration of each of the Mexican Subsidiaries and evidence that no Liens exist other than Permitted Liens;

                           (iii) duly completed financing statements under the UCC and PPSA for each appropriate jurisdiction as is necessary, in the Administrative Agent's reasonable discretion, to perfect (or otherwise render opposable to third parties) the Administrative Agent's security interest in the Collateral;

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                           (iv)     searches of ownership of intellectual
                  property in the appropriate governmental offices and such patent/trademark/copyright filings as requested by the Administrative Agent in order to perfect the Administrative Agent's security interest in the Collateral;

                           (v) all instruments and chattel paper in the possession of any of the Credit Parties, together with allonges or assignments as may be necessary or appropriate to perfect the Administrative Agent's security interest in the Collateral to the extent required under the Security Agreements;

                           (vi) duly executed consents as are necessary, in the Administrative Agent's reasonable discretion, to perfect the Lenders' security interest in the Collateral including, without limitation, such Acknowledgment Agreements from lessors of real property as the Administrative Agent may require where collateral value is $100,000 or more;

                           (vii) Blocked Account Agreements with respect to each
                  of the deposit accounts, other than those excluded pursuant to the last sentence of Section 9.12, of the Credit Parties not maintained with the Administrative Agent substantially in the form of Exhibit I-2 or other tri-party agreements in form and substance reasonably satisfactory to the Administrative Agent;

                           (viii) copies of (x) the Ozer Valuation Services LLC Inventory Appraisal Report dated October 2002 and (y) the Corporate Valuation Advisors, Inc. Valuation made as of September 1, 2002; and

                           (ix) all stock certificates evidencing the Capital Stock pledged to the Agent pursuant to the Pledge Agreement and the Holdings Pledge Agreement, together with duly executed in blank undated stock powers attached thereto.

                  (g) No Material Adverse Effect. No event shall have occurred since December 31, 2001 that has had or could reasonably be expected to have material adverse effect on the business, assets, operations, prospects or condition (financial or otherwise) of Borrowers and their Subsidiaries, taken as a whole.

                  (h) Litigation. There shall be no action, suit, investigation or proceeding pending or, to the knowledge of any Credit Party, threatened, in any court or before any arbitrator or Governmental Authority that could reasonably be expected (i) to materially and adversely affect the Borrowers or any of their respective Subsidiaries or (ii) to materially and adversely affect any transaction contemplated by this Agreement or any of the other Credit Documents or the ability of the Borrowers to perform their respective obligations under the Credit Documents.

                  (i) Consents and Approvals. Receipt by the Administrative Agent of evidence that all material governmental, shareholder and third party consents and approvals necessary or desirable in connection with the execution and delivery of the Credit Documents and the consummation of the transactions set forth therein have been obtained.

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                  (j)      Officer's Certificate. The Administrative Agent shall
         have received a certificate or certificates executed by a Senior Financial Officer of the Company on behalf of the Credit Parties as of the Closing Date stating that (A) each Credit Party is in compliance with all existing material financial obligations, (B) all material governmental, shareholder and third party consents and approvals, if any, with respect to the Credit Documents and the other transactions contemplated thereby have been obtained, (C) no action, suit, investigation or proceeding is pending or threatened in any court or before any arbitrator or governmental instrumentality that purports to affect a member of the Consolidated Group or any other transaction contemplated by the Credit Documents, if such action, suit, investigation or proceeding could reasonably be expected to have a Material Adverse Effect, and (D) immediately after giving effect to this Agreement, the other Credit Documents and the other transactions contemplated therein to occur on such date, (1) no Default or Event of Default exists, (2) all representations and warranties contained herein and in the other Credit Documents are true and correct in all material respects, and (3) Excess Availability after giving effect to the payment of fees and expenses associated with the closing of this Agreement after giving effect to the making of Loans and the application of the proceeds thereof to be made on the Closing Date and after deductions for past due payables and other obligations is at least $5,000,000.

                  (k) Priority of Liens. The Administrative Agent shall have received satisfactory evidence that (i) other than Permitted Liens, the Administrative Agent, on behalf of the applicable Lenders, holds a perfected, first priority Lien on all applicable Collateral and
         (ii) none of the Collateral is subject to any other Liens other than Permitted Liens.

                  (l) Evidence of Insurance. Receipt by the Administrative Agent of copies of certificates of insurance of the Credit Parties evidencing general comprehensive liability and property insurance meeting the requirements set forth in the Credit Documents, including, without limitation, naming the Administrative Agent as loss payee on behalf of the Lenders and each Lender as additional insured, as applicable, and copies of credit insurance policies insuring foreign Accounts to be included as Eligible Accounts Receivable.

                  (m) Consolidated Group Structure. The capital and ownership structure of the Consolidated Group shall be as described in
         Schedule 5.1(m).

                  (n) Solvency Certificate. Receipt by the Administrative Agent of an officer's certificate for each of the Credit Parties prepared by a Senior Financial Officer of such Credit Party as to the financial condition, solvency and related matters of such Credit Party, in each case after giving effect to the initial borrowings under the Credit Documents, in substantially the form of Exhibit K hereto.

                  (o) Sources and Uses; Payment Instructions. Receipt by the Administrative Agent from the Company of (i) a statement of sources and uses of funds covering all payments reasonably expected to be made by the Company in connection with the Closing Date, including an itemized estimate of all fees, expenses and other closing costs and
         (ii) payment instructions with respect to each wire transfer to be made by the Agents on behalf of the Lenders or the Borrowers on the Closing Date setting forth the amount of such transfer, the purpose of such transfer, the name and number of the account to which such

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         transfer is to be made, the name and ABA number of the bank or other financial institution where such account is located and the name and telephone number of an individual that can be contacted to confirm receipt of such transfer.

                  (p) Opening Borrowing Base Certificate. Receipt by the Administrative Agent of a Borrowing Base Certificate for the U.S. Borrowing Base and the Canadian Borrowing Base as of November 30, 2002 (or a more recent date, if information is available), and dated the Closing Date and, substantially in the form of Exhibit J and certified by a Senior Financial Officer of the Company to be true and correct.

                  (q) Financial Statements. The Administrative Agent shall have received (i) the Financial Statements described in Section 6.6 and
         (ii) financial and operational projections for the Consolidated Group monthly for the fiscal year ending December 31, 2003 and annually for each fiscal year thereafter through the fiscal year ending December 31, 2005.

                  (r) Fees and Expenses. All fees and expenses required to be paid under this Agreement on or prior to the Closing Date shall have been paid in full.

                  (s) Due Diligence. The Administrative Agent shall have completed its legal and tax due diligence with respect to the Borrowers and their Subsidiaries and the results of such due diligence shall be satisfactory to the Administrative Agent in all respects in its sole discretion.

                  (t)      [Intentionally Omitted].

                  (u) Minimum Excess Availability. The Borrowers shall have Excess Availability of at least $5,000,000 as of the Closing Date, after giving effect to the payment of fees and expenses associated with the closing of this Agreement, after giving effect to the making of Loans and other extensions of credit and the application of the proceeds thereof to be made on the Closing Date and after deductions for past due payables and other obligations.

                  (v) Existing Indebtedness. All of the existing Indebtedness for borrowed money of the Borrowers and their respective Subsidiaries shall be repaid in full and all liens and guarantees related thereto shall be terminated on the Closing Date, other than any existing Indebtedness permitted pursuant to Section 9.1 and any Permitted Liens.

                  (w) Account Designation Letter. The Administrative Agent shall have received an Account Designation Letter.

                  (x) Assignment of Credit Insurance. The Administrative Agent shall have received evidence satisfactory to the Administrative Agent of the assignment of each Euler credit insurance policy to the Administrative Agent.

                  (y) Other. The Administrative Agent shall have received such other documents, agreements or information as reasonably requested by the Administrative Agent or any Lender.

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         5.2      CONDITIONS TO ALL EXTENSIONS OF CREDIT.

         In addition to the conditions precedent stated elsewhere herein, the Lenders shall not be obligated to make Loans or create Bankers' Acceptances, nor shall the Issuing Lender be required to issue or extend a Letter of Credit, unless:

                  (a)      Notice. The applicable Borrower shall have delivered
         (i) in the case of any Loan, a Notice of Borrowing, duly executed and completed, by the time specified in Sections 2.1 or 2.3, as appropriate and (ii) in the case of any Letter of Credit, the Issuing Lender shall have received an appropriate request for issuance in accordance with the provisions of Section 2.2 and (iii) in the case of a Bankers' Acceptance, to the Canadian Agent, an appropriate notice in accordance with Section 2.5;

                  (b) Representations and Warranties. The representations and warranties made by a Credit Party in any Credit Document are true and correct in all material respects at and as if made as of such date, except for representations and warranties expressly stated to relate to a specific earlier date, in which case such representations and warranties shall be true and correct in all material respects as of such earlier date;

                  (c) No Default. No Default or Event of Default shall exist or be continuing either prior to or after giving effect thereto; and

                  (d) Availability. Immediately after giving effect to the making of a Loan or the issuance of a Letter of Credit or the creation of a Bankers' Acceptance, as the case may be, the Borrowers shall be in compliance with Section 4.4(b).

The delivery of each Notice of Borrowing and each request for a Letter of Credit or Bankers' Acceptance shall constitute a representation and warranty by the applicable Borrower of the correctness of the matters specified in subsections
(b), (c), and (d) above.

                                   ARTICLE VI

                         REPRESENTATIONS AND WARRANTIES

         The Borrowers hereby represent and warrant to each Lender that:

         6.1      ORGANIZATION AND GOOD STANDING.

         Except as set forth on Schedule 6.1, each Credit Party resident in the United States (i) is a corporation or limited liability company duly incorporated or formed, as the case may be, validly existing and in good standing under the laws of the State of its incorporation or formation, as the case may be, (ii) is duly qualified and in good standing as a foreign corporation or limited liability company authorized to do business in every jurisdiction where the failure to so qualify could reasonably be expected to have a Material Adverse Effect, and (iii) has the requisite corporate or limited liability company power and authority to own its properties and to carry on its business as now conducted and as proposed to be conducted. Each Credit Party resident in Canada (A) is a corporation duly incorporated or amalgamated and validly subsisting under the laws of its jurisdiction of incorporation, (B) is duly qualified and in good standing as a foreign or extra-

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provincial corporation authorized to do business in every jurisdiction where the failure to so qualify could reasonably be expected to have a Material Adverse Effect and (C) has the corporate power and authority to carry on its business as now conducted and as proposed to be conducted.

         6.2      DUE AUTHORIZATION.

         Except as set forth on Schedule 6.2, each Credit Party (a) has the requisite corporate power and authority to execute, deliver and perform such of the Credit Documents to which it is a party and to incur the obligations herein and therein provided for, and (b) is duly authorized to, and has been authorized by all necessary corporate action, to execute, deliver and perform such of the Credit Documents to which it is a party.

         6.3      NO CONFLICTS.

         With respect to each Credit Party, neither the execution and delivery of the Credit Documents, nor the consummation of the transactions contemplated therein, nor performance of and compliance with the terms and provisions thereof will (a) violate or conflict in any material respect with any provision of its articles or certificate of incorporation or bylaws or other organizational documents, as applicable, (b) violate, contravene or conflict in any material respect with any law, regulation (including without limitation Regulation U or Regulation X), order, writ, judgment, injunction, decree or permit applicable to it, which violation, contravention or conflict could reasonably be expected to have a Material Adverse Effect, (c) violate, contravene or conflict in any material respect with contractual provisions of, or cause an event of default under, any indenture, loan agreement, mortgage, deed of trust, contract or other agreement or instrument to which it is a party or by which it may be bound, which violation, contravention or conflict could reasonably be expected to have a Material Adverse Effect, or (d) result in or require the creation of any material Lien upon or with respect to its properties except in favor of the Lenders.

         6.4      CONSENTS.

         No consent, approval, authorization or order of, or filing, registration or qualification with, any court or Governmental Authority or third party in respect of any Credit Party is required in connection with the execution, delivery or performance of this Agreement or any of the other Credit Documents other than those consents, authorizations, approvals, orders, filings, registrations, and qualifications which have been obtained, copies of which have been delivered to the Administrative Agent, or the failure of which to receive, make or obtain could not reasonably be expected to have a Material Adverse Effect.

         6.5      ENFORCEABLE OBLIGATIONS.

         This Agreement and the other Credit Documents have been duly executed and delivered and constitute legal, valid and binding obligations of each Credit Party (with regard to each agreement or instrument to which it is a party) enforceable in accordance with their respective terms, except as may be limited by bankruptcy, reorganization, moratorium or insolvency laws or similar laws affecting creditors' rights generally and by general equitable principles.

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         6.6      FINANCIAL DATA; MATERIAL ADVERSE CHANGE.

         (a) The financial statements provided to the Lenders (the "Financial Statements"), consist of the following financial statements: (i) the consolidated balance sheet of the Company as of, and consolidated statements of income, shareholders equity and cash flows for the fiscal years ended December 31, 2000 and December 31, 2001 audited by independent certified public accountants, (ii) the unaudited consolidated balance sheet of the Company as of, and consolidated statement of income, shareholders equity and cash flows for the monthly periods ending as of the last day of each calendar month from January 1, 2002 through October 31, 2002 prepared by a Senior Financial Officer of the Company, (iii) monthly financial and operational projections for each month during fiscal year 2003 and yearly financial and operational projections for fiscal years 2004 and 2005 (the "Projections"). The Financial Statements (other than the Projections) are in accordance with the books and records of the Company and its Subsidiaries and fairly present in all material respects the consolidated financial condition of the Consolidated Group at the dates thereof and the results of operations for the periods indicated (subject, in the case of unaudited financial statements, to normal year-end adjustments), and such Financial Statements (other than the Projections) have been prepared in conformity with U.S. GAAP consistently applied throughout the periods involved. The Projections have been prepared in good faith based upon assumptions believed by the Company to be reasonable at the time made.

         (b) The financial statements delivered to the Lenders pursuant to Sections 7.1(a), (b), and (c) are in accordance with the books and records of the Company and its Subsidiaries and have been prepared in accordance with U.S. GAAP and present fairly in all material respects the consolidated and consolidating (as applicable) financial condition, results of operations and cash flows of the Consolidated Group as of such date and for such periods.

         (c) Since December 31, 2001, there has been no development or event relating to or affecting a Consolidated Party which has had or could reasonably be expected to have a Material Adverse Effect.

         6.7      NO DEFAULT.

         None of the Credit Parties is in default under any term of any indenture, contract, lease, agreement, instrument or other commitment to which any of them is a party or by which any of them is bound which default has had or could reasonably be expected to have a Material Adverse Effect. None of the Credit Parties knows of any dispute regarding any indenture, contract, lease, agreement, instrument or other commitment which could reasonably be expected to have a Material Adverse Effect. No Default or Event of Default has occurred and is continuing.

         6.8      LIENS.

         There are no Liens in favor of third parties with respect to any of the Collateral, including, without limitation, with respect to the Inventory, wherever located, other than Permitted Liens. To the knowledge of the applicable Credit Party, no lessor, warehouseman, filler, processor or packer of any such Credit Party has granted any Lien with respect to the Inventory maintained by such Credit Party at the property of any such lessor, warehousemen, filler, processor or packer. Upon the proper filing of financing statements and the proper recordation of other applicable documents with the appropriate filing or recordation offices in

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each of the necessary jurisdictions and the payment of applicable filing fees, the security interests granted pursuant to the Credit Documents constitute and shall at all times constitute valid and enforceable first, prior and perfected Liens on the Collateral (subject to Permitted Liens). The Credit Parties are or will be at the time additional Collateral is acquired by them, the absolute owners of the Collateral with full right to pledge, sell, consign, transfer and create a Lien therein, free and clear of any and all Liens in favor of third parties, except Permitted Liens. The Credit Parties will at their expense warrant, until payment in full of the Obligations and termination of the Commitments, and, at the Administrative Agent's request, defend the Collateral from any and all Liens (other than Permitted Liens) of any third party. The Credit Parties will not grant, create or permit to exist, any Lien upon the Collateral, or any proceeds thereof, in favor of any third party (other than Permitted Liens).

         6.9      INDEBTEDNESS.

         The Consolidated Group has no Indebtedness except (a) as disclosed in the Financial Statements referenced in Section 6.6, (b) as set forth in Schedule 6.9, and (c) as otherwise permitted under the terms of this Agreement.

         6.10     LITIGATION.

         Except as disclosed in Schedule 6.10, there are no actions, suits or legal, equitable, arbitration or administrative proceedings, pending or, to the knowledge of the Borrowers threatened, against any Credit Party which, if adversely determined, could reasonably be expected to have a Material Adverse Effect.

         6.11     MATERIAL CONTRACTS.

         Attached hereto as Schedule 6.11 is a true, correct and complete list of all the Material Contracts currently in effect on the Closing Date. All of the Material Contracts are in full force and effect as of the Closing Date.

         6.12     TAXES.

         Each Credit Party has filed, or caused to be filed, all income tax returns and other material tax returns (federal, state, local and foreign) required to be filed and paid all amounts of taxes shown thereon to be due (including interest and penalties) and has paid all other taxes, fees, assessments and other governmental charges (including mortgage recording taxes, documentary stamp taxes and intangibles taxes) owing by it, except for such taxes, fees, assessment or government charges (a) that are not yet delinquent,
(b) that are being contested in good faith and by proper proceedings, and against which adequate reserves are being maintained in accordance with U.S. GAAP or (c) the failure to pay could not reasonably be expected to have a Material Adverse Effect. None of the Credit Parties is aware of any proposed material tax assessments against it or any other Credit Party.

         6.13     COMPLIANCE WITH LAW.

         None of the Credit Parties has violated or failed to comply with any statute, law, ordinance, regulation, rule or order of any foreign, federal, state, provincial or local government, or any other Governmental Authority or any self regulatory organization, or any judgment,

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

decree or order of any court, applicable to its business or operations except where the aggregate of all such violations or failures to comply could not reasonably be expected to have a Material Adverse Effect. The conduct of the business of each of the Credit Parties is in conformity with all securities, commodities, energy, public utility, zoning, building code, health, OSHA and environmental requirements and all other foreign, federal, state, provincial and local governmental and regulatory requirements and requirements of any self regulatory organizations, except where such non-conformities could not reasonably be expected to have a Material Adverse Effect. None of the Credit Parties has received any notice to the effect that, or otherwise been advised that, it is not in compliance with, and none of such Credit Parties knows of any currently existing circumstances that are likely to result in the violation of, any such statute, law, ordinance, regulation, rule, judgment, decree or order, which non-compliance or violation could reasonably be expected to have a Material Adverse Effect.

         6.14     ERISA.

         (a) Except as would not reasonably be expected to have a Material Adverse Effect, during the five-year period prior to the date on which this representation is made or deemed made: (i) no ERISA Event has occurred, and, to the best of the Borrowers' or any ERISA Affiliate's knowledge, no event or condition has occurred or exists as a result of which any ERISA Event could reasonably be expected to occur, with respect to any Plan; (ii) no "accumulated funding deficiency," as such term is defined in Section 302 of ERISA and Section 412 of the Code, whether or not waived, has occurred with respect to any Single Employer Plan; (iii) each Plan, Single Employer Plan and, to the best of the Borrowers' or any ERISA Affiliate's knowledge, each Multiemployer Plan has been maintained, operated, and funded in compliance in all material respects with its own terms and in compliance in all material respects with the provisions of ERISA, the Code, and any other applicable federal or state laws; and (iv) no Lien in favor of the PBGC or a Single Employer Plan has arisen or is reasonably likely to arise on account of any Single Employer Plan.

         (b) As of the Closing Date, the actuarial present value of all "benefit liabilities" on a going concern basis, whether or not vested, under each Single Employer Plan, as of the last annual valuation date prior to the date on which this representation is made or deemed made (determined, in each case, utilizing the actuarial assumptions used in such Plan's most recent actuarial valuation report), did not exceed as of such valuation date the fair market value of the assets of all such Plans by more than $10,000,000 in the aggregate.

         (c) Except as would not reasonably be expected to have a Material Adverse Effect, neither the Borrowers nor any ERISA Affiliate has incurred, or, to the best of the Borrowers' or any ERISA Affiliate's knowledge, is reasonably expected to incur, any withdrawal liability under ERISA with respect to any Multiemployer Plan or Multiple Employer Plan. Except as would not reasonably be expected to have a Material Adverse Effect, neither Borrower nor any ERISA Affiliate would become subject to any withdrawal liability under ERISA if such Borrower or any such ERISA Affiliate were to withdraw completely from all Multiemployer Plans and Multiple Employer Plans as of the valuation date most closely preceding the date on which this representation is made or deemed made. Neither Borrower nor any ERISA Affiliate has received any notification that any Multiemployer Plan is in reorganization (within the meaning of Section 4241 of ERISA), is insolvent (within the meaning of Section 4245 of ERISA), or has been terminated (within the meaning of Title IV of ERISA), and no Multiemployer Plan is, to the best of

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the Borrowers' or any ERISA Affiliate's knowledge, reasonably expected to be in reorganization, insolvent, or terminated.

         (d) No prohibited transaction (within the meaning of Section 406 of ERISA or Section 4975 of the Code) or breach of fiduciary responsibility has occurred with respect to a Plan which has subjected or may subject the Borrowers or any ERISA Affiliate to any liability under Sections 406, 409, 502(i), or 502(l) of ERISA or Section 4975 of the Code, or under any agreement or other instrument pursuant to which the Borrowers or any ERISA Affiliate has agreed or is required to indemnify any person against any such liability, except for any such prohibited transaction or breach which would not reasonably be expected to have a Material Adverse Effect.

         (e) Except as set forth in the Financial Statements, the Borrowers and their ERISA Affiliates have no material liability with respect to "expected post-retirement benefit obligations" within the meaning of the Financial Accounting Standards Board Statement 106. Each Plan which is a welfare plan (as defined in Section 3(1) of ERISA) to which Sections 601-609 of ERISA and Section 4980B of the Code apply has been administered in compliance in all material respects with such sections.

         (f) Each of the Canadian benefit plans and Canadian pension plans and any similar plans of the Canadian Borrowers and their Subsidiaries that are maintained, contributed to or required to be contributed to, by any of the Canadian Borrowers and their Subsidiaries, or to which any of the Canadian Borrowers and their Subsidiaries is a party, or by which any of them is bound, or under which any of the Canadian Borrowers and their Subsidiaries has any liability or contingent liability (collectively the "Canadian Employee Plans") is, and has been, duly established and registered under all applicable federal and provincial laws including, without limitation, the provisions of the applicable pension legislation and the Income Tax Act (Canada), to the extent required under such applicable pension legislation and to the extent required to qualify the applicable Canadian Employee Plan for tax-favored treatment under the Income Tax Act (Canada) respectively, and no event has occurred which would cause a loss of such registered status. Except as could not reasonably be expected to have a Material Adverse Effect, each of the Canadian Employee Plans has been administered in accordance with such laws and the terms of the applicable Canadian Employee Plan. All material obligations (including fiduciary and funding obligations) of the Canadian Borrowers and their Subsidiaries and their respective agents under each of the Canadian Employee Plans have been performed except where the failure to perform such obligations could not reasonably be expected to have a Material Adverse Effect. There are no material disputes, proceedings or investigations by any applicable Governmental Authority (including, without limitation, any applicable pension regulator or tax authority) pending or, to the knowledge of the Canadian Borrowers, threatened in respect of any of the Canadian Employee Plans or their assets. All employer and employee contributions or premiums required to be paid or remitted to or in respect of each of the Canadian Employee Plans have been paid or remitted in a timely fashion in accordance with the terms of such Canadian Employee Plans and applicable laws. Each of the Canadian Employee Plans has satisfied the funding requirements (if any) applicable to such plans under the terms of the applicable Canadian Employee Plan and any applicable law, regulations or other legislative or administrative promulgations.

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         6.15     SUBSIDIARIES.

         Set forth in Schedule 6.15 is a complete and accurate list of all Subsidiaries of each member of the Consolidated Group. Information on the attached Schedule 6.15 includes a complete and accurate list of the jurisdiction of organization of each member of the Consolidated Group and the percentage ownership interest of voting stock owned by the direct parent company in each such member. The outstanding Capital Stock of all Credit Parties is validly issued, fully paid and non-assessable and is owned by the Borrowers, directly or indirectly, free and clear of all Liens (other than those arising under or contemplated in connection with the Credit Documents). No Subsidiary of the Company has outstanding any securities convertible into or exchangeable for its Capital Stock nor does any such Person have outstanding any rights to subscribe for or to purchase or any options for the purchase of, or any agreements providing for the issuance (contingent or otherwise) of, or any calls, commitments or claims of any character relating to its Capital Stock.

         6.16     OWNERSHIP.

         Each Credit Party has (i) good and marketable fee simple title to or valid leasehold interests in all of its real property (all such real property and the nature of such Borrower's or any of its Subsidiaries' interest therein is disclosed on Schedule 6.16) and (ii) good and marketable title to all of its other material assets, in each case subject to no Liens other than Permitted Liens. Each Credit Party enjoys peaceful and undisturbed possession of all its real property and there is no pending or, to the knowledge of the Credit Parties, threatened condemnation or expropriation proceeding relating to any such real property. The leases with respect to the leased property, together with any leases of real property entered into by any Credit Party after the Closing Date, are referred to collectively as the "Leases." All of the real property and the structures thereon and other tangible assets owned, leased or used by any Credit Party in the conduct of its business are (a) insured to the extent and in a manner customary in the industry in which the Credit Parties are engaged, (b) structurally sound with no known material defects, (c) in good operating condition and repair, subject to ordinary wear and tear and casualty,
(d) not in need of maintenance or repair except for ordinary, routine maintenance and repair the cost of which would not be material or as a result of casualty, (e) sufficient for the operation of the business of such Credit Party as presently conducted thereon and (f) in conformity with all applicable laws, ordinances, orders, regulations and other requirements (including applicable zoning, environmental, motor vehicle safety, occupational safety and health laws and regulations) relating thereto, except where the failure to comply or conform with any of the foregoing could not reasonably be expected to have a Material Adverse Effect.

         6.17     USE OF PROCEEDS; MARGIN STOCK.

         The proceeds of the Loans hereunder will be used solely for the purposes specified in Section 7.10. None of such proceeds will be used for the purpose of purchasing or carrying any "margin stock" as defined in Regulation U or Regulation X, or for the purpose of reducing or retiring any Indebtedness which was originally incurred to purchase or carry "margin stock" or for any other purpose which might constitute this transaction a "purpose credit" within the meaning of Regulation U or Regulation X.

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         6.18     GOVERNMENT REGULATION.

         No Credit Party is subject to regulation under the Public Utility Holding Company Act of 1935, the Federal Power Act, the Investment Company Act of 1940 or the Interstate Commerce Act, each as amended. In addition, none of the Credit Parties is (a) an "investment company" registered or required to be registered under the Investment Company Act of 1940, as amended, and is not controlled by such a company, or (b) a "holding company," or a "subsidiary company" of a "holding company," or an "affiliate" of a "holding company" or of a "subsidiary" or a "holding company," within the meaning of the Public Utility Holding Company Act of 1935, as amended.

         6.19     HAZARDOUS SUBSTANCES.

         Except as disclosed on Schedule 6.19 or except as could not reasonably be expected to have a Material Adverse Effect: (a) all real property owned or leased by any Credit Party or on which any Credit Party operates (the "Subject Property") is free from "hazardous substances" "contaminants" or "pollutants" or similar substances as defined in the applicable Environmental Laws in concentrations or amounts that require cleanup under any Environmental Laws; (b) no portion of the Subject Property is subject to federal, provincial, state or local, complaint, investigation or, to the Borrowers' knowledge, liability under applicable Environmental Laws because of the presence of leaked or spilled petroleum products, waste materials or debris, "PCB's" or PCB items (as defined in 40 C.F.R. Section 763.3), underground storage tanks, "asbestos" (as defined in 40 C.F.R. Section 763.63) or the past or present accumulation, spillage or leakage of any such substance subject to regulation under the Environmental Laws; (c) each Credit Party is in compliance with all Environmental Laws applicable in connection with the operation of its businesses, and (d) no Borrower knows of any complaint or investigation under Environmental Laws regarding the Subject Property.

         6.20     INTELLECTUAL PROPERTY.

         Each Credit Party owns, or has the legal right to use, all trademarks, tradenames, copyrights, technology, know-how and processes (the "Intellectual Property") necessary for each of them to conduct its business as currently conducted except for those the failure to own or have such legal right to use could not reasonably be expected to have a Material Adverse Effect. Set forth on
Schedule 6.20 is a list of all material Intellectual Property owned by each Credit Party or that any Credit Party has the right to use. Except as provided on Schedule 6.20, no claim has been asserted and is pending by any Person challenging or questioning the use of any such Intellectual Property or the validity or effectiveness of any such Intellectual Property, nor does any Credit Party know of any such claim, and to the Credit Parties' knowledge the use of such Intellectual Property by any Credit Party does not infringe on the rights of any Person, except for such claims and infringements that, in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

         6.21     SOLVENCY.

         Each Credit Party individually, and the Credit Parties as a whole, are and, after consummation of this Agreement and after giving effect to all Indebtedness incurred hereunder will be Solvent.

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         6.22     LOCATION OF ASSETS.

         The Credit Parties' chief executive offices are at the locations set forth on Schedule 6.22 hereto, and the books and records of the Credit Parties and all chattel paper and all records of accounts are located at the chief executive offices of the Credit Parties or as otherwise noted on Schedule 6.22. All other locations where the Credit Parties keep, store or maintain any Collateral are set forth on Schedule 6.22 hereto. There is no jurisdiction in which any Credit Party has any Collateral (except for Inventory held for shipment by third Persons, Inventory in transit, Inventory held for processing by third Persons, or immaterial quantities of Inventory) other than those jurisdictions listed on Schedule 6.22. Schedule 6.22 is a true, correct and complete list in all material respects of (i) the names and addresses of each warehouseman, filler, processor and packer at which Inventory is stored, (ii) the address of the chief executive offices of the Credit Parties, (iii) the address of all offices where records and books of account of the Credit Parties are kept or where Collateral is kept, stored or maintained and (iv) the state of incorporation or formation of each of the Credit Parties. None of the receipts received by any of the Credit Parties from any warehouseman, filler, processor or packer states that the goods covered thereby are to be delivered to bearer or to the order of a named person or to a named person and such named person's assigns.

         6.23     D/B/A OR TRADE NAMES.

         None of the Credit Parties has used any Business Entity, d/b/a or trade name during the five (5) years preceding the date hereof, other than the Business Entity name shown on its Articles or Certificate of Incorporation or other organizational documents and as set forth on Schedule 6.23.

         6.24     TRADE SUPPLIERS.

         Attached hereto as Schedule 6.24 is a true, correct and complete list of all of the suppliers who have sold goods to the Credit Parties during the fiscal year ended December 31, 2001, for an amount representing five (5) percent or more of the accounts of the Credit Parties payable for such year.

         6.25     NO EMPLOYEE DISPUTES.

         There are no controversies pending or, to the best knowledge of the Borrowers after diligent inquiry, threatened between any Credit Parties and any of their respective employees, other than employee grievances which could not, in the aggregate, reasonably be expected to have a Material Adverse Effect.

         6.26     BROKERS' FEES.

         Except for fees payable to the Arranger in connection with the closing and syndication of this Credit Agreement, no Credit Party has any obligation to any Person in respect of any finder's, broker's, investment banking or other similar fee in connection with any of the transactions contemplated under the Credit Documents to occur on the Closing Date other than the closing and other fees payable pursuant to this Agreement and those fees set forth in Schedule 6.26.

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         6.27     LABOR MATTERS.

         None of the Credit Parties is engaged in any unfair labor practice. There is (a) no material unfair labor practice complaint pending against any Credit Party or, to the best knowledge of the Borrowers, threatened against any of them, before the National Labor Relations Board, the Canada Industrial Relations Board or any applicable provincial labor relations board, and no grievance or arbitration proceeding arising out of or under collective bargaining agreements that could reasonably be expected to have a Material Adverse Effect is so pending against any Credit Party or, to the best knowledge of the Borrowers, threatened against any of them, (b) no strike, labor dispute, slowdown or stoppage pending against any Credit Party or, to the best knowledge of the Borrowers, threatened against any of them, which could reasonably be expected to have a Material Adverse Effect and (c) to the best of the knowledge of the Borrowers, no union representation questions with respect to the employees of any of the Credit Parties and no union organizing activities which could reasonably be expected to have a Material Adverse Effect.

         6.28     STATUS OF ACCOUNTS.

         Each Account of each Credit Party is based on an actual and bona fide sale and delivery of goods to, rendition of services to, or the provision of other consideration to customers, made by such Credit Party in the ordinary course of its business, except for those Accounts which are insurance proceeds; the goods and inventory being sold or leased and the Accounts created are its exclusive property and are not and shall not be subject to any Lien, consignment arrangement, encumbrance, security interest or financing statement whatsoever, other than the Permitted Liens; and such Credit Party's customers have accepted the goods or services, owe and are obligated to pay the full amounts stated in the invoices according to their terms, without any dispute, offset, defense, counterclaim or contra that could reasonably be expected to have, when aggregated with any such other disputes, offsets, defenses, counterclaims or contras, a Material Adverse Effect. Each Credit Party confirms to the Lenders that any and all taxes or fees relating to the Accounts or the goods relating thereto, are its sole responsibility and that same will be paid by such Credit Party when due (unless duly contested and adequately reserved for) and that none of said taxes or fees is or will become a lien on or claim against the Accounts.

         6.29     KEY MEMBERS OF MANAGEMENT.

         Attached hereto as Schedule 6.29 is a true, correct and complete list of the members of management of the Credit Parties who report to the Chief Executive Officer of the Company as of the date hereof.

         6.30     ACCURACY AND COMPLETENESS OF INFORMATION.

         All factual information heretofore, contemporaneously or hereafter furnished by or on behalf of the Credit Parties to the Administrative Agent, the Canadian Agent, or any Lender for purposes of or in connection with this Credit Agreement or any Credit Documents, or any transaction contemplated hereby or thereby is or will be true and accurate in all material respects on the date as of which such information is dated or certified and not incomplete by omitting to state any material fact necessary to make such information not misleading at such time in light of then current circumstances, when taken as a whole. There is no fact now known to any Senior Officer of any Credit Party which has had, or could reasonably be expected to have, a Material

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Adverse Effect which fact has not been set forth herein, in the Financial
Statements, or any certificate, opinion or other written statement made or furnished by any Credit Party to the Administrative Agent.

         6.31     ALTOONA.

         Except as described in Schedule 6.31 hereto, Altoona has no business activities and its capital and assets do not exceed $1,500,000.

                                   ARTICLE VII

                              AFFIRMATIVE COVENANTS

         Each Borrower hereby covenants and agrees that so long as this Agreement is in effect and until the Loans, LOC Obligations and BA Obligations, together with interest, fees and other Obligations hereunder, have been paid in full and the Commitments and Letters of Credit hereunder shall have terminated that they will do or cause to be done the following:

         7.1      INFORMATION COVENANTS.

         The Borrowers will furnish, or cause to be furnished, to the Administrative Agent and each Lender:

                  (a) Annual Financial Statements. As soon as available and in any event within one-hundred twenty (120) days after the close of each fiscal year of the Consolidated Group, a consolidated and consolidating balance sheet of the Consolidated Group as at the end of such fiscal year together with related consolidated and consolidating statements of income, shareholder's equity and of cash flows for such fiscal year, setting forth in comparative form consolidated and consolidating figures for the preceding fiscal year, all in reasonable detail and, in the case of the consolidated financial statements, audited by independent certified public accountants of recognized national standing and whose opinion shall be to the effect that such consolidated financial statements have been prepared in accordance with U.S. GAAP and shall not be limited as to the scope of the audit or qualified as to the status of the Consolidated Group as a going concern. It is specifically understood and agreed that failure of the annual financial statements to be accompanied by an opinion of such accountants in form and substance as provided herein shall constitute an Event of Default hereunder. The financial statements delivered pursuant to this Section 7.1(a) will have been prepared in accordance with U.S. GAAP and will present fairly in all material respects the consolidated and consolidating financial condition, results of operations and cash flows of the Consolidated Group as of the date thereof.

                  (b) Quarterly Financial Statements. As soon as available and in any event within forty-five (45) days after the end of each of the first three fiscal quarters of each fiscal year of the Consolidated Group, a consolidated balance sheet and unaudited statements of income of the Consolidated Group as at the end of such quarterly period together with related consolidated statements of retained earnings, shareholder's equity and of cash flows for such quarterly period and for the portion of the fiscal year ending with such period, in each case setting forth in comparative form figures for the corresponding period of the preceding fiscal

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         year, all in reasonable form and detail acceptable to the
         Administrative Agent, and accompanied by a certificate of a Senior Financial Officer of the Company as being true and correct and as having been prepared in accordance with U.S. GAAP, subject to changes resulting from audit and normal year-end audit adjustments and the absence of footnotes. The financial statements delivered pursuant to this Section 7.1(b) will have been prepared in accordance with U.S. GAAP and will present fairly in all material respects the consolidated financial condition, results of operations and cash flows of the Consolidated Group as of the date thereof.

                  (c) Monthly Financial Statements. As soon as available and in any event within thirty (30) days after the end of each fiscal month of the Consolidated Group, an unaudited consolidated balance sheet of the Consolidated Group as at the end of such fiscal month, together with related consolidated statements of income, shareholder's equity and cash flows for such fiscal month, in each case as of the end of such period and for such period then ended and for the period from the beginning of the current fiscal year to the end of such period, setting forth in comparative form the corresponding figures for the comparable period in the preceding fiscal year, prepared in accordance with US GAAP (subject to changes resulting from audit and normal year-end adjustments and the absence of footnotes) and certified by a Senior Financial Officer of the Company.

                  (d) Officer's Certificate. At the time of delivery of the financial statements provided for in Sections 7.1(a), (b) and (c), a certificate of a Senior Financial Officer of the Company substantially in the form of Exhibit L to the effect that no Default or Event of Default exists, or if any Default or Event of Default does exist specifying the nature and extent thereof and what action the Borrowers propose to take with respect thereto. In addition, for each fiscal month, such certificate shall (i) demonstrate compliance with the financial covenants contained in Article VIII by calculation thereof as of the end of each such fiscal period and (ii) for each such certificate delivered in connection with the financial statements provided for in Sections 7.1(a) and 7.1(b), contain information regarding expenditures made by the Credit Parties as to Permitted Investments and Capital Expenditures during the prior fiscal year or fiscal quarter, as applicable, and for each fiscal quarter, such certificate shall demonstrate the quarterly calculation of the Leverage Ratio for purposes of calculating the Applicable Percentage.

                  (e) Auditor's Reports. Promptly upon receipt thereof, a copy of any other report or "management letter" submitted by independent accountants to a member of the Consolidated Group in connection with any annual, interim or special audit of the books of the Consolidated Group.

                  (f) SEC and Other Reports. Promptly upon transmission or receipt thereof, (i) copies of any filings and registrations with, and material reports to or from, the Securities and Exchange Commission, or any successor agency and (ii) upon the request of the Administrative Agent, all material reports and written information to and from the United States Environmental Protection Agency, or any Canadian, foreign, state, provincial or local agency responsible for environmental matters, the United States Occupational Safety and Health Administration, or any Canadian, foreign, state, provincial or local agency responsible for health and safety matters, or any successor agencies or authorities concerning environmental, health or safety matters relating to a member of the Consolidated Group.

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                  (g)      Notices. Promptly, but in no event later than three
         (3) Business Days after a Senior Officer obtains knowledge thereof, written notice of the occurrence of an event or condition consisting of a Default or Event of Default, specifying the nature and existence thereof and what action the Borrowers propose to take with respect thereto, and (ii) promptly, but in no event later than five (5) Business Days after a Senior Officer obtains knowledge thereof, of the occurrence of any of the following with respect to a Credit Party (A) the pendency or commencement of any litigation, arbitral or governmental proceeding against such Credit Party which, if adversely determined, could reasonably be expected to have, a Material Adverse Effect, (B) any levy of an attachment, execution or other process against the assets of a Credit Party having a value of $500,000 or more, (C) the occurrence of an event or condition which shall constitute a default or event of default under any Indebtedness of a member of the Consolidated Group in excess of $500,000, (D) any development in the business or affairs of any member of the Consolidated Group which has resulted in, or which the Company reasonably believes may result in, a Material Adverse Effect, (E) the receipt of written notice by any Credit Party of potential liability or responsibility for violation, or alleged violation of any applicable federal, foreign, state, provincial or local law, rule or regulation, including but not limited to, Environmental Laws, the violation of which could reasonably be expected to have a Material Adverse Effect or
         (F) promptly, of any change in the name of any Credit Party.

                  (h) Annual Budget. For each fiscal year of the Consolidated Group, not later than the earlier of (i) the date which is two weeks following the board meeting of the Company's directors approving the annual budget of the Consolidated Group for each such fiscal year and (ii) the end of the first fiscal quarter of each such fiscal year, beginning with the fiscal year commencing January 1, 2003, an annual budget of the Consolidated Group containing, among other things, pro forma financial statements, projected loan usage and excess availability under this Credit Agreement and projected compliance with the financial covenants contained in Article VIII by calculation thereof as of the end of such fiscal year, prepared on a monthly basis.

                  (i) Borrowing Base Certificate, etc. Not later than 2:00 p.m. on the 15th of each month (or if such day is not a Business Day, then on the next succeeding Business Day) and within five (5) Business Days following the date of any Asset Disposition or Casualty Loss in excess of $5,000,000, the Borrowers shall deliver a monthly borrowing base certificate (the "Borrowing Base Certificate") for both the Canadian Borrowing Base and the U.S. Borrowing Base in substantially the form of Exhibits J hereto, duly completed and certified by a Senior Financial Officer of the Company detailing the Eligible Accounts Receivable and Eligible Inventory of the Canadian Borrowers and the U.S. Borrowers, respectively, as of the last day of the immediately preceding month. In addition, on the 15th day of each month (or if such day is not a Business Day, then on the next succeeding Business Day), the Company shall furnish a written report to the Lenders setting forth
         (i) a summary of the accounts receivable aged trial balance at the immediately preceding month end for each account debtor, (ii) the accounts payable aging summary for the immediately preceding month,
         (iii) an inventory summary as of the immediately preceding month end and (iv) a schedule and other confirmatory information showing sales, cash receipts and such other information as the Administrative Agent may request for such immediately preceding month. The summary aging reports shall indicate which Accounts are current, up to 30, 30 to 60 and over 60

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         days past due and shall list the names of all applicable account debtors. The Administrative Agent may, but shall not be required to, rely on the Borrowing Base Certificate delivered hereunder as accurately setting forth the available U.S. Borrowing Base and Canadian Borrowing Base for all purposes of this Credit Agreement until such time as a new Borrowing Base Certificate is delivered to the Administrative Agent in accordance herewith. Borrowing Base Certificates may be prepared and submitted to the Lenders by the Borrowers on a more frequent basis than monthly, provided that such certificates shall comply with the requirements set forth elsewhere herein. The Borrowers shall provide Borrowing Base Certificates on a more frequent basis than monthly upon the request of the Administrative Agent.

                  (j) Canadian Taxes. Each Borrower will give written notice to the Administrative Agent and the Canadian Agent promptly, but in no event later than five (5) Business Days after a Senior Officer obtains knowledge thereof, if the Minister of National Revenue has, pursuant to section 224 or any successor section of the Income Tax Act (Canada) or section 317 or any successor section of the Excise Tax Act (Canada), or if any other Governmental Authority in Canada has, under any comparable provision of similar legislation, required any other person to pay to the Minister (or to such other Governmental Authority, as the case may be), any amount which would otherwise have been payable to any Canadian Credit Party (or, by reason of a security interest granted by any Canadian Credit Party, to a secured creditor of such Canadian Credit Party, including, without limitation, the Agents and the Lenders).

                  (k) Other Information. With reasonable promptness upon receipt of any such request, such other information regarding the business, properties or financial condition of the Consolidated Group as the Administrative Agent or the Lenders may reasonably request.

         7.2      PRESERVATION OF EXISTENCE AND FRANCHISES.

         Each Credit Party will do all things necessary to preserve and keep (and will cause each of its Subsidiaries to keep) in full force and effect its existence, franchises and authority, except for corporate reorganizations and other similar transactions which could not reasonably be expected to have a Material Adverse Effect.

         7.3      BOOKS AND RECORDS.

         The Credit Parties will keep complete and accurate books and records of its transactions in accordance with sound accounting practices on the basis of U.S. GAAP and in compliance with applicable law. In addition, each Credit Party will maintain books and records pertaining to the Collateral in such detail, form and scope as is consistent with sound business practice and in compliance with applicable law.

         7.4      COMPLIANCE WITH LAW.

         Each of the Credit Parties will comply with all material laws, rules, regulations and orders of, and all applicable restrictions imposed by all applicable Governmental Authorities applicable to it, including applicable Environmental Laws if noncompliance could reasonably be expected to have a Material Adverse Effect.

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         7.5      PAYMENT OF TAXES AND OTHER INDEBTEDNESS.

         Each of the Credit Parties will pay and discharge (a) all material taxes, assessments and governmental charges or levies imposed upon it or them, or upon its or their capital, income or profits, or upon any of its or their properties or any taxes, assessments and governmental charges or levies required to be collected and remitted by them, before they shall become delinquent, or
(b) all lawful claims (including claims for labor, materials and supplies) which, if unpaid, would give rise to a Lien or charge upon any of its or their properties, other than a Permitted Lien; provided, however, that there is no requirement to pay any such tax, assessment, charge, levy, or claim which is being contested in good faith by appropriate proceedings and as to which adequate reserves therefor have been established in accordance with U.S. GAAP, unless the failure to make any such payment (i) shall give rise to an immediate right to foreclosure on a Lien (other than a Permitted Lien) securing such amounts or (ii) otherwise could reasonably be expected to have a Material Adverse Effect.

         7.6      INSURANCE; CASUALTY LOSS.

         (a) Each of the Credit Parties will maintain comprehensive general liability insurance covering third party property damage and insurance covering the Collateral up to the replacement value thereof, with such insurance companies, in such amounts and covering such risks as are at all times satisfactory to the Administrative Agent in its reasonable discretion. The present coverage of the Credit Parties is outlined as to carrier, policy number, expiration date, type and amount on Schedule 7.6 hereto. All policies covering the Collateral are to name the applicable Credit Parties and the Administrative Agent as loss payees in case of loss, as their interests may appear, and are to contain such other provisions as the Administrative Agent may reasonably require to fully protect the Administrative Agent's interest in the Collateral and to any payments to be made under such policies. All comprehensive general liability policies of the Credit Parties are to name the Administrative Agent and each Lender as an additional insured. Certificates of insurance evidencing the insurance covering the Collateral are to be delivered to the Administrative Agent on or prior to the Closing Date, premium prepaid, with the loss payable endorsement in the Administrative Agent's favor, and shall provide for not less than thirty (30) days prior written notice to the Administrative Agent, of the exercise of any right of cancellation. True copies of all original insurance policies shall be delivered to the Administrative Agent on or prior to the Closing Date. In the event any Credit Party fails to respond in a timely and appropriate manner (as determined by the Administrative Agent in its reasonable discretion) with respect to collecting under any insurance policies required to be maintained under this Section 7.6, the Administrative Agent shall have the right, in the name of itself or any Credit Party, to file claims under such insurance policies, to receive and give acquittance for any payments that may be payable thereunder, and to execute any and all endorsements, receipts, releases, assignments, reassignments or other documents that may be necessary to effect the collection, compromise or settlement of any claims under any such insurance policies.

         (b) Each of the Credit Parties will provide written notice to the Administrative Agent of the occurrence of any of the following events promptly, but in no event later than five (5) Business Days after a Senior Officer obtains knowledge of the occurrence of such event: any of the Collateral is (i) damaged or destroyed, or suffers any other loss or (ii) is condemned, confiscated or otherwise taken, in whole or in part, or the use thereof is otherwise diminished so as to render impracticable or unreasonable the use of such Collateral for the purpose to which

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such Collateral was used immediately prior to such condemnation, confiscation or taking, by exercise of the powers of condemnation or eminent domain or otherwise, and in either case the amount of the damage, destruction, loss or diminution in value of such Collateral is in excess of $1,000,000 (collectively, a "Casualty Loss"). The applicable Credit Party will diligently file and prosecute its claim or claims for any award or payment in connection with a Casualty Loss. Subject to clause (c) below, in connection with any Casualty
Loss, the Credit Parties will pay to the Administrative Agent, promptly upon receipt thereof, any and all insurance proceeds and payments received by any of the Credit Parties on account of damage, destruction or loss of all or any portion of the Collateral and the Administrative Agent shall cause such proceeds to be applied or released for application in accordance with Section 7 of the applicable Security Agreement. At any time an Event of Default has occurred and is continuing or in the case of a Casualty Loss in excess of $1,000,000, no settlement on account of any such Casualty Loss shall be made without the consent of the Administrative Agent, which consent shall not be unreasonably withheld, and the Credit Parties will deliver to the Administrative Agent such documents as may be requested by the Administrative Agent in connection therewith and will consult with the Administrative Agent, its attorneys and agents in the making and prosecution of such claim or claims. Each of the Credit Parties hereby irrevocably authorizes and appoints the Administrative Agent its attorney-in-fact, after the occurrence and during the continuance of an Event of Default, to collect and receive for any such award or payment and to file and prosecute such claim or claims, which power of attorney shall be irrevocable and shall be deemed to be coupled with an interest, and each of the Credit Parties shall, upon demand of the Administrative Agent, make, execute and deliver any and all assignments and other instruments sufficient for the purpose of assigning any such award or payment to the Administrative Agent for the benefit of the Lenders, free and clear of any encumbrances of any kind or nature whatsoever.

         (c) Notwithstanding the foregoing to the contrary, only if a Casualty Loss exceeds $2,000,000, the Administrative Agent, at its election and in its sole discretion, shall either (A) apply the proceeds realized from such loss to payment of accrued and unpaid interest or outstanding principal of the Loans or (B) deposit such proceeds to an account specified by the Credit Parties to be used to repair, replace or rebuild the Collateral or portion thereof that was the subject of the loss in accordance with and subject to the terms and provisions of Section 7 of the applicable Security Agreement.

         7.7      MAINTENANCE OF PROPERTY.

         Each of the Credit Parties will maintain and preserve its properties and equipment necessary in its business (in whomever's possession as they may be) in good repair, working order and condition, normal wear and tear and casualty excepted (and having regard to their respective ages), and will make, or cause to be made, in such properties and equipment from time to time all repairs, renewals, replacements, extensions, additions, betterments and improvements thereto as may be needed or proper, to the extent and in the manner customary for companies in similar businesses.

         7.8      MEXICAN RECEIVABLES.

         If the U.S. Borrowers intend to include Accounts owed by account debtors in Mexico in the U.S. Borrowing Base, they shall provide to the Administrative Agent (a) thirty (30) days written notice of their intention to do so and (b) evidence satisfactory to the Administrative Agent of the satisfaction of each of the requirements in the definition of Eligible Mexican Accounts Receivable.

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         7.9      ERISA.

         The Company will give written notice to the Administrative Agent promptly, but in no event later than five (5) Business Days after a Senior Officer obtains knowledge thereof, of: (a) any event or condition, including, but not limited to, any Reportable Event, that constitutes, or could reasonably be expected to lead to, an ERISA Event; (b) with respect to any Multiemployer Plan, the receipt of notice as prescribed in ERISA or otherwise of any withdrawal liability assessed against the Company or any ERISA Affiliate, or of a determination that any Multiemployer Plan is in reorganization or insolvent (both within the meaning of Title IV of ERISA); (c) the failure to make full payment on or before the due date (including extensions) thereof of all amounts which the Company or any ERISA Affiliate is required to contribute to each Single Employer Plan or Multiemployer Plan pursuant to its terms and as required to meet the minimum funding standard set forth in ERISA and the Code with respect thereto; or (d) any change in the funding status of any Single Employer Plan, in each case, that could reasonably be expected to have a Material Adverse Effect; together, with a description of any such event or condition or a copy of any such notice and a statement by a Senior Financial Officer of the Company briefly setting forth the details regarding such event, condition, or notice, and the action, if any, which has been or is being taken or is proposed to be taken by the Company or any ERISA Affiliate with respect thereto. Promptly upon request, the Company shall furnish the Administrative Agent and the Lenders with such additional information concerning any Plan as may be reasonably requested, including, but not limited to, copies of each annual report/return (Form 5500 series), as well as all schedules and attachments thereto required to filed with the DOL and/or the Internal Revenue Service pursuant to ERISA and the Code, respectively, for each "plan year" (within the meaning of Section 3(39) of ERISA).

         Each of the Canadian Employee Plans (as defined by Section 6.14(f) above) will be duly registered under all applicable federal and provincial laws including, without limitation, the provisions of the applicable pension legislation and the Income Tax Act (Canada), to the extent required under such applicable pension legislation and to the extent required to qualify the applicable Canadian Employee Plan for tax-favored treatment under the Income Tax Act (Canada) respectively, and no event will be allowed to occur which would cause a loss of such registered status. Except as could not reasonably be expected to have a Material Adverse Effect, each of the Canadian Employee Plans will be administered in accordance with such laws and in accordance with the terms of the applicable Canadian Employee Plan. All material obligations (including fiduciary and funding obligations) of the Canadian Borrowers and their Subsidiaries and their respective agents required to be performed under each of the Canadian Employee Plans will be performed, except where the failure to perform such obligations could not reasonably be expected to have a Material Adverse Effect. There will be no material disputes, proceedings or investigations by any applicable Governmental Authority (including, without limitation, any applicable pension regulator or tax authority) in respect of any of the Canadian Employee Plans or their assets. All employer and employee contributions or premiums required to be paid or remitted to or in respect of each of the Canadian Employee Plans will be paid or remitted in a timely fashion in accordance with the terms of such Canadian Employee Plans and applicable laws. To the extent required by applicable law, each of the Canadian Employee Plans will be funded on an ongoing basis in accordance with the actuarial assumptions and methods specified in the actuarial reports, in accordance with the terms of the applicable Canadian Employee Plan and the applicable law, regulations or other legislative or administrative promulgations.

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         7.10     USE OF PROCEEDS.

         The proceeds of the Loans hereunder will be used solely (a) to repay existing Indebtedness, (b) for capital expenditures and general corporate and working capital purposes of the Borrowers and their Subsidiaries in the ordinary course of business and (c) as otherwise permitted under this Agreement.

         7.11     ADDITIONAL SUBSIDIARIES.

         Promptly, or in any event within thirty (30) days, upon any Person becoming a direct or indirect Subsidiary of a Borrower, the Borrowers shall so notify the Administrative Agent and the Canadian Agent and shall, (a) in the case of a Person organized and resident in the United States cause (i) such Person to become a U.S. Borrower hereunder pursuant to a Joinder Agreement, (ii) such Person to execute a Guaranty Agreement in substantially the same form as the Guaranty Agreements executed by the other Guarantors organized and resident in the United States, (iii) the U.S. Collateral of such Person to be pledged to the Lenders pursuant to a Security Agreement similar to those executed by the U.S. Borrowers, (iv) such Person to cause all of its Capital Stock to be delivered to the Administrative Agent, together with undated stock powers signed in blank and pledged to the Administrative Agent pursuant to an appropriate pledge agreement(s) in substantially the form of the Pledge Agreement and otherwise in form acceptable to the Administrative Agent, (v) such Person to execute Revolving Notes in favor of the U.S. Lenders and (vi) such Person to deliver such other documentation as the Administrative Agent may reasonably request in connection with the foregoing, including, without limitation, appropriate UCC-1 Financing Statements, Acknowledgment Agreements, certified resolutions and other organizational and authorizing documents of such Person and favorable opinions of counsel to such Person (which shall cover, among other things, the legality, validity, binding effect and enforceability of the documentation referred to above), all in form, content and scope reasonably satisfactory to the Administrative Agent and (b) in the case of a Person organized (or resident for tax purposes) in Canada (i) cause such Person to become a Canadian Borrower hereunder pursuant to a Joinder Agreement, (ii) cause the Canadian Collateral of such Person to be pledged to the Canadian Lenders pursuant to a Security Agreement similar to those executed by the Canadian Borrowers, (iii) cause such Person to execute Revolving Notes in favor of the Canadian Lenders, (iv) execute and deliver to the Administrative Agent a pledge agreement in form and substance satisfactory to the Administrative Agent pursuant to which the applicable Borrower pledges to the Administrative Agent the Capital Stock of the newly formed entity and (v) cause such Person to deliver such other documentation as the Administrative Agent or the Canadian Agent may reasonably request in connection with the foregoing, including, without limitation, appropriate PPSA financing statements (or equivalent filings), Acknowledgment Agreements, certified resolutions and other organizational and authorizing documents of such Person and favorable opinions of counsel to such Person (which shall cover, among other things, the legality, validity, binding effect and enforceability of the documentation referred to above), all in form, content and scope reasonably satisfactory to the Administrative Agent. Notwithstanding the foregoing, in no event shall any Credit Party form or acquire any Subsidiary organized outside the United States or Canada without the prior written consent of the Administrative Agent, except that the Company may form or cause to be formed a Mexican Special Purpose Subsidiary.

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         7.12     AUDITS/INSPECTIONS.

         Each of the Credit Parties agrees that the Administrative Agent or its agents may enter upon the premises of any of the Credit Parties at any time and from time to time, during normal business hours, upon reasonable prior notice and, on and after the occurrence and during the continuation of an Event of Default which continues and is continuing beyond the expiration of any grace or cure period applicable thereto and which has not otherwise been waived by the Administrative Agent, at any time at all, for the purpose of (a) enabling the Administrative Agent's internal auditors or other designees to conduct field examinations at such of the Credit Parties' expense, (b) inspecting the Collateral, (c) inspecting and/or copying (at the Credit Parties' expense) any and all records pertaining thereto, (d) discussing the affairs, finances and business of any Credit Party with any officers, employees and directors of such Credit Party or with its certified independent accountant; provided, that a designated representative of the Borrowers shall be given a reasonable opportunity to participate in any such discussion, and (e) verifying Eligible Accounts Receivable and/or Eligible Inventory. The Lenders, in the reasonable discretion of the Administrative Agent, may accompany the Administrative Agent at their sole expense in connection with the foregoing inspections. Ongoing field examinations may be conducted by the Administrative Agent's exam staff at any time. Prior to the occurrence and continuance of an Event of Default, the first three field examinations per fiscal year shall be conducted at the Credit Parties' expense (which shall include out-of-pocket expenses, including a per diem cost per examiner). After the occurrence and during the continuance of an Event of Default, all field examinations shall be conducted at the Credit Parties' expense (which shall include out-of-pocket expenses, including a per diem cost per examiner). As of the Closing Date, the per diem cost per examiner is $750. Upon written request made to the Administrative Agent by a Lender, the Administrative Agent shall reasonably promptly furnish to such Lender a copy of any final, non-proprietary report prepared or obtained by the Administrative Agent in connection with an inspection made by the Administrative Agent pursuant to this Section 7.12.

         7.13     INVENTORY.

         Within thirty (30) days after the end of each month, upon the request of the Administrative Agent from time to time, the Credit Parties will provide to the Administrative Agent written statements listing categories of Inventory in reasonable detail as requested by the Administrative Agent. The U.S. Credit Parties will conduct annually a physical count of their Inventory and will provide the Administrative Agent with prior written notice indicating when the physical count is to be performed, and the Canadian Credit Parties will conduct annually a physical count of their Inventory (or in lieu thereof, such other test(s) as their independent auditors shall approve and which are acceptable to the Administrative Agent) and will provide the Administrative Agent with prior written notice indicating when the physical count (or such other test(s)) is to be performed and a copy of such count (or test(s)) will be promptly supplied to the Administrative Agent accompanied by a report of the value (valued at FIFO) of such Inventory; provided that the Credit Parties will conduct such a physical count at such other times and as of such dates as the Administrative Agent shall reasonably request. The Administrative Agent shall be entitled to obtain new Inventory Appraisals from time to time as it deems necessary, but not less frequently than annually. Prior to the occurrence and continuance of an Event of Default, the first two Inventory Appraisals per annum shall be at the sole expense of the Credit Parties. After the occurrence and during the continuance of an Event of Default, each Inventory Appraisal shall be at the sole expense of the Credit Parties. Upon receipt of each new

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Inventory Appraisal, the Administrative Agent shall be entitled to adjust the
Applicable Inventory Percentage, as appropriate.

         7.14     COLLATERAL RECORDS.

         Each Credit Party agrees to maintain such books and records regarding Accounts and the other Collateral as the Administrative Agent may reasonably require, and agrees that such books and records will reflect the Lenders' interest in the Accounts and such other Collateral. Each of the Credit Parties agrees to afford the Administrative Agent thirty (30) days prior written notice of any change in the location at which any Collateral is stored or maintained (other than Inventory held for shipment by third Persons, Inventory in transit, Inventory held for processing by third Persons or immaterial quantities of assets, equipment or Inventory) or in the location of its chief executive office or place of business from the locations specified in Schedule 6.22, and to execute in advance of such change, cause to be filed and/or delivered to the Administrative Agent any financing statements or other documents required by the Administrative Agent, all in form and substance satisfactory to the Administrative Agent. Each of the Credit Parties agrees to advise the Administrative Agent promptly, in sufficient detail, of any material change relating to the type, quantity or quality of the Collateral or any related event which could reasonably be expected to have a Material Adverse Effect.

         7.15     SECURITY INTERESTS.

         (a) If, subsequent to the Closing Date, a Credit Party shall acquire any intellectual property, securities, instruments, chattel paper or other personal property required to be delivered to the Administrative Agent as Collateral hereunder or under any of the Security Documents, the Borrowers shall notify the Administrative Agent of the same in each case as provided under the Security Documents or, if not specifically provided therein, as soon as practicable after the acquisition thereof. Each Credit Party shall take such action as requested by the Administrative Agent and at its own expense, to ensure that the Administrative Agent shall have a first priority perfected Lien in all personal property of the Credit Parties (whether now owned or hereafter acquired), subject only to Permitted Liens. Each Credit Party shall, and shall cause each of its Subsidiaries to, adhere to the covenants regarding the location of personal property as set forth in the applicable Security Agreement. Each Credit Party shall use its best efforts to deliver to the Administrative Agent with respect to all leases for real property entered into by any Credit Party subsequent to the Closing Date where a Borrower maintains Inventory valued at $100,000 or more or where material books and records of the Credit Parties are maintained or stored, landlord waivers and consents with respect to each such leased property, in each case in form and substance reasonably satisfactory to the Administrative Agent.

         (b) Each Credit Party and its Subsidiaries will at its expense, for so long as the Credit Documents remain effective, warrant and defend the Collateral against any and all claims, demands and Liens (other than Permitted Liens) of any third party. No Credit Party will, or will permit any of its Subsidiaries to, grant, create or permit to exist, any Lien upon the Collateral, or any proceeds thereof, in favor of any third party (other than Permitted Liens). Each Credit Party agrees to comply with the requirements of all state, provincial and federal laws in order to grant to the Lenders a valid and perfected first priority security interest in the Collateral (subject only to Permitted Liens). The Administrative Agent is hereby authorized by each Credit Party to file any financing statements covering the Collateral. Each Credit Party agrees to take such actions as the Administrative Agent may reasonably request, from time to time, by way of: filing notices

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of liens, financing statements, fixture filings and amendments, renewals and continuations thereof; cooperating with the Administrative Agent's custodians; keeping stock records; obtaining lien waivers from landlords and mortgagees and from warehousemen, fillers, processors and packers and their respective landlords and mortgagees; paying claims, which might if unpaid, become a Lien (other than a Permitted Lien) on the Collateral; and performing such further acts as the Administrative Agent may reasonably require in order to effect the purposes of this Credit Agreement and the other Credit Documents.

         7.16     SCHEDULES OF ACCOUNTS AND PURCHASE ORDERS.

         In furtherance of the continuing assignment and security interest in the Accounts of each Borrower granted pursuant to the Security Agreement, upon the creation of Accounts, at the request of the Administrative Agent, each Borrower will execute and deliver to the Administrative Agent in such form and manner as the Administrative Agent may require, solely for its convenience in maintaining records of collateral, such confirmatory schedules of Accounts, and other appropriate reports designating, identifying and describing the Accounts as the Administrative Agent may require. In addition, upon the Administrative Agent's request, each Borrower will provide the Administrative Agent with copies of agreements with, or purchase orders from, the customers of each Borrower and its Subsidiaries, and copies of invoices to customers, proof of shipment or delivery and such other documentation and information relating to said Accounts and other collateral as the Administrative Agent may require. Failure to provide the Administrative Agent with any of the foregoing shall in no way affect, diminish, modify or otherwise limit the security interests granted herein. Each Borrower hereby authorizes the Administrative Agent to regard such Borrower's or its Subsidiaries' printed name or rubber stamp signature on assignment schedules or invoices as the equivalent of a manual signature by such Borrower's or such Subsidiaries' authorized officers or agents.

         7.17     COLLECTION OF ACCOUNTS.

         Unless (a) Excess Availability shall fall below $5,000,000, (b) a development or event relating to or affecting a Consolidated Party which has had or could reasonably be expected to have a Material Adverse Effect shall have occurred, in the reasonable judgment of the Administrative Agent or the Required Lenders, or (c) an Event of Default shall have occurred and be continuing, and the Administrative Agent or the Required Lenders shall have, in its or their sole discretion, elected to enforce, collect and receive all amounts owing on the Accounts and/or other Collateral (each a "Cash Management Event"), each Borrower may and will enforce, collect and receive all amounts owing on the Accounts (subject to any amounts that such Borrower is required to rebate to the applicable account debtor pursuant to any agreement between such Borrower and such account debtor), for the Lenders' benefit and on the Lenders' behalf but at the Borrowers' expense in accordance with the provisions of Section 3.1 or 3.2, as applicable; upon the occurrence of any Event of Default under Section 11.1(f), such privilege shall terminate automatically, without notice to the Borrowers which is hereby expressly waived by the Borrowers. Any checks, cash, notes or other instruments or property received by any Borrower with respect to any Accounts shall be held by such Borrower in trust for the benefit of the Lenders, separate from such Borrower's own property and funds, and deposited promptly into the depository accounts of the Borrowers subject to Blocked Account Agreements or Lockbox Agreements, provided, however, that upon the occurrence of a Cash Management Event, such checks, cash, notes or other instruments or property shall be immediately turned over to the Administrative Agent or the Canadian Agent, as applicable, with proper assignments or

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endorsements. No checks, drafts or other instruments received by an Agent shall constitute final payment unless and until such instruments have actually been collected.

         7.18     NOTICE; CREDIT MEMORANDA; AND RETURNED GOODS.

         Each Borrower will notify the Administrative Agent promptly after a Senior Officer obtains knowledge thereof of any matters materially affecting the value, enforceability or collectibility of any Account, and of all material customer disputes, offsets, defenses, counterclaims, returns and rejections, and all reclaimed or repossessed merchandise or goods, provided, however, that such notice shall only be required as to any such matter that affects Accounts outstanding at any one time from any account debtor, which affected Accounts have a value greater than $1,000,000, or to the extent that the outcome of such matter could reasonably be expected to have a Material Adverse Effect. Each Borrower will issue credit memoranda promptly (with duplicates to the Administrative Agent upon its request for same) upon accepting returns or granting allowances, and may continue to do so until the occurrence of an Event of Default which continues beyond the expiration of the applicable grace or cure period, or which has not otherwise been waived by the Required Lenders.

         7.19     ACKNOWLEDGMENT AGREEMENTS.

         Each Borrower will assist the Administrative Agent in obtaining executed Acknowledgment Agreements from each of the warehousemen, processors, packers, fillers, landlords and mortgagees where such Borrower maintains Inventory valued at $100,000 or more or where material books and records of the Credit Parties are maintained or stored.

         7.20     TRADEMARKS.

         Each Credit Party will do and cause to be done all things necessary to preserve and keep in full force and effect all registrations of trademarks, service marks and other marks, trade names or other trade rights owned or licensed by such Credit Party, except where the failure to do so could not reasonably be expected to have a Material Adverse Effect; provided, however, that, with respect to any such trade rights licensed by a Credit Party, such Credit Party shall be obligated only to pursue rights and remedies under its license agreement with respect to such licensed trade rights.

         7.21     REVISIONS OR UPDATES TO SCHEDULES.

         If any of the information or disclosures provided on any of Schedules 6.15, 6.16, 6.20, 6.22 or 6.23, originally attached hereto become outdated or incorrect in any material respect, the Borrowers shall deliver to the Administrative Agent and the Lenders as part of the Compliance Certificate required pursuant to Section 7.1(d) (or more frequently in the Borrowers' reasonable judgment or upon the request of the Administrative Agent) such revision or updates to such Schedule(s) as may be necessary or appropriate to update or correct such Schedule(s), which revisions shall be effective from the date accepted in writing by the Administrative Agent, such acceptance not to be unreasonably withheld; provided, that no such revisions or updates to any such Schedule(s) shall be deemed to have cured any breach of warranty or misrepresentation occurring prior to the delivery of such revision or update by reason of the inaccuracy or incompleteness of any such Schedule(s) at the time such warranty or representation previously was made or deemed to be made.

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                                  ARTICLE VIII

                               FINANCIAL COVENANTS

         Each Borrower hereby covenants and agrees that so long as this Agreement is in effect and until the Loans, LOC Obligations and BA Obligations, together with interest, fees and other Obligations hereunder, have been paid in full and the Commitments and Letters of Credit hereunder shall have terminated that they will do or cause to be done the following:

         8.1      LEVERAGE RATIO.

         The Consolidated Group shall maintain a Leverage Ratio of no greater than 4.25 to 1.0 as of the last day of each fiscal month.

         8.2      FIXED CHARGE COVERAGE RATIO.

         The Consolidated Group shall maintain a Fixed Charge Coverage Ratio of not less than 1.20 to 1.0 as of the last day of each fiscal month.

         8.3      CAPITAL EXPENDITURES.

         The Consolidated Group shall not make Consolidated Capital Expenditures in excess of $15,000,000 during any fiscal year, plus the lesser of (a) $5,000,000 and (b) fifty percent (50%) of the unused amount available for Consolidated Capital Expenditures under this Section 8.3 for the immediately preceding fiscal year (excluding any carry forward available from any prior fiscal year); provided, however, that with respect to any fiscal year, Consolidated Capital Expenditures made during such fiscal year shall be deemed to be made first with respect to the applicable limitation for such fiscal year and then with respect to any carry-forward from the immediately preceding fiscal year.

                                   ARTICLE IX

                               NEGATIVE COVENANTS

         Each Borrower hereby covenants and agrees that so long as this Agreement is in effect and until the Loans, LOC Obligations and BA Obligations, together with interest, fees and other Obligations hereunder, have been paid in full and the Commitments, Letters of Credit and Bankers' Acceptances hereunder shall have terminated:

         9.1      INDEBTEDNESS.

         The Consolidated Parties will not contract, create, incur, assume or permit to exist any Indebtedness, except:

                  (a) Indebtedness arising under this Agreement and the other Credit Documents;

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                  (b)      Subordinated Debt;

                  (c) Indebtedness in respect of current accounts payable and accrued expenses incurred in the ordinary course of business including, to the extent not current, accounts payable and accrued expenses that are subject to bona fide dispute;

                  (d) purchase money Indebtedness (including Capital Leases) incurred by the Credit Parties to finance the purchase, construction, or improvement of fixed assets (excluding the Mexican Property Financing); provided that (i) the total of all such Indebtedness for all of the Credit Parties taken together shall not exceed an aggregate principal amount of $3,000,000 at any one time outstanding; (ii) such Indebtedness when incurred shall not exceed the purchase price of the asset(s) financed; and (iii) no such Indebtedness shall be refinanced for a principal amount in excess of the principal balance outstanding thereon at the time of such refinancing;

                  (e) unsecured Indebtedness owing from (i) the U.S. Credit Parties to the Consolidated Parties; provided, that the U. S. Credit Parties may borrow proceeds of the Canadian Loans from the Canadian Borrowers (A) in an amount no greater than $15,000,000 in the aggregate at any time outstanding, (B) only if such loans are evidenced by promissory notes in form and substance, including subordination provisions, satisfactory to the Administrative Agent, and (C) only if such promissory notes are pledged and delivered to the Administrative Agent (which $15,000,000 limitation shall include Investments made pursuant to clause (c)(ii) of the definition of Permitted Investments),
         (ii) the Canadian Credit Parties to the Consolidated Parties (other than the U.S. Credit Parties), (iii) the Canadian Credit Parties to the U.S. Credit Parties not to exceed $5,000,000 in the aggregate at any time outstanding (which $5,000,000 limitation shall include Investments made pursuant to clause (c)(i) of the definition of Permitted Investments), (iv) the Mexican Subsidiaries to the Consolidated Parties not to exceed $3,000,000 in the aggregate for the term of this Credit Agreement (which $3,000,000 limitation shall include Investments made pursuant to clause (k) of the definition of Permitted Investments), and
         (v) Consolidated Parties (other than Credit Parties) to Consolidated Parties (other than Credit Parties).

                  (f) (i)(A) obligations of the Borrowers under Closing Date Interest Rate Protection Agreements and (B) additional obligations of the Borrowers in respect of Interest Rate Protection Agreements entered into after the Closing Date so long as (x) immediately prior to incurring such additional obligations, the Derivative Reserve for the Closing Date Interest Rate Protection Agreements and any other Interest Rate Protection Agreements then in effect is equal to or greater than the Current Derivative Exposure therefor and (y) immediately after incurring such additional obligations, the Derivative Reserve for the related Interest Rate Protection Agreements is equal to or greater than the Current Derivative Exposure therefor, and (ii) obligations of the Borrowers in respect of Hedging Agreements (other than Interest Rate Protection Agreements) entered into in order to manage existing or anticipated exchange rate or commodity price risks and not for speculative purposes;

                  (g) (i) the guaranty by one Credit Party of another Credit Party's obligations, to the extent such obligations constitute Indebtedness permitted hereunder; and (ii) the guaranty by the Company of the obligations under the Mexican Property Financing;

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                  (h)      Indebtedness existing as of the Closing Date and set
         out more specifically in Schedule 6.9 hereto and renewals, refinancings or extensions thereof in a principal amount not in excess of that outstanding as of the date of such renewal, refinancing or extension or as otherwise permitted elsewhere herein;

                  (i) Indebtedness under performance, surety, statutory or appeal bonds or with respect to workers' compensation claims or other bonds permitted under the definition of Permitted Liens and incurred in the ordinary course of business;

                  (j) unfunded pension fund and other employee benefit plan obligations and liabilities to the extent they are permitted to remain unfunded under applicable law;

                  (k) the Mexican Property Financing so long as the net proceeds thereof (after payment of fees, expenses, costs and taxes related thereto) are paid to and retained by the Company; and

                  (l) other unsecured Indebtedness which does not exceed $3,000,000 in the aggregate at any time outstanding.

         9.2      LIENS.

         No Consolidated Party shall contract, create, incur, assume or permit to exist any Lien with respect to any of its Property, whether now owned or after acquired, except for Permitted Liens.

         9.3      NATURE OF BUSINESS.

         The Consolidated Parties shall not substantively alter the character of their business in any material respect from that conducted as of the Closing Date.

         9.4      CONSOLIDATION OR MERGER.

         No Consolidated Party shall enter into any transaction of merger, amalgamation or consolidation or dissolve, liquidate, or wind up its affairs other than the merger, amalgamation or consolidation of (a) a U.S. Subsidiary of a Credit Party with or into a U.S. Credit Party or with or into another U.S. Subsidiary of a U.S. Credit Party, (b) a Canadian Subsidiary of a Credit Party with a Canadian Credit Party or with another Canadian Subsidiary of a Canadian Credit Party, (c) a U.S. Credit Party with a U.S. Credit Party or a Canadian Credit Party with a Canadian Credit Party; provided that if any such merger involves a Borrower, a Borrower shall be the surviving entity, or (d) any Consolidated Party (other than a Credit Party) into another Consolidated Party (other than a Credit Party).

         9.5      DISPOSITION OF ASSETS.

         The Consolidated Parties will not convey, sell, lease (as lessor), assign, transfer or otherwise dispose of any assets (including the Capital Stock of any Subsidiary of the Company) other than (a) sales of Inventory in the ordinary course of business, (b) sales or other dispositions in the ordinary course of business of assets or properties that are obsolete or that are no longer used or useful in the conduct of the business of the applicable Borrower or Subsidiary (not to exceed in the aggregate in any fiscal year assets with a net book value of $2,500,000), (c) sales in

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the ordinary course of business of assets or properties (other than Inventory)
used in such Borrower's or Subsidiaries' business that are worn out or in need of replacement and that are replaced with assets of reasonably equivalent value or utility or which are otherwise productive or useful in the conduct of such Person's business, (d) (i) sales, leases, assignments, transfers and other dispositions among the U.S. Credit Parties, (ii) sales, leases, assignments, transfers and other dispositions among the Canadian Credit Parties, (iii) sales, leases, assignments, transfers and other dispositions among the Consolidated Parties (other than the Credit Parties), (iv) sales, leases, assignments, transfers and other dispositions from the Consolidated Parties (other than the Credit Parties) to the Credit Parties, (v) sales, leases, assignments, transfers and other dispositions from the U.S. Credit Parties to the Canadian Credit Parties not to exceed $5,000,000 (which $5,000,000 limitation shall include Investments made pursuant to clause (c)(i) of the definition of Permitted Investments and loans under Section 9.1(e)(iii)) (provided that the foregoing limitation shall not restrict any sales, consignments and other transfers of Inventory from the U.S. Credit Parties to the Canadian Credit Parties in the ordinary course of business), and (vi) sales, leases, assignments, transfers and other dispositions from the Canadian Credit Parties to the U.S. Credit Parties not to exceed $15,000,000 (which $15,000,000 limitation shall include Investments made pursuant to clause (c)(ii) of the definition of Permitted Investments and loans under Section 9.1(e)(i)) (provided that the foregoing limitation shall not restrict any sales, consignments and other transfers of Inventory from the Canadian Credit Parties to the U.S. Credit Parties in the ordinary course of business), (e) the sale of Investments under items (a) and
(b) of the definition of Permitted Investments, (f) sales, leases, assignments, transfers and other dispositions of any Property located in Mexico by any Mexican Subsidiary, provided that the net consideration received by such Mexican Subsidiary (after payment of fees, expenses, costs and taxes related thereto) in connection with such disposition is distributed to the Company, and the Company shall promptly notify the Administrative Agent of any such disposition in excess of $2,500,000, (g) the disposition by the Company of any Capital Stock of any Mexican Subsidiary so long as the net proceeds of such disposition (after payment of fees, expenses, costs and taxes related thereto) are paid to the Company, (h) the disposition by any U.S. Credit Party of its Property located in Mexico, provided that no U.S. Credit Party shall transfer or relocate its Property to Mexico after the Closing Date, in any fiscal year, commencing with the fiscal year ending December 31, 2002, having a value in excess of $4,000,000 in the aggregate for all such U.S. Credit Parties, plus the unused amount for the immediately preceding fiscal year (excluding any carry forward available from any prior fiscal year); (i) sales, licenses, assignments, transfers and other dispositions of Intellectual Property not constituting Material Intellectual Property (as such term is defined in the Security Agreement) in the ordinary course of business; and (j) sales, leases, assignments, transfers and other dispositions approved by the Required Lenders.

         To the extent the Required Lenders waive the provision of this Section
9.5 with respect to the sale or disposition of any Collateral, or any Collateral is sold or disposed of as permitted by this Section 9.5, such Collateral in each case shall be sold or otherwise disposed of free and clear of the Liens created by the Security Documents and the applicable Agent shall take such actions as are appropriate in connection therewith.

         9.6      [RESERVED].

         9.7      TRANSACTIONS WITH AFFILIATES.

         The Consolidated Parties will not enter into any transaction or series of transactions (other than transactions between the Credit Parties), whether or not in the ordinary course of business,

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with any officer, director, shareholder, Subsidiary or Affiliate of any
Consolidated Party other than upon terms and conditions that would be obtainable in a comparable arm's-length transaction with a Person other than an Affiliate and which are approved by the board of directors (or managers, as applicable) of the applicable member of the Consolidated Group and fully disclosed to the Administrative Agent if outside the ordinary course of the business of the Consolidated Group; provided, that the following transactions shall be permitted
(i) short-term revocable licenses of intellectual property from the Company to Kitchen Collection, Inc. without the right to sublicense, (ii) payments or repayments of advances to NACCO or Holdings pursuant to the Tax Sharing Agreement to the extent consistent with past practices, and (iii) transactions permitted pursuant to Sections 9.1, 9.4, 9.5, 9.10 or 9.11.

         9.8      OWNERSHIP OF SUBSIDIARIES.

         The Consolidated Parties will not sell, transfer or otherwise dispose of, any shares of Capital Stock of any of their Subsidiaries, or permit any of their Subsidiaries to issue, sell or otherwise dispose of, any shares of Capital Stock of any of their Subsidiaries, except as permitted under Section 9.5.

         9.9      FISCAL YEAR.

         The Consolidated Parties will not change any of their respective fiscal years without the prior written consent of the Administrative Agent.

         9.10     INVESTMENTS.

         The Consolidated Parties will not make any Investments except for Permitted Investments.

         9.11     RESTRICTED PAYMENTS.

         The Consolidated Parties will not make any Restricted Payment other than, without duplication, (a)(i) dividends, distributions or other payments from any Consolidated Party (other than a Credit Party) to any Borrower, (ii) distributions or other payments from any U.S. Credit Party to any Canadian Credit Party not to exceed $5,000,000 in the aggregate (which $5,000,000 limitation shall include Investments made pursuant to clause (c)(i) of the definition of Permitted Investments, loans under Section 9.1(e)(iii) and asset dispositions under Section 9.5(d)(v)), and (iii) dividends, distributions or other payments from any Canadian Credit Party to any U.S. Credit Party not to exceed $15,000,000 in the aggregate (which $15,000,000 limitation shall include Investments made pursuant to clause (c)(ii) of the definition of Permitted Investments, loans under Section 9.1(e)(i) and asset dispositions under Section 9.5(d)(vi)), (b)(i) prior to the date on which the Derivative Reserve is fully accumulated, the payment by the Company of cash dividends on its common Capital Stock not to exceed $2,000,000 in the aggregate in any fiscal year; and (ii) after the date on which the Derivative Reserve is fully accumulated, (A) the payment by the Company of cash dividends on its common Capital Stock not to exceed in the aggregate in any fiscal year the lesser of (x) ninety percent (90%) of Consolidated Net Income for the immediately prior fiscal year or (y) Consolidated Adjusted EBITDA for the immediately prior fiscal year less Unfinanced Capital Expenditures for the immediately prior fiscal year less Consolidated Cash Taxes due and payable in the immediately prior fiscal year, and (B) the payment by the Company in any fiscal year of cash dividends on its common Capital Stock in excess of the limits set forth in Section 9.11(b)(ii)(A) so long as (1) such payment shall occur after March 31, 2004, (2) the

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Leverage Ratio shall have been less than 1.50 to 1.00 for the two consecutive fiscal quarters ending immediately prior to the proposed date for making such cash dividends, (3) after giving effect to the payment of such cash dividends, the Fixed Charge Coverage Ratio shall not be less than 1.00 to 1.00, and (4) the Company shall have delivered to the Agent and the Lenders a 12-month financial forecast containing, among other things, pro forma financial statements, projected loan usage and excess availability under this Credit Agreement and projected compliance with the financial covenants contained in Article VIII by calculation thereof as of the end of such 12-month period, prepared on a monthly basis, which forecast shall give effect to the payment of such cash dividends and shall demonstrate adequate liquidity and pro forma covenant compliance with the financial covenants contained in Article VIII and shall be in form and substance satisfactory to the Required Lenders, and in each case under this
Section 9.11(b), so long as no Default or Event of Default then exists or would occur as a result therefrom, and after giving effect thereto, the Borrowers shall be in pro forma compliance with the financial covenants set forth in
Article VIII hereof, (c) dividends or distributions by the Company to Holdings or NACCO consistent with past practices (i) to pay franchise taxes and other amounts allocable to the Company and its Subsidiaries required by Holdings or NACCO to maintain its corporate existence, (ii) to pay NACCO fees, determined on an arm's length basis, for services provided by NACCO in the ordinary course of business to the Company and its Subsidiaries that would otherwise have been performed by third parties, and (iii) to reimburse NACCO for the payment of amounts relating to travel and entertainment expenses and legal, consulting, software, accounting and other similar services provided by third parties on the Company's or any of its Subsidiaries' behalf in the ordinary course of its business; (d) dividends or distributions by the Company to Holdings or NACCO consistent with past practices to pay for all operating and overhead expenses of Holdings or NACCO allocable to the Company and its Subsidiaries (including, without limitation, salaries and other compensation of employees, and directors' fees and expenses) incurred by Holdings or NACCO in the ordinary course of its business in an aggregate amount not to exceed $2,000,000 in any fiscal year of the Company, and (e) payments or repayments of advances to NACCO or Holdings pursuant to the Tax Sharing Agreement to the extent permitted under Section 9.7.

         9.12     NO ADDITIONAL BANK ACCOUNTS.

         The Consolidated Parties will not open, maintain or otherwise have any checking, savings or other accounts at any bank or other financial institution, or any other account where money is or may be deposited or maintained with any Person, other than the accounts set forth on Schedule 9.12 hereto on the Closing Date and, after the Closing Date, such other accounts so long as each such account is subject to a tri-party lockbox or other blocked account agreement reasonably satisfactory to the Administrative Agent. All such checking, savings or other accounts of the Consolidated Parties shall be under the sole dominion and control of the Administrative Agent in accordance with Section 3.1 or 3.2, as the case may be. Notwithstanding the foregoing, the Consolidated Parties may open new and/or maintain existing accounts not under the sole dominion and control of the Administrative Agent so long as the balance in any such account does not exceed $50,000 at any time and the aggregate balance in all such accounts does not exceed $100,000 or such accounts are payroll accounts, zero-balance accounts or used solely as disbursement accounts for the proceeds of the Loans.

         9.13     AMENDMENTS OF MATERIAL CONTRACTS; ORGANIZATIONAL DOCUMENTS.

         (a) Without the prior written consent of the Administrative Agent, the Consolidated Parties will not amend, modify, cancel or terminate or permit the amendment, modification,

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cancellation or termination of any of the Material Contracts if the same could reasonably be expected to have a Material Adverse Effect.

         (b) Without the prior written consent of the Administrative Agent, the Consolidated Parties will not amend or modify, or permit the amendment or modification of the Articles or Certificate of Incorporation, operating agreement or other equivalent organizational document of any of the Consolidated Parties if such amendment or modification would adversely affect the interests of the Administrative Agent or the Lenders.

         9.14     ADDITIONAL NEGATIVE PLEDGES.

         The Credit Parties will not create or otherwise cause or suffer to exist or become effective, directly or indirectly, (a) any prohibition or restriction (including any agreement to provide equal and ratable security to any other Person in the event a Lien is granted to or for the benefit of the Administrative Agent and the Lenders) on the creation or existence of any Lien upon the assets of any Credit Party, other than Permitted Liens or (b) any contractual obligation which may restrict or inhibit the Administrative Agent's rights or ability to sell or otherwise dispose of the Collateral or any part thereof after the occurrence and during the continuance of an Event of Default, except for (i) customary provisions in licenses, leases and other contracts restricting the assignment or sale thereof or of the assets or property subject thereto and (ii) restrictions and conditions imposed by law.

         9.15     OTHER INDEBTEDNESS.

         The Credit Parties will not effect or permit any change in or amendment to any document or instrument pertaining to the subordination, terms of payment or required prepayments of any Subordinated Debt, effect or permit any change in or amendment to any document or instrument pertaining to the covenants or events of default of any Subordinated Debt if the effect of any such change or amendment is to make such covenants or events of default more restrictive, give any notice of optional redemption or optional prepayment or offer to repurchase under any such document or instrument, or, directly or indirectly, make any payment of principal of or interest on or in redemption, retirement or repurchase of any Subordinated Debt, except for the scheduled payments required by the terms of the documents and instruments evidencing Subordinated Debt and permitted by the subordination provisions of the documents and instruments evidencing Subordinated Debt.

         9.16     LICENSES, ETC.

         The Credit Parties will not enter into licenses of, or otherwise restrict the use of, any Material Intellectual Property (as such term is defined in the applicable Security Agreement) which would prevent any Credit Party from selling, transferring, encumbering or otherwise disposing of any such patent, trademark or copyright.

         9.17     LIMITATIONS.

         The Credit Parties will not, directly or indirectly, create or otherwise cause, incur, assume, suffer or permit to exist or become effective any consensual encumbrance or restriction of any kind on the ability of any Credit Party to (a) pay dividends or make any other distribution on any of its Capital Stock, (b) pay any Indebtedness owed to another Credit Party, (c) make

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loans or advances to another Credit Party, (d) transfer any of its property to any other Credit Party, except for encumbrances or restrictions existing under or by reason of (i) customary non-assignment provisions in any license, lease or other contract, (ii) any agreement or other instrument of a Person existing at the time it becomes a Subsidiary of a Credit Party; provided that such encumbrance or restriction is not applicable to any other Person, or any property of any other Person, other than such Person becoming a Subsidiary of a Credit Party and was not entered into in contemplation of such Person becoming a Subsidiary of a Credit Party, (iii) this Credit Agreement and the other Credit Documents, and (iv) applicable law.

         9.18     ISSUANCE OF CAPITAL STOCK.

         The Credit Parties will not, nor will they permit any of their Subsidiaries to sell or issue any Capital Stock having a preference over the common stock of such Person if such preferred Capital Stock would constitute Indebtedness hereunder.

         9.19     SALE AND LEASEBACK.

         The Credit Parties will not enter into any arrangement, directly or indirectly, whereby the Company or any Subsidiary shall sell or transfer any property owned by it to a Person (other than the Company or any Subsidiary) in order then or thereafter to lease such property or lease other property which the Company or any Subsidiary intends to use for substantially the same purpose as the property being sold or transferred, other than in connection with the Mexican Property Financing.

                                    ARTICLE X

                                     POWERS

         10.1     APPOINTMENT OF ADMINISTRATIVE AGENT AS ATTORNEY-IN-FACT.

         Each Borrower hereby irrevocably authorizes and appoints the Administrative Agent, or any Person or agent the Administrative Agent may designate, as such Borrower's attorney-in-fact, at the Borrowers' cost and expense, to exercise, subject to the limitations set forth in Section 10.2, all of the following powers, which being coupled with an interest, shall be irrevocable until all of the Obligations to the Lenders have been paid and satisfied in full and all of the Commitments have been terminated:

                  (a) To receive, take, endorse, sign, assign and deliver, all in the name of the Administrative Agent, the Lenders or such Borrower, as the case may be, any and all checks, notes, drafts, and other documents or instruments relating to the Collateral;

                  (b) To receive, open and dispose of all mail addressed to such Borrower and to notify postal authorities to change the address for delivery thereof to such address as the Administrative Agent may designate;

                  (c) To request at any time from customers indebted on Accounts, in the name of such Borrower or a third party designee of the Administrative Agent, information concerning the Accounts and the amounts owing thereon;

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                  (d)      To give customers indebted on Accounts notice of the
         Lenders' interest therein, and/or to instruct such customers to make payment directly to the Administrative Agent for such Borrower's account;

                  (e) To take or bring, in the name of the Administrative Agent, the Lenders or such Borrower, all steps, actions, suits or proceedings deemed by the Administrative Agent necessary or desirable to enforce or effect collection of the Accounts; and

                  (f) To file, record and register any or all of the Lenders' security interest in intellectual property of the Borrowers with the United States Patent and Trademark Office or the Canadian Intellectual Property Office.

         10.2     LIMITATION ON EXERCISE OF POWER.

         Notwithstanding anything hereinabove to the contrary, the powers set forth in Section 10.1(b), (d) and (e) above may only be exercised by the Administrative Agent on and after the occurrence and during the continuation of an Event of Default which has not otherwise been waived by the Administrative Agent. The powers set forth in Section 10.1(a), (c) and (f) above may be exercised by the Administrative Agent at any time.

         10.3     CANADIAN AGENT.

         For the purposes of Section 10.1 and Section 10.2 only, all references to the Administrative Agent shall include the Canadian Agent in the case of the Canadian Borrowers.

                                   ARTICLE XI

                         EVENTS OF DEFAULT AND REMEDIES

         11.1     EVENTS OF DEFAULT.

         An Event of Default shall exist upon the occurrence of any of the following specified events (each an "Event of Default"):

                  (a) Payment. Any Borrower shall (i) default in the payment when due of any principal owing hereunder, under any of the Credit Documents or in connection herewith, (ii) fail to reimburse the Issuing Lender for any LOC Obligations when due in accordance with the terms hereof, (iii) fail to repay the Face Amount of any Bankers' Acceptance when due in accordance with the terms thereof, (iv) default in the payment within three (3) Business Days of any interest or fees owing under this Agreement, under any of the other Credit Documents, including, without limitation, the LOC Documents and the BA Documents, or in connection herewith, or (v) default in the payment within five
         (5) Business Days of demand of other amounts owing hereunder, under any of the other Credit Documents or in connection herewith;

                  (b) Representations. Any representation, warranty or statement made or deemed to be made by any Credit Party herein, in any of the Credit Documents, or in any

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         written statement or certificate delivered pursuant hereto or thereto shall prove to be untrue in any material respect on the date as of which it was made or deemed to have been made;

                  (c)      Covenants. Any Credit Party shall

                           (i) default in the due performance or observance of any term condition or agreement contained in Section 7.1(g)(i), Section 7.2, Section 7.3 Section 7.12, Article VIII or Article IX, or

                           (ii) default in the due performance or observance of any term or condition or agreement contained in Section 7.1(i) and such default shall remain unremedied for a period of five (5) Business Days after the occurrence thereof, or

                           (iii) default in the due performance or observance of any term or condition contained in Section 7.1(a), (b), (c) or (d) and such default shall remain unremedied for a period of ten (10) Business Days after the occurrence thereof, or

                           (iv) default in the due performance or observance of any term, covenant or agreement (other than those referred to in subsections (a), (b), (c)(i), (c)(ii) or (c)(iii) of this Section 11.1) contained in this Agreement or any other Credit Document and, to the extent such default is capable of being cured, such default shall continue unremedied for a period of thirty (30) days after the occurrence thereof;

                  (d) Other Credit Documents. Any covenant, agreement or obligation of any Credit Party contained in or evidenced by any of the Credit Documents shall cease to be enforceable in accordance with its terms, or any Credit Party shall deny or disaffirm its obligations under any of the Credit Documents, or any Credit Document shall be canceled, terminated, revoked or rescinded without the express prior written consent of the Administrative Agent, or any action or proceeding shall have been commenced by any Credit Party seeking to cancel, revoke, rescind or disaffirm the obligations of any Credit Party, or any court or other Governmental Authority shall issue a judgment, order, decree or ruling to the effect that any of the obligations of any party to any Credit Document are illegal, invalid or unenforceable;

                  (e) Guaranties. Any Guarantor or any Person acting by or on behalf of such Guarantor shall deny or disaffirm such Guarantor's obligations under a Guaranty Agreement;

                  (f) Bankruptcy, etc. The occurrence of any Bankruptcy Event with respect to a Credit Party;

                  (g) Defaults under Other Agreements. With respect to any Indebtedness in excess of $1,000,000, individually or in the aggregate (other than Indebtedness outstanding under this Agreement), (i) a Credit Party shall (A) default in any payment (beyond the applicable grace period with respect thereto, if any) with respect to any such Indebtedness, or (B) default in the observance or performance relating to such Indebtedness or contained in any instrument or agreement evidencing, securing or relating thereto (beyond the applicable grace period with respect thereto), or any other event or condition shall occur or

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         condition exist, the effect of which default or other event or condition is to cause, or permit, the holder or holders of such Indebtedness (or trustee or agent on behalf of such holders) to cause, any such Indebtedness to become due prior to its stated maturity; or
         (ii) any such Indebtedness shall be declared due and payable, or required to be prepaid other than by a regularly scheduled required prepayment, prior to the stated maturity thereof;

                  (h) Judgments. One or more judgments or decrees shall be entered against one or more of the Credit Parties involving a liability of $1,000,000 or more, individually or in the aggregate (to the extent not paid or fully covered by insurance (subject to payment of the applicable deductible), provided by a carrier who, upon request, has not denied coverage) and any such judgments or decrees shall not have been vacated, discharged, stayed or bonded pending appeal within thirty
         (30) days from the entry thereof;

                  (i) ERISA. Any Termination Event with respect to a Benefit Plan shall have occurred and be continuing thirty (30) days after notice thereof shall have been given to the Company by the Administrative Agent or any Lender, and the then current value of such Benefit Plan's benefits guaranteed under Title IV of ERISA exceeds the then current value of such Benefit Plan's assets allocable to such benefits by more than $10,000,000 (or in the case of a Termination Event involving the withdrawal of a substantial employer, the withdrawing employer's proportionate share of such excess exceeds such amount);

                  (j)      Ownership. There shall occur a Change of Control;

                  (k) Subordinated Debt. (i) Any Governmental Authority with applicable jurisdiction determines that the Subordinated Debt is not subordinated to any of the Obligations, or (ii) the subordination provisions in any agreement relating to the Subordinated Debt shall, in whole or in part, terminate, cease to be effective or cease to be legally valid, binding and enforceable as to any holder of such Indebtedness; or

                  (l) Defective Liens. Any Security Document shall fail to be in full force and effect or to give the Administrative Agent and/or the Lenders the security interests, liens, rights, powers and privileges purported to be created thereby (except as such documents may be terminated or no longer in force and effect in accordance with the terms thereof, other than those indemnities and provisions which by their terms shall survive).

         11.2     ACCELERATION; REMEDIES.

         Upon the occurrence and during the continuation of an Event of Default, the Administrative Agent may, with the consent of, and shall, upon the request and direction of, the Required Lenders, by written notice to the Borrowers, take any of the following actions without prejudice to the rights of the Administrative Agent or any Lender to enforce its claims against any Credit Party, except as otherwise specifically provided for herein:

                  (a) Termination of Commitments. Declare the Commitments terminated whereupon the Commitments shall be immediately terminated.

                  (b) Acceleration of Loans. Declare the unpaid principal of and any accrued interest in respect of all Loans and any and all other indebtedness or obligations of any and every kind owing by the Borrowers to any of the Lenders hereunder to be due whereupon

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         the same shall be immediately due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrowers.

                  (c) Cash Collateral. Direct the applicable Borrowers to pay (and the Borrowers agree that upon receipt of such notice, or upon the occurrence of an Event of Default under Section 11.1(e), they will immediately pay) to the Administrative Agent additional cash, to be held by the Administrative Agent, for the benefit of the applicable Lenders, in a cash collateral account as security for the LOC Obligations or the BA Obligations, as applicable, in respect of subsequent drawings under all then outstanding Letters of Credit and repayment of the Face Amount of outstanding Bankers' Acceptances, respectively, in an aggregate amount equal to the maximum aggregate amount which may be drawn under all Letters of Credits then outstanding and the Face Amount of outstanding Bankers' Acceptances, as applicable. Accrued interest on the cash collateral account at standard rates for ordinary deposit accounts shall be for the account of the Borrowers, subject to the prior payment in full in cash of all of the Obligations.

                  (d) Enforcement of Rights. Enforce any and all rights and interests created and existing under the Credit Documents or at law, including, without limitation, the Guaranty Agreements and the Security Agreements, and all rights of set-off.

Notwithstanding the foregoing, if an Event of Default specified in Section 11.1(f) shall occur, then the Commitments shall automatically terminate and all Loans, all reimbursement obligations under Letters of Credit and Bankers' Acceptances, all accrued interest in respect thereof, all accrued and unpaid fees and other indebtedness or obligations owing to the Lenders hereunder shall immediately become due and payable without the giving of any notice or other action by the Agents or the Lenders which notice or other action is expressly waived by the Borrowers.

         11.3. CONVERSION AND REDENOMINATION CERTAIN LOANS; PURCHASE OF RISK PARTICIPATIONS.

                  (a) Conversion and Redenomination of Loans. Notwithstanding anything herein to the contrary, upon a termination of the Commitments following the occurrence of an Event of Default (a "Commitment Termination Event"), (i) all outstanding Loans denominated in Canadian Dollars or bearing interest at a rate other than the U.S. Base Rate shall be redenominated and/or converted into U.S. Base Rate Loans denominated in Dollars and (ii) all BA Obligations owed to a Canadian Lender in Canadian Dollars shall be redenominated into BA Obligations owed in Dollars, on and with effect from the soonest practicable date following the Commitment Termination Event as determined by the Administrative Agent (the "Conversion Date") and at the Bank of Canada published noon exchange rate or closing exchange rate (whichever is closer to the time of payment) in effect as of such Conversion Date. The U.S. Borrowers hereby agree to pay to the Administrative Agent, for the pro rata benefit of the U.S. Lenders, on the Conversion Date any amounts owing pursuant to Section 4.14(a) as a result of any such conversion occurring prior to the end of an Interest Period and the Canadian Borrowers hereby agree to pay to the Administrative Agent, for the pro rata benefit of the Canadian Lenders, on the Conversion Date any similar amounts owing pursuant to Section 4.14(b). The Administrative Agent will promptly notify the Borrowers and the Lenders of any such redenomination and conversion following a Commitment Termination Event.

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                  (b)      Purchase of Risk Participations. Each Lender hereby
         agrees that it shall forthwith purchase, as of the Conversion Date (but adjusted for any payments received from a Borrower on or after such date and prior to such purchase), from the other Lenders such Participation Interests in the outstanding Loans, LOC Obligations and BA Obligations (whether or not such Loans, LOC Obligations and BA Obligations have been redenominated or converted pursuant to Section 11.3(a)) as shall be necessary to cause each such Lender to share in all Loans, LOC Obligations and BA Obligations ratably based upon its Commitment Percentage with respect to Participation Interests in all Loans, LOC Obligations and BA Obligations (determined before giving effect to any termination of the Commitments), provided that (1) all interest and fees payable on a Loan, LOC Obligation or BA Obligation shall be for the account of the Lender that originally extended such Loan or issued or participated in the related Letters of Credit or Bankers' Acceptances, as the case may be, until the date as of which the respective Participation Interest is purchased and (2) if any purchase of a Participation Interest required to be made pursuant to this sentence is not made on the Conversion Date, then at the time such purchase is actually made the purchasing Lender shall be required to pay to the selling Lender, to the extent not paid to such selling Lender by the applicable Borrower in accordance with the terms of this Credit Agreement, interest on the principal amount of the Participation Interest purchased for each day from and including the day upon which such purchase of the Participation Interest would otherwise have occurred to but excluding the date of actual payment for the purchase of such Participation Interest, at the rate equal to the Federal Funds Rate.

                                   ARTICLE XII

                                   TERMINATION

         Except as otherwise provided in Article XI of this Credit Agreement, the Commitments made hereunder shall terminate on the Maturity Date and all then outstanding Loans and BA Obligations shall be immediately due and payable in full and all outstanding Letters of Credit shall be fully cash collateralized. Unless sooner demanded in accordance with this Agreement, all Obligations shall become due and payable as of any termination hereunder or under Article XI and, pending a final accounting, the Administrative Agent may withhold, or cause to be withheld, any balances in the Borrowers' Loan accounts, in an amount sufficient, in the Administrative Agent's reasonable discretion, to cover all of the Obligations, whether absolute or contingent, unless supplied with a satisfactory indemnity to cover all of such Obligations. All of the Agents' and the Lenders' rights, liens and security interests shall continue after any termination until all Obligations have been paid and satisfied in full.

                                  ARTICLE XIII

                                   THE AGENTS

         13.1     APPOINTMENT.

         Each Lender hereby designates and appoints Wachovia as Administrative Agent and ABN AMRO Bank N.V., Canada Branch, as Canadian Agent to act as specified herein and the other

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Credit Documents, and each such Lender hereby authorizes the Agents as the agent for such Lender, to take such action on its behalf under the provisions of this Agreement and the other Credit Documents and to exercise such powers and perform such duties as are expressly delegated by the terms hereof and of the other Credit Documents, together with such other powers as are reasonably incidental thereto, including, without limitation, holding all Collateral and all payments of principal, interest, fees, charges and expenses received pursuant to this Credit Agreement or any other Credit Document for the benefit of the Lenders and executing and delivering the Credit Documents (other than the Credit Agreement) as Agent for the Lenders. Notwithstanding any provision to the contrary elsewhere herein and in the other Credit Documents, the Agents shall not have any duties or responsibilities, except those expressly set forth herein and therein, or any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any of the other Credit Documents, or shall otherwise exist against the Agents. Without limiting the generality of the foregoing sentence, the use of the term "agent" in this Agreement with reference to the Agents is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead, such term is used merely as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties. Except as expressly otherwise provided in this Agreement, the Administrative Agent shall have and may use its sole discretion with respect to exercising or refraining from exercising any discretionary rights or taking or refraining from taking any actions which the Administrative Agent is expressly entitled to take or assert under this Agreement and the other Credit Documents. The provisions of this Article are solely for the benefit of the Agents and the Lenders and none of the members of the Consolidated Group shall have any rights as a third party beneficiary of the provisions hereof. In performing its functions and duties under this Agreement and the other Credit Documents, the Agents shall act solely as agent of the Lenders and do not assume and shall not be deemed to have assumed any obligation or relationship of agency or trust with or for the Borrowers or any other member of the Consolidated
Group. Notwithstanding any provision to the contrary in this Agreement or any of the other Credit Documents, the Canadian Agent shall not take or omit to take any discretionary action under this Agreement or any of the other Credit Documents without the prior authorization of the Administrative Agent.

         Without limiting the generality of this Section 13.1, each Lender expressly authorizes the Administrative Agent to determine, subject to the terms of this Credit Agreement, on behalf of such Lender whether or not Accounts shall be deemed to constitute Eligible Accounts Receivable or Inventory shall be deemed to constitute Eligible Inventory and the required levels of advance rates against Eligible Accounts Receivable and Eligible Inventory.

         13.2     DELEGATION OF DUTIES.

         The Agents may execute any of their respective duties hereunder or under the other Credit Documents by or through agents or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. The Agents shall not be responsible for the negligence or misconduct of any agents or attorneys-in-fact selected with reasonable care.

         13.3     EXCULPATORY PROVISIONS.

         Each of the Agents or any of its officers, directors, employees, agents, attorneys-in-fact or affiliates shall not be (a) liable for any action lawfully taken or omitted to be taken by it or such Person under or in connection herewith or in connection with any of the other Credit Documents

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(except for its or such Person's own gross negligence or willful misconduct), or
(b) responsible in any manner to any of the Lenders for any recitals, statements, representations or warranties made by any member of the Consolidated Group contained herein or in any of the other Credit Documents or in any certificate, report, statement or other document referred to or provided for in, or received by an Agent under or in connection herewith or in connection with the other Credit Documents, or enforceability or sufficiency therefor of any of the other Credit Documents, or for any failure of any of the Borrowers to perform its obligations hereunder or thereunder. An Agent shall not be responsible to any Lender for the effectiveness, genuineness, validity, enforceability, collectibility or sufficiency of this Agreement, or any of the other Credit Documents or for any representations, warranties, recitals or statements made herein or therein or made by the Borrowers or any member of the Consolidated Group in any written or oral statement or in any financial or other statements, instruments, reports, certificates or any other documents in connection herewith or therewith furnished or made by an Agent to the Lenders or by or on behalf of the Consolidated Group to an Agent or any Lender or be required to ascertain or inquire as to the performance or observance of any of the terms, conditions, provisions, covenants or agreements contained herein or therein or as to the use of the proceeds of the Loans or of the existence or possible existence of any Default or Event of Default or to inspect the properties, books or records of the Consolidated Group, except as directed by the Required Lenders (or to the extent specifically provided in Section 14.6, all the Lenders) in accordance with the terms hereof. The Agents are not trustees for the Lenders and owe no fiduciary duty to any of the Lenders.

         13.4     RELIANCE ON COMMUNICATIONS.

         The Agents shall be entitled to rely, and shall be fully protected in relying, upon any note, writing, resolution, notice, consent, certificate, affidavit, letter, cablegram, telegram, telecopy, telex or teletype message, statement, order or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including, without limitation, counsel to the Borrowers or any of the other members of the Consolidated Group, independent accountants and other experts selected by the Administrative Agent with reasonable care). Each of the Agents may deem and treat the Lenders as the owner of its respective interests hereunder for all purposes unless a written notice of assignment, negotiation or transfer thereof shall have been filed with the appropriate Agent in accordance with Section 14.3(b). Each of the Agents shall be fully justified in failing or refusing to take any action under this Agreement or under any of the other Credit Documents unless it shall first receive such advice or concurrence of the Required Lenders as it deems appropriate or it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. Each Agent shall in all cases be fully protected in acting, or in refraining from acting, hereunder or under any of the other Credit Documents in accordance with a request of the Required Lenders (or to the extent specifically provided in Section 14.6, all the Lenders) and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders (including their successors and assigns).

         13.5     NOTICE OF DEFAULT.

         An Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default hereunder unless such Agent has received notice from a Lender or a member of the Consolidated Group referring to the Credit Document, describing such Default or Event of Default and stating that such notice is a "notice of default." In the event that an Agent receives such

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a notice, such Agent shall give prompt notice thereof to the Lenders. The
Administrative Agent shall take such action with respect to such Default or Event of Default as shall be directed by the Required Lenders (or to the extent specifically provided in Section 14.6, all the Lenders).

         13.6     NON-RELIANCE ON AGENTS AND OTHER LENDERS.

         Each Lender expressly acknowledges that neither of the Agents nor any of their officers, directors, employees, agents, attorneys-in-fact or affiliates (including, without limitation, Wachovia Securities, Inc. (the "Arranger"); it being understood that each reference to affiliate in this Section 13.6 shall include the Arranger) has made any representations or warranties to it and that no act by an Agent or any affiliate thereof hereinafter taken, including any review of the affairs of the Consolidated Group, shall be deemed to constitute any representation or warranty by an Agent to any Lender. Each Lender represents to the Agents that it has, independently and without reliance upon the Agents or any other Lender, and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, assets, operations, property, financial and other conditions, prospects and creditworthiness of the Consolidated Group and made its own decision to make its Loans hereunder and enter into this Agreement. Each Lender also represents that it will, independently and without reliance upon the Agents or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement, and to make such investigation as it deems necessary to inform itself as to the business, assets, operations, property, financial and other conditions, prospects and creditworthiness of the Consolidated Group. Except for notices, reports and other documents expressly required to be furnished to the Lenders by the Agents hereunder, the Agents shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, operations, assets, property, financial or other conditions, prospects or creditworthiness of the Consolidated Group which may come into the possession of an Agent or any of its respective officers, directors, employees, agents, attorneys-in-fact or affiliates.

         13.7     INDEMNIFICATION.

         The Lenders agree to indemnify each Agent in its capacity as such (to the extent not reimbursed by the Borrowers and without limiting the obligation of the Borrowers to do so), ratably according to their respective Commitments, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever which may at any time (including without limitation at any time following the payment of the Obligations) be imposed on, incurred by or asserted against an Agent in its respective capacity as such in any way relating to or arising out of this Agreement or the other Credit Documents or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by an Agent under or in connection with any of the foregoing; provided that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from the gross negligence or willful misconduct of an Agent. If any indemnity furnished to an Agent for any purpose shall, in the opinion of such Agent, acting reasonably, be insufficient or become impaired, such Agent may call for additional indemnity and cease, or not commence, to do the acts indemnified against until such additional indemnity is furnished. The agreements in this Section shall survive the payment of the Obligations and all other amounts payable hereunder and under the other Credit Documents.

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         13.8     AGENT IN ITS INDIVIDUAL CAPACITY.

         The Agents and their respective affiliates may make loans to, accept deposits from and generally engage in any kind of business with the Borrowers or any other member of the Consolidated Group as though such Agents were not agents hereunder. With respect to the Loans made, the Agents shall have the same rights and powers under this Agreement as any Lender and may exercise the same as though they were not agents hereunder, and the terms "Lender" and "Lenders" shall include the Administrative Agent and the Canadian Agent in their individual capacities.

         13.9     SUCCESSOR AGENT.

         An Agent may, at any time, resign upon twenty (20) days' written notice to the Lenders. Upon any such resignation, the Required Lenders shall have the right to appoint a successor Administrative Agent or Canadian Agent, as the case may be, which successor, so long as no Event of Default shall then exist, shall be reasonably acceptable to the Company. If no successor Agent shall have been so appointed by the Required Lenders, and shall have accepted such appointment, within thirty (30) days after the notice of resignation, then the retiring Agent shall select a successor Agent, provided that such successor is a Lender hereunder or a commercial bank or financial institution organized or licensed under the laws of the United States of America or any State thereof or of Canada or any province thereof, as applicable, and, together with its Affiliates in the case of a successor Canadian Agent, has a combined capital and surplus of at least $500,000,000 and is a Canadian Taxable Lender, provided, further that such requirement for a successor Canadian Agent to be a Canadian Taxable Lender shall be suspended upon the occurrence and during the continuance of an Event of Default. Upon the acceptance of any appointment as Administrative Agent or Canadian Agent, as the case may be, hereunder by a successor, such successor Administrative Agent or Canadian Agent, as the case may be, shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent or Canadian Agent, as the case may be, and the retiring Administrative Agent or Canadian Agent, as the case may be, shall be discharged from its duties and obligations as Administrative Agent or Canadian Agent, as the case may be, as appropriate, under this Agreement and the other Credit Documents and the provisions of this Section 13.9 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was an Agent under this Agreement.

         13.10    COLLATERAL MATTERS.

         (a) Each Lender authorizes and directs each of the Agents to enter into the Security Documents for the benefit of the Lenders. Each Lender authorizes and directs the Administrative Agent to make such changes to the form of Acknowledgment Agreement attached hereto as Exhibit A as it deems necessary from time to time in order to obtain any Acknowledgment Agreement from any landlord, warehouseman, filler, packer, processor, mortgagee or any other party who has an interest in any real property where Collateral is located with respect to any Credit Party. Each Lender also authorizes and directs each of the Agents to review and approve all agreements regarding the lockboxes and the lockbox accounts (including the Lockbox Agreements) on such terms as the Agents deem necessary. Each Lender hereby agrees, and each holder of any Note by the acceptance thereof will be deemed to agree, that, except as otherwise set forth herein, any action taken by the Required Lenders or each of the Lenders, as applicable, in accordance with the provisions of this Credit Agreement or the Security Documents, and the exercise by the Required Lenders or each of the Lenders, as applicable, of the powers set forth

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herein or therein, together with such other powers as are reasonably incidental thereto, shall be authorized and binding upon all of the Lenders. The Administrative Agent and, with the prior approval of the Administrative Agent, the Canadian Agent, is hereby authorized on behalf of all of the Lenders, without the necessity of any notice to or further consent from any Lender, from time to time prior to an Event of Default, to take any action with respect to any Collateral or Security Document which may be necessary or appropriate to perfect and maintain perfected the security interest in and liens upon the Collateral granted pursuant to the Security Documents.

         (b) The Lenders hereby authorize the Administrative Agent and, with the prior approval of the Administrative Agent, the Canadian Agent, at its option and in its discretion, to release any Lien granted to or held by either such Agent upon any Collateral (i) upon termination of the Commitments and payment in cash and satisfaction of all of the Obligations (including the LOC Obligations) at any time arising under or in respect of this Credit Agreement or the Credit Documents or the transactions contemplated hereby or thereby, (ii) constituting property being sold or disposed of upon receipt of the proceeds of such sale by an Agent if the applicable Credit Party certifies to such Agent that the sale or disposition is made in compliance with Section 9.5 (and such Agent may rely conclusively on any such certificate, without further inquiry) or
(iii) if approved, authorized or ratified in writing by the Required Lenders, unless such release is required to be approved by all of the Lenders hereunder. Upon request by an Agent at any time, the Lenders will confirm in writing such Agent's authority to release particular types or items of Collateral pursuant to this Section 13.10(b).

         (c) Upon any sale and transfer of Collateral which is expressly permitted pursuant to the terms of this Credit Agreement, or consented to in writing by the Required Lenders or all of the Lenders, as applicable, and upon at least five (5) Business Days' prior written request by the applicable Credit Party, the Administrative Agent and, with the prior approval of the Administrative Agent, the Canadian Agent, shall (and is hereby irrevocably authorized by the Lenders to) execute such documents as may be necessary to evidence the release of the Liens granted to the Administrative Agent for the benefit of the Lenders herein or pursuant hereto upon the Collateral that was sold or transferred; provided that (i) such Agent shall not be required to execute any such document on terms which, in such Agent's opinion, acting reasonably, would expose such Agent to liability or create any obligation or entail any consequence other than the release of such Liens without recourse or warranty and (ii) such release shall not in any manner discharge, affect or impair the Obligations or any Liens upon (or obligations of such Credit Party in respect of) all interests retained by such Credit Party, including, without limitation, the proceeds of the sale, all of which shall continue to constitute part of the Collateral. In the event of any sale or transfer of Collateral, or any foreclosure with respect to any of the Collateral, the Administrative Agent and, with the prior approval of the Administrative Agent, the Canadian Agent, shall be authorized to deduct all of the expenses reasonably incurred by such Agent from the proceeds of any such sale, transfer or foreclosure.

         (d) Neither Agent shall have any obligation whatsoever to the Lenders or to any other Person to assure that the Collateral exists or is owned by the Credit Parties or is cared for, protected or insured or that the liens granted to either such Agent herein or pursuant hereto have been properly or sufficiently or lawfully created, perfected, protected or enforced or are entitled to any particular priority, or to exercise or to continue exercising at all or in any manner or under any duty of care, disclosure or fidelity any of the rights, authorities and powers granted or available to either such Agent in this Section 13.10 or in any of the Security Documents, it being understood and agreed that in respect of the Collateral, or any act, omission or event related

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thereto, the Administrative Agent and, with the prior approval of the
Administrative Agent, the Canadian Agent, may act in any manner it may deem appropriate, in its reasonable discretion, given either such Agent's own interest in the Collateral as one of the Lenders and that either such Agent shall have no duty or liability whatsoever to the Lenders, except for its gross negligence or willful misconduct.

         (e) The Administrative Agent hereby authorizes and appoints the Canadian Agent as the Administrative Agent's attorney-in-fact, to exercise all of the powers granted to the Canadian Agent in subsections (b) and (c) of this
Section 13.10 on behalf of the Administrative Agent in its capacity as collateral agent under the Canadian Security Agreement.

         13.11    RIGHTS AND REMEDIES TO BE EXERCISED BY AGENT ONLY.

         Each Lender agrees that, except as set forth in Subsection 14.2, no Lender shall have any right individually (i) to realize upon the security created by the Security Agreement or any other Credit Document, (ii) to enforce any provision of this Credit Agreement or any other Credit Document against one or more of the Credit Parties, or (iii) to make demand under this Credit Agreement or any other Credit Document against one or more of the Credit Parties.

         13.12    SYNDICATION AGENT AND DOCUMENTATION AGENTS.

         The term "Syndication Agent" and the term "Documentation Agent" shall not confer any rights, powers, duties, liabilities, fiduciary relationships or obligations under this Credit Agreement or any of the other documents related hereto.

                                   ARTICLE XIV

                                  MISCELLANEOUS

         14.1     NOTICES.

         Except as otherwise expressly provided herein, all notices, requests and other communications shall have been duly given and shall be effective (a) when delivered by hand, (b) when transmitted via telecopy (or other facsimile device), (c) the Business Day following the day on which the same has been delivered prepaid to a reputable national overnight air courier service, or (d) the third Business Day following the day on which the same is sent by certified or registered mail, postage prepaid, in each case to the respective parties at the address or telecopy numbers set forth on Schedule 14.1 attached hereto, or at such other address as such party may specify by written notice to the other parties hereto; provided, however, that if any notice is delivered on a day other than a Business Day, or after 5:00 p.m. on any Business Day, then such notice shall not be effective until the next Business Day; and provided further, that notices of default shall be effective only upon delivery by hand or by a reputable national overnight air courier service (unless a telecopy notice of default is sent and receipt is confirmed by telephone or telecopy by a Senior Officer of the Company, in which case such notice of default shall be effective upon receipt).

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         14.2     RIGHT OF SET-OFF.

         In addition to any rights now or hereafter granted under applicable law or otherwise, and not by way of limitation of any such rights, upon the occurrence and during the continuation of an Event of Default, each Lender is authorized at any time and from time to time, without presentment, demand, protest or other notice of any kind (all of which rights being hereby expressly waived), to set-off and to appropriate and apply any and all deposits (general or special) and any other indebtedness at any time held or owing by such Lender (including, without limitation branches, agencies or Affiliates of such Lender wherever located) to or for the credit or the account of a Credit Party against obligations and liabilities of a Credit Party to such Lender hereunder, under the Notes, the other Credit Documents or otherwise, irrespective of whether such Lender shall have made any demand hereunder and although such obligations, liabilities or claims, or any of them, may be contingent or unmatured, and any such set-off shall be deemed to have been made immediately upon the occurrence of an Event of Default even though such charge is made or entered on the books of such Lender subsequent thereto, it being understood, however, that the right of set-off described in this Section 14.2 does not permit set-off against deposits or Indebtedness owing to a Canadian Borrower for obligations or liabilities of a U.S. Borrower. Each Credit Party hereby agrees that any Person purchasing a participation in the Loans and Commitments hereunder pursuant to
Section 14.3(c) and whose participation has been disclosed to the Company may exercise all rights of set-off with respect to its participation interest as fully as if such Person were a Lender hereunder.

         14.3     BENEFIT OF AGREEMENT.

         (a) Generally. This Agreement shall be binding upon and inure to the benefit of and be enforceable by the respective successors and permitted assigns of the parties hereto; provided that a Borrower may not assign and transfer any of its interests without prior written consent of the Lenders; and provided further that the rights of each Lender to transfer, assign or grant participations in its rights and/or obligations hereunder shall be limited as set forth in this Section 14.3.

         (b) Assignments. Subject to the consent of the Borrowers (provided, however, that no consent shall be required during the existence and continuation of an Event of Default) and of the Administrative Agent, which consents shall not be unreasonably withheld, each Lender may assign all or a portion of its rights and obligations hereunder pursuant to an assignment agreement substantially in the form of Exhibit M to one or more Eligible Assignees; provided that any such assignment shall be in a minimum aggregate amount of $1,000,000 of the Commitments and Loans and in integral multiples of $1,000,000 above such amount (or, if less, the entire amount of the Commitments and Loans of such Lender) and that each such assignment shall be of a constant, not varying, percentage of all of the assigning Lender's rights and obligations under this Agreement. Any assignment hereunder shall be effective upon satisfaction of the conditions set forth in the preceding sentence and delivery to the Administrative Agent of written notice of the assignment together with a transfer fee of $3,500 (or with respect to an assignment of the Canadian Revolving Loan Commitment, a transfer fee of $1,750) payable to the Administrative Agent for its own account; provided that any assignment of the Canadian Revolving Loan Commitment shall require delivery of written notice of the assignment to the Canadian Agent, together with a transfer fee of $1,750 payable to the Canadian Agent for its own account. Upon the effectiveness of any such assignment, the assignee shall become a "Lender" for all purposes of this Agreement and the other Credit Documents and, to the extent of such assignment, the assigning Lender shall be relieved of

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its obligations hereunder to the extent of the Loans and Commitment components being assigned. Along such lines, the Borrowers agree that upon effectiveness of any such assignment and surrender of the appropriate Note or Notes, it will promptly provide to the assigning Lender and to the assignee separate promissory notes in the amount of their respective interests substantially in the form of the original Note (but with notation thereon that it is given in substitution for and replacement of the original Note or any replacement notes thereof). In addition to the assignments permitted under this Section 14.3(b), any Lender may (without notice to the Borrowers, the Administrative Agent or any other Lender and without payment of any fee) (i) assign and pledge all or any portion of its Loans and its Notes to any Federal Reserve Bank as collateral security pursuant to Regulation A and any Operating Circular issued by such Federal Reserve Bank and (ii) assign all or any portion of its rights under this Agreement and its Loans and its Notes to an Affiliate that is an Eligible Assignee. No such assignment, as set forth in clause (i) of the preceding sentence, shall release the assigning Lender from its obligations hereunder.

         By executing and delivering an assignment agreement in accordance with this Section 14.3(b), the assigning Lender thereunder and the assignee thereunder shall be deemed to confirm to and agree with each other and the other parties hereto as follows: (i) such assigning Lender warrants that it is the legal and beneficial owner of the interest being assigned thereby free and clear of any adverse claim and the assignee warrants that it is an Eligible Assignee;
(ii) except as set forth in clause (i) above, such assigning Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement, any of the other Credit Documents or any other instrument or document furnished pursuant hereto or thereto, or the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement, any of the other Credit Documents or any other instrument or document furnished pursuant hereto or thereto or the financial condition of any member of the Consolidated Group or the performance or observance by any member of the Consolidated Group of any of its obligations under this Agreement, any of the other Credit Documents or any other instrument or document furnished pursuant hereto or thereto; (iii) such assignee represents and warrants that it is legally authorized to enter into such assignment agreement; (iv) such assignee confirms that it has received a copy of this Agreement, the other Credit Documents and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such assignment agreement; (v) such assignee will independently and without reliance upon the Agents, such assigning Lender or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement and the other Credit Documents; (vi) such assignee appoints and authorizes the Agents to take such action on its behalf and to exercise such powers under this Agreement or any other Credit Document as are delegated to the Agents by the terms hereof or thereof, together with such powers as are reasonably incidental thereto; and
(vii) such assignee agrees that it will perform in accordance with their terms all the obligations which by the terms of this Agreement and the other Credit Documents are required to be performed by it as a Lender.

         (c) Participations. Each Lender may sell, transfer, grant or assign participations in all or any part of such Lender's rights, obligations or rights and obligations hereunder; provided that (i) such selling Lender shall remain a "Lender" for all purposes under this Agreement (such selling Lender's obligations under the Credit Documents remaining unchanged) and the participant shall not constitute a Lender hereunder, (ii) no such participant shall have, or be granted, rights to approve any amendment or waiver relating to this Agreement or the other Credit Documents except to the extent any such amendment or waiver would (A) reduce the principal of or rate of interest on

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or fees in respect of any Loans in which the participant is participating, (B)
postpone the date fixed for any payment of principal (including extension of the Maturity Date but excluding any mandatory prepayment), interest or fees in which the participant is participating, or (C) release all or substantially all of the guaranties or the collateral (except as expressly provided in the Credit Documents) supporting any of the Loans or Commitments in which the participant is participating, and (iii) sub-participations by the participant (except to an affiliate, parent company or affiliate of a parent company of the participant) shall be prohibited. In the case of any such participation, the participant shall not have any rights under this Agreement or the other Credit Documents (the participant's rights against the selling Lender in respect of such participation to be those set forth in the participation agreement with such Lender creating such participation) and all amounts payable by the Borrowers hereunder shall be determined as if such Lender had not sold such participation, provided, however, that such participant shall be entitled to receive additional amounts under Sections 4.9 through 4.14; except that such participant shall not be entitled to receive any amount greater than such selling Lender would have received had such Lender not sold such participation.

         14.4     NO WAIVER; REMEDIES CUMULATIVE.

         The Borrowers hereby waive due diligence, demand, presentment and protest and any notices thereof as well as notice of nonpayment. No failure or delay on the part of an Agent or any Lender in exercising any right, power or privilege hereunder or under any other Credit Document and no course of dealing between the Borrowers or any other Credit Party and an Agent or any Lender shall operate as a waiver thereof; nor shall any single or partial exercise of any right, power or privilege hereunder or under any other Credit Document preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder or thereunder. The rights and remedies provided herein are cumulative and not exclusive of any rights or remedies which the Agents or any Lender would otherwise have. No notice to or demand on the Borrowers in any case shall entitle the Borrowers or any other Credit Party to any other or further notice or demand in similar or other circumstances or constitute a waiver of the rights of the Administrative Agent or the Lenders to any other or further action in any circumstances without notice or demand.

         14.5     PAYMENT OF EXPENSES; INDEMNIFICATION.

         Each Borrower agrees to: (a) pay all reasonable out-of-pocket costs and expenses of (i) the Administrative Agent, the Canadian Agent and the Arranger in connection with the negotiation, preparation, execution and delivery of this Agreement and the other Credit Documents and the documents and instruments referred to therein (including, without limitation, the reasonable fees and expenses of Moore & Van Allen, PLLC, special counsel to the Agents, as well as Canadian counsel to the Agents), any appraisals, field exams or inspections (subject to the limitations set forth in Sections 7.12 and 7.13 hereof), any amendment, waiver or consent relating to the Credit Documents including, but not limited to, any such amendments, waivers or consents resulting from or related to any work-out, renegotiation or restructure relating to the performance by the Borrowers under this Agreement or any other Credit Party under the other Credit Documents and with respect to the Collateral or the Obligations, including, without limitation, filing public notices, preparing or filing documents, making title examinations or rendering opinions, protecting, maintaining, or preserving the Collateral or its interest therein, enforcing or foreclosing the Liens under the Security Documents, whether through judicial procedures or otherwise; and defending or prosecuting any actions or proceedings arising out of or relating to its transactions with any Borrower or any of its Subsidiaries under this Credit Agreement or any other Credit Document and (ii) the Agents and the Lenders in connection with enforcement of the

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Credit Documents and the documents and instruments referred to therein
(including, without limitation, in connection with any such enforcement, the reasonable fees and disbursements of counsel for the Agents and each of the Lenders); provided, however, that in the case of both (i) and (ii), the Canadian Borrowers agree to pay only such amounts as may relate to the Canadian Obligations; (b) pay and hold each of the U.S. Lenders (in the case of a U.S. Borrower) and the Canadian Lenders (in the case of a Canadian Borrower) harmless from and against any and all claims for Non-Excluded Taxes to the extent set forth in Section 4.13 and hold each of the U.S. Lenders (in the case of a U.S. Borrower) and the Canadian Lenders (in the case of a Canadian Borrower) harmless from and against any and all liabilities with respect to or resulting from any delay or omission (other than to the extent attributable to such Lender) to pay such Non-Excluded Taxes; and (c) indemnify each Agent, the Arranger and each U.S. Lender (in the case of a U.S. Borrower) and each Canadian Lender (in the case of a Canadian Borrower), its officers, directors, employees, representatives and agents from and hold each of them harmless against any and all losses, liabilities, claims, damages or expenses incurred by any of them as a result of, or arising out of, or in any way related to, or by reason of, any investigation, litigation or other proceeding (whether or not any Agent, the Arranger or Lender is a party thereto) related to the entering into and/or performance of any Credit Document or the use of proceeds of any of the U.S. Loans (in the case of a U.S. Borrower) or the Canadian Loans (in the case of a Canadian Borrower) (including, in each case, other extensions of credit) hereunder or the consummation of any other transactions contemplated in any Credit Document, including, without limitation, the reasonable fees and disbursements of counsel incurred in connection with any such investigation, litigation or other proceeding (but excluding any such losses, liabilities, claims, damages or expenses to the extent they relate to disputes solely between or among the Lenders (excluding Wachovia acting in its capacity as Administrative Agent or ABN AMRO Bank N.V., Canada Branch, acting in its capacity as Canadian Agent) or they are incurred by reason of gross negligence or willful misconduct on the part of the Person to be indemnified).

         14.6     AMENDMENTS, WAIVERS AND CONSENTS.

         Neither the amendment or waiver of any provision of this Credit Agreement or any other Credit Document, nor the consent to any departure by any Borrower or other Credit Party therefrom, shall in any event be effective unless the same shall be in writing and signed by the Required Lenders, or if the Lenders shall not be parties thereto, by the parties thereto and consented to by the Required Lenders, and each such amendment, waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided that no amendment, waiver or consent shall unless in writing and signed by each of the Lenders, do any of the following: (a) increase the Commitments of any Lender or subject any Lender to any additional obligations,
(b) except as otherwise expressly provided in this Credit Agreement, reduce the principal of, or the amount or rate of interest on (other than a waiver of default rate interest), any Note or any Letter of Credit reimbursement obligations or any fees hereunder, (c) extend the Maturity Date or postpone any date fixed for any payment in respect of principal of, or interest on, any Note or any Letter of Credit reimbursement obligations or any fees hereunder, (d) change the percentage of the Commitments, or any minimum requirement necessary for the Lenders or the Required Lenders to take any action hereunder, (e) amend or waive this Section 14.6, or change the definition of Required Lenders, (f) release any Borrower or Guarantor, (g) except as otherwise expressly provided in this Credit Agreement, and other than in connection with the financing, refinancing, sale or other disposition of any asset of the Credit Parties permitted under this Credit Agreement, release any Liens in favor of the Lenders on any material portion of the Collateral or (h) increase the advance rates in the definition of "Applicable

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Inventory Percentage", "U.S. Borrowing Base" or "Canadian Borrowing Base" such that more credit would be available to the Borrowers; provided, however, that the foregoing shall not prevent the Administrative Agent from increasing the advance rates of the "U.S. Borrowing Base" or "Canadian Borrowing Base" or the "Applicable Inventory Percentage" which had been lowered by the Administrative Agent back to the levels as in effect on the Closing Date or to intermediate levels, subject to the limitation set forth in the definition of Applicable Inventory Percentage; and provided, further, that no amendment, waiver or consent affecting the rights or duties of the Agents or the Issuing Lender under any Credit Document shall in any event be effective, unless in writing and signed by the Agents and/or the Issuing Lender, as applicable, in addition to the Lenders required hereinabove to take such action. Notwithstanding any of the foregoing to the contrary, the consent of the Borrowers shall not be required for any amendment, modification or waiver of the provisions of Article XIII (other than the provisions of Section 13.9) so long as any such amendment, modification or waiver is not adverse to the Borrowers. In addition, the Borrowers and the Lenders hereby authorize the Administrative Agent to modify this Credit Agreement by unilaterally amending or supplementing Schedule 1.1A from time to time in the manner requested by the Borrowers, the Agents or any Lender in order to reflect any assignments or transfers of the Loans as provided for hereunder; provided, however, that the Administrative Agent shall promptly deliver a copy of any such modification to the Borrowers and each Lender.

         14.7     DEFAULTING LENDER.

         Each Lender understands and agrees that if such Lender is a Defaulting Lender then it shall not be entitled to vote on any matter requiring the consent of the Required Lenders or to object to any matter requiring the consent of all the Lenders and that all other benefits and obligations under the Credit Documents shall apply to such Defaulting Lender in the Administrative Agent's reasonable discretion.

         14.8     COUNTERPARTS.

         This Agreement may be executed in any number of counterparts, each of which where so executed and delivered shall be an original, but all of which shall constitute one and the same instrument. It shall not be necessary in making proof of this Agreement to produce or account for more than one such counterpart. Delivery of an executed counterpart by telecopy shall be as effective as delivery of a manually executed counterpart hereto and shall constitute a representation that an original executed counterpart will be provided.

         14.9     HEADINGS.

         The headings of the sections and subsections hereof are provided for convenience only and shall not in any way affect the meaning or construction of any provision of this Agreement.

         14.10    SURVIVAL OF INDEMNIFICATION AND REPRESENTATIONS AND
                  WARRANTIES.

         All indemnities set forth herein and all representations and warranties made herein shall survive the execution and delivery of this Agreement, the making of the Loans, the issuance of the Letters of Credit, and the repayment of the Loans, LOC Obligations and other obligations and the termination of the Commitments hereunder.

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         14.11    CURRENCY.

         The use of term "dollars" or "Dollars" or the symbol "$" or "U.S. $" in the Credit Documents shall mean a reference to lawful money of the United States of America unless specifically indicated otherwise.

         14.12    GOVERNING LAW; SUBMISSION TO JURISDICTION; VENUE.

         (a) THIS CREDIT AGREEMENT AND THE OTHER CREDIT DOCUMENTS AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER AND THEREUNDER SHALL BE GOVERNED BY AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK. Any legal action or proceeding with respect to this Credit Agreement or any other Credit Document shall be brought in state court in Mecklenburg County, North Carolina or New York County, New York, or in any federal court for the Western District of North Carolina or for the Southern District of New York, and, by execution and delivery of this Credit Agreement, each of the Borrowers hereby irrevocably accepts for itself and in respect of its property, generally and unconditionally, the nonexclusive jurisdiction of such courts. Each of the Borrowers further irrevocably consents to the service of process out of any of the aforementioned courts in any such action or proceeding by the mailing of copies thereof by registered or certified mail, postage prepaid, to it at the address set out for notices pursuant to Section 14.1, such service to become effective three (3) days after such mailing. Nothing herein shall affect the right of the Administrative Agent or any Lender to serve process in any other manner permitted by law or to commence legal proceedings or to otherwise proceed against any Borrower in any other jurisdiction.

         (b) Each of the Borrowers hereby irrevocably waives any objection which it may now or hereafter have to the laying of venue of any of the aforesaid actions or proceedings arising out of or in connection with this Credit Agreement or any other Credit Document brought in the courts referred to in subsection (a) above and hereby further irrevocably waives and agrees not to plead or claim in any such court that any such action or proceeding brought in any such court has been brought in an inconvenient forum.

         (c) Each Canadian Borrower hereby irrevocably appoints the Company as its agent to receive service of process or other legal summons for purposes of any legal action or proceeding. So long as such Canadian Borrower has any obligation under this Credit Agreement or any of the Credit Documents, it will maintain the Company as its duly appointed agent for the service of such process or summons in the United States (or any state thereof), and if it fails to maintain such an agent, any such process or summons may be served by mailing a copy thereof by registered mail, or a form of mail substantially equivalent thereto, addressed to it at its address as provided for notices hereunder.

         14.13    DAMAGES.

         To the extent permitted by applicable law, no Credit Party shall assert, and each hereby waives, any claim against any Agent or Lender, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Credit Agreement, any other Credit Document or any agreement or instrument contemplated hereby or thereby, any Loan, Letter of Credit, Bankers' Acceptance or the use of the proceeds thereof.

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         14.14    WAIVER OF JURY TRIAL.

         TO THE EXTENT PERMITTED BY APPLICABLE LAW, EACH OF THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OF THE OTHER CREDIT DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

         14.15    SEVERABILITY.

         If any provision of any of the Credit Documents is determined to be illegal, invalid or unenforceable, such provision shall be fully severable to the extent of such illegality, invalidity or unenforceability and the remaining provisions shall remain in full force and effect and shall be construed without giving effect to the illegal, invalid or unenforceable provisions.

         14.16    LOAN ENTIRETY.

         This Agreement together with the other Credit Documents represent the entire agreement of the parties hereto and thereto, and supersede all prior agreements and understandings, oral or written, if any, including any commitment letters or correspondence relating to the Credit Documents or the transactions contemplated herein and therein; provided, however, that the Administrative Agent Fee Letter shall remain in effect subsequent to the execution and delivery of this Agreement.

         14.17    BINDING EFFECT; FURTHER ASSURANCES.

         This Agreement shall become effective at such time, on or after the Closing Date, that the conditions precedent set forth in Section 5.1 have been satisfied and when it shall have been executed by each Borrower and the Agents, and the Agents shall receive copies hereof (telecopied or otherwise) which, when taken together, bear the signatures of each Lender (including the Issuing Lenders), and thereafter this Agreement shall be binding upon and inure to the benefit of each Borrower, each Lender (including the Issuing Lenders) and the Agents, together with their respective successors and permitted assigns. The Borrowers agree, upon the request of the Administrative Agent and/or the Required Lenders, to promptly take such actions, as reasonably requested, as are appropriate to carry out the intent of this Agreement and the other Credit Documents, including, but not limited to, such actions as are reasonably necessary to ensure that the Lenders have a perfected security interest in all collateral securing the Obligations, subject to no Liens other than Permitted Liens.

         14.18    CONFIDENTIALITY.

         The Agents and the Lenders agree to keep confidential (and to cause their respective affiliates, officers, directors, employees, agents and representatives to keep confidential) all information, materials and documents furnished to the Agents or any such Lender by or on behalf of the Credit Parties (whether before or after the Closing Date) which relates to the Credit Parties (the "Information"). Notwithstanding the foregoing, the Agents and Lenders shall be permitted to disclose Information (i) to its affiliates, officers, directors, employees, agents and representatives in connection with their participation in any of the transactions evidenced by this Agreement or any

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other Credit Documents or the administration of this Agreement or any other
Credit Documents (so long as such Persons are notified of the confidential nature of the information); (ii) to the extent required by applicable laws and regulations or by any subpoena or similar legal process, or requested by any Governmental Authority; (iii) to the extent such Information (A) becomes publicly available other than as a result of a breach of this Credit Agreement or any agreement entered into pursuant to clause (iv) below, (B) becomes available to the Agents or any Lender on a non-confidential basis or (C) was available to the Agents or Lenders on a non-confidential basis prior to its disclosure to the Agents or any Lender by the Credit Parties; (iv) to any assignee or participant (or prospective assignee or participant) so long as such assignee or participant (or prospective assignee or participant) first specifically agrees in a writing furnished to and for the benefit of the parties hereto to be bound by the terms of this Section; (v) to Gold Sheets and other similar bank trade publications; such information to consist of deal terms and other information customarily found in such publications or (vi) to the extent that the Credit Parties shall have consented in writing to such disclosure. Nothing set forth in this Section shall obligate the Agents or any Lender to return any materials furnished by the Credit Parties.

         14.19    JUDGMENT CURRENCY.

         (a) If for the purposes of obtaining judgment in any court it is necessary to convert all or any part of the Indebtedness or any other amount due to the Lenders hereunder or under any security in respect of the Borrowers' obligations hereunder in any currency (the "Original Currency") into another currency (the "Other Currency") each Borrower to the fullest extent that it may effectively do so, agrees that the rate of exchange used shall be that at which, in accordance with normal banking procedures, the Administrative Agent could purchase the Original Currency with the Other Currency at its principal offices in Charlotte, North Carolina on the day (a "Business Day") on which the Administrative Agent is open for the transaction of its banking business at such offices immediately preceding the day on which any such judgment, or any relevant part thereof, is paid or otherwise satisfied.

         (b) The obligation of each Borrower in respect of any sum due in the Original Currency from it to the Lenders hereunder or under any security in respect of the Borrowers' obligation hereunder shall, notwithstanding any judgment in any Other Currency, be discharged only to the extent that on the Business Day following receipt by the Agents of any sum adjudged to be so due in such Other Currency or of any other sum in any Other Currency the Agents may, in accordance with their normal banking procedures, purchase the Original Currency with such Other Currency. If the amount of the Original Currency so purchased is less than the sum originally due to the Lenders in the Original Currency, the Borrowers shall, as a separate obligation and notwithstanding any such judgment, indemnify the Agents against such loss, and if the amount of the Original Currency so purchased exceeds the sum originally due to the Lenders, the Agents shall remit such excess to the Borrowers.

         14.20    MAXIMUM RATE.

         Notwithstanding anything to the contrary contained elsewhere in this Credit Agreement or in any other Credit Document, the Borrowers, the Administrative Agent, the Canadian Agent and the Lenders hereby agree that all agreements among them under this Credit Agreement and the other Credit Documents, whether now existing or hereafter arising and whether written or oral, are expressly limited so that in no contingency or event whatsoever shall the amount paid, or agreed to be paid, to the Administrative Agent or any Lender for the use, forbearance, or

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detention of the money loaned to any Borrower and evidenced hereby or thereby or for the performance or payment of any covenant or obligation contained herein or therein (including, in relation to any amount payable hereunder by any Canadian Borrower or to any Canadian Lender, any amount constituting "interest" for purposes of section 347 of the Criminal Code (Canada) or any successor provision in force at the relevant time, and references in this Section 14.20 shall be read accordingly), exceed the Highest Lawful Rate. If due to any circumstance whatsoever, fulfillment of any provisions of this Credit Agreement or any of the other Credit Documents at the time performance of such provision shall be due shall exceed the Highest Lawful Rate, then, automatically, the obligation to be fulfilled shall be modified or reduced to the extent necessary to limit such interest to the Highest Lawful Rate, and if from any such circumstance any Lender should ever receive anything of value deemed interest by applicable law which would exceed the Highest Lawful Rate, such excessive interest shall be applied to the reduction of the principal amount then outstanding hereunder or on account of any other then outstanding Obligations and not to the payment of interest, or if such excessive interest exceeds the principal unpaid balance then outstanding hereunder and such other then outstanding Obligations, such excess shall be refunded to the applicable Borrower. All sums paid or agreed to be paid to the Administrative Agent, the Canadian Agent or any Lender for the use, forbearance, or detention of the Obligations and other indebtedness of the Borrowers to the Administrative Agent, the Canadian Agent or any Lender shall, to the extent permitted by applicable law, be amortized, prorated, allocated and spread throughout the full term of such indebtedness until payment in full so that the actual rate of interest on account of all such indebtedness does not exceed the Highest Lawful Rate throughout the entire term of such indebtedness. The terms and provisions of this Section shall control every other provision of this Credit Agreement and all agreements among the Borrowers, the Administrative Agent, the Canadian Agent and the Lenders.

         14.21    CONCERNING JOINT AND SEVERAL LIABILITY OF THE U.S. BORROWERS.

         (a) Each of the U.S. Borrowers is accepting joint and several liability hereunder in consideration of the financial accommodation to be provided by the Lenders under this Credit Agreement, for the mutual benefit, directly and indirectly, of each of the U.S. Borrowers and in consideration of the undertakings of each of the U.S. Borrowers to accept joint and several liability for the obligations of each of them.

         (b) Each of the U.S. Borrowers jointly and severally hereby irrevocably and unconditionally accepts, not merely as a surety but also as a co-debtor, joint and several liability with the other U.S. Borrowers with respect to the payment and performance of all of the Obligations, it being the intention of the parties hereto that all the Obligations shall be the joint and several obligations of each of the U.S. Borrowers without preferences or distinction among them.

         (c) If and to the extent that any of the U.S. Borrowers shall fail to make any payment with respect to any of the Obligations as and when due or to perform any of the Obligations in accordance with the terms thereof, then in each such event, the other U.S. Borrowers will make such payment with respect to, or perform, such Obligation.

         (d) The obligations of each U.S. Borrower under the provisions of this Section 14.21 constitute full recourse obligations of such U.S. Borrower, enforceable against it to the full extent of its properties and assets, irrespective of the validity, regularity or enforceability of this Credit Agreement or any other circumstances whatsoever.

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         (e)      Except as otherwise expressly provided herein or in the other
Credit Documents, each U.S. Borrower hereby waives notice of acceptance of its joint and several liability, notice of any Loan made under this Credit Agreement, notice of occurrence of any Event of Default, or of any demand for any payment under this Credit Agreement, notice of any action at any time taken or omitted by any Lender under or in respect of any of the Obligations, any requirement of diligence and, generally, all demands, notices and other formalities of every kind in connection with this Credit Agreement. Each U.S. Borrower hereby assents to, and waives notice of, any extension or postponement of the time for the payment of any of the Obligations, the acceptance of any partial payment thereon, any waiver, consent or other action or acquiescence by any Lender at any time or times in respect of any default by any U.S. Borrower in the performance or satisfaction of any term, covenant, condition or provision of this Credit Agreement, any and all other indulgences whatsoever by any Lender in respect of any of the Obligations, and the taking, addition, substitution or release, in whole or in part, at any time or times, of any security for any of the Obligations or in part, at any time or times, of any security for any of the Obligations or the addition, substitution or release, in whole or in part, of any U.S. Borrower. Without limiting the generality of the foregoing, each U.S. Borrower assents to any other action or delay in acting or failure to act on the part of any Lender, including, without limitation, any failure strictly or diligently to assert any right or to pursue any remedy or to comply fully with the applicable laws or regulations thereunder which might, but for the provisions of this Section 14.21, afford grounds for terminating, discharging or relieving such U.S. Borrower, in whole or in part, from any of its obligations under this Section 14.21, it being the intention of each U.S. Borrower that, so long as any of the Obligations remain unsatisfied, the obligations of such U.S. Borrower under this Section 14.21 shall not be discharged except by performance and then only to the extent of such performance. The Obligations of each U.S. Borrower under this Section 14.21 shall not be diminished or rendered unenforceable by any winding up, reorganization, arrangement, liquidation, reconstruction or similar proceeding with respect to any U.S. Borrower or any Lender. The joint and several liability of the U.S. Borrowers hereunder shall continue in full force and effect notwithstanding any absorption, merger, amalgamation or any other change whatsoever in the name, membership, constitution or place of formation of any Borrower or any Lender.

         (f) The provisions of this Section 14.21 are made for the benefit of the Lenders and their respective successors and assigns, and may be enforced by any such Person from time to time against any of the U.S. Borrowers as often as occasion therefor may arise and without requirement on the part of any Lender first to marshal any of its claims or to exercise any of its rights against any of the other U.S. Borrowers or to exhaust any remedies available to it against any of the other U.S. Borrowers or to resort to any other source or means of obtaining payment of any of the Obligations or to elect any other remedy. The provisions of this Section 14.21 shall remain in effect until all the Obligations shall have been paid in full or otherwise fully satisfied. If at any time, any payment, or any part thereof, made in respect of any of the Obligations, is rescinded or must otherwise be restored or returned by any Lender upon the insolvency, bankruptcy or reorganization of any of the U.S. Borrowers, or otherwise, the provisions of this Section 14.21 will forthwith be reinstated in effect, as though such payment had not been made.

         (g) Notwithstanding any provision to the contrary contained herein or in any other of the Credit Documents, to the extent the joint obligations of a U.S. Borrower shall be adjudicated to be invalid or unenforceable for any reason (including, without limitation, because of any applicable state or federal law relating to fraudulent conveyances or transfers) then the

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obligations of each U.S. Borrower hereunder shall be limited to the maximum amount that is permissible under applicable law (whether federal or state and including, without limitation, the U.S. federal Bankruptcy Code).

         (h) The U.S. Borrowers hereby agree, as among themselves, that if any U.S. Borrower shall become an Excess Funding Borrower (as defined below), each other U.S. Borrower shall, on demand of such Excess Funding Borrower (but subject to the next sentence hereof and to subsection (B) below), pay to such Excess Funding Borrower an amount equal to such U.S. Borrower's Pro Rata Share (as defined below and determined, for this purpose, without reference to the properties, assets, liabilities and debts of such Excess Funding Borrower) of such Excess Payment (as defined below). The payment obligation of any U.S. Borrower to any Excess Funding Borrower under this Section 14.21(h) shall be subordinate and subject in right of payment to the prior payment in full of the Obligations of such U.S. Borrower under the other provisions of this Credit Agreement, and such Excess Funding Borrower shall not exercise any right or remedy with respect to such excess until payment and satisfaction in full of all of such Obligations. For purposes hereof, (i) "Excess Funding Borrower" shall mean, in respect of any Obligations arising under the other provisions of this Credit Agreement (hereafter, the "Joint Obligations"), a U.S. Borrower that has paid an amount in excess of its Pro Rata Share of the Joint Obligations; (ii) "Excess Payment" shall mean, in respect of any Joint Obligations, the amount paid by an Excess Funding Borrower in excess of its Pro Rata Share of such Joint Obligations; and (iii) "Pro Rata Share", for the purposes of this Section 14.21(h), shall mean, for any U.S. Borrower, the ratio (expressed as a percentage) of (A) the amount by which the aggregate present fair salable value of all of its assets and properties exceeds the amount of all debts and liabilities of such U.S. Borrower (including contingent, subordinated, unmatured, and unliquidated liabilities, but excluding the obligations of such U.S. Borrower hereunder) to (B) the amount by which the aggregate present fair salable value of all assets and other properties of such U.S. Borrower and all of the other U.S. Borrowers exceeds the amount of all of the debts and liabilities (including contingent, subordinated, unmatured, and unliquidated liabilities, but excluding the obligations of such U.S. Borrower and the other U.S. Borrowers hereunder) of such U.S. Borrower and all of the other U.S. Borrowers, all as of the Closing Date (if any U.S. Borrower becomes a party hereto subsequent to the Closing Date, then for the purposes of this Section 14.21(h) such subsequent U.S. Borrower shall be deemed to have been a U.S. Borrower as of the Closing Date and the information pertaining to, and only pertaining to, such U.S. Borrower as of the date such U.S. Borrower became a U.S. Borrower shall be deemed true as of the Closing Date).

         14.22    CONCERNING JOINT AND SEVERAL LIABILITY OF THE CANADIAN
                  BORROWERS.

         (a) Each of the Canadian Borrowers is accepting joint and several liability hereunder in consideration of the financial accommodation to be provided by the Lenders under this Credit Agreement, for the mutual benefit, directly and indirectly, of each of the Canadian Borrowers and in consideration of the undertakings of each of the Canadian Borrowers to accept joint and several liability for the obligations of each of them.

         (b) Each of the Canadian Borrowers jointly and severally hereby irrevocably and unconditionally accepts, not merely as a surety but also as a co-debtor, joint and several liability with the other Canadian Borrowers with respect to the payment and performance of all of the Canadian Obligations, it being the intention of the parties hereto that all the Canadian

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Obligations shall be the joint and several obligations of each of the Canadian
Borrowers without preferences or distinction among them.

         (c) If and to the extent that any of the Canadian Borrowers shall fail to make any payment with respect to any of the Canadian Obligations as and when due or to perform any of the Canadian Obligations in accordance with the terms thereof, then in each such event, the other Canadian Borrowers will make such payment with respect to, or perform, such Canadian Obligation.

         (d) The obligations of each Canadian Borrower under the provisions of this Section 14.22 constitute full recourse obligations of such Canadian Borrower, enforceable against it to the full extent of its properties and assets, irrespective of the validity, regularity or enforceability of this Credit Agreement or any other circumstances whatsoever.

         (e) Except as otherwise expressly provided herein or in the other Credit Documents, each Canadian Borrower hereby waives notice of acceptance of its joint and several liability, notice of any Loan made under this Credit Agreement, notice of occurrence of any Event of Default, or of any demand for any payment under this Credit Agreement, notice of any action at any time taken or omitted by any Lender under or in respect of any of the Canadian Obligations, any requirement of diligence and, generally, all demands, notices and other formalities of every kind in connection with this Credit Agreement. Each Canadian Borrower hereby assents to, and waives notice of, any extension or postponement of the time for the payment of any of the Canadian Obligations, the acceptance of any partial payment thereon, any waiver, consent or other action or acquiescence by any Lender at any time or times in respect of any default by any Canadian Borrower in the performance or satisfaction of any term, covenant, condition or provision of this Credit Agreement, any and all other indulgences whatsoever by any Lender in respect of any of the Canadian Obligations, and the taking, addition, substitution or release, in whole or in part, at any time or times, of any security for any of the Canadian Obligations or in part, at any time or times, of any security for any of the Canadian Obligations or the addition, substitution or release, in whole or in part, of any Canadian Borrower. Without limiting the generality of the foregoing, each Canadian Borrower assents to any other action or delay in acting or failure to act on the part of any Lender, including, without limitation, any failure strictly or diligently to assert any right or to pursue any remedy or to comply fully with the applicable laws or regulations thereunder which might, but for the provisions of this Section 14.22, afford grounds for terminating, discharging or relieving such Canadian Borrower, in whole or in part, from any of its obligations under this Section 14.22, it being the intention of each Canadian Borrower that, so long as any of the Canadian Obligations remain unsatisfied, the obligations of such Canadian Borrower under this Section 14.22 shall not be discharged except by performance and then only to the extent of such performance. The Canadian Obligations of each Canadian Borrower under this
Section 14.22 shall not be diminished or rendered unenforceable by any winding up, reorganization, arrangement, liquidation, reconstruction or similar proceeding with respect to any Canadian Borrower or any Lender. The joint and several liability of the Canadian Borrowers hereunder shall continue in full force and effect notwithstanding any absorption, merger, amalgamation or any other change whatsoever in the name, membership, constitution or place of formation of any Borrower or any Lender.

         (f) The provisions of this Section 14.22 are made for the benefit of the Canadian Lenders and their respective successors and assigns, and may be enforced by any such Person from time to time against any of the Canadian Borrowers as often as occasion therefor may arise

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and without requirement on the part of any Lender first to marshal any of its claims or to exercise any of its rights against any of the other Canadian Borrowers or to exhaust any remedies available to it against any of the other Canadian Borrowers or to resort to any other source or means of obtaining payment of any of the Canadian Obligations or to elect any other remedy. The provisions of this Section 14.22 shall remain in effect until all the Canadian Obligations shall have been paid in full or otherwise fully satisfied. If at any time, any payment, or any part thereof, made in respect of any of the Canadian Obligations, is rescinded or must otherwise be restored or returned by any Lender upon the insolvency, bankruptcy or reorganization of any of the Canadian Borrowers, or otherwise, the provisions of this Section 14.22 will forthwith be reinstated in effect, as though such payment had not been made.

         (g) Notwithstanding any provision to the contrary contained herein or in any other of the Credit Documents, to the extent the joint obligations of a Canadian Borrower shall be adjudicated to be invalid or unenforceable for any reason (including, without limitation, because of any applicable federal, state or provincial law relating to fraudulent conveyances or transfers) then the obligations of each Canadian Borrower hereunder shall be limited to the maximum amount that is permissible under applicable law (whether United States or Canadian federal, state or provincial and including, without limitation, the U.S. federal Bankruptcy Code and the Bankruptcy and Insolvency Act (Canada)).

         (h) The Canadian Borrowers hereby agree, as among themselves, that if any Canadian Borrower shall become an Excess Funding Borrower (as defined below), each other Canadian Borrower shall, on demand of such Excess Funding Borrower (but subject to the next sentence hereof and to subsection (B) below), pay to such Excess Funding Borrower an amount equal to such Canadian Borrower's Pro Rata Share (as defined below and determined, for this purpose, without reference to the properties, assets, liabilities and debts of such Excess Funding Borrower) of such Excess Payment (as defined below). The payment obligation of any Canadian Borrower to any Excess Funding Borrower under this
Section 14.22(h) shall be subordinate and subject in right of payment to the prior payment in full of the Canadian Obligations of such Canadian Borrower under the other provisions of this Credit Agreement, and such Excess Funding Borrower shall not exercise any right or remedy with respect to such excess until payment and satisfaction in full of all of such Canadian Obligations. For purposes hereof, (i) "Excess Funding Borrower" shall mean, in respect of any Canadian Obligations arising under the other provisions of this Credit Agreement (hereafter, the "Joint Canadian Obligations"), a Canadian Borrower that has paid an amount in excess of its Pro Rata Share of the Joint Canadian Obligations;
(ii) "Excess Payment" shall mean, in respect of any Joint Canadian Obligations, the amount paid by an Excess Funding Borrower in excess of its Pro Rata Share of such Joint Canadian Obligations; and (iii) "Pro Rata Share", for the purposes of this Section 14.22(h), shall mean, for any Canadian Borrower, the ratio (expressed as a percentage) of (A) the amount by which the aggregate present fair salable value of all of its assets and properties exceeds the amount of all debts and liabilities of such Canadian Borrower (including contingent, subordinated, unmatured, and unliquidated liabilities, but excluding the obligations of such Canadian Borrower hereunder) to (B) the amount by which the aggregate present fair salable value of all assets and other properties of such Canadian Borrower and all of the other Canadian Borrowers exceeds the amount of all of the debts and liabilities (including contingent, subordinated, unmatured, and unliquidated liabilities, but excluding the obligations of such Canadian Borrower and the other Canadian Borrowers hereunder) of such Canadian Borrower and all of the other Canadian Borrowers, all as of the Closing Date (if any Canadian Borrower becomes a party hereto subsequent to the Closing Date, then for the purposes of this Section

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14.22(h) such subsequent Canadian Borrower shall be deemed to have been a
Canadian Borrower as of the Closing Date and the information pertaining to, and only pertaining to, such Canadian Borrower as of the date such Canadian Borrower became a Canadian Borrower shall be deemed true as of the Closing Date).

         14.23    NONLIABILITY OF AGENTS AND LENDERS.

         The relationship between any Borrower on the one hand and the Lenders and the Agents on the other hand shall be solely that of borrower and lender. Neither the Agents nor any Lender shall have any fiduciary responsibilities to any Borrower. Neither the Agents nor any Lender undertakes any responsibility to any Borrower to review or inform such Borrower of any matter in connection with any phase of such Borrower's business or operations.

         14.24    INDEPENDENT NATURE OF LENDERS' RIGHTS.

         The amounts payable at any time hereunder to each Lender under such Lender's Note or Notes shall be a separate and independent debt.

                  [Remainder of page intentionally left blank]

         Each of the parties hereto has caused a counterpart of this Credit Agreement to be duly executed and delivered as of the date first above written.

                                    COMPANY:

                                    HAMILTON BEACH/PROCTOR-SILEX, INC.,

                                    By: /s/ James H. Taylor
                                       -----------------------------------------
                                    Name:  James H. Taylor
                                    Title: Vice President and Treasurer

                                    U.S. SUBSIDIARY BORROWERS:

                                    [NONE]

                                    CANADIAN BORROWER:

                                    PROCTOR-SILEX CANADA INC.

                                    By: /s/ James H. Taylor
                                       -----------------------------------------
                                    Name:  James H. Taylor
                                    Title: Treasurer

                                    AGENTS AND LENDERS:

                                    WACHOVIA BANK, NATIONAL ASSOCIATION,
                                    in its capacity as Administrative Agent and as a Lender

                                    By: /s/ Steven J. Haas
                                       -----------------------------------------
                                    Name:  Steven J. Haas
                                    Title: Director

                                    ABN AMRO BANK N.V., CANADA BRANCH,
                                    in its capacity as Canadian Agent and as a Lender

                                    By: /s/ Darcy Mack       /s/ D. Keith Hughes
                                       -----------------------------------------
                                    Name:  Darcy Mack        D. Keith Hughes
                                    Title: V.P., Asset Based Lending S.V.P.,
                                           Asset Based Lending

                                    KEY BANK, NATIONAL ASSOCIATION,
                                    in its capacity as Syndication Agent and as a Lender

                                    By: /s/ Timothy W. Kenealy
                                       -----------------------------------------
                                    Name:  Timothy W. Kenealy
                                    Title: Assistant Vice President

                                    FLEET CAPITAL CORPORATION,
                                    in its capacity as Documentation Agent and as a Lender

                                    By: /s/ Christopher K. Nairne
                                       -----------------------------------------
                                    Name:  Christopher K. Nairne
                                    Title: Vice President

                                    LASALLE BUSINESS CREDIT, INC.,
                                    in its capacity as Documentation Agent and as a Lender

                                    By: /s/ John M. DePledge
                                       -----------------------------------------
                                    Name:  John M. DePledge
                                    Title: First Vice President

                                    NATIONAL CITY COMMERCIAL FINANCE, INC.,
                                    in its capacity as Documentation Agent and as a Lender

                                    By: /s/ James C. Ritchie
                                       -----------------------------------------
                                    Name:  James C. Ritchie
                                    Title: Vice President

                                    WASHINGTON MUTUAL BANK, as a Lender

                                    By: /s/ Terri K. Lins
                                       -----------------------------------------
                                    Name:  Terri K. Lins
                                    Title: Vice President

                                    SUNTRUST BANK, as a Lender

                                    By: /s/ Katherine A. Boozer
                                       -----------------------------------------
                                    Name:  Katherine A. Boozer
                                    Title: Vice President

                                    SOVEREIGN BANK, as a Lender

                                    By: /s/ Robert E. Cook
                                       -----------------------------------------
                                    Name:  Robert E. Cook
                                    Title: V.P.

                                    THE PROVIDENT BANK, as a Lender

                                    By: /s/ Marshall M. Stuart
                                       -----------------------------------------
                                    Name:  Marshall Stuart
                                    Title: Vice President

                                    EXHIBIT A

                        FORM OF ACKNOWLEDGMENT AGREEMENT

Wachovia Bank, National Association, as Administrative Agent
One Wachovia Center
301 South College Street, TW-6
Charlotte, North Carolina 28288-0479
Attention: Brian O'Fallon

Ladies and Gentlemen:

         __________________________________ ("Company") now does or hereafter may store certain of its merchandise, inventory, or other of its personal property at premises (the "Premises") owned or leased by the undersigned, including, without limitation, such Premises described on Schedule I attached hereto.

         Company has entered or may enter into certain financing and/or security arrangements (as amended, supplemented or otherwise modified from time to time, the "Credit Facility") with certain financial institutions (the "Lenders") and Wachovia Bank, National Association, as agent for the Lenders (in such capacity, the "Agent") and, as a condition to the Lenders entering into any such Credit Facility with Company, the Lenders require, among other things, liens on all of Company's personal property located on the Premises from time to time ("Collateral").

         To induce the Lenders (together with their respective agents and assigns) to provide said Credit Facility, and for other good and valuable consideration, the undersigned hereby agrees that:

                  (i) the undersigned acknowledges and agrees that Company is the owner of the Collateral, and that the Agent's lien upon or security interest in the Collateral is prior and superior to any interest, lien or claim of any nature the undersigned may now have or hereafter obtain in the Collateral whether by operation of law, contract or otherwise;

                  (ii) upon payment in full of all outstanding normal and customary [WAREHOUSE] [PACKAGING] [PROCESSING] charges payable by Company to the undersigned (and excluding indemnity payments and similar payments payable under the lease between Company and the undersigned for default or similar charges ("Excluded Payments")), the undersigned will not assert against any of Company's assets any statutory or possessory liens, including, without limitation, rights of levy or distraint for rent, all of which it hereby waives;

                  (iii) the Collateral shall be identifiable as being owned by Company and kept reasonably separate and distinct from other property in the undersigned's possession;

                  (iv) none of the Collateral located on the Premises shall be deemed to be fixtures;

                  (v) if Company defaults on its obligations to the Lenders or the Agent and, as a result, the Agent, on behalf of itself and the Lenders, undertakes to enforce its security interest in the Collateral, the undersigned will cooperate with the Agent in its efforts to assemble all of the Collateral located on the Premises and will permit the Agent, upon payment in full of all outstanding normal and customary [WAREHOUSE] [PACKAGING] [PROCESSING] charges (but excluding Excluded Payments) payable by Company to the undersigned, to either remain on the Premises for sixty (60) days after the Agent provides notice to the undersigned, or, at the Agent's option, to remove the Collateral from the Premises within a reasonable time, not to exceed sixty (60) days after the Agent provides notice to the undersigned, provided that the Agent leaves the Premises in the same condition as existed immediately prior to such sixty (60) day period; the Agent agrees to indemnify the undersigned for any property damage arising out of its temporary occupancy of the Premises, and the undersigned agrees not to hinder the Agent's actions in enforcing its liens on the Collateral;

                  (vi) the undersigned shall send to the Agent a copy of any notice or statement sent to Company by the undersigned with respect to the Collateral or amounts owed in connection therewith. Such copy shall be sent to the Agent at the same time such notice or statement is sent to Company. The undersigned shall not pursue any right or remedy against Company until the undersigned shall have given thirty (30) days' prior written notice to the Agent to the address provided above.

         Any notice(s) required or desired to be given hereunder shall be directed to the party to be notified at the address stated herein.

         The agreements contained herein shall continue in force until all of Company's obligations and liabilities to the Lenders and the Agent are paid and satisfied in full and all financing and/or security arrangements among the Lenders, the Agent and Company have been terminated.

         The undersigned will notify all successor owners, transferees, purchasers and mortgagees of the Premises of the existence of this agreement. The agreements contained herein may not be modified or terminated orally and shall be binding upon the successors, assigns and personal representatives of the undersigned, upon any successor owner or transferee of the Premises, and upon any purchasers, including any mortgagee, from the undersigned.

         Executed and delivered this_____________day of_______________, 200_.

                                                 _______________________________
                                                 [Premises Owner/Lessee]

                                                 By ____________________________

                                                 Title _________________________

                                                 Address _______________________

Accepted and Agreed:

[Applicable Company]

By:_________________________

Name: ______________________

Title: _____________________

                                   Schedule I
                          to Acknowledgment Agreement

                              Location of Premises

                                    EXHIBIT B

                           FORM OF GUARANTY AGREEMENT

                          [TO BE DELIVERED SEPARATELY]

                                    EXHIBIT C

                     FORM OF LANDLORD LIEN WAIVER AGREEMENT

         __________________________________ (the "Company") now does or hereafter may store certain of its merchandise, inventory, or other of its personal property at premises (the "Premises") owned or leased by the undersigned (the "Landlord"), including, without limitation, such Premises described on Schedule I attached hereto, which the Landlord leases to the Company pursuant to the terms of a lease agreement between the Landlord and the Company (the "Lease").

         The Company has entered or may enter into certain financing and/or security arrangements (as amended, supplemented or otherwise modified from time to time, the "Credit Facility") with certain financial institutions (the "Lenders") and Wachovia Bank, National Association, as agent for the Lenders (in such capacity, the "Agent") and, as a condition to the Lenders entering into any such Credit Facility with Company, the Lenders require, among other things, liens on all of Company's personal property located on the Premises from time to time (the "Collateral").

         To induce the Lenders (together with their respective agents and assigns) to provide said Credit Facility, and for other good and valuable consideration, the Landlord hereby agrees that:

         1. The Lease is in full force and effect and has not been assigned, modified, supplemented or amended in any way.

         2. To the best knowledge of the Landlord, neither the Company nor the Landlord is in default under the Lease, and no event or circumstance has occurred or exists which, with the passage of time or the giving of notice or both, would constitute a default under the Lease.

         3. The Landlord agrees that: (a) the Agent's lien upon or security interest in the Collateral is prior and superior to any interest, lien or claim of any nature the Landlord may now have or hereafter obtain in the Collateral whether by operation of law, contract or otherwise and the Landlord hereby subordinates to the Agent, for the benefit of the Lenders, any rights, liens or claims it has with respect to the Collateral; (b) either the Company or the Agent may enter the Premises and remove the Collateral from the Premises at any time without hindrance on the part of the Landlord, provided that no unreasonable damage is caused to the Premises, and the Company shall be responsible for any damage to the Landlord's property as the result of such removal; and (c) the Landlord shall deem the Collateral to be personal property and not fixtures, notwithstanding the manner or mode of the attachment of the Collateral to the land.

         4. The Landlord shall send to the Agent (in the manner provided herein) a copy of any notice or statement sent to the Company by the Landlord asserting a default under the Lease. Such copy shall be sent to the Agent at the same time such notice or statement is sent to the Company. Notices shall be sent to the Agent by prepaid, registered or certified mail, addressed to the Agent at the following address, or such other address as the Agent shall designate to the Landlord in writing:

                           Wachovia Bank, National Association
                           One Wachovia Center

                           301 South College Street, TW-6
                           Charlotte, North Carolina 28288-0479
                           Attention: Brian O'Fallon

                           with a copy to:

                           Moore & Van Allen, PLLC
                           100 North Tryon Street, Floor 47
                           Charlotte, North Carolina
                           Telephone: (704) 331-1092
                           Telecopy: (704) 378-2092
                           Attn: Molly McGill

         The Landlord shall not terminate the Lease or pursue any other right or remedy under the Lease by reason of any default of the Company under the Lease, until the Landlord shall have given a copy of such written notice to the Agent as provided above and, in the event any such default is not cured by the Company within any time period provided for under the terms and conditions of the Lease, the Landlord will allow the Agent (a) thirty (30) days from the expiration of the Company's cure period under the Lease within which the Agent shall have the right, but shall not be obligated, to remedy such act, omission or other default and Landlord will accept such performance by the Agent and (b) up to an additional sixty (60) days to occupy the Premises; provided that during such period of occupation the Agent shall pay to the Landlord the basic rent due under the Lease pro-rated on a per diem basis determined on a 30-day month (provided, that such rent shall exclude any rent adjustments, indemnity payments or similar amounts payable under the Lease for default, holdover status or similar charges).

         The agreements contained herein shall continue in force until all of Company's obligations and liabilities to the Lenders and the Agent are paid and satisfied in full and all financing and/or security arrangements among the Lenders, the Agent and the Company have been terminated.

         The undersigned will notify all successor owners, transferees, purchasers and mortgagees of the Premises of the existence of this agreement. The agreements contained herein may not be modified or terminated orally and shall be binding upon the successors, assigns and personal representatives of the undersigned, upon any successor owner or transferee of the Premises, and upon any purchasers, including any mortgagee, from the undersigned.

         EXECUTED under seal this_________________day of_______________, 200_.

                                       LANDLORD:

                                       [Name of Landlord]

                                       By: _____________________________________
                                       Name: ___________________________________
                                       Title: __________________________________

                                   Schedule I
                        to Landlord Lien Waiver Agreement

                              Location of Premises

                                    EXHIBIT D

                                     FORM OF
                              [NOTICE OF BORROWING]
                       [NOTICE OF CONTINUATION/CONVERSION]

TO:      _______  Wachovia Bank, National Association, as Administrative Agent
                  201 South College Street CP-8
                  Charlotte, NC 28288
                  Attn: Syndication Agency Services

         _______ ABN AMRO Bank N.V., Canada Branch, as Canadian Agent Suite 1500 Maritime Life Tower
                  79 Wellington Street West
                  P.O. Box 114, Toronto Dominion Centre
                  Toronto, Ontario M5K 1G8
                  Attn: Janet Early

RE: Credit Agreement dated as of December__________, 2002 among Hamilton Beach/Proctor-Silex, Inc. and certain of its Subsidiaries (the "Borrowers"), Wachovia Bank, National Association, as Administrative Agent, ABN AMRO Bank N.V., Canada Branch, as Canadian Agent, and the Lenders party thereto (as amended or modified from time to time, the "Credit Agreement").

DATE: ____________

1. This Notice of [Borrowing][Continuation/Conversion] is made pursuant to the terms of the Credit Agreement. All capitalized terms used herein unless otherwise defined herein shall have the meanings set forth in the Credit Agreement.

2. __________Please be advised that the U.S. Borrowers are requesting a U.S. Revolving Loan in the amount of $________________to be funded on___________________,________to accrue interest at the interest rate set forth in paragraph 6 below. Subsequent to the funding of the requested U.S. Revolving Loan, the aggregate amount of outstanding U.S. Revolving Loans will be $________________________.

3. ________Please be advised that the U.S. Borrowers are requesting that a portion of the current outstanding U.S. Revolving Loans in the amount of $__________________________that is currently accruing interest at the________________be [continued at or converted to] the interest rate option set forth in paragraph 7 below on____________________,_________.

4. _______Please be advised that the Canadian Borrowers are requesting a Canadian Revolving Loan in the amount of [C]$____________________to be funded on___________________ 200___to accrue interest at the interest rate set forth in paragraph 8 below. Subsequent to the funding of the requested Canadian Revolving Loan, the aggregate amount of outstanding Canadian Revolving Loans will be $______________________in Canadian Dollars and $___________in U.S. Dollars.

5.       ______Please be advised that the Canadian Borrowers are requesting:

         a._________that a portion of the current outstanding Canadian Revolving Loans in the amount of $___________________that is currently accruing interest at the_________________be [continued at or converted to] the interest rate option set forth in paragraph 9 below on____________________,________;

         b._________that a portion of the current outstanding Canadian Revolving Loans in the amount of C$____________________that is currently accruing interest at the Canadian Prime Rate be converted into a Bankers' Acceptance for the period set forth in paragraph 10 below on_____________________,_______;

         c.________that Bankers' Acceptances in aggregate Face Amount of C$____________________________maturing on_________________,______be converted on the maturity date into a Canadian Prime Rate Loan; or

         d._________that the Bankers' Acceptance maturing on__________,_________ be continued as a Bankers' Acceptance for the period set forth in paragraph 10 below on_______________________,_________.

6. The interest rate option applicable to the requested U.S. Revolving Loan set forth in paragraph 2 above shall be:

         a.       ______ the U.S. Base Rate; or

         b.       ______ the Adjusted Eurodollar Rate for an Interest Period of:

                  ______ one month
                  ______ two months
                  ______ three months
                  ______ six months

7. The interest rate option applicable to the continuation or conversion of all or part of the existing U.S. Revolving Loans, as set forth in paragraph 3 above, shall be equal to:

         a.       ______   the U.S. Base Rate

         b.       ______   the Adjusted Eurodollar Rate for an Interest Period
                           of:

                           _______ one month
                           _______ two months
                           _______ three months
                           _______ six months

8. The interest rate option applicable to the requested Canadian Revolving Loan set forth in paragraph 4 above shall be:*

         a.       ______   the Canadian Prime Rate; or

         b.       ______   the CA U.S. Base Rate; or

         c.       ______   the Adjusted Eurodollar Rate for a period of

                  ______   one month
                  ______   two months

                  ______   three months
                  ______   six months

9. The interest rate option applicable to the continuation or conversion of all or part of the existing Canadian Revolving Loans, as set forth in paragraph 5(a) above, shall be equal to:

         a.       ______   the CA U.S. Base Rate

         b.       ______   the Adjusted Eurodollar Rate for an
                           Interest Period of:

                           _______ one month
                           _______ two months
                           _______ three months
                           _______ six months

10. The period of the Bankers' Acceptance requested by the Canadian Borrowers pursuant to paragraph [5(b)][5(d)] above shall be_______________________[insert from 30 up to 180] days.

11. Subsequent to the continuation or conversion of all or part of the existing Revolving Loans, (a) the sum of U.S. Revolving Loans outstanding plus LOG Obligations outstanding will not exceed the U.S. Revolving Loan Commitment; and (b) the sum of Canadian Revolving Loans outstanding plus the aggregate Face Amount of Bankers' Acceptances will not exceed the Canadian Revolving Loan Commitment.

12. The representations and warranties made by the Credit Parties in any Credit Document are true and correct in all material respects at and as if made on the date of the requested [borrowing][continuation/ conversion] except for representations and warranties expressly stated to relate to a specific earlier date, in which case such representations and warranties are true and correct in all material respects as of such earlier date.

13. As of the date hereof, no Default or Event of Default has occurred and is continuing or would be caused by the requested [borrowing] [continuation/conversion].

14.      No Material Adverse Effect has occurred since the Closing Date.

15. Immediately after giving effect to the requested [borrowing] [continuation/conversion], the sum of (a) U.S. Revolving Loans outstanding plus Canadian Revolving Loans outstanding plus LOC Obligations outstanding plus BA Obligations will not exceed the lesser of the Total Borrowing Base or $140,000,000; (b) U.S. Revolving Loans outstanding plus LOC Obligations will not exceed the lesser of the U.S. Borrowing Base and the U.S. Revolving Loan Commitment; and (c) the sum of Canadian Revolving Loans outstanding plus BA Obligations will not exceed the lesser of the Canadian Borrowing Base and the Canadian Revolving Loan Commitment.

                                       [CREDIT PARTY]

                                       By:________________________________
                                       Name: _____________________________
                                       Title: ____________________________

--------------------------------------------------------------------------------
* Canadian Prime Rate Loans are Canadian Dollar Loans. CA U.S. Base Rate Loans and Eurodollar Loans are U.S. Dollar Loans.

                                   EXHIBIT E

                                   [RESERVED]

                                    EXHIBIT F

                          FORM OF REVOLVING CREDIT NOTE

$_________________                                                      <<DATE>>

         FOR VALUE RECEIVED, the undersigned, _________________________________, a _____________________ (the "[U.S.][Canadian] Borrower[s]"), hereby promise[s] to pay to the order of___________________________________ (the "[U.S.][Canadian]
Lender") c/o__________________________________, as agent for the [U.S.]
[Canadian] Lender (the "[Administrative] [Canadian] Agent"), ___________________ (or at such other place or places as the holder of this Revolving Credit Note may designate) in lawful money (in the currency in which each Revolving Loan was made) and in immediately available funds, the principal amount of ___________________________________ Dollars ($_________________), or such lesser amount as may then constitute the unpaid aggregate principal amount of all Revolving Loans made by the [U.S.][Canadian] Lender to the [U.S.][Canadian] Borrower[s] pursuant to the Credit Agreement (as defined below), at the times set forth in the Credit Agreement, but no later than the Maturity Date.

The [U.S.][Canadian] Borrower[s] further agree[s] to pay interest at said office, in like money, on the unpaid principal amount owing hereunder from time to time outstanding from the date of disbursement on the dates and at the rates specified in Article IV of the Credit Agreement.

This promissory note is one of the Revolving Credit Notes referred to in the Credit Agreement, dated as of December_______, 2002 (together with all modifications, renewals or replacements, the "Credit Agreement"), among the Borrowers, the [U.S.][Canadian] Lender, certain other financial institutions party thereto, Wachovia Bank, National Association, as Administrative Agent, and ABN AMRO Bank N.V., Canada Branch, as Canadian Agent, and is subject to, and entitled to, all provisions and benefits thereof and is subject to optional and mandatory prepayment in whole or in part as provided therein. Capitalized terms used herein without definition shall have the meanings given to such terms in the Credit Agreement. The Credit Agreement, among other things, provides [after giving effect to the Assignment and Acceptance executed by the [U.S.][Canadian] Lender and [name of assigning Lender] as of the date hereof] for the making of Revolving Loans by the [U.S.][Canadian] Lender to the [U.S.][Canadian] Borrower[s] from time to time in an aggregate amount not to exceed at any time outstanding the U.S. dollar amount first above mentioned.

This promissory note is secured by security agreements and other collateral documents dated as of December______, 2002 [and re-evidences the indebtedness outstanding on the date hereof with respect to the Revolving Loans which indebtedness has been assigned to the [U.S.][Canadian] Lender pursuant to
Section 14.3 of the Credit Agreement].

The [U.S.][Canadian] Borrower[s] hereby waives presentment, demand, protest and notice of any kind. No failure to exercise, and no delay in exercising any rights hereunder on the part of the holder hereof shall operate as a waiver of such rights.

         THE VALIDITY, INTERPRETATION AND ENFORCEMENT OF THIS PROMISSORY NOTE SHALL BE GOVERNED BY THE LAWS OF THE STATE OF NEW YORK.

                                                 [_____________________________]

                                                 By:____________________________
                                                 Title: ________________________

                                    EXHIBIT G

                                     FORM OF
                           BANKERS' ACCEPTANCE NOTICE

TO: ABN AMRO Bank N.V., Canada Branch, as Canadian Agent Suite 1500 Maritime Life Tower
                  79 Wellington Street West
                  P.O. Box 114, Toronto Dominion Centre
                  Toronto, Ontario M5K 1G8
                  Attn: Janet Early

RE: Credit Agreement dated as of December __, 2002 among Hamilton Beach/Proctor-Silex, Inc. and certain of its Subsidiaries (the "Borrowers"), Wachovia Bank, National Association, as Administrative Agent, ABN AMRO Bank N.V., Canada Branch, as Canadian Agent, and the Lenders party thereto (as amended or modified from time to time, the "Credit Agreement").

DATE:             _________, _________

1. This Bankers' Acceptance Notice is made pursuant to the terms of the Credit Agreement. All capitalized terms used herein unless otherwise defined herein shall have the meanings set forth in the Credit Agreement.

2. Please be advised that the Canadian Borrowers are requesting the Canadian Lenders to create Bankers' Acceptances in the aggregate amount of C$__________________on_____________,_______for a period of _____________ [insert from 30 up to 180] days.

3. The representations and warranties made by the Credit Parties in any Credit Document are true and correct in all material respects at and as if made on the date of the requested Bankers' Acceptance except for representations and warranties expressly stated to relate to a specific earlier date, in which case such representations and warranties are true and correct in all material respects as of such earlier date.

4. No Default or Event of Default exists or shall be continuing either prior to or after giving effect to the Bankers' Acceptance requested by this Bankers' Acceptance Notice.

5.       No Material Adverse Effect has occurred since the Closing Date.

6. Immediately after giving effect to the Bankers' Acceptances requested by this Bankers' Acceptance Notice, the sum of (a) U.S. Revolving Loans outstanding plus Canadian Revolving Loans outstanding plus LOC Obligations outstanding plus BA Obligations will not exceed the lesser of the Total Borrowing Base or $140,000,000; (b) U.S. Revolving Loans outstanding plus LOC Obligations will not exceed the lesser of the U.S. Borrowing Base and the U.S. Revolving Loan Commitment; and (c) the sum of Canadian Revolving Loans outstanding plus BA Obligations will not exceed the lesser of the Canadian Borrowing Base and the Canadian Revolving Loan Commitment.

                                       [CANADIAN BORROWER(S)]

                                       By:_________________________
                                       Name:_______________________
                                       Title:______________________

                                   EXHIBIT H-l

                                     FORM OF
                            U.S. SECURITY AGREEMENT

                          [TO BE DELIVERED SEPARATELY]

                                     H-1-1

                                   EXHIBIT H-2

                                     FORM OF
                          CANADIAN SECURITY AGREEMENT

                          [TO BE DELIVERED SEPARATELY]

                                     H-2-1

                                   EXHIBIT I-1

                             FORM OF LOCKBOX LETTER

                               ______________,200_

[Name and Address of Lockbox Bank]

         Re:      Hamilton Beach/Proctor-Silex, Inc.

Ladies and Gentlemen:

         We hereby notify you that effective _________________________________,
200_, we have transferred exclusive control of our lock-box account(s) no[s]. ____________________________________________(the "Lockbox Accounts]") maintained with you under the terms of the [Deposit Agreement] attached hereto as Exhibit A (the "Lockbox Agreement[s]") to Wachovia Bank, National Association, as Administrative Agent (the "Administrative Agent"), in connection with that certain Credit Agreement dated as of December_______________, 2002 (as amended, supplemented or otherwise modified from time to time, the "Credit Agreement") among us, the other borrowers party thereto, certain financial institutions party thereto as lenders (the "Lenders"), the Administrative Agent, ABN AMRO Bank N.V., Canada Branch, as Canadian Agent, and Key Bank National Association, as Syndication Agent.

         We hereby irrevocably instruct you to make all payments to be made by you out of or in connection with the Lockbox Account(s) in accordance with the instructions of the Administrative Agent.

         We also hereby notify you that the Administrative Agent shall be irrevocably entitled to exercise any and all rights in respect of or in connection with the Lockbox Account(s), including, without limitation, the right to specify when payments are to be made out of or in connection with the Lockbox Account(s).

         No funds deposited into the Lockbox Account(s) will be subject to deduction, set-off, banker's lien or any other right in favor of any other person than the Administrative Agent, except that you may set-off against the Lockbox Account(s) the face amount of any check deposited in and credited to such Lockbox Account(s) which is subsequently returned for any reason. Your compensation for providing the service contemplated herein shall be mutually agreed between you and us from time to time and we will continue to pay such compensation.

                                     I-1-1

         Please confirm your acknowledgment of and agreement to the foregoing instructions by signing in the space provided below

                                       Very truly yours,

                                       HAMILTON BEACH/PROCTOR-SILEX, INC.

                                       By:_______________________________
                                       Name: ____________________________
                                       Title: ___________________________

Acknowledged and agreed
to as of this________day
of_______________, 200_.

[LOCKBOX BANK]

By:_______________________
Name:_____________________
Title:____________________

                                     I-1-2

                                       ____________, 200_

[BANK]
[address]

Attention:

                  Re: Hamilton Beach/Proctor-Silex, Inc.

Ladies and Gentlemen:

         We refer to account number_______________________(the "Lockbox Account") maintained with you under the terms of the [Deposit Agreement] between you and Hamilton Beach/Proctor-Silex, Inc. (the "Company") and to the instructions furnished to you by the Company dated ________________, 200_ regarding the Lockbox Account. Unless you are notified in writing by us to the contrary, you are hereby authorized to make (upon the order of the Company or otherwise) any withdrawal, transfer, payment or investment of funds from the Lockbox Account. Upon such written notification by us, we hereby instruct you that you shall transfer all collected funds in the Lockbox Account to such accounts as the Administrative Agent may designate in writing, from time to time.

                                       Very truly yours,

                                       WACHOVIA BANK, NATIONAL ASSOCIATION,
                                       as Administrative Agent

                                       By:____________________________________
                                       Name: _________________________________
                                       Title: ________________________________

Acknowledged and agreed to as
of this_______day of________, 200_.

[BANK]

By:__________________________________
Name:________________________________
Title:_______________________________

                                     I-1-3

                                   EXHIBIT I-2

                        FORM OF BLOCKED ACCOUNT AGREEMENT

                            ACCOUNT CONTROL AGREEMENT

This ACCOUNT CONTROL AGREEMENT ("Agreement") is made and entered into as of this ________day of_____________2002, by and among___________________________________
("Depository Bank"), Hamilton Beach/Proctor-Silex, Inc. ("Company"), and WACHOVIA BANK, NATIONAL ASSOCIATION (either for itself, or as agent for itself and other lenders, as applicable, referred to as "Lender").

                               STATEMENT OF FACTS

The Depository Bank acknowledges that as of this date it maintains in the name of the Company certain deposit accounts. One or more of these deposit accounts may be served by lockboxes operated by the Depository Bank. Such deposit accounts and the lockboxes, if applicable, are governed by the terms and conditions of the Company's signature card and deposit account agreement with the Depository Bank [INSERT EXACT NAME OF DEPOSIT ACCOUNT AGREEMENT] (collectively, the "Deposit Agreement"). In consideration of certain financing provided to the Company by the Lender, the Company hereby informs the Depository Bank that it has granted to the Lender a security interest in, among other things, the following (collectively, the "Account Collateral"): the deposit accounts listed on Exhibit "A" hereto (each an "Account" and collectively, the "Accounts"), the checks, drafts, instruments and other items at any time received in any lockbox listed on Exhibit "A" hereto (individually or collectively as the context shall required referred to as the "Lockbox") or received directly by the Depository Bank for deposit in any Account (subject to the specific Lockbox instructions for processing the contents of mail received in the Lockbox), and electronic funds transfers, cash or other funds deposited in, credited to, or held for deposit in or credit to, any Account. The checks, drafts, instruments, cash, and any other items at any time received in the Lockbox and the checks, drafts, instruments and any other items as well as any automated clearing house ("ACH") entry, credit from a merchant card transaction and other electronic funds transfers directed for deposit to or credited to any Account shall be referred to collectively as "Items Collateral".

The parties desire to enter into this Agreement in order to set forth their relative rights and duties with respect to the Account Collateral. To the extent that any conflict may exist between the provisions of any other agreement between the Company and the Depository Bank and this Agreement, then this Agreement shall control.

NOW, THEREFORE, in consideration of the mutual covenants herein, as well as other good and valuable consideration, the parties agree as follows:

                               STATEMENT OF TERMS

         1. The parties agree that the foregoing Statement of Facts is true and correct, and is incorporated herein by reference.

                                     I-2-1

         2. Company hereby authorizes and directs the Depository Bank to comply, and the Depository Bank agrees to comply, with instructions originated by the Lender in accordance with this Agreement directing the disposition of funds from time to time in any Account or as to any other matters relating to any Account or any of the other Account Collateral without further consent by the Company, but subject to the terms of this Agreement.

                  (a) If a Lockbox is listed on Exhibit "A", the Company has directed some of its customers to remit payments to the Lockbox and other customers to remit payments directly to an Account by electronic funds transfer. The Company and the Lender hereby authorize and direct the Depository Bank, and the Depository Bank hereby agrees unless and until the Depository Bank shall have received written instructions from the Lender to the contrary, effective as of the date of this Agreement, all Items Collateral received by the Depository Bank in a Lockbox, subject to the specific Lockbox instructions for processing the contents of mail received in the Lockbox, shall be deposited to the Account listed opposite such Lockbox on Exhibit "A", all other Items Collateral received directly by the Depository Bank for credit to an Account shall be credited to such Account, and all available funds in an Account either shall (i) automatically and without further direction on each business day be remitted, at the Company's expense, solely to the account of the Lender set forth on Exhibit "B" hereto, or (ii) be subject to withdrawal or transfer based on instructions originated by the Lender in accordance with this Agreement. Unless otherwise instructed by the Lender in writing, none of the officers, agents or other representatives of the Company or any of its affiliates shall at any time have any authority to direct the disposition of funds in any Account, or to draw upon or otherwise exercise any authority or powers with respect to the Lockbox, the Accounts and all Account Collateral related thereto. The Company and the Lender hereby authorize and direct the Depository Bank to supply the Company's or the Lender's endorsement, as appropriate, to any Items Collateral which the Depository Bank receives and deposits for collection to any Account.

                  (b) At the Lender's request, the Depository Bank will furnish in accordance with its standard practices copies of all correspondence, notices, and account statements (but not canceled checks) or other information which the Depository Bank is otherwise obligated to send to the Company (by law, agreement or otherwise) to the Lender by regular U.S. mail at the address specified below. The Depository Bank also agrees to provide copies of account statements and operating account balance information and other account information to the Company, including account balances by telephone and by computer to the extent practicable and as requested by Company. The Depository Bank's liability for failure to comply with this paragraph shall not exceed the cost of providing such information.

         3. The Depository Bank has not entered into and will not enter into any agreement with any person other than the Lender by which the Depository Bank is obligated for any reason to comply with instructions from such other person as to the disposition of funds in or from the Accounts other than those approved in writing by the Lender. The Depository Bank will not agree that any person other than the Company or the Lender is the Depository Bank's customer with respect to any Account.

                                     I-2-2

         4. The Depository Bank will not exercise or claim any security interest, lien, right of set-off, deduction, recoupment or banker's lien or any other interest in or against any Account or any other Account Collateral and the Depository Bank hereby waives any such interest, right or lien which it may have against any Account or any of the other Account Collateral, except that the Depository Bank may offset and charge any Account for the face amount of each Returned Item (as that term is hereinafter defined), and may offset and charge such Accounts for all service charges, fees, expenses, adjustments or correction of posting or encoding errors and other items normally chargeable to any Account, whether incurred before or after the date of this Agreement. As used in this Agreement, "Returned Item" means (i) any Items Collateral deposited to any Account either before or after the date of this Agreement and returned unpaid, or otherwise uncollected, whether for insufficient funds or for any other reason, within 60 days of such deposit; (ii) any Items Collateral subject to a claim against Depository Bank of breach of transfer or presentment warranty under the Uniform Commercial Code, as adopted in the applicable state; (iii) any ACH entry credited to any Account and returned unpaid or subject to an adjustment entry under applicable clearing house rules, whether for insufficient funds or for any other reason, within 15 days of such entry being made; (iv) any credit to any Account from a merchant card transaction, against which a contractual demand for chargeback has been made; and (v) any credit to any Account made in error. Depository Bank shall promptly charge the Account(s) for such Returned Items, fees and expenses, adjustments and corrections.

                  (a) If there are insufficient funds in the Accounts or accounts designated to pay such amounts, or if the Depository Bank in good faith believes that any legal process or applicable law prohibits contact with the Company and/or such charges or offsets against such Account or Accounts, or the Account or Accounts are closed, then the Depository Bank may charge any of the other Accounts and/or the Depository Bank may demand that the Lender pay and the Lender agrees to pay the Depository Bank within thirty (30) business days of written notice of demand the following: (i) normal and customary service charges, fees, expenses, adjustments or correction of posting or encoding errors (including reasonable attorney fees actually incurred in connection with enforcement by the Depository Bank of the obligations of the Lender hereunder) and other items normally chargeable to the Accounts, (ii) the face amount of each Returned Item, and (iii) any overdrafts in the Accounts.

                  (b) The Company agrees to reimburse the Lender for any monies that the Lender forwards to the Depository Bank in settlement and satisfaction of any charges and amounts as detailed above and the Lender may, at its option, charge the loan account of the Company any such amounts. In the absence of gross negligence or willful misconduct on the part of the Depository Bank, the Company shall bear all risk of loss associated with any Account. The Depository Bank reserves the right to charge any Account regardless of any agreement to be compensated by means of balances.

         5.       (a)      This Agreement may be terminated by the Company but
         only with the express prior written consent of the Lender, and in that case the Lender and the Company shall jointly notify the Depository Bank of such termination. This Agreement may be terminated by the Lender at any time upon its delivery of written notice of such termination to the Depository Bank.

                                     I-2-3

                  (b) This Agreement may be terminated by the Depository Bank at any time on not less than thirty (30) days' prior written notice of such intention delivered by it to each of the Company and the Lender.

                  (c) Upon any termination of this Agreement, all funds remaining in the Accounts, shall be forwarded by the Depository Bank directly to the Lender or to the Lender's account specified in paragraph 2(a) above, if applicable, unless written notification in accordance with paragraph 8 is received by the Depository Bank from the Lender prior to the expiration of the thirty (30) day period set forth in paragraph 5(b) above directing that such funds should be sent to another depository institution approved by the Lender and the Company.

         6. The Depository Bank shall be entitled to rely conclusively upon any notice or instruction it receives from the Lender and the Depository Bank shall have no obligation to investigate or verify the authenticity or correctness of any such notice or instruction. The Depository Bank shall have no liability to the Company for the Depository Bank's honoring of any instructions or directions regarding any Account or other Account Collateral which the Depository Bank receives from the Lender, and the Depository Bank shall be fully discharged from liability with respect to any funds on deposit in any Account to the extent it honors such instructions and transfers same to or at the direction of the Lender. The Depository Bank will use due care in performing its duties and responsibilities and shall only be responsible for any loss which the Company or the Lender sustains to the extent that such loss is proximately caused by the Depository Bank's willful misconduct or gross negligence. The Depository Bank shall have no liability to any party for failure of, or delay in its performance under this Agreement as a result of any act of God, fire, other catastrophe, electrical or computer failure, any events beyond the control of the Depository Bank or fraud committed by third parties.

         7. The Company hereby agrees to indemnify the Depository Bank and hold it harmless against any loss, damage or expense, including but not limited to unpaid charges, fees, and Returned Items for which the Lender and/or the Company originally received the benefit (including reasonable attorney's fees, court costs and other litigation expenses), which it may suffer as a direct result of the Depository Bank's entering into this Agreement, honoring any instructions or directions it receives from the Lender with respect to the Lockbox, any Account and the Account Collateral during the term of this Agreement or, to the extent required by this Agreement, not honoring any instructions it receives from the Company with respect to the Lockbox, any Account and the Account Collateral during the term of this Agreement, except in the event of the Depository Bank's gross negligence or willful misconduct. In no event shall any party be liable to any other party for lost profits or special, indirect, exemplary, consequential or punitive damages, even if it shall have been advised of the possibility of such damages.

         8. All notices or other communications required or provided under this Agreement shall be in writing and shall be sent to each party at its respective address and be issued by or directed to the designated officer (the "Designated Officer") set forth beneath its signature below (or at such other address and to or by such other Designated Officer as such party may designate in writing to the other parties). Such notices or communications shall be effective not more than two (2) banking days (exclusive of the date actually received) after receipt by the Designated Officer.

                                     I-2-4

         9. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns.

         10. This Agreement shall be governed by the laws of the State where the Accounts are maintained (without giving effect to its conflicts of law rules), which shall also be the jurisdiction of the Depository Bank for purposes of the applicable Uniform Commercial Code.

         11. This Agreement may be executed in any number of several counterparts.

         12. This Agreement shall only be modified or amended by written agreement of the parties evidencing such modification or amendment.

         13. EXCEPT AS MAY BE PROHIBITED BY APPLICABLE LAW, EACH OF THE LENDER, THE DEPOSITORY BANK AND THE COMPANY IRREVOCABLY WAIVES THE RIGHT TO TRIAL BY JURY IN ANY ACTION OR PROCEEDING (INCLUDING ANY COUNTERCLAIM) OF ANY TYPE IN WHICH THE LENDER, THE DEPOSITORY BANK OR THE COMPANY ARE PARTIES AS TO ALL MATTERS ARISING DIRECTLY OR INDIRECTLY OUT OF THIS AGREEMENT.

                [Remainder of the page intentionally left blank]

                                     I-2-5

IN WITNESS WHEREOF, each of the parties has executed and delivered this Agreement as of the day and year first above set forth.

DEPOSITORY BANK:

                                       _________________________________

                                       By:______________________________
                                       Name:____________________________
                                       Title:___________________________

                                       Address:
                                       Attn:
                                       Fax No:
                                       Phone No.:

COMPANY:

                                       HAMILTON BEACH/PROCTOR-SILEX, INC.

                                       By:______________________________
                                       Name:____________________________
                                       Title:___________________________

                                       Address:
                                       Attn:
                                       Fax No:
                                       Phone No.:

LENDER:

                                       WACHOVIA BANK,
                                       NATIONAL ASSOCIATION

                                       By:______________________________
                                       Name:____________________________
                                       Title:___________________________

                                       Address:
                                       Attn:
                                       Fax No:
                                       Phone No.:

                                     I-2-6

                                   EXHIBIT "A"

                               ACCOUNTS OF COMPANY

----------------------------------------------------------------------
                 Related Lockbox                   State Where Account
Account Number   Number (if any)   Account Name        is Located
----------------------------------------------------------------------
----------------------------------------------------------------------

----------------------------------------------------------------------

----------------------------------------------------------------------

----------------------------------------------------------------------

----------------------------------------------------------------------

                                     I-2-7

                                   EXHIBIT "B"

                           LENDER'S DESIGNATED ACCOUNT

SUNTRUST BANK
[address]
ABA No.
Account No.
Account Name: Wachovia Clearing Account
Reference: Wachovia Bank, National Association/Hamilton Beach

                                     I-2-8

                                   EXHIBIT J-l

                                     FORM OF
                      BORROWING BASE CERTIFICATE - CANADA

                          [TO BE DELIVERED BY WACHOVIA]

                                     J-1-1

                                   EXHIBIT J-2

                                     FORM OF
                       BORROWING BASE CERTIFICATE - U.S.

                          [TO BE DELIVERED BY WACHOVIA]

                                     J-2-1

                                    EXHIBIT K

                          FORM OF SOLVENCY CERTIFICATE

         The undersigned solely in [his] [her] capacity as [title], a Senior Financial Officer of [name of Credit Party] (the "Company"), a___________________________, is familiar with the properties, businesses, assets and liabilities of the Company and is duly authorized to execute this certificate on behalf of the Company.

         Reference is made to that certain Credit Agreement dated as of December ___, 2002 among Hamilton Beach/Proctor-Silex, Inc. and certain of its Subsidiaries (the "Borrowers"), Wachovia Bank, National Association, as Administrative Agent, ABN AMRO Bank N.V., Canada Branch, as Canadian Agent, and the Lenders party thereto (as amended or modified from time to time, the "Credit Agreement"). All capitalized terms used and not defined herein have the meanings stated in the Credit Agreement.

         The undersigned solely in [his] [her] capacity as [title] certifies that s/he has made such investigation and inquiries as to the financial condition of the Company as s/he deems necessary and prudent for the purpose of providing this Certificate. The undersigned acknowledges that the Administrative Agent and the Lenders are relying on the truth and accuracy of this Certificate in connection with making of the Loans under the Credit Agreement.

         The undersigned certifies that the financial information, projections and assumptions which underlie and form the basis for the representations made in this Certificate were reasonable when made and were made in good faith and continue to be reasonable as of the date hereof.

         BASED ON THE FOREGOING, the undersigned certifies that, both before and after giving effect to the Loans, Bankers' Acceptances and Letters of Credit:

         A. The Company and its Subsidiaries, on a consolidated basis, are able to pay their debts and other liabilities, contingent obligations and other commitments as they mature in the normal course of business.

         B. The Company and its Subsidiaries, on a consolidated basis, do not intend to, and do not believe that they will, incur debts or liabilities beyond their ability to pay as such debts and liabilities mature in their ordinary course.

         C. The Company and its Subsidiaries, on a consolidated basis, are not engaged in any business or transaction, and are not about to engage in any business or transaction, for which the assets of the Company and its Subsidiaries, on a consolidated basis, would constitute unreasonably small capital after giving due consideration to the prevailing practice in the industry in which the Company and its Subsidiaries are engaged or are to engage.

         D. The present fair saleable value of the consolidated assets of the Company and its Subsidiaries is not less than the amount that will be required to pay the probable liability on the debts of the Company and its Subsidiaries, on a consolidated basis, as they become absolute and matured.

         IN WITNESS WHEREOF, the undersigned has executed this Certificate this _________________________ day of December, 2002, in his/her capacity as the [title] of the Company.

                                       [CREDIT PARTY]

                                       By:______________________________
                                       Name:____________________________
                                       Title:___________________________

                                    EXHIBIT L

                                     FORM OF
                             COMPLIANCE CERTIFICATE

                             [Letterhead of Company]

                                                                          [Date]

Wachovia Bank, National Association
  as Administrative Agent for the Lenders
201 South College Street CP-8
Charlotte, NC 28288
Attn: Syndication Agency Services

Ladies and Gentlemen:

                  Solely in my capacity as [Title] of Hamilton
Beach/Proctor-Silex, Inc., a Delaware corporation (the "Company"), I hereby certify to you as follows:

         (a) I am the duly elected [Title] of the Company and, therefore, a Senior Financial Officer (as defined in the Credit Agreement referred to below). Capitalized terms used but not otherwise defined in this Certificate shall have the meanings assigned to them in the Credit Agreement dated as of December ____, 2002 among Hamilton Beach/Proctor-Silex, Inc. and certain of its Subsidiaries (the "Borrowers"), Wachovia Bank, National Association, as Administrative Agent, ABN AMRO Bank N.V., Canada Branch, as Canadian Agent, and the Lenders party thereto (as amended or modified from time to time, the "Credit Agreement").

         (b) I have reviewed the terms of the Credit Agreement, and have made, or have caused to be made under my supervision, a review in reasonable detail of the transactions and the condition of the Consolidated Group during the immediately preceding [month] [fiscal quarter] [fiscal year].

         (c) The review described in paragraph (b) above did not disclose the existence during or at the end of such period, and I have no knowledge of the existence as of the date hereof, of any condition or event which constitutes a Default or an Event of Default. [IF ANY DEFAULT OR EVENT OF DEFAULT DOES EXIST SPECIFY THE NATURE AND EXTENT THEREOF AND WHAT ACTION THE BORROWERS PROPOSE TO TAKE WITH RESPECT THERETO]

         (d) Based on the review described in paragraph (b) above, no Consolidated Party at any time during or at the end of such period did any of the following:

                  1. Contracted, created, incurred, assumed or permitted to exist any Indebtedness. [LIST EXCEPTIONS, IF ANY, AND PROVIDE EVIDENCE OF COMPLIANCE WITH SECTION 9.1 OF THE CREDIT AGREEMENT]

                  2. Contracted, created, incurred, assumed or permitted to exist any Lien with respect to any of its Property, other than Permitted Liens.

                  3. Substantively altered the character of its business in any material respect from that conducted by it as of the Closing Date.

                  4. Entered into any transaction of merger, amalgamation or consolidation or dissolved, liquidated, or wound up its affairs. [LIST EXCEPTIONS, IF ANY, AND PROVIDE EVIDENCE OF COMPLIANCE WITH SECTION 9.4 OF THE CREDIT AGREEMENT]

                  5. Conveyed, sold, leased (as lesser), assigned, transferred or otherwise disposed of any assets (including the Capital Stock of any Subsidiary of the Company). [LIST EXCEPTIONS, IF ANY, AND PROVIDE EVIDENCE OF COMPLIANCE WITH
                  SECTION 9.5 OF THE CREDIT AGREEMENT]

                  6. Entered into any transaction or series of transactions with any officer, director, shareholder, Subsidiary or Affiliate of any Consolidated Party other than
                  (a) upon terms and conditions that would be obtainable in a comparable arm's-length transaction with a Person other than an Affiliate and which are approved by the board of directors (or managers, as applicable) of the applicable member of the Consolidated Group and fully disclosed to the Administrative Agent if outside the ordinary course of the business of the Consolidated Group and (b) as otherwise permitted under
                  Section 9.7 of the Credit Agreement.

                  7. Sold, transferred or otherwise disposed of, any shares of Capital Stock of any of its Subsidiaries, or permitted any of its Subsidiaries to issue, sell or otherwise dispose of, any shares of Capital Stock of any of its Subsidiaries.

                  8.       Changed its fiscal year.

                  9. Made any Investments, other than the following Permitted Investments:

                           [DESCRIBE ANY PERMITTED INVESTMENTS]

                  10. Made any Restricted Payments. [LIST EXCEPTIONS, IF ANY, AND PROVIDE EVIDENCE OF COMPLIANCE WITH SECTION 9.11 OF THE CREDIT AGREEMENT]

                  11. Opened or maintained any checking, savings or other accounts at any bank or other financial institution, or any other account where money is or may be deposited or maintained with any Person, other than as permitted under Section 9.12 of the Credit Agreement.

                  12. Either (a) amended, modified, cancelled or terminated or permitted the amendment, modification, cancellation or termination of any of the Material Contracts if the same could reasonably be expected to have a Material Adverse Effect, or
                  (b) amended or modified, or permitted the amendment or modification of the Articles or Certificate of Incorporation, operating agreement or other equivalent organizational document if such amendment or modification would adversely affect the interests of the Administrative Agent or the Lenders.

                  13. Created or otherwise caused or suffered to exist or become effective, directly or indirectly, (a) any prohibition or restriction (including any agreement to provide equal and ratable security to any other Person in the event a Lien is granted to or for the benefit of the Administrative Agent and the Lenders) on the creation or existence of any Lien upon the assets of any Credit Party, other than Permitted Liens or (b) any contractual obligation which may restrict or inhibit the Administrative Agent's rights or ability to sell or otherwise dispose of the Collateral or any part thereof after the occurrence and during the continuance of an Event of Default, except for (i) customary provisions in licenses, leases and other contracts restricting the assignment or sale thereof or of the assets or property subject thereto and (ii) restrictions and conditions imposed by law.

                  14. Effected or permitted any change in or amendment to any document or instrument pertaining to the subordination, terms of payment or required prepayments of any Subordinated Debt, effected or permitted any change in or amendment to any document or instrument pertaining to the covenants or events of default of any Subordinated Debt, given any notice of optional redemption or optional prepayment or offered to repurchase under any such document or instrument, or, directly or indirectly, made any payment of principal of or interest on or in redemption, retirement or repurchase of any Subordinated Debt, other than as permitted under Section 9.15 of the Credit Agreement.

                  15. Entered into licenses of, or otherwise restricted the use of, any material patents, trademarks or copyrights which would prevent any Credit Party from selling, transferring, encumbering or otherwise disposing of any such patent, trademark or copyright.

                  16. Created or otherwise caused, incurred, assumed, suffered or permitted to exist or become effective any consensual encumbrance or restriction of any kind on the ability of any Credit Party to (a) pay dividends or make any other distribution on any of its Capital Stock, (b) pay any Indebtedness owed to another Credit Party, (c) make loans or advances to another Credit Party, or (d) transfer any of its property to any other Credit Party, other than as permitted under Section 9.17 of the credit Agreement.

                  17. Sold or issued, or permitted any of its Subsidiaries to sell or issue, any Capital Stock having a preference over the common stock of such Person if such preferred Capital Stock would constitute Indebtedness under the Credit Agreement.

                  18. Entered into any arrangement, directly or indirectly, whereby it has sold or transferred any property owned by it to a Person (other than the Company or any Subsidiary of the Company) in order then or thereafter to lease such property or lease other property which it intends to use for substantially the same purpose as the property being sold or transferred, other than in connection with the Mexican Property Financing.

                  19. Changed its corporate name, or transacted business under any trade name, style, or fictitious name, other than those previously described to you and set forth in the Credit Agreement.

                  20. Changed the jurisdiction of its formation or the location of its chief executive office or established any new Collateral locations.

                  21. Completed any equity issuance or otherwise changed its capital structure.

                  22. Changed the terms upon which it sells goods(including sales on consignment) or provides services, nor has any vendor or trade supplier to any of the Borrowers during or at the end of such month decreased the terms upon which it supplies goods to any of such Borrowers, in any manner that could reasonably be expected to have a Material Adverse Effect.

                  23. Obtained knowledge of the occurrence of any of the following with respect to a Credit Party (A) the pendency or commencement of any litigation, arbitral or governmental proceeding against such Credit Party which, if adversely determined, could reasonably be expected to have, a Material Adverse Effect, (B) any levy of an attachment, execution or other process against the assets of a Credit Party having a value of $500,000 or more, (C) the occurrence of an event or condition which shall constitute a default or event of default under any Indebtedness of a member of the Consolidated Group in excess of $500,000, (D) any development in the business or affairs of any member of the Consolidated Group which has resulted in, or which the Company reasonably believes may result in, a Material Adverse Effect, or (E) the receipt of written notice by any Credit Party of potential liability or responsibility for violation, or alleged violation of any applicable federal, foreign, state, provincial or local law, rule or regulation, including but not limited to, Environmental Laws, the violation of which could reasonably be expected to have a Material Adverse Effect.

         (e) The Leverage Ratio for the most recently ended fiscal quarter was _______: l.OO, as computed on Attachment 1 hereto.

         The maximum Leverage Ratio permitted pursuant to Section 8.1 of the Credit Agreement is 4.25:1.00 and, accordingly, the Consolidated Group [has][has not] complied with the Leverage Ratio covenant.

         (f) The Fixed Charge Coverage Ratio [MOST RECENTLY ENDED FISCAL MONTH] WAS_________: 1.00, as computed on Attachment 1 hereto.

         The minimum Fixed Charge Coverage Ratio permitted pursuant to Section
8.2 of the Credit Agreement is 1.20:1.00 and, accordingly, the Consolidated Group [has][has not] complied with the Fixed Charge Coverage Ratio covenant.

         (g) The aggregate Consolidated Capital Expenditures for the [MOST RECENTLY ENDED FISCAL YEAR] total $______.

         The maximum aggregate Consolidated Capital Expenditures for any fiscal year permitted pursuant to Section 8.3 of the Credit Agreement is $15,000,000, plus the lesser of (a) $5,000,000 and (b) fifty percent (50%) of the unused amount available for Consolidated Capital Expenditures for the immediately preceding fiscal year (excluding any carry forward available from any prior fiscal year). Accordingly, the Consolidated Group [has] [has not] satisfied the Consolidated Capital Expenditures covenant.

         The foregoing certifications are made and delivered this________day of________________, 2002

                                      Very truly yours,

                                      HAMILTON BEACH/PROCTOR-SILEX, INC.

                                      By:______________________________________
                                      Name:____________________________________
                                      Title:___________________________________

                            ATTACHMENT 1 TO COMPLIANCE CERTIFICATE

         C.       Compliance with Section 8.1:
                  Leverage Ratio

                  1.       Average Consolidated Funded Debt        $_________

                  2.       Consolidated Adjusted EBITDA
                           (See Attached Exhibit A)                $_________

                  3.       Leverage Ratio
                           (Line 1/Line 2)                   _______ :1.00

         C.       Compliance with Section 8.2:
                  Fixed Charge Coverage Ratio

                  1.       Consolidated Adjusted EBITDA
                           (See Attached Exhibit A)                $_________

                  2.       Unfinanced Capital Expenditures         $_________

                  3.       Consolidated Cash Taxes                 $_________

                  4.       Line 1 - Line 2 - Line 3                $_________

                  5.       Consolidated Fixed Charges              $_________

                  6.       Fixed Charge Coverage Ratio
                           (Line 4/Line 5)                   _______ :1.00

                                  EXHIBIT A to
                                  ATTACHMENT 1

                 Calculation Schedule to Compliance Certificate
                            As of ___________________

---------------------------------------------------------------------------------------------------------
                                                                                               Twelve
                                                                                               Months
                      CONSOLIDATED ADJUSTED EBITDA                                              Ended
                                                                                               _______
---------------------------------------------------------------------------------------------------------
Consolidated Net Income (excluding extraordinary items of gains or loss)
---------------------------------------------------------------------------------------------------------
+ Depreciation
---------------------------------------------------------------------------------------------------------
+ Amortization
---------------------------------------------------------------------------------------------------------
+ Consolidated Interest Expense
---------------------------------------------------------------------------------------------------------
+ Taxes
---------------------------------------------------------------------------------------------------------
+ Non-recurring non-cash charges and expenses
---------------------------------------------------------------------------------------------------------
+ Accruals for long-term deferred compensation
---------------------------------------------------------------------------------------------------------
+ Non-cash charges relating to the mark to market provision for Hedging Agreements
---------------------------------------------------------------------------------------------------------
+ Nonrecurring items determined by the Company and acceptable to the Agent (include Pre-
Bankruptcy KMART Account write-offs)
---------------------------------------------------------------------------------------------------------
+ Equity contributions made by Holdings or NACCO
---------------------------------------------------------------------------------------------------------
- Non-recurring non-cash gains
---------------------------------------------------------------------------------------------------------
- Non-cash income relating to the mark to market provision for Hedging Agreements
---------------------------------------------------------------------------------------------------------
= ADJUSTED CONSOLIDATED EBITDA
---------------------------------------------------------------------------------------------------------

                                    EXHIBIT M

                                     FORM OF
                            ASSIGNMENT AND ACCEPTANCE

         THIS ASSIGNMENT AND ACCEPTANCE dated as of___________,_______is entered into between _______________________("Assignor") and______________("Assignee").

         Reference is made to that certain Credit Agreement dated as of December___________, 2002 among Hamilton Beach/Proctor-Silex, Inc., a Delaware Corporation, and certain of its Subsidiaries (the "Borrowers"), Wachovia Bank, National Association, as Administrative Agent, ABN AMRO Bank N.V., Canada Branch, as Canadian Agent, and the Lenders party thereto (as amended or modified from time to time, the "Credit Agreement"). All capitalized terms used and not defined herein shall have the meanings ascribed thereto in the Credit Agreement.

         1. The Assignor hereby sells and assigns, without recourse, to the Assignee, and the Assignee hereby purchases and assumes, without recourse, from the Assignor, effective as of the Effective Date set forth below, the interests set forth below (the "Assigned Interest") in the Assignor's rights and obligations under the Credit Agreement, including, without limitation, the interests set forth below, in the Commitments of the Assignor on the effective date of the assignment designated below (the "Effective Date") and the Loans and other extensions of credit owing to the Assignor which are outstanding on the Effective Date, together with unpaid interest accrued on the assigned Loans and other extensions of credit to the Effective Date and the amount, if any, set forth below of the Fees accrued to the Effective Date for the account of the Assignor. Each of the Assignor and the Assignee hereby makes and agrees to be bound by all of the representations, warranties and agreements set forth in
Section 14.3(b) of the Credit Agreement, a copy of which has been received by each such party. From and after the Effective Date (i) the Assignee, if it is not already a Lender under the Credit Agreement, shall be a party to and be bound by the provisions of the Credit Agreement and, to the extent of the interests assigned by this Assignment and Acceptance, have the rights and obligations of a Lender thereunder and (ii) the Assignor shall, to the extent of the interests assigned by this Assignment and Acceptance, relinquish its rights (other than any rights it may have pursuant to Section 14.5 of the Credit Agreement which will survive) and be released from its obligations under the Credit Agreement (and, in the case of an assignment of all or the remaining portion of the Assignor's rights and obligations under the Credit Agreement, the Assignor shall cease to be a party to the Credit Agreement).

         2. The Assignor represents and warrants to the Assignee that (i) it is the legal and beneficial owner of the interest being assigned hereby free and clear of any adverse claim and (ii) it is legally authorized to enter into this Assignment and Acceptance. [THE ASSIGNEE REPRESENTS THAT IT IS A TAXABLE CANADIAN BANK.] [FOR CANADIAN LENDER ASSIGNMENT ONLY]

         3. This Assignment and Acceptance shall be governed by and construed in accordance with the laws of the State of New York.

         4.       Terms of Assignment

                      (a)      Date of Assignment                  _____________

                      (b)      Legal Name of Assignor              _____________

                      (c)      Legal Name of Assignee              _____________

                      (d)      Effective Date of Assignment        _____________

                      (e)      U.S. Revolving Loan Commitment
                               Percentage assigned                  ___________%

                      (f)      U.S. Revolving Loan Commitment
                               Percentage of Assignor
                               after assignment                    ____________%

                      (g)      Total U.S. Revolving Loans
                               outstanding as of Effective
                               Date                                $____________

                      (h)      U.S. Revolving Loans assigned
                               on Effective Date (the amount
                               set forth in (g) multiplied
                               by the percentage set forth
                               in(e))                              $____________

                      (i)      U.S. Revolving Loan Commitment      $____________

                      (j)      Principal amount of U.S.
                               Revolving Loan Commitment
                               assigned on the Effective
                               Date (the amount set forth in
                               (i) multiplied by the
                               percentage set forth in (e))        $____________

                      (k)      U.S. Revolving Loan Commitment
                               of Assignor after Effective Date    $____________

                      (1)      U.S. Revolving Loan Commitment
                               of Assignee after Effective
                               Date                                $____________

                      (m)      Canadian Revolving Loan
                               Commitment Percentage assigned      ____________%

                      (n)      Canadian Revolving Loan
                               Commitment Percentage of
                               Assignor after assignment           ____________%

                      (o)      Total U.S. dollar equivalent
                               of Canadian Revolving Loans and the
                               Face Amount of BA Obligations
                               outstanding as of Effective Date    $____________

                      (p)      U.S. dollar equivalent of
                               Canadian Revolving Loans assigned
                               on Effective Date (the amount
                               set forth in (o) multiplied by the
                               percentage set forth in (m))        $____________

                      (q)      Canadian Revolving Loan
                               Commitment                          $____________

                      (r)      U.S. dollar equivalent of
                               principal amount of Canadian
                               Revolving Loan Commitment
                               assigned on the Effective
                               Date (the amount set forth in
                               (q) multiplied by the percentage
                               set forth in (m))                   $____________

                      (s)      Canadian Revolving Loan
                               Commitment of Assignor after
                               Effective Date                      $____________

                      (t)      Canadian Revolving Loan
                               Commitment of Assignee after
                               Effective Date                      $____________

The terms set forth above are hereby agreed to:

_______________________________, as Assignor

By:____________________________
Name:__________________________
Title:_________________________

_______________________________, as Assignee

By:____________________________
Name:__________________________
Title:_________________________

                               CONSENTED TO (if applicable):

                               HAMILTON BEACH/PROCTOR-SILEX, INC.

                               By:_________________________________
                               Name:_______________________________
                               Title:______________________________

                                    EXHIBIT N

                            FORM OF JOINDER AGREEMENT

         THIS BORROWER JOINDER AGREEMENT (the "Agreement"), dated as of _________, 20_, is by and among________________________, a______________________
(the "Applicant Borrower"), HAMILTON BEACH/PROCTOR-SILEX, INC., a Delaware corporation (the "Company"), certain of the Company's U.S. and Canadian Subsidiaries (the "Subsidiary Borrowers") and WACHOVIA BANK, NATIONAL ASSOCIATION, in its capacity as Administrative Agent under that certain Credit Agreement (as amended and modified, the "Credit Agreement"), dated as of December_____________________, 2002, by and among the Company and the Subsidiary Borrowers (collectively, the "Credit Parties"), the Lenders party thereto, the Administrative Agent and ABN AMRO Bank N.V., Canada Branch, as Canadian Agent. All capitalized terms used but not otherwise defined herein shall have the meanings ascribed thereto in the Credit Agreement.

         The Applicant Borrower has indicated its desire to become a [U.S.][Canadian] Borrower pursuant to the terms of the Credit Agreement.

         Accordingly the Applicant Borrower hereby agrees as follows with the Administrative Agent, for the benefit of the Lenders:

         1. The Applicant Borrower hereby acknowledges, agrees and confirms that, by its execution of this Agreement, the Applicant Borrower will be deemed to be a party to the Credit Agreement and a "[U.S.][Canadian] Borrower" for all purposes of the Credit Agreement and the other Credit Documents, and shall have all of the obligations of a [U.S.][Canadian] Borrower thereunder as if it has executed the Credit Agreement and the other Credit Documents. The Applicant Borrower hereby ratifies, as of the date hereof, and agrees to be bound by, all of the terms, provisions and conditions contained in the Credit Agreement and in the Credit Documents, including without limitation
(i) all of the representations and warranties of the Credit Parties set forth in
Article VI of the Credit Agreement, as supplemented from time to time in accordance with the term thereof, and (ii) all of the affirmative and negative covenants set forth in Articles VII, VIII and IX of the Credit Agreement.

         2. The Applicant Borrower hereby acknowledges, agrees and confirms that, by its execution of this Agreement, the Applicant Borrower will be deemed to be a party to the Guaranty Agreement, and shall have all of the obligations of a "Guarantor" (as such term is defined in the Guaranty Agreement) thereunder as if it had executed the Guaranty Agreement. The Applicant Borrower hereby ratifies, as of the date hereof, and agrees to be bound by, all of the terms, provisions and conditions contained in the Guaranty Agreement [FOR U.S. BORROWERS ONLY].

         3. The Applicant Borrower hereby acknowledges, agrees and confirms that, by its execution of this Agreement, the Applicant Borrower will be deemed to be a party to the [U.S.][Canadian] Security Agreement, and shall have all of the obligations of an "Obligor" (as such term is defined in the [U.S.][Canadian] Security Agreement) thereunder as if it had executed the [U.S.][Canadian] Security Agreement. The Applicant Borrower hereby ratifies, as of the date hereof, and agrees to be bound by, all of the terms, provisions and conditions contained in the [U.S.][Canadian] Security Agreement. Without limiting the generality of the foregoing terms of this paragraph 3, the Applicant Borrower hereby grants to the Administrative Agent, for the benefit of the Lenders, a continuing security interest in, and a right of set off against any and all right, title and interest of the Applicant Borrower in and to the Collateral (as such term is defined in Section 2 of the [U.S.][Canadian] Security Agreement) of the Applicant Borrower to secure the prompt payment and performance in full when due, whether by lapse of time, acceleration, mandatory prepayment or otherwise, of the Secured Obligations (as such term is defined in Section 1 of the [U.S.][Canadian] Security Agreement)

         4. The Applicant Borrower hereby acknowledges, agrees and confirms that, by its execution of this Agreement, the Applicant Borrower will be deemed to be a party to the Pledge Agreement, and shall have all of the obligations of a "Pledgor" (as such term is defined in the Pledge Agreement) thereunder as if it had executed the Pledge Agreement. The Applicant Borrower hereby ratifies, as of the date hereof, and agrees to be bound by, all of the terms, provisions and conditions contained in the Pledge Agreement [FOR U.S. BORROWERS ONLY].

         5. The Applicant Borrower acknowledges and confirms that it has received a copy of the Credit Agreement and the schedules and exhibits thereto, the [U.S.][Canadian] Security Agreement and the schedules and exhibits relating thereto, [the Guaranty Agreement and the Pledge Agreement and the schedules and exhibits thereto]. The information on the Schedules to the Credit Agreement and each of the Security Documents is amended to provide the information shown on the attached Schedule A.

         6. Each of the undersigned confirms that all of its obligations under the Credit Agreement are, and upon the Applicant Borrower becoming a [U.S.][Canadian] Borrower shall continue to be, in full force and effect. Each of the undersigned further confirms that immediately upon the Applicant Borrower becoming a [U.S.][Canadian] Borrower the term "Obligations", as used in the Credit Agreement, shall include all Obligations of such Applicant Borrower under the Credit Agreement and under each other Credit Document.

         7. The Applicant Borrower hereby agrees that upon becoming a [U.S.][Canadian] Borrower it will assume all Obligations of a [U.S.][Canadian] Borrower as set forth in the Credit Agreement. By its execution of this Agreement, the Applicant Borrower appoints each of_____________________________, [title] and_________________________, [title], of the Company, to be its attorneys ("its Attorneys") and in its name and on its behalf and as its act and deed or otherwise to sign all documents and carry out all such acts as are necessary or appropriate in connection with executing any Notice of Borrowing, Notice of Extension/Conversion or any Borrowing Base Certificate or any security documents (the "Documents") in connection with the Credit Agreement, provided that such Documents are in substantially the form provided therefor in the applicable exhibits thereto. This Power of Attorney shall be valid for the duration of the term of the Credit Agreement. The Applicant Borrower hereby undertakes to ratify everything which either of its Attorneys shall do in order to execute the Documents mentioned herein.

         8. Each of the undersigned agrees that at any time and from time to time, upon the written request of the Administrative Agent, it will execute and deliver such further documents and do such further acts and things as the Administrative Agent may reasonably request in order to effect the purposes of this Agreement.

         9. This Agreement may be executed in two or more counterparts, each of which shall constitute an original but all of which when taken together shall constitute one contract.

         10. This Agreement shall be governed by and construed and interpreted in accordance with the laws of the State of New York.

         IN WITNESS WHEREOF, each of the undersigned has caused this Borrower Joinder Agreement to be duly executed by its authorized officers, and the Administrative Agent, for the benefit of the Lenders, has caused the same to be accepted by its authorized officer, as of the day and year first above written.

APPLICANT BORROWER:                   [APPLICANT BORROWER]

                                      By:_________________________________
                                      Name:_______________________________
                                      Title:______________________________

COMPANY:                              HAMILTON BEACH/PROCTOR-SILEX, INC.

                                      By:_________________________________
                                      Name:_______________________________
                                      Title:______________________________

SUBSIDIARY BORROWERS                  [SUBSIDIARY BORROWER]

                                      By:_________________________________
                                      Name:_______________________________
                                      Title:______________________________

ADMINISTRATIVE AGENT                  WACHOVIA BANK, NATIONAL ASSOCIATION,
                                      as Administrative Agent

                                      By:_________________________________
                                      Name:_______________________________
                                      Title:______________________________

                                   SCHEDULE A
                                       to
                           Borrower Joinder Agreement

                          Schedules to Credit Agreement
                         ------------------------------
                          (to be updated as necessary)

               Schedules to [U. S.] [Canadian] Security Agreement
               ---------------------------------------------------
                          (to be updated as necessary)

                          Schedules to Pledge Agreement
                          -----------------------------
                          (to be updated as necessary)

                                    EXHIBIT O

                            FORM OF PLEDGE AGREEMENT

                          [TO BE DELIVERED SEPARATELY]

                                    EXHIBIT P

                       FORM OF ACCOUNT DESIGNATION LETTER

                                     [Date]

Wachovia Bank, National Association, as Administrative Agent
201 South College Street CP-8
Charlotte, NC 28288
Attn: Syndication Agency Services

Ladies and Gentlemen:

         This Notice of Account Designation is delivered to you by Hamilton Beach/Proctor-Silex, Inc., a Delaware corporation (the "Company"), under the Credit Agreement dated as of December___, 2002 among the Company and certain of its Subsidiaries (the "Borrowers"), Wachovia Bank, National Association, as Administrative Agent, ABN AMRO Bank N.V., Canada Branch, as Canadian Agent, and the Lenders party thereto (as amended or modified from time to time, the "Credit Agreement"). All capitalized terms used but not otherwise defined herein shall have the meanings ascribed thereto in the Credit Agreement.

         The Administrative Agent is hereby authorized to disburse all U.S. Revolving Loan proceeds into the following account, unless the Company shall designate, in writing to the Administrative Agent, one or more other accounts:

                                      [____________________]
                                      ABA Routing Number [_______]
                                      Account #[_________]

         Notwithstanding the foregoing, on the closing date of the Credit Agreement, funds borrowed under the Credit Agreement shall be sent to the institutions and/or persons designated on the attached payment instructions.

         IN WITNESS WHEREOF, the undersigned has executed this Notice of Account Designation this______day of__________, 2002.

                                      HAMILTON BEACH/PROCTOR-SILEX, INC.

                                      By:___________________________________
                                      Name:_________________________________
                                      Title:________________________________

                                    EXHIBIT Q

                                     FORM OF
                                LICENSOR CONSENT

[Licensor letterhead]

[Licensor]
[Address]

Wachovia Bank, National Association, as Administrative Agent
One Wachovia Center
301 South College Street, TW-6
Charlotte, North Carolina 28288-0479
Attention: Brian O'Fallon

Hamilton Beach/Proctor-Silex, Inc.
4421 Waterfront Drive
Glen Allen, VA 23060
Attention: Greg Salyers, Vice President Customer Operations

RE: Acknowledgement of Security Interest

Gentlemen:

         We understand that in order to obtain loans and other financial accommodations from certain lenders, [APPLICABLE ENTITY] ("Licensee") has agreed to grant to Wachovia Bank, National Association (as administrative agent for those lenders (the "Agent")) a security interest in the [TRADEMARK] license currently in force between us and Licensee, a copy of which is attached as Exhibit A to this letter ("License Agreement"), to secure such loans and other financial accommodations. As part of that security interest, the Agent will have certain rights in the event Licensee defaults or breaches the loan agreements.

         You have requested that we acknowledge the existence of the security interest and the rights that the Agent has pursuant to that security interest. Accordingly, we acknowledge, confirm and agree that:

                  (a) there is no current default or event of default under the License Agreement and the License Agreement is in full force and effect on the date hereof. Licensee's grant of a security interest to Agent in the License Agreement will not constitute a default or event of default on the part of Licensee under the License Agreement;

                  (b) we will provide the Agent with a copy of any notice that we give to Licensee under the License Agreement at the address set forth below, simultaneously with the giving of such notice to Licensee. The License Agreement will not be terminated unless we have given notice to the Agent and the Agent has been given the same cure period as is given to Licensee under the License Agreement;

                  (c) if Licensee defaults in the performance of any of its obligations under the License Agreement, the Agent shall have the right to make good such default within the period set forth in the License Agreement and we will accept such performance on the part of the Agent as though the same had been performed by Licensee; and

                  (d) If Licensee is in default of its obligations under the loan agreements, the Agent may, for a term beginning on the date of the first sale by Agent of products licensed under License Agreement and ending 180 days thereafter (with such 180-day term tolled during any stay imposed on the sale by Agent of such products): (i) sell any remaining inventory of products licensed under the License Agreement and manufacture a reasonable quantity of such products for sale to existing customers from materials then in Licensee's inventory or (ii) assign the limited right to sell and manufacture in the foregoing clause to a third party assignee or to any purchaser pursuant to a private or public foreclosure sale. We will have the right to approve any third party assignee or other purchaser, with such approval not to be unreasonably withheld. All of the other covenants, conditions and restrictions set forth in the License Agreement shall remain in full force and effect, and all amounts then due and owing to us under the License Agreement shall be paid concurrently with the granting of any such approval by us. We acknowledge that Agent has a first priority lien on any inventory or products produced under the authority of this paragraph and we will not assert any rights in the inventory or products that are superior or equal to the Agent's rights in such inventory or products.

                                      Sincerely,

                                      [Licensor]

LICENSEE:

[NAME]

By:____________________________
Name:__________________________
Title:_________________________

AGENT:

WACHOVIA BANK, NATIONAL ASSOCIATION

By:____________________________
Name:__________________________
Title:_________________________

                                    EXHIBIT R

                                     FORM OF
                           HOLDINGS PLEDGE AGREEMENT

                          [to be delivered separately]

                                   EXHIBIT S

                                    FORM OF
                               SUBORDINATED NOTE

         PAYMENT WITH RESPECT TO THIS NOTE IS SUBJECT TO CERTAIN SUBORDINATION PROVISIONS SET FORTH IN SECTION 3 HEREIN. THIS NOTE WAS ORIGINALLY ISSUED ON ___________, 200_ AND HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY COMPARABLE STATE SECURITIES LAW. [THE________ AGREEMENT DATED _______________, 2002 (THE
         "AGREEMENT") BY AND AMONG HAMILTON BEACH/PROCTOR-SILEX, INC. (THE "COMPANY") AND ______________________ (THE "AFFILIATE") CONTAINS TERMS GOVERNING THE RIGHTS OF THE HOLDER OF THIS NOTE, AND ALL PROVISIONS OF THE AGREEMENT ARE HEREBY INCORPORATED HEREIN BY REFERENCE. A COPY OF THE AGREEMENT MAY BE OBTAINED BY THE HOLDER HEREOF AT THE COMPANY'S PRINCIPAL PLACE OF BUSINESS WITHOUT CHARGE.]

                       HAMILTON BEACH/PROCTOR-SILEX, INC.
                          SUBORDINATED PROMISSORY NOTE

__________, 200_                                                    $[_________]

         HAMILTON BEACH/PROCTOR-SILEX, INC. (the "Company") hereby promises to pay to the order of [_____________] the principal amount of $[__________], together with interest thereon calculated from the date hereof in accordance with the provisions of this Note.

         This Subordinated Promissory Note (this "Note") is issued to___________ (the "Affiliate") in connection with the consummation of the transactions contemplated by the __________________________Agreement dated as of the date hereof by and among the Affiliate and the Company.

         1. Interest. Interest shall accrue on a daily basis at [__________]% per annum [NOT TO EXCEED TEN PERCENT] on the sum of (a) the unpaid principal amount of this Note then outstanding and (b) all interest which was accrued and unpaid as of the immediately preceding Interest Reference Date. For purposes of this Note, the last day of each_________________________, beginning_________________________, 200_, shall be an "Interest Reference Date." Any accrued interest which for any reason has not theretofore been paid shall be paid in full on the date on which the final principal payment on this Note is made. Notwithstanding the foregoing, interest shall be paid only if; and to the extent, such payment is permitted by Section 3 hereof.

          2.      Payment of Principal on Note.

                  (a) Scheduled Payment. The Company shall pay the principal amount of $[_____] (or such lesser principal amount then outstanding) to the holder of this

         Note on________________________, 200_ [MATURITY NOT TO OCCUR EARLIER THAN JUNE 31, 2006], together with all accrued and unpaid interest on the principal amount being repaid.

                  (b) Prepayments. The Company may, at any time and from time to time without premium or penalty, prepay all or any portion of the outstanding principal amount of, or interest on, the Notes; provided that such prepayment is not prohibited by the provisions of
         Section 3 hereof. In connection with each prepayment of principal hereunder, the Company shall also pay all accrued and unpaid interest on the principal amount of the Notes being repaid.

         3.       Subordination: Restrictions on Payment.

                  (a)      Anything in this Note to the contrary
         notwithstanding, the obligations of the Company in respect of the principal, interest, fees and charges on this Note shall be subordinate and junior in right of payment, to the extent and in the manner hereinafter set forth, to all Senior Debt.

                  (b) In the event that the Company makes a general assignment for the benefit of creditors; or an order, judgment or decree is entered adjudicating the Company bankrupt or insolvent; or any order for relief with respect to the Company is entered under the Federal Bankruptcy Code; or the Company petitions or applies to any tribunal for the appointment of a custodian, trustee, receiver or liquidator of the Company or of any substantial part of the assets of the Company, or commences any proceeding relating to the Company under any bankruptcy, reorganization, arrangement, insolvency, readjustment of debt, dissolution or liquidation law of any jurisdiction; or any such petition or application is filed, or any such proceeding is commenced, against the Company (collectively referred to as an "Insolvency Event"), or upon any acceleration of Senior Debt, then:

                           (i) the holders of the Senior Debt shall be entitled to receive payment in full in cash of all principal, premium, interest, fees, charges and other amounts then due on all Senior Debt (including interest, fees, charges and other amounts accruing thereon after the commencement of any such Insolvency Event at the rate provided in the documentation for such Senior Debt (irrespective of whether such interest, fees, charges or other amounts are allowed as a claim in such proceedings)) before the holder of this Note is entitled to receive any payment of any kind or character on account of principal, interest or other amounts due (or past due) upon this Note, and the holders of the Senior Debt shall be entitled to receive for application in payment thereof any payment or distribution of any kind or character, whether in cash, property or securities or by set-off or otherwise, which may be payable or deliverable in any such proceedings in respect of this Note; and

                           (ii) any payment or distribution of assets of the Company of any kind or character, whether in cash, property or securities, to which the holder of this Note would be entitled except for the provisions of this Section 3(b) shall be paid or delivered by the Company (or any receiver or trustee in such proceedings) directly to the holders of the Senior Debt or their duly appointed agents for application of payment according to the priorities of the Senior Debt and ratably among the holders of any class of Senior Debt until all Senior Debt (including interest, fees, charges and other amounts accrued thereon after the date of commencement of such proceedings at the rate provided in the documentation for such Senior Debt (irrespective of whether such interest, fees, charges or other amounts are allowed as a claim in such proceedings)) shall have been paid in full in cash.

                  (c) In any proceedings with respect to any Insolvency Event, or the application of the assets of the Company to the payment or liquidation thereof; or upon the dissolution or other winding up of the business of the Company or upon the sale of all or substantially all of the assets of the Company, then, and in any such event, (A) each holder of the Senior Debt shall be entitled to receive full and indefeasible payment and satisfaction in cash of the Senior Debt prior to the payment of all or any part of the Subordinated Debt by the Company, and (B) any payment or distribution of any kind or character from the Company, or either, of its assets, whether in cash, securities or other property, which shall be payable or deliverable upon or with respect to any or all of the Subordinated Debt, shall be paid or delivered directly to holders of the Senior Debt for application to the Senior Debt, due or not due, until such Senior Debt shall have first been fully and indefeasibly paid in cash and satisfied and all financing arrangements terminated. The holder of this Note irrevocably authorizes, empowers and directs all receivers, trustees, liquidators, custodians, conservators and others having authority in the premises to effect all such payments and distributions. The holder of this Note agrees not to initiate or prosecute or encourage any other person to initiate or prosecute any claim, action or other proceeding challenging the enforceability of the Senior Debt or any liens and security interests securing the Senior Debt. The holder of this Note agrees to execute, verify, deliver and file any proofs of claim in respect of the Subordinated Debt in connection with any such proceeding, it being understood that the holder of this Note retains his her or its right to vote such claims in any such proceeding. The Senior Debt shall continue to be treated as Senior Debt and the provisions of this Note shall continue to cover the relative rights and priorities of Lenders and the holder of this Note even if all or part of the Senior Debt or the security interests securing the Senior Debt are subordinated, set aside, avoided or disallowed in connection with any such proceeding and this Note shall be reinstated if at any time any payment of any of the Senior Debt is rescinded or must otherwise be returned by any holder of Senior Debt or any representative of such holder.

                  (d) No payment or prepayment of principal, interest or other amounts on this Note shall be made by or on behalf of the Company if any Senior Debt remains outstanding or any commitment to fund Senior Debt is still in effect (collectively, the "Blockage Events"). Upon termination of the Blockage Events, the Company shall resume making payments pursuant to the terms and conditions of this Note.

                  (e) Except as permitted herein, no holder of the Subordinated Debt will, except as otherwise agreed to by the holders of Senior Debt, ask, demand, sue for, take or receive from the Company, by set off or in any other manner, the whole or any part of the Subordinated Debt (whether such amounts represent principal or interest, or obligations which are due or not due, including costs, fees and expenses with respect to the Notes, direct or indirect, absolute or contingent), including, without limitation, the taking of any negotiable instruments evidencing such Subordinated Debt nor any security for any Subordinated Debt, unless and until all Senior Debt, whether now existing or hereafter arising directly between the Company and any holder of the Senior Debt, or acquired outright, conditionally or as collateral security from another by any holder the Senior Debt, shall have been fully and indefeasibly paid in foil in cash and satisfied and all financing arrangements between the Company and all holders of the Senior Debt have been terminated.

                  (f) The holders of Senior Debt may, at any time, in their discretion, renew, amend, extend or otherwise modify the terms and provisions of Senior Debt so held or exercise any of their rights under the Senior Debt including, without limitation, the waiver of defaults thereunder and the amendment of any of the terms or provisions thereof (or any notice evidencing or creating the same), all without notice to or assent from the holder of this Note. No compromise, alteration, amendment, renewal or other change of; or waiver, consent or other action in respect of any liability or obligation under or in respect of; any terms, covenants or conditions of the Senior Debt (or any instrument evidencing or creating the same), whether or not such release is in accordance with the provisions of the Senior Debt (or any instrument evidencing or creating the same), shall in any way alter or affect any of the subordination provisions of this Note.

                  (g) If, notwithstanding the provisions of Section 3 of this Note, any payment or distribution of any kind or character (whether in cash, securities or other property) or any security shall be received by the holder of this Note in contravention of this Section 3, such payment, distribution or security shall be held in trust for the benefit of; and shall be immediately paid over or delivered or transferred to, the holders of the Senior Debt. Any such payments received by the holder of this Note and not delivered to the holders of the Senior Debt shall be deemed not to be a payment on this Note for any reason whatsoever and the indebtedness under this Note shall remain as if such payment had never been paid by the Company or received by the holder of this Note. In the event of the failure of any holder of this Note to endorse or assign any such payment, distribution or security, each holder of any Senior Debt is hereby irrevocably authorized to endorse or assign the same.

                  (h) No present or future holder of Senior Debt shall be prejudiced in its right to enforce the provisions of Section 3 of this Note by any act or failure to act on the part of the Company.

                  (i) If there shall exist (i) any Blockage Event, or (ii) any Event of Default under this Note, the holder of this Note shall not take or continue any action, or exercise or continue to exercise any rights, remedies or powers under the terms of this Note, or exercise or continue to exercise any other right or remedy at law or equity that such holder might otherwise possess, to collect any amount due and payable in respect of this Note, including, without limitation, the acceleration of this Note), the commencement of any foreclosure on any lien or security interest, the filing of any petition in bankruptcy or the taking advantage of any other insolvency law of any jurisdiction, unless and until the Senior Debt shall have been fully and finally paid, in cash, and satisfied, unless the holders of the Senior Debt shall have accelerated the maturity of the Senior Debt, in an amount in excess of $1,000,000, in which case the holder of this Note shall be entitled to accelerate the maturity hereof but shall not be entitled to take any other action described above and, provided further, that the holder of this Note acknowledges and agrees that the acceleration of this Note shall immediately be reversed if and when (A) one or more holders of Senior Debt take similar action which results in the aggregate amount of Senior Debt to be accelerated to be less than $1,000,000 or (B) such accelerated Senior

         Debt is fully and finally paid in cash. Notwithstanding the foregoing or any permissible action taken by the holder of this Note, the holder of this Note shall not be entitled to receive any payment in contravention of the other provisions of this Section 3, including without limitation Sections 3(b), 3(d) and 3(g).

                  (j) If any payment or distribution to which any holder of this Note would otherwise have been entitled but for the provisions of this Section 3 shall have been applied, pursuant to the provisions of this Section 3, to the payment of Senior Debt, then and in such case and to such extent, the holder of this Note (A) following payment in full of the Senior Debt in cash, shall be entitled to receive any and all further payments or distributions applicable to Senior Debt, and
         (B) following payment in full of the Senior Debt in cash, shall be subrogated to the rights of the holders of the Senior Debt to receive distributions applicable to the Senior Debt, in each case until this Note shall have been paid in full in cash or such other consideration acceptable to the Holder of this Note in its sole discretion. If any holder of this Note has been subrogated to the rights of the holders of Senior Debt due to the operation of this Section 3(j), the Company agrees to take all such reasonable actions as are requested by such holder of this Note in order to cause such holder to be able to obtain payments from the Company with respect to such subrogation rights as soon as possible.

                  (k) Until payment in full in cash of the Senior Debt, the holder of this Note will not ask, demand, accept, receive or retain any guarantee of this Note, or any collateral security for the payment of this Note, or any other form of payment assurance as to this Note, from the Company or any Subsidiary of the Company, except only the obligation of the Company evidenced by this Note, and will not initiate or prosecute, or encourage any other person to initiate or prosecute any claim or other proceeding.

                  (l) The provisions of this Section 3 are solely for the purpose of defining the relative rights of the holders of Senior Debt, on the one hand, and the holder of this Note on the other, against the Company and its assets, and nothing herein is intended to or shall impair, as between the Company and the holder of this Note, the obligations of the Company which are absolute and unconditional, to pay to the holder the principal and interest on this Note as and when they become due and payable in accordance with their terms, or is intended to or will affect the relative rights of the holder of this Note and creditors of the Company other than the holders of the Senior Debt, nor, except as provided in this Section 3, will anything herein or therein prevent the holder of this Note from exercising all remedies otherwise permitted by applicable law upon default under this Note subject to the rights, if any, under this Section 3 of the holders of Senior Debt in respect of cash, property or securities of the Company received upon the exercise of any such remedy and subject to this
         Section 3.

                  (m) The holders of Senior Debt have made loans and extended credit to the Company in reliance on this Section 3 and
         Section 7 and are entitled to the benefits of the provisions thereof. Accordingly, any holder of Senior Debt shall be entitled to enforce any provisions of such Sections against the holder and/or the Company.

         4.       Events of Default.

                  (a) Definition. For purposes of this Note, an Event of Default shall be deemed to have occurred if

                           (i) the Company fails to pay when due and payable (whether at maturity or otherwise) the full amount of interest then accrued on any Note or the full amount of any principal payment on any Note, and such failure to pay is not cured within thirty business days after the occurrence thereof; or

                           (ii) the Company makes an assignment for the benefit of creditors or admits in writing its inability to pay its debts generally as they become due; or an order, judgment or decree is entered adjudicating the Company bankrupt or insolvent; or any order for relief with respect to the Company is entered under the Federal Bankruptcy Code; or the Company petitions or applies to any tribunal for the appointment of a custodian, trustee, receiver or liquidator of the Company, or of any substantial part of the assets of the Company, or commences any proceeding relating to the Company under any bankruptcy reorganization, arrangement, insolvency, readjustment of debt, dissolution or liquidation law of any jurisdiction; or any such petition or application is filed, or any such proceeding is commenced, against the Company and either (A) the Company by any act indicates its approval thereof; consent thereto or acquiescence therein or (B) such petition, application or proceeding is not dismissed within 90 days.

The foregoing shall constitute Events of Default whatever the reason or cause for any such Event of Default and whether it is voluntary or involuntary or is effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body.

         (b)      Consequences of Events of Default. Subject to Section 3:

                  (i)      If any Event of Default of the type described in
         Section 4(a)(i) has occurred and is continuing, the interest rate on this Note shall increase immediately by an increment of two percentage points (2%) to the extent permitted by law. Any increase of the interest rate resulting from the operation of this subparagraph shall terminate as of the close of business on the date on which no Events of Default exist (subject to subsequent increases pursuant to this subparagraph).

                  (ii) Subject to Section 3 hereof; if any Event of Default of the type described in Section 4(a)(i) has occurred and is continuing, the holder of this Note may declare all or any portion of the outstanding principal amount of this Note (together with all accrued but unpaid interest thereon and all other amounts due in connection therewith) due and payable and demand immediate payment thereof.

                  (iii) Subject to Section 3 hereof; if an Event of Default of the type described in Section 4(a)(ii) has occurred, the principal amount of this Note (together with all accrued interest thereon and all other amounts due and payable with respect thereto) shall become immediately due and payable without any action on the part of the holder of this Note, and the Company shall immediately pay to the holder of this Note all amounts due and payable with respect to this Note.

                  (iv) Subject to Section 3 hereof; the holder of this Note shall also have any other rights which such holder may have been afforded under any contract or agreement at any time and any other rights which such holder may have pursuant to applicable law.

                  (v) The Company hereby waives diligence, presentment, protest and demand and notice of protest and demand, dishonor and nonpayment of this Note, and expressly agrees that this Note, or any payment hereunder, may be extended from time to time and that the holder hereof may accept security for this Note or release security for this Note, all without in any way affecting the liability of the Company hereunder.

         5. Definitions. For purposes of the Notes, the following capitalized terms shall have the following meanings:

         "Credit Agreement" means that certain Credit Agreement dated as of December____, 2002; by and among the Company and certain of its subsidiaries, Wachovia Bank, National Association, as Administrative Agent, and certain other lenders (the "Lenders") and agents party thereto.

          "Person" means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization and a governmental entity or any department, agency or political subdivision thereof.

         "Senior Debt" means (i) indebtedness under the Credit Agreement, including, without limitation, principal, reimbursement obligations under letters of credit, bankers acceptances, interest rate protection agreements, and similar obligations, interest accruing before and after any Insolvency Event at the rate provided in the documentation with respect thereto (irrespective of whether such interest is allowed as a claim in any such proceeding), premiums, penalties, fees, indemnities or expenses, and regardless of whether direct or indirect, now existing or hereafter arising, absolute or contingent, secured or unsecured, or long or short term, (ii) obligations arising under guarantees executed by the Company or any of its Subsidiaries of items described in (i) above, and (iii) renewals, extensions, refundings, refinancings, deferrals, restructuring, amendments (including amendments which increase the principal amount thereof and interest and fees thereon) and modifications of the items described in (i) and/or (ii) above.

         "Subordinated Debt" means (i) indebtedness under the Notes, including, without limitation, principal, premium, interest and other liabilities payable from time to time and similar obligations, premiums, penalties, fees, indemnities or expenses, and regardless of whether direct or indirect, now existing or hereafter arising, absolute or contingent, secured or unsecured, or long or short term, (ii) obligations arising under guarantees executed by the Company or any of its Subsidiaries of items described in (i) above, and (iii) renewals, extensions, refundings, refinancings, deferrals, restructurings, amendments and modifications of the items described in (i) and/or (ii) above.

         "Subsidiary" means, with respect to any Person, any corporation, limited liability company, partnership, association or other business entity of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof; or (ii) if a limited liability company, partnership, association or other business entity, a majority of the partnership or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by any Person or one or more Subsidiaries of that Person or a combination thereof For purposes hereof; a Person or Persons shall be deemed to have a majority ownership interest in a limited liability company, partnership, association or other business entity if such Person or Persons shall be allocated a majority of limited liability company, partnership, association or other business entity gains or losses or shall be or control any managing director or general partner of such limited liability company, partnership, association or other business entity.

         6. Transfer Restrictions. The holder of this Note agrees not to sell, transfer, assign, pledge or otherwise dispose of any interest in this Note to any Person who or which is not an "accredited investor" within the meaning of Rule 501 of Regulation D of the Securities and Exchange Commission. Any transfer or attempted transfer of this Note in violation of any provision of this Section 6 shall be void, and the Company shall not record such transfer on its books or treat any purported transferee of this Note as the owner of this Note for any purpose.

         7. Amendment and Waiver. Except as otherwise expressly provided herein, the provisions of this Note may be amended and the Company may take any action herein prohibited, or omit to perform any act herein required to be performed by it, only if the Company has obtained the written consent of the holder of this Note. No amendment, modification, termination or waiver shall, unless consented to by the holders of a majority in aggregate principal amount of the Senior Debt, do any of the following: (a) increase the interest rate or modify Section 1 hereof in any other respect; (b) change the dates upon which payments of principal or interest are due on this Note; (c) change any event of default or add or make more restrictive any covenant with respect to this Note;
(d) change the prepayment provisions of this Note or the Agreement; (e) change the subordination provisions of this Note (or the subordination terms of any guaranty thereof); or (f) change or amend any other term if such change or amendment would materially increase the obligations of the obligor or confer additional material rights upon the holders of this Note in a manner adverse to the Company or the Lenders.

         8. Cancellation. After all principal and accrued interest at any time owed on this Note has been paid in full, this Note shall be surrendered to the Company for cancellation and shall not be reissued.

         9. Payments. All payments to be made to the holder of this Note shall be made in the lawful money of the United States of America in immediately available funds.

         10. Place of Payment. Payments of principal and interest shall be delivered to the holder of this Note at such address as is specified by prior written notice by the holder to the Company.

         11. Governing Law. All questions concerning the construction, validity and interpretation of this Note will be governed by and construed in accordance with the domestic laws of the State of Delaware, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.

         12. Waiver of Presentment. Demand and Dishonor. The Company hereby waives presentment for payment, protest, demand, notice of protest, notice of nonpayment and diligence with respect to this Note, and waives and renounces all rights to the benefits of any statute of limitations or any moratorium, appraisement, exemption, or homestead now provided or that hereafter may be provided by any federal or applicable state statute, including but not limited to exemptions provided by or allowed under the Federal Bankruptcy Code, both as to itself and as to all of its property, whether real or personal, against the enforcement and collection of the obligations evidenced by this Note and any and all extensions, renewals, and modifications hereof.

         13. Business Days. If any payment is due, or any time period for giving notice or taking action expires, on a day which is a Saturday, Sunday or legal holiday in the State of _______________________________or the State of Virginia, the payment shall be due and payable on, and the time period shall automatically be extended to, the next business day immediately following such Saturday, Sunday or legal holiday, and interest shall continue to accrue at the required rate hereunder until any such payment is made.

         14. Replacement. Upon receipt of evidence reasonably satisfactory to the Company of the mutilation, destruction, loss or theft of this Note and the ownership thereof; and, in the case of any such mutilation, upon surrender and cancellation of this Note, the Company shall, upon the written request of the holder of this Note, execute and deliver in replacement thereof a new Note in the same form, in the same original principal amount and dated the same date as this Note so mutilated, destroyed, lost or stolen, and such Note so mutilated, destroyed, lost or stolen shall then be deemed no longer outstanding hereunder.

         15.      Remedies. No remedy herein conferred upon the holder of this
Note is intended to be exclusive of any other remedy, and each and every such remedy shall be cumulative and shall be in addition to every other remedy given hereunder or now or hereafter existing at law or in equity or by statute or otherwise.

         16. Usury Laws. It is the intention of the Company and the holder of this Note to conform strictly to all applicable usury laws now or hereafter in force, and any interest payable under this Note shall be subject to reduction to the amount not in excess of the maximum legal amount allowed under the applicable usury laws as now or hereafter construed by the courts having jurisdiction over such matters. If the maturity of this Note is accelerated by reason of an election by the holder hereof resulting from an Event of Default, voluntary prepayment by the Company or otherwise, then earned interest may never include more than the maximum amount permitted by law, computed from the date hereof until payment, and any interest in excess of the maximum amount permitted by law shall be canceled automatically and, if theretofore paid, shall at the option of the holder hereof either be rebated to the Company or credited on the principal amount of this Note, or if this Note has been paid, then the excess shall be rebated to the Company. The aggregate of all interest (whether designated as interest, service charges, points or otherwise) contracted for, chargeable, or receivable under this Note shall under no circumstances exceed the maximum legal rate upon the unpaid principal balance of this Note remaining unpaid from time to time. If such interest does exceed the maximum legal rate, it shall be deemed a mistake and such excess shall be canceled automatically and, if theretofore paid, rebated to the Company or credited on the principal amount of this Note, or if this Note has been repaid, then such excess shall be rebated to the Company.

         IN WITNESS WHEREOF, the Company has executed and delivered this Subordinated Promissory Note on the date first above written.

                                      HAMILTON BEACH/PROCTOR-SILEX, INC.

                                      By:

                                      Its:_____________________________________